As filed with the Securities and Exchange Commission on July 16, 2013

Registration No. 333-164313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 15 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Phillips Edison - ARC Shopping Center REIT Inc.

(Exact name of registrant as specified in its charter)

11501 Northlake Drive

Cincinnati, Ohio 45249

(513) 554-1110

 (Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey S. Edison

Chief Executive Officer

11501 Northlake Drive

Cincinnati, Ohio 45249

(513) 554-1110

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.	Peter M. Fass, Esq.
DLA Piper LLP (US)	James P. Gerkis, Esq.
4141 Parklake Avenue, Suite 300	Proskauer Rose LLP
Raleigh, North Carolina 27612-2350	Eleven Times Square
(919) 786-2000	New York, New York 10036-8299
(212) 969-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

This Post-Effective Amendment No. 15 consists of the following:

1.	The registrant’s final prospectus dated October 26, 2012.

2.	Supplement No. 17 dated July 16, 2013 to the registrant’s prospectus dated October 26, 2012. Supplement No. 17 supersedes and replaces all prior supplements to the prospectus.

3.	Part II, included herewith.

4.	Signature, included herewith.

Phillips Edison - ARC Shopping Center REIT Inc.

Maximum Offering of 180,000,000 Shares of Common Stock

Phillips Edison - ARC Shopping Center REIT Inc. is a Maryland corporation that invests primarily in well-occupied grocery-anchored neighborhood and community shopping centers leased to a mix of national, creditworthy retailers selling necessity-based goods and services in strong demographic markets throughout the United States. In addition, we may invest in other retail properties including power and lifestyle shopping centers, multi-tenant shopping centers, free-standing single-tenant retail properties, and other real estate and real estate-related loans and securities depending on real estate market conditions and investment opportunities. We own most of our real estate properties through a joint venture with a group of institutional international investors advised by CBRE Investors Global Multi Manager. We have elected to qualify and be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our taxable year ended December 31, 2010.

We are offering up to 150,000,000 shares of our common stock at a price of $10.00 per share on a “best efforts” basis through Realty Capital Securities, LLC, our dealer manager. “Best efforts” means that our dealer manager is not obligated to purchase any specific number or dollar amount of shares. We also are offering up to 30,000,000 shares of our common stock pursuant to our dividend reinvestment plan at $9.50 per share. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 24 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•	As of October 1, 2012, we owned 20 grocery-anchored shopping centers, 19 of which we owned through our joint venture. We are considered a “blind pool” because, except as described in a supplement to this prospectus, we have not yet identified any additional properties in which there is a reasonable probability we will invest the proceeds from this offering.
•	No public market currently exists for our common stock, and we have no plans to list our shares on an exchange. If you are able to sell your shares, you would likely have to sell them at a substantial discount or loss.
•	No one may own more than 9.8% of our aggregate outstanding stock unless exempted by our board and we may prohibit transfers of our shares to ensure our qualification as a REIT. See “Description of Shares—Restriction on Ownership of Shares” beginning on page 181.
•	This offering price is arbitrary and unrelated to the book or net value of our assets or to our expected operating income.
•	We have a limited operating history and we depend on our sub-advisor (acting on behalf of our advisor) to conduct our operations. Both our advisor and our sub-advisor have limited operating histories and no prior experience operating a public company.
•	We will make investments through a joint venture. Investments in joint ventures that own real properties involve risks not otherwise present when properties are owned directly. Our joint venture arrangement reduces our control over our assets and could give rise to disputes with our joint venture partners, which could adversely affect the value of your investment in us.
•	All of our executive officers and some of our directors are also officers, managers, directors or holders of a controlling interest in our advisor, sub-advisor, dealer manager or other affiliates of our sponsors. As a result, they face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other sponsor-advised programs.
•	If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of real estate assets and the value of your investment may vary more widely with the performance of specific assets. As of October 12, 2012, we have raised $92.1 million.
•	We pay substantial fees and expenses to our advisor, our sub-advisor and their respective affiliates and broker-dealers. These fees increase your risk of loss.
•	Our organizational documents permit us to pay distributions from any source without limit, including offering proceeds. Until the proceeds from this offering are fully invested and from time to time during our operational stage, we expect to use proceeds from financings to fund distributions in anticipation of cash flow to be received in later periods. We may also fund such distributions from advances or contributions from our sponsors or from any deferral or waiver of fees by our advisor and sub-advisor. To the extent distributions exceed our net income or net capital gain, a greater proportion of your distributions will generally represent a return of capital as opposed to current income or gain, as applicable. To date, we have paid distributions from operating cash flow, proceeds from financings and contributions from our sub-advisor.
•	We may incur debt causing our total liabilities to exceed 75.0% of the cost of our tangible assets with the approval of the conflicts committee. Our conflicts committee may approve debt in excess of this limit. Higher debt levels increase the risk of your investment.

Neither the U.S. Securities and Exchange Commission, or SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price to Public		Selling Commissions		Dealer Manager Fee		Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	*	$0.70	*	$0.30	*	$9.00
Total Maximum	$1,500,000,000.00	*	$105,000,000.00	*	$45,000,000.00	*	$1,350,000,000.00
Dividend Reinvestment Plan
Per Share	$9.50		$0.00		$0.00		$9.50
Total Maximum	$285,000,000.00		$0.00		$0.00		$285,000,000.00

* Discounts are available for some categories of investors. Reductions in commissions and fees will result in corresponding reductions in the purchase price.

We may sell up to 150,000,000 shares offered in our primary offering through August 12, 2013. If we have not sold all of the shares by August 12, 2013, we may continue the primary offering for up to an additional six months until February 12, 2014 if we file a registration statement for a follow-on public offering. If we decided to continue our primary offering beyond August 12, 2013, we would provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.

The date of this prospectus is October 26, 2012.

Investor Suitability Standards

An investment in our common stock involves significant risk and is suitable only for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. Persons who meet this standard and seek to diversify their personal portfolios with a finite-life, real estate-based investment, which may hedge against inflation and the volatility of the stock market, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation and who are able to hold their investment for a time period consistent with our liquidity plans are most likely to benefit from an investment in our company. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment not to consider an investment in our common stock as meeting these needs. Notwithstanding these investor suitability standards, potential investors should note that investing in shares of our common stock involves a high degree of risk and should consider all the information contained in this prospectus, including the “Risk Factors” section contained herein, in determining whether an investment in our common stock is appropriate.

In order to purchase shares in this offering, you must:

•	meet the applicable financial suitability standards as described below; and

•	purchase at least the minimum number of shares as described below.

We have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	an annual gross income of at least $70,000 and a net worth of at least $70,000.

The minimum purchase is 250 shares ($2,500). You may not transfer fewer shares than the minimum purchase requirement. In addition, you may not transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for individual retirement accounts, or IRAs, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000.

i

Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents who represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

California

•	In addition to the general suitability requirements described above, an investor’s maximum investment in our shares will be limited to 10.0% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Iowa, Maine, Massachusetts, Ohio, Oregon, Pennsylvania and Washington

•	In addition to the general suitability requirements described above, an investor’s maximum investment in us and our affiliates cannot exceed 10.0% of the investor’s net worth.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10.0% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky

•	In addition to the general suitability requirements described above, the amount invested in this offering may not exceed 10.0% of the Kentucky investor’s liquid net worth.

Michigan

•	In addition to the general suitability requirements described above, an investor’s maximum investment in us and our affiliates cannot exceed 10.0% of the investor’s net worth.

Missouri

•	In addition to the general suitability requirements described above, no more than 10.0% of any one investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

Nebraska

•	Investors must have either (a) a net worth of at least $350,000 (exclusive of home, home furnishings and automobiles) or (b) an annual gross income of at least $70,000 and a net worth of at least $100,000 (exclusive of home, home furnishings and automobiles). The investor’s total investment in our shares should not exceed 10.0% of the investor’s net worth.

ii

New Mexico

•	In addition to our general suitability requirements, shares will only be sold to New Mexico residents who represent that they have a liquid net worth of at least 10 times the amount of their investment in our shares.

Tennessee

•	Investors must have either (a) a net worth of at least $500,000 (exclusive of home, home furnishings and automobiles) or (b) an annual gross income of at least $100,000 and a net worth of at least $100,000 (exclusive of home, home furnishings and automobiles). The investor’s maximum investment in our shares and our affiliates shall not exceed 10.0% of the investor’s net worth.

In addition, because the minimum offering amount of $2.5 million was less than $100 million, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of subscription proceeds.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan or pension or profit-sharing plan), these minimum suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase our common stock if the donor or the grantor is the fiduciary. Prospective investors with investment discretion over the assets of an individual retirement account, employee benefit plan or other retirement plan or arrangement that is covered by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

In the case of gifts to minors, the minimum suitability standards must be met by the custodian of the account or by the donor.

In order to ensure adherence to the suitability standards described above, requisite criteria must be met, as set forth in the subscription agreement in the form attached hereto as Appendix B. In addition, our sponsors, our dealer manager and the soliciting dealers, as our agents, must make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor in the investor’s subscription agreement, including information regarding the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent information. Executed subscription agreements will be maintained in our records for six years. See “Plan of Distribution—Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require.

iii

iv

The Joint Venture	124
Borrowing Policies	127
Certain Risk Management Policies	128
Equity Capital Policies	128
Disposition Policies	128
Exit Strategy—Liquidity Event	128
Investment Limitations	129
Disclosure Policies with Respect to Future Probable Acquisitions	131
Investment Limitations to Avoid Registration as an Investment Company	131
Change in Investment Objectives and Limitations	132
PRIOR PERFORMANCE SUMMARY	133
Private Programs Sponsored by Phillips Edison	133
Adverse Business Developments and Conditions	135
Prior Investment Programs Sponsored by AR Capital	136
Adverse Business Developments and Conditions	147
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	148
Taxation of Phillips Edison - ARC Shopping Center REIT Inc.	149
Taxation of Stockholders	164
Tax Aspects of Investments in Partnerships	169
Backup Withholding and Information Reporting	171
Other Tax Considerations	171
ERISA Considerations	173
Prohibited Transactions	174
Plan Asset Considerations	174
Other Prohibited Transactions	177
Annual Valuation	177
Reporting	178
Description of Shares	179
Common Stock	179
Preferred Stock	180
Meetings and Special Voting Requirements	180
Advance Notice for Stockholder Nominations for Directors and Proposals of New Business	181
Restriction on Ownership of Shares	181
Distributions	183
Inspection of Books and Records	184
Business Combinations	184
Control Share Acquisitions	185
Subtitle 8	186
Tender Offers	186
Dividend Reinvestment Plan	187
Share Repurchase Program	190
Registrar and Transfer Agent	193
Restrictions on Roll-Up Transactions	193
The Operating Partnership Agreement	195
General	195
Capital Contributions	195
Operations	195
Distributions and Allocations of Profits and Losses	196
Rights, Obligations and Powers of the General Partner	196
Exchange Rights	197
Change in General Partner	198

v

Transferability of Interests	198
Amendment of Limited Partnership Agreement	198
Plan of Distribution	199
General	199
Compensation of Our Dealer Manager and Participating Broker-Dealers	200
Subscription Procedures	204
Suitability Standards	205
Minimum Purchase Requirements	206
Investments by IRAs and Certain Qualified Plans	206
Supplemental Sales Material	207
Legal Matters	207
where you can find more information	207
Appendix A - Prior Performance Tables	A-1
Appendix B – Form of Subscription Agreement with Instructions	B-1
Appendix C – Dividend Reinvestment Plan	C-1

vi

Prospectus Summary

As used herein and unless otherwise required by context, the term “prospectus” refers to this prospectus as amended and supplemented. This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to invest in our common stock. In this prospectus, references to “Phillips Edison - ARC Shopping Center REIT Inc.,” “our company,” “the company,” “we,” “us” and “our” shall mean Phillips Edison - ARC Shopping Center REIT Inc., a Maryland corporation, Phillips Edison - ARC Shopping Center Operating Partnership, L.P., a Delaware limited partnership and the subsidiary through which we will conduct substantially all of our business and which we refer to as “our operating partnership,” and PECO-ARC Institutional Joint Venture I, L.P. (the “Joint Venture”), our joint venture with a group of institutional international investors advised by CBRE Investors Global Multi Manager (each a “CBRE Global Investor”) in which we own a 54% interest and for which we serve as the general partner, except where it is clear from the context that the term only means the issuer of the common stock in this offering, Phillips Edison - ARC Shopping Center REIT Inc.

As described in more detail throughout this prospectus, we have entered into the Joint Venture with the CBRE Global Investors. We, through an indirectly wholly owned subsidiary, serve as the general partner of and own a 54% interest in the Joint Venture. Each CBRE Global Investor is a limited partner, and they collectively own a 46% interest in the Joint Venture. We currently own most of our real estate properties through the Joint Venture.

Additionally, we have entered into a contractual relationship with our advisor. In exchange for services provided to us, we will pay our advisor certain fees and reimburse certain expenses. Our advisor has entered into a contractual relationship with a sub-advisor that provides most of these services to us on behalf of the advisor. A substantial portion of any fees that we pay to our advisor has been assigned by our advisor to the sub-advisor according to the terms of the agreement between those parties. Our advisor has also assigned expense reimbursements to our sub-advisor in proportion to the expenses the parties have incurred on our behalf. Any references in this prospectus to fees or expenses that we pay or reimburse to “our sub-advisor” or its affiliates are actually fees or expenses paid or reimbursed to our advisor that are then paid or assigned in whole or in part to the sub-advisor by our advisor pursuant to the terms of the agreement between those parties.

What is Phillips Edison - ARC Shopping Center REIT Inc.?

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded real estate investment trust incorporated in December 2009 in an effort to leverage the expertise of its two industry leading co-sponsors, Phillips Edison Limited Partnership and AR Capital, LLC, while capitalizing on the market opportunity to acquire and manage grocery-anchored neighborhood and community shopping centers located in strong demographic markets throughout the United States. We seek to acquire and manage shopping centers that are typically above 80.0% occupied, anchored by the dominant grocer in the region, and have a mix of national and regional retailers selling necessity-based goods and services. We expect to build a high-quality portfolio utilizing the following acquisition strategy:

•	Grocery-Anchored Retail — We are focused on acquiring well-occupied grocery-anchored shopping centers serving the day-to-day shopping needs of the community in the surrounding trade area;

•	Infill Locations/Solid Markets — We target properties in established or growing markets based on trends in population density, population growth, employment, household income, employment diversification and other key demographic factors creating higher barriers to entry, which we believe limit additional competition;

•	Triple-Net Leases — We negotiate leases to provide for tenant reimbursements of operating expenses, real estate taxes and insurance, providing a level of protection against rising expenses;

•	Discount To Replacement Cost — We intend to acquire properties at values based on current in-place rents and at a substantial discount to replacement cost.

Our strategy is to acquire, own and manage a high-quality, diverse, grocery-anchored real estate portfolio, while maintaining a focused approach to maximize stockholder value. We believe these goals will be supported by the following attributes of our company:

•	Stable Income to Provide Consistent Distributions — Sustainable income from profitable national and regional tenants, a majority of which comes from grocery anchor tenants, is expected to fund monthly distributions to our stockholders at a rate consistent with our operating performance.

•	Upside Potential — We seek to create value from a combination of the strategic leasing of portfolio vacancies, rental growth, creation of new revenue streams, and strategic expense reduction, all leading to increased cash flow.

•	Diversification — We intend to own and manage a retail grocery-anchored portfolio diversified by geography, tenant mix, and lease expirations, thereby mitigating risk.

•	Low Leverage — We intend to utilize a prudent leverage strategy with an approximate 50.0% targeted loan-to-value ratio on our portfolio once we have invested substantially all of the net proceeds of this offering.

•	Tenured Management with a National Platform — Our Phillips Edison sponsor's seasoned team of professional managers have extensive retail industry expertise and established tenant relationships and provide reliable execution of our acquisition and operating strategies through their national operating and leasing platform.

•	Property Focus — We will utilize a property-specific operational focus that combines intensive leasing and merchandising plans with cost containment measures to deliver a more solid and stable income stream from each property.

•	Exit Strategy — We anticipate selling our assets, selling or merging our company, or listing our company on a national securities exchange within three to five years after the completion of this offering.

As of October 1, 2012, we owned 20 grocery-anchored shopping centers, 19 of which we owned through the Joint Venture. Because we have a limited portfolio of real estate investments and, except as described in a supplement to this prospectus, we have not yet identified any additional properties in which there is a reasonable probability we will invest the proceeds from this offering, we are considered to be a “blind pool.”

We are externally advised by our advisor and sub-advisor, American Realty Capital II Advisors, LLC (“AR Capital Advisor” or “our advisor”) and Phillips Edison NTR LLC (the “Phillips Edison Sub-Advisor” or “our sub-advisor”), respectively. Pursuant to the agreement between our advisor and sub-advisor, our sub-advisor, acting on behalf of our advisor, conducts our operations and manages our portfolio of real estate investments. We have no paid employees.

Our office is located at 11501 Northlake Drive, Cincinnati, Ohio 45249. Our telephone number is (513) 554-1110. Our fax number is (513) 554-1820, and our web site address is www.phillipsedison-arc.com.

What is a REIT?

In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for real estate investments;

•	allows individual investors to invest in a professionally managed, large-scale, diversified portfolio of real estate assets;

•	pays distributions to investors of at least 90.0% of its annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain); and

•	avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT is not generally subject to U.S. federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain U.S. federal income tax requirements are satisfied.

However, under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

What are your investment objectives?

Our primary investment objectives are:

•	to preserve and protect your capital contribution;

•	to provide you with stable cash distributions;

•	to realize growth in the value of our assets upon the sale of such assets; and

•	to provide you with the potential for future liquidity through the sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction. See “—What are your exit strategies?”

We may return all or a portion of your capital contribution in connection with the sale of the company or the assets we will acquire or upon maturity or payoff of debt investments we may make. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares.

Are there any risks involved in an investment in your shares?

Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus beginning on page 24, which contains a detailed discussion of the material risks that you should consider before you invest in our common stock. Some of the more significant risks relating to an investment in our shares include:

•	No public market currently exists for our shares of common stock, and we currently have no plans to list our shares on a national securities exchange. Our shares cannot be readily sold and, if you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.

•	Our charter prohibits the ownership of more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock, unless exempted by our board of directors, which may inhibit large investors from purchasing your shares.

•	The offering price of our shares may not be indicative of the price at which our shares would trade if they were listed on an exchange or actively traded, and this price bears no relationship to the book or net value of our assets or to our expected operating income.

•	We are dependent on our sub-advisor, acting on behalf of our advisor, to select investments and conduct our operations. Neither our advisor nor our sub-advisor has any prior operating history or any experience operating a public company. This inexperience makes our future performance difficult to predict.

•	We have a limited operating history and we own 20 real estate properties as of October 1, 2012. Except as discussed in a supplement to this prospectus, we have not identified any additional properties in which there is a reasonable probability we will invest the proceeds from this offering. Thus, you will not have an opportunity to evaluate our investments before we make them, making an investment in us more speculative.

•	We have made, and will continue to make, investments through the Joint Venture. We may make additional investments through future joint ventures as well. Investments in joint ventures that own real properties involve risks not otherwise present when properties are owned directly. Our joint venture arrangement reduces our control over our assets and could give rise to disputes with our joint venture partners, which could adversely affect the value of your investment in us. A dispute with our joint venture partners may trigger buy/sell rights that could result in us selling our interest or buying the interests of our joint venture partners, either of which might not be in our best interest. We are limited in our ability to sell our interests in the Joint Venture, which may prevent us from selling our interests at a time that is most beneficial to us.

•	All of our executive officers and some of our directors and other key real estate professionals are also officers, directors, managers, key professionals or holders of a direct or indirect controlling interest in our advisor, sub-advisor, dealer manager or other sponsor-affiliated entities. As a result, our executive officers, some of our directors, some of our key real estate professionals, our advisor and sub-advisor and their respective affiliates face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other programs and investors advised by our sponsors and their respective affiliates and conflicts in allocating time among us and these other programs and investors. These conflicts could result in action or inaction that is not in the best interests of our stockholders.

•	Affiliates of our sponsors receive fees in connection with transactions involving the purchase of our investments. These fees, at least initially, are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor and sub-advisor to recommend riskier transactions to us.

•	If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of real estate properties and real estate-related assets and the value of your investment may vary more widely with the performance of specific assets.

•	We pay substantial fees to and expenses of our sponsors, our advisor, our sub-advisor and their respective affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

•	Our organizational documents permit us to pay distributions from any source without limit, including offering proceeds. Until the proceeds from this offering are fully invested and from time to time during our operational stage, we expect to use proceeds from financings to fund distributions in anticipation of cash flow to be received in later periods. We may also fund such distributions from advances or contributions from our sponsors or from any deferral or waiver of fees by our advisor or sub-advisor. To the extent distributions exceed our net income or net capital gain, a greater proportion of your distributions will generally represent a return of capital as opposed to current income or gain, as applicable. To date, we have paid distributions to our stockholders from operating cash flow, proceeds from financings, and contributions from our sub-advisor. The sub-advisor will neither be repaid nor receive an equity issuance from us in return for its contributions.

•	Our policies do not limit us from incurring debt until our borrowings would cause our total liabilities to exceed 75.0% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. During the early stages of this offering and to the extent financing in excess of this limit is available on attractive terms, our conflicts committee is more likely to approve debt in excess of this limit. High debt levels could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

•	We depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants.

•	Our current and future investments in real estate properties and real estate-related loans and securities may be affected by unfavorable real estate market and general economic conditions, which could decrease the value of those assets and reduce the investment return to you.

•	Disruptions in the financial markets and challenging economic conditions could adversely affect our ability to obtain financing on favorable terms, if at all.

What is the role of the board of directors?

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We have seven members of our board of directors, four of whom are independent of our sponsors and their respective affiliates. Our charter requires a majority of our directors to be independent of our sponsors and creates a committee of our board consisting solely of all of our independent directors. This committee, which we call the conflicts committee, is responsible for reviewing the performance of AR Capital Advisor and must approve other matters set forth in our charter. Our directors are elected annually by the stockholders.

Who are your advisor and sub-advisor and what do they do?

American Realty Capital II Advisors, LLC, an affiliate of AR Capital, LLC, one of our sponsors, is our advisor. As our advisor, AR Capital Advisor is responsible for coordinating the management of our day-to-day operations and for identifying and making investments in real estate properties on our behalf, subject to the supervision of our board of directors. Subject to the terms of the advisory agreement between AR Capital Advisor and us, AR Capital Advisor has delegated most of its duties, including managing our day-to-day operations, identifying and negotiating investments on our behalf and providing asset management services, to Phillips Edison Sub-Advisor, which is indirectly wholly owned by Phillips Edison Limited Partnership, our other sponsor, and which we generally refer to throughout this prospectus as the “sub-advisor.” Notwithstanding such delegation to the sub-advisor, AR Capital Advisor retains ultimate responsibility for the performance of all the matters entrusted to it under the advisory agreement.

Because our advisor is owned by affiliates of AR Capital, LLC and because our sub-advisor is owned by affiliates of Phillips Edison Limited Partnership, we consider ourselves to be co-sponsored by the individuals who own and control those entities. Unless the context dictates otherwise, throughout this prospectus we generally refer collectively to Phillips Edison Limited Partnership and the individuals who own and control it, as our “Phillips Edison sponsors.” We generally refer collectively to AR Capital, LLC and the individuals who own and control it, as our “AR Capital sponsors.” Collectively, we may refer to our Phillips Edison sponsors and our AR Capital sponsors as “our sponsors.” We also refer to AR Capital Advisor and Phillips Edison Sub-Advisor as “Advisor Entities.”

Phillips Edison Sub-Advisor has primary responsibility, acting on behalf of AR Capital Advisor, for making decisions regarding the selection and the negotiation of real estate investments. AR Capital Advisor and Phillips Edison Sub-Advisor jointly make recommendations on all investments and dispositions to our board of directors. If AR Capital Advisor and Phillips Edison Sub-Advisor disagree with respect to any such recommendation, the determination of Phillips Edison Sub-Advisor prevails. Other major decisions to be jointly approved by AR Capital Advisor and Phillips Edison Sub-Advisor, subject to the direction of our board of directors, include decisions with respect to the retention of investment banks, marketing methods with respect to this offering, the termination of this offering, the initiation of a follow-on offering, mergers and other change-of-control transactions, and certain significant press releases.

What is the experience of your advisor and sub-advisor?

AR Capital Advisor is a limited liability company that was formed in the State of Delaware on December 28, 2009. Our advisor has a limited operating history and no prior experience managing a public company.

Phillips Edison Sub-Advisor is a limited liability company that was formed in the State of Delaware on December 9, 2009. Our sub-advisor has a limited operating history and no prior experience managing a public company.

What is the experience of your Phillips Edison sponsors?

Formed in 1991, Phillips Edison is a fully integrated real estate operating company that acquires and repositions underperforming (primarily grocery-anchored) neighborhood and community shopping centers throughout the United States. Since its inception, Phillips Edison has operated with financial partners through both property-specific joint ventures and multi-asset discretionary private equity funds. Phillips Edison and its affiliates have acquired assets covering approximately 26 million square feet and having an aggregate value of approximately $2.0 billion, providing its investors with a vehicle through which they could invest in a carefully selected and professionally managed portfolio of operating assets and development opportunities, which have produced a track record of strong financial results. Phillips Edison and its affiliates have over 3,100 tenants and long-standing relationships with national and regional companies with high credit ratings.

Michael C. Phillips, Co-Chairman of the Board, has served as a principal of Phillips Edison since 1991. Jeffrey S. Edison, Co-Chairman of the Board and our Chief Executive Officer, has served as a principal of Phillips Edison since 1995. We consider Messrs. Phillips and Edison to be our individual Phillips Edison sponsors. They have significant experience in real estate acquisitions, repositionings, financings and dispositions, as well as property management, project development and leasing. Messrs. Phillips and Edison have invested in commercial real estate through all economic cycles and together have more than 50 years of experience in the real estate industry.

What is the experience of your AR Capital sponsors?

AR Capital, LLC, our AR Capital sponsor, is directly or indirectly controlled by Nicholas S. Schorsch and William M. Kahane, one of our directors. Each of these individuals is an executive officer and/or a director of nine other public REITs sponsored by our AR Capital sponsor or its affiliates. Mr. Schorsch and Mr. Kahane have been active in the structuring and financial management of commercial real estate investments for over 23 years and 25 years, respectively. Our AR Capital sponsor wholly owns our advisor.

How do you expect your portfolio to be allocated between real estate properties and real estate-related loans and securities?

We intend to acquire and manage a diverse portfolio of real estate properties and real estate-related loans and securities. We plan to diversify our real estate portfolio by geographic region, anchor tenants, tenant mix, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate properties and real estate-related assets that provide stable returns to our investors and the potential for growth in the value of our assets. We intend to allocate at least 90.0% of our portfolio to investments in grocery-anchored neighborhood and community shopping centers throughout the United States with a focus on well-located shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We also intend to allocate up to 10.0% of our portfolio to other real estate properties, real estate-related loans and securities and the equity securities of other REITs and real estate companies, assuming we sell the maximum offering amount.

How do you select potential properties for acquisition?

To find properties that best meet our criteria for investment, our sub-advisor, acting on behalf of our advisor, has developed a disciplined investment approach that combines the experience of its team of real estate professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment.

What types of real estate-related debt investments do you expect to make?

We expect that our real estate-related debt investments will not constitute more than 10.0% of our portfolio nor represent a substantial portion of our assets at any one time. With respect to our investments in such assets, we will primarily focus on investments in first mortgages. The other real estate-related debt investments in which we may invest include mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; collateralized debt obligations; debt securities issued by real estate companies; and credit default swaps.

What types of investments will you make in the equity securities of other companies?

We may make equity investments in REITs and other real estate companies. We may purchase the common or preferred stock of these entities or options to acquire their stock. We do not expect our non-controlling equity investments in other public companies to exceed 5.0% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. In addition, we do not expect our non-controlling equity investments in other public companies combined with our investments in real estate properties outside of our target shopping center investments and other real estate-related investments to exceed 10.0% of our portfolio.

Will you use leverage?

Yes. We expect that once we have fully invested the proceeds of this offering, assuming we sell the maximum amount, our debt financing will be approximately 50.0% of the value of our real estate investments (calculated after the close of this offering) plus the value of our other assets, but may be as high as 65.0%. There is no limitation on the amount we may borrow for the purchase of any single asset. Our charter limits our borrowings such that our total liabilities do not exceed 75.0% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation, and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. In all events, we expect that our secured and unsecured borrowings will be reasonable in relation to the net value of our assets and will be reviewed by our board of directors at least quarterly.

We do not intend to exceed the leverage limit in our charter except in the early stages of our development when the costs of our investments are most likely to exceed our net offering proceeds. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. However, high levels of debt could cause us to incur higher interest charges and higher debt service payments, which would decrease the amount of cash available for distribution to our investors.

How will you structure the ownership and operation of your assets?

We plan to own substantially all of our assets and conduct our operations through Phillips Edison - ARC Shopping Center Operating Partnership, L.P., which we refer to as our operating partnership in this prospectus. Because we plan to conduct substantially all of our operations through the operating partnership, we are considered an UPREIT. UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” Using an UPREIT structure may give us an advantage in acquiring properties from persons who may not otherwise sell their properties because of certain unfavorable U.S. federal income tax consequences.

Will you acquire properties or other assets in joint ventures?

Yes. On September 20, 2011, we entered into the Joint Venture with the CBRE Global Investors. We, through an indirectly wholly owned subsidiary, serve as the general partner of and own a 54% interest in the Joint Venture. Each CBRE Global Investor is a limited partner and they collectively own a 46% interest in the Joint Venture.

The Joint Venture intends to invest in necessity-based neighborhood and community shopping centers with acquisition costs of typically no more than $20 million per property. We have committed to contribute approximately $59 million to the Joint Venture and the CBRE Global Investors have committed to contribute $50 million in cash. As of October 1, 2012, we have contributed approximately $46.7 million to the Joint Venture in the form of equity interests in 19 wholly owned real estate properties and cash, and the CBRE Global Investors have contributed approximately $39.8 million in cash. Until we have exhausted all of the capital contributed to the Joint Venture, all of the real estate properties that fall under the investment strategy of the Joint Venture will be owned by the Joint Venture, rather than directly by us. As of October 1, 2012, we owned all but one of our real estate properties through the Joint Venture. See “Investment Objectives and Criteria—The Joint Venture.”

What conflicts of interest do your sponsors face?

Each of our Phillips Edison and AR Capital sponsors, and their respective affiliates and personnel, experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our sponsors and their respective affiliates face include the following:

•	Our Phillips Edison sponsor and its affiliates must determine which investment opportunities to recommend to us and to other operating private Phillips Edison-sponsored programs for which the offering proceeds have not been fully invested, as well as any programs Phillips Edison affiliates may sponsor in the future;

•	Our AR Capital sponsor and its affiliates must determine which investment opportunities to recommend to us and to other AR Capital-sponsored programs, as well as any programs AR Capital affiliates may sponsor in the future;

•	Because our AR Capital sponsor is a sponsor of other public offerings selling shares of capital stock concurrently with this offering, we have to compete with other programs sponsored by our AR Capital sponsor for the same investors when raising capital;

•	AR Capital Advisor and its affiliates may structure the terms of joint ventures between us and other Phillips Edison- or AR Capital-sponsored programs or Phillips Edison- or AR Capital-advised entities;

•	Our sponsors and their respective affiliates have to allocate their time between us and other real estate programs and activities in which they are involved;

•	Our sponsors and their respective affiliates receive fees in connection with transactions involving the purchase, origination, management and sale of our assets regardless of the quality of the asset acquired or the services provided to us;

•	Our dealer manager, Realty Capital Securities, LLC, is an affiliate of AR Capital Advisor and receives fees in connection with our public offerings of equity securities; and

•	We may only terminate our dealer manager in limited circumstances and, under certain conditions, may be obligated to use our dealer manager in future offerings.

What is the ownership structure of the company and the entities that perform services for you?

The following chart shows the ownership structure of the various entities that perform or are likely to perform important services for us.

What are the fees that you pay to the advisor, its affiliates, the dealer manager and your directors?

AR Capital Advisor and its affiliates receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. We also compensate the dealer manager and our independent directors for their service to us. The most significant items of compensation are included in the table below. Unless otherwise noted, the fees to be paid and expenses to be reimbursed described below are to be paid or reimbursed to our advisor, an affiliate of our AR Capital sponsor. AR Capital Advisor has assigned 85.0% of such fees to our sub-advisor, an affiliate of our Phillips Edison sponsor. AR Capital Advisor has also assigned expense reimbursements to our sub-advisor in proportion to the expenses the parties have incurred on our behalf. Selling commissions and dealer manager fees may vary for different categories of purchasers. This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold through our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold through our dividend reinvestment plan or the “friends and family” program.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering

	Organization and Offering Stage
Selling Commissions – Dealer Manager	7.0% of gross offering proceeds before reallowance of selling commissions earned by participating broker-dealers, except no selling commissions are payable on shares sold under the dividend reinvestment plan or our “friends and family” program. The dealer manager reallows 100% of selling commissions earned to participating broker-dealers.	$105,000,000

Dealer Manager Fee – Dealer Manager	3.0% of gross offering proceeds, except no dealer manager fee is payable on shares sold under the dividend reinvestment plan or our “friends and family” program. The dealer manager reallows all or a portion of its dealer manager fees to participating broker-dealers.	$45,000,000

Other Organization and Offering Expenses	To date, our advisor has paid $75,000 in organization and offering expenses and our sub-advisor has paid or is responsible for the remaining organization and offering expenses. Our sub-advisor will pay future organization and offering expenses on our behalf (excluding underwriting compensation) and is obligated to reimburse our advisor and its affiliates for such organization and offering expenses that they incur (including reimbursements for third-party due diligence fees included in detailed and itemized invoices). We reimburse on a monthly basis these costs (and we may pay some of them directly) but only to the extent that the reimbursements or payments do not exceed 1.5% of gross offering proceeds over the life of the offering.	$22,927,500

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
	Acquisition and Development Stage
Acquisition Fees	We pay to our Advisor Entities 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For properties acquired through a joint venture, we pay to our Advisor Entities 1.0% of our allocable portion of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of our allocable portion of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and financing fees.	$13,144,000 (maximum offering and no debt)/$25,716,000 (maximum offering and target leverage of 50.0% of the cost of our investments)/$49,289,000 (maximum offering, assuming leverage of 75.0% of the cost of our investments)

Acquisition Expenses	We reimburse our Advisor Entities for expenses actually incurred related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. In addition, we also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders’ fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees (including the financing fees described below) and acquisition expenses payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).	$6,539,000

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Construction Management Fee	We expect to engage Phillips Edison Property Manager to provide construction management services, as needed, for some of our properties. We will pay a construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project.	Actual amounts cannot be determined at the present time.

Operational Stage
Asset Management Fee	We pay our Advisor Entities a monthly fee of 0.08333% of the sum of the cost of all real estate and real estate-related investments we own and of our investments in joint ventures, including the portion of the cost paid for with borrowed funds and including expenses related to the acquisition (other than expenses that represent fees payable to the Advisor Entities or their affiliates). This fee is payable monthly in arrears on the first business day of each month based on assets held by us during the previous month, calculated by taking the average of the total costs of our assets at the end of each month. However, the Advisor Entities will reimburse us on a quarterly basis for all or a portion of the asset management fees paid to the Advisor Entities in the immediately preceding fiscal quarter to the extent that, as of the date of payment, our modified FFO (as defined in accordance with the then-current practice guidelines issued by the Investment Program Association (a trade association for direct investment programs, including non-listed REITs) with an additional adjustment to add back capital contribution amounts received from our sub-advisor or an affiliate thereof (without any corresponding issuance of equity to our sub-advisor or an affiliate)) during the quarter was not at least equal to our declared distributions (whether or not paid) during the quarter. We are not permitted to avoid payment of an asset management fee by raising our distribution rate beyond $0.65 per share on an annualized basis.	Actual amounts depend on the total equity and debt capital we raise and the results of our operations; we cannot determine these amounts at the present time.

Financing Fee	We pay our Advisor Entities a financing fee equal to 0.75% of all amounts made available under any loan or line of credit. In the case of a joint venture, we pay our advisor a financing fee equal to 0.75% of the portion that is attributable to our investment in the joint venture.	Actual amounts depend on the amount of any debt financed and therefore cannot be determined at the present time. If we utilize leverage equal to 50.0% of the cost of the aggregate value of our assets, the fees would be $9,595,000. If we utilize leverage equal to 75.0% of the cost of the aggregate value of our assets, the fees would be $27,587,000.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Property Management Fees

Property management fees equal to 4.5% of the monthly gross receipts from the properties managed by Phillips Edison Property Manager, our property manager, are payable monthly to our property manager. Our property manager may subcontract the performance of its property management and leasing duties to third parties, and our property manager may pay a portion of its property management or leasing fees to the third parties with whom it subcontracts for these services. We reimburse the costs and expenses incurred by our property manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, as well as fees and expenses of third-party service providers.

We do not, however, reimburse our property manager for general overhead costs or for the wages and salaries and other employee-related expenses of employees of our property manager other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of our properties.

Actual amounts depend on gross revenues of specific properties and actual management fees or property management fees and customary leasing fees and therefore cannot be determined at the present time.

Leasing Fee – Property Manager	We have engaged Phillips Edison Property Manager to provide leasing services with respect to our properties. We pay a leasing fee to our property manager in an amount that is usual and customary for comparable services rendered in the geographic market of the property.	Actual amounts cannot be determined at the present time.

Other Operating Expenses	We reimburse the expenses incurred by our Advisor Entities in connection with their provision of services to us, including our allocable share of our Advisor Entities’ overhead, such as rent, personnel costs, utilities and IT costs. Such personnel costs include salaries and benefits, but do not include bonuses. Personnel costs are allocated to programs for reimbursement based generally on the percentage of time devoted by personnel to the program, except that we do not reimburse for the personnel costs of acquisition, financing or disposition personnel when such personnel attend to matters for which the Advisor Entities earn an acquisition fee, a financing fee or a disposition fee.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Independent Director Compensation	We pay each of our independent directors an annual retainer of $30,000. We also pay our independent directors for attending meetings as follows: (1) $1,000 for each board meeting attended in person or telephonically and (2) $1,000 for each committee meeting attended in person or telephonically. The audit committee chair also receives an annual retainer of $5,000 and the conflicts committee chair receives an annual retainer of $3,000. We may grant our independent directors an annual award of 2,500 shares of restricted stock. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.	Actual amounts depend on the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

Liquidation/Listing Stage
Disposition Fees	For substantial assistance in connection with the sale of properties or other investments, we will pay our Advisor Entities or their respective affiliates 2.0% of the contract sales price of each property or other investment sold; provided, however, that (i) if a third party also receives a commission on the sale, our Advisor Entities and their affiliates may receive up to one-half of the total brokerage commissions paid but in no event an amount that exceeds 3.0% of the contract sales price of such sale, and (ii) total real estate commissions paid (to our Advisor Entities and others) in connection with the sale may not exceed the lesser of a competitive real estate commission and 6.0% of the contract sales price. The conflicts committee will determine whether our Advisor Entities or their affiliates have provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of a property includes our advisor’s or sub-advisor’s preparation of an investment package for the property (including an investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the advisor or sub-advisor in connection with a sale. If we were to sell an asset to an affiliate, our organizational documents prohibit us from paying our advisor or sub-advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that a majority of our board of directors, including a majority of our conflicts committee, conclude that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Subordinated Share of Cash Flows	Our Advisor Entities will receive 15.0% of remaining net cash flows after return of capital contributions plus payment to investors of a 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ and their respective affiliates’ incentive compensation. This fee is not payable after a listing of our common stock on a national securities exchange.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Subordinated Incentive Fee	Following a listing of our common stock on a national securities exchange, our Advisor Entities will receive 15.0% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, pre-tax, non-compounded annual return to investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ and their respective affiliates’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

How many real estate investments do you currently own?

As of October 1, 2012, we owned 20 grocery-anchored shopping centers, 19 of which we owned through the Joint Venture. Because we have a limited portfolio of real estate investments and, except as described in a supplement to this prospectus, we have not yet identified any additional properties in which there is a reasonable probability we will invest the proceeds from this offering, we are considered to be a “blind pool.” As additional significant property acquisitions become probable, we will supplement this prospectus to provide information regarding the likely acquisition. We will also describe material changes to our portfolio, including the closing of property acquisitions, by means of a supplement to this prospectus.

If I buy shares, will I receive distributions and how often?

Since we commenced real estate operations in December 2010, we have authorized and declared monthly distributions based on daily record dates for each day during the period commencing December 1, 2010 through October 31, 2012, and we have paid or will pay these distributions on a monthly basis. We expect to continue to pay distributions monthly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. The timing and amount of future distributions will be determined by our board, in its sole discretion. Distributions may vary from time to time, and will be influenced in part by the board’s intention to comply with the REIT requirements of the Internal Revenue Code.

Because we may receive income from interest or rents at various times during our fiscal year and because we may need funds from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development, and from time to time during our operational stage, we will declare distributions in anticipation of funds that we expect to receive during a later period, and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances or contributions from our sponsors or from any deferral or waiver of fees by our advisor or sub-advisor.

Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source without limit, including proceeds from this offering or the proceeds from the issuance of securities in the future.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90.0% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). See “Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

May I reinvest my distributions in shares of Phillips Edison - ARC Shopping Center REIT Inc.?

Yes. You may participate in our dividend reinvestment plan by checking the appropriate box on the subscription agreement or by filling out an enrollment form that we will provide to you at your request. The purchase price for shares purchased under the dividend reinvestment plan will initially be $9.50. Once we establish an estimated value per share that is not based on the price to acquire a share in our primary offering or a follow-on public offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public offering after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities — whether through this offering or follow-on public offerings — and have not done so for 18 months. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan. We may amend, suspend or terminate the dividend reinvestment plan for any reason at any time upon 10 days’ notice to the participants. We may provide notice by including such information (1) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (2) in a separate mailing to the participants.

Will the distributions I receive be taxable as ordinary income?

Yes and no. Distributions that you receive (not designated as capital gain dividends), including distributions reinvested pursuant to our dividend reinvestment plan, will be taxed as ordinary income to the extent they are paid from our earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income, but does not reduce cash available for distribution. The portion of your distribution that is not designated as a capital gain dividend and is in excess of our current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment, deferring such portion of your tax until your investment is sold or our company is liquidated, at which time you will be taxed at capital gains rates. Please note that each investor’s tax considerations are different; therefore, you should consult with your tax advisor prior to making an investment in our shares.

How will you use the proceeds raised in this offering?

We expect to acquire and manage well-occupied grocery-anchored neighborhood and community shopping centers leased to a mix of national, creditworthy retailers selling necessity-based goods and services in strong demographic markets throughout the United States. We also expect to invest in other real estate properties and real estate-related loans and securities. Depending primarily upon the number of shares we sell in this offering and assuming a $10.00 purchase price for shares sold in the primary offering, we estimate that approximately 87.19% of the gross proceeds will be available to make investments in real estate properties and other real estate-related loans and securities. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our Advisor Entities for services in connection with the selection and acquisition of properties. To the extent we leverage our acquisitions, we also may pay a fee to our Advisor Entities in connection with the financing of our investments. We expect to make available substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan to repurchase shares under our share repurchase program.

As of October 1, 2012, we owned 20 grocery-anchored shopping centers, 19 of which we owned through the Joint Venture. These properties encompass a total of approximately 2.0 million rentable square feet. Because we have a limited portfolio of real estate investments and, except as described in a supplement to this prospectus, we have not yet identified any additional properties in which there is a reasonable probability we will invest the proceeds from this offering, we are considered to be a “blind pool.”

	180,000,000 Shares
	Primary Offering (150,000,000 shares) ($10.00/share)		Div. Reinv. Plan (30,000,000 shares) ($9.50/share)
	$	%	$	%

Gross Offering Proceeds	1,500,000,000	100.00%	285,000,000	100.00%
Selling Commissions	105,000,000	7.00%	0	0.00%
Dealer Manager Fee	45,000,000	3.00%	0	0.00%
Other Organization and Offering Expenses	22,500,000	1.50%	427,500	0.15%
Amount Available for Investment	1,327,500,000	88.50%	284,572,500	99.85%
Acquisition Fees	13,143,564	0.88%	0	0.00%
Acquisition Expenses	6,539,087	0.44%	0	0.00%
Amount Available for Investment	$1,307,817,349	87.19%	$284,572,500	99.85%

What kind of offering is this?

We are offering up to 180,000,000 shares of common stock on a “best efforts” basis. We are offering 150,000,000 of these shares in our primary offering at $10.00 per share, with volume discounts available to investors who purchase more than $1,000,000 in shares through the same participating broker-dealer. Discounts are also available for investors who purchase shares through certain distribution channels. We are offering up to 30,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan.

How does a “best efforts” offering work?

When shares are offered on a “best efforts” basis, the dealer manager is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. Therefore, we may sell substantially less than what we are offering.

How long will this offering last?

If we have not sold all of the shares offered in our primary offering by August 12, 2013, we may continue the primary offering for up to an additional six months until February 12, 2014 if we file a registration statement for a follow-on public offering. If we decide to continue our primary offering beyond August 12, 2013, we will provide that information in a prospectus supplement. At the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our dividend reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.

Who can buy shares?

An investment in our shares is only suitable for persons who have adequate financial means and who will not need immediate liquidity from their investment. Residents of all states, the District of Columbia and Puerto Rico can buy shares in this offering provided that they have, at a minimum, either (1) a net worth of at least $70,000 and an annual gross income of at least $70,000 or (2) a net worth of at least $250,000. For the purpose of determining suitability, net worth does not include an investor’s home, home furnishings or personal automobiles. The minimum suitability standards are more stringent for investors in Alabama, California, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Missouri, Nebraska, New Mexico, Ohio, Oregon, Pennsylvania, Tennessee and Washington.

Who might benefit from an investment in our shares?

An investment in our shares may be beneficial for you if you meet the minimum suitability standards described in this prospectus, seek to diversify your personal portfolio with a real estate-based investment, seek to receive current income, seek to preserve capital, seek to obtain the benefits of potential long-term capital appreciation and are able to hold your investment for a time period consistent with our liquidity strategy. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Is there any minimum investment required?

Yes. We require a minimum investment of $2,500. After you have satisfied the minimum investment requirement, any additional purchases must be in increments of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Are there any special restrictions on the ownership or transfer of shares?

Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code. Our charter also limits your ability to sell your shares unless: (1) the prospective purchaser meets the suitability standards regarding income or net worth and (2) the transfer complies with the minimum purchase requirements.

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

Yes. The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts (each an “IRA”) and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should carefully read this section of the prospectus. Prospective investors with investment discretion over the assets of an IRA, employee benefit plan or other retirement plan or arrangement that is covered by ERISA or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

We may make some investments that generate “excess inclusion income” which, when passed through to our tax-exempt stockholders, can be taxed as unrelated business taxable income (UBTI) or, in certain circumstances, can result in a tax being imposed on us. Although we do not expect the amount of such income to be significant, there can be no assurance in this regard.

May I make an investment through my IRA, SEP or other tax-deferred account?

Yes. You may make an investment through your IRA, a simplified employee pension (“SEP”) plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum: (1) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (2) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (3) whether the investment will generate UBTI to your IRA, plan or other account, (4) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (5) the need to value the assets of your IRA, plan or other account annually or more frequently and (6) whether the investment would constitute a prohibited transaction under applicable law. Prospective investors with investment discretion over the assets of an IRA, employee benefit plan or other retirement plan or arrangement that is covered by ERISA or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

How do I subscribe for shares?

If you choose to purchase shares in this offering, you will need to complete and sign a subscription agreement (in the form attached to this prospectus as Appendix B) for a specific number of shares and pay for the shares at the time of your subscription.

If I buy shares in this offering, how may I later sell them?

At the time you purchase the shares, they will not be listed for trading on any securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. In addition, our charter imposes restrictions on the ownership of our common stock that will apply to potential purchasers of your shares. As a result, if you wish to sell your shares, you may not be able to do so promptly or at all, or you may only be able to sell them at a substantial discount from the price you paid.

After you have held your shares for at least one year, you may be able to have your shares repurchased by us pursuant to our share repurchase program. Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share repurchase program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share repurchase program. We repurchase shares on the last business day of each month (and in all events on a date other than a dividend payment date). The prices at which we initially repurchase shares are as follows:

•	the lower of $9.25 and 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least one year;

•	the lower of $9.50 and 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares for at least two years;

•	the lower of $9.75 and 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least three years; and

•	the lower of $10.00 and 100% of the price paid to acquire the shares from us for stockholders who have held their shares for at least four years.

Notwithstanding the above, once we establish an estimated value per share of our common stock that is not based on the price to acquire a share in our primary offering or a follow-on public offering, the repurchase price per share for all stockholders would be equal to the estimated value per share, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public offerings – and have not done so for 18 months.

The terms of our share repurchase program are more generous with respect to repurchases sought upon a stockholder’s death, “determination of incompetence” or “qualifying disability”:

•	There is no one-year holding requirement; and

•	Until we establish an estimated value per share, which we expect to be no later than the completion of our “offering stage,” the repurchase price is the amount paid to acquire the shares from us.

The share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the cash available for redemption on any particular date is generally limited to the proceeds from the dividend reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for redemptions during the same period; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. These limitations do not, however, apply to repurchases sought upon a stockholder’s death, “determination of incompetence” or “qualifying disability.” We may amend, suspend or terminate the program at any time upon 30 days’ notice.

What are your exit strategies?

It is our intention to begin the process of achieving a Liquidity Event not later than three to five years after the termination of this primary offering. A “Liquidity Event” could include a sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction.

If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this offering, our charter requires either (1) an amendment to our charter to extend the deadline to begin the process of achieving a Liquidity Event or (2) the holding of a stockholders meeting to vote on a proposal for an orderly liquidation of our portfolio.

If we sought and failed to obtain stockholder approval of a charter amendment extending the deadline with respect to a Liquidity Event, our charter requires us to submit a plan of liquidation for the approval of our stockholder, and vice versa. If we sought and failed to obtain stockholder approval of both the charter amendment and our liquidation, we would continue our business. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where our properties are located and the U.S. federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interests of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board would also likely consider whether there was a large pent-up demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for repurchases under the share repurchase program at this time could be an indicator of stockholder demand to liquidate their investment.

Will I be notified of how my investment is doing?

Yes, we will provide you with periodic updates on the performance of your investment in us, including:

•	monthly distribution reports;

•	an annual report;

•	supplements to the prospectus, provided quarterly during the primary offering; and

•	three quarterly financial reports.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;

•	facsimile;

•	electronic delivery; or

•	posting on our web site at www.phillipsedison-arc.com.

To assist the Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participate in this offering, pursuant to FINRA Conduct Rule 5110, we disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. Our sub-advisor, acting on behalf of our advisor, has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for 18 months. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.)

Although this initial estimated value represents the most recent price at which most investors are willing to purchase shares in this primary offering, this reported value is likely to differ from the price at which a stockholder could resell his or her shares because: (1) there is no public trading market for the shares at this time; (2) the estimated value does not reflect, and is not derived from, the fair market value of our properties and other assets, nor does it represent the amount of net proceeds that would result from an immediate liquidation of those assets, because the amount of proceeds available for investment from our primary public offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition fees and expenses; (3) the estimated value does not take into account how market fluctuations affect the value of our investments; and (4) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio.

When will I get my detailed tax information?

We intend to issue and mail your Form 1099-DIV tax information, or such other successor form, by January 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Realty Capital Securities, LLC
Three Copley Place
Suite 3300
Boston, MA 02116
1-877-373-2522
www.rcsecurities.com

Who is the transfer agent?

The name and address of our transfer agent is as follows:

DST Systems, Inc.
430 W 7th St
Kansas City, MO 64105-1407
Phone (888) 518-8073
Fax (877) 894-1127

To ensure that any account changes are made promptly and accurately, all changes (including your address, ownership type and distribution mailing address) should be directed to the transfer agent.

Risk Factors

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties that we currently believe are material to us are described below.

Risks Related to an Investment in Us

Because no public trading market for our shares currently exists, it will be difficult for our stockholders to sell their shares and, if our stockholders are able to sell their shares, it will likely be at a substantial discount to the public offering price.

Our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares, and we currently have no plans to list our shares on a national securities exchange. Until our shares are listed, if ever, stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our charter prohibits the ownership of more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock, unless exempted by our board of directors, which may inhibit large investors from purchasing your shares. In its sole discretion, our board of directors could amend, suspend or terminate our share repurchase program upon 30 days’ notice. Further, the share repurchase program includes numerous restrictions that would limit a stockholder’s ability to sell his or her shares. We describe these restrictions in more detail under “Description of Shares—Share Repurchase Program.” Therefore, it is difficult for our stockholders to sell their shares promptly or at all. If a stockholder is able to sell his or her shares, it would likely be at a substantial discount to the public offering price. It is also likely that our shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, investors should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

We have a limited operating history and neither Advisor Entity has any prior operating history or any previous experience operating a public company, which makes our future performance difficult to predict.

We have a limited operating history and, as of October 1, 2012, we only owned 20 properties. Our stockholders should not assume that our performance will be similar to the past performance of other real estate investment programs sponsored by affiliates of our advisor or affiliates of our sub-advisor.

Our advisor and sub-advisor had no operations prior to the commencement of this offering. Because previous Phillips Edison-sponsored programs were conducted through privately held entities, they were not subject to the up-front commissions, fees and expenses associated with a public offering nor all of the laws and regulations that apply to us. Our executive officers have limited experience managing public companies. For all of these reasons, our stockholders should be especially cautious when drawing conclusions about our future performance and you should not assume that it will be similar to the prior performance of other Phillips Edison- or AR Capital-sponsored programs. Our lack of an operating history, our advisor’s and sub-advisor’s lack of prior experience operating a public company, the differences between us and the private Phillips Edison-sponsored programs and our AR Capital Sponsor’s limited experience in connection with investments of the type to be made by us significantly increase the risk and uncertainty our stockholders face in making an investment in our shares.

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Our dealer manager, Realty Capital Securities, LLC, has a limited operating history and our ability to implement our investment strategy is dependent, in part, upon the ability of our dealer manager to successfully conduct this offering, which makes an investment in us more speculative.

We have retained Realty Capital Securities, LLC, an affiliate of our advisor, to conduct this offering. Realty Capital Securities, LLC has a limited operating history. The success of this offering, and our ability to implement our business strategy, is dependent upon the ability of Realty Capital Securities, LLC to build and maintain a network of broker-dealers to sell our shares to their clients. If Realty Capital Securities, LLC is not successful in establishing, operating and managing this network of broker-dealers, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, our stockholders could lose all or a part of their investment.

If our dealer manager terminates its dealer manager relationship with us, our ability to successfully complete this offering and implement our investment strategy would be significantly impaired.

We have retained Realty Capital Securities, LLC, an affiliate of our advisor, to conduct this offering. Realty Capital Securities, LLC has the right to terminate its relationship with us if, among other things, any of the following occur: (1) our voluntary or involuntary bankruptcy; (2) we materially change our business; (3) we become subject to a material action, suit, proceeding or investigation; (4) we materially reduce the rate of any dividend we may pay in the future without its prior written consent; (5) we suspend or terminate our share repurchase program without its prior written consent; (6) the value of our common shares materially adversely changes; (7) a material breach of the dealer manager agreement by us (which breach has not been cured within the required timeframe); (8) our willful misconduct or a willful or grossly negligent breach of our obligations under the dealer manager agreement; (9) the issuance of a stop order suspending the effectiveness of the registration statement by the SEC and not rescinded within 10 business days of its issuance; (10) the occurrence of any event materially adverse to us and our prospects or our ability to perform our obligations under the dealer manager agreement. If our dealer manager elects to terminate its relationship with us, our ability to complete this offering and implement our investment strategy would be significantly impaired and would increase the likelihood that our stockholders could lose all or a part of their investment.

Our joint venture arrangement with the CBRE Global Investors reduces our control over our assets and could give rise to disputes with the CBRE Global Investors, which could adversely affect the value of your investment in us.

Our joint venture with the CBRE Global Investors involves risks not otherwise present when we own properties through wholly owned entities. For example:

•	Certain major decisions with respect to the Joint Venture require the approval of a majority of the executive committee of the Joint Venture. The committee includes two members appointed by the CBRE Global Investors. Our inability to obtain majority approval may prevent us from executing transactions that would be in our best interest.

•	A dispute with respect to certain major decisions may give either party the right to trigger buy/sell rights. Should we initiate the buy/sell procedures, we would (at the election of the CBRE Global Investors) have to sell our interests in the Joint Venture or buy the CBRE Global Investors’ interest in the Joint Venture. Should the CBRE Global Investors initiate the buy/sell procedures, we would have to choose between buying and selling our interest in the Joint Venture. If we are a seller under the buy/sell procedures, the terms of the sale may be less attractive than if we had held onto our investment; and if we are a buyer, we may be unable to finance such a buy-out or may have to incur indebtedness on unattractive terms or at levels that might not be in our best interest.

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•	Our agreement with the CBRE Global Investors limits certain direct and indirect transfers of our interest in the Joint Venture. As a result, we may be unable to sell our interest in the Joint Venture when we would otherwise like and we may be unable to sell large equity interests in us or certain subsidiaries to a large investor that would, as a result of the sale, directly or indirectly own 20.0% or more of the subsidiary through which we own our interest in the Joint Venture.

•	Our investments made through the Joint Venture will be held in a subsidiary REIT. If such subsidiary REIT were to fail to qualify as a REIT, our own REIT qualification could be threatened.

If we pay distributions from sources other than our funds from operations, we will have fewer funds available for investment in properties and other assets and our stockholders’ overall returns may be reduced.

Our organizational documents permit us to pay distributions from any source without limit. If we fund distributions from financings, the net proceeds from this offering or other sources, we will have fewer funds available for investment in real estate properties and other real estate-related assets and our stockholders’ overall returns may be reduced. We expect to have little, if any, funds from operations available for distribution until we make substantial investments. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need funds from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of funds that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to use third-party borrowings to fund our distributions. At times, we may be forced to borrow funds to pay distributions during unfavorable market conditions, which could increase our operating costs. We may also fund such distributions from advances or contributions from our sponsors or from any deferral or waiver of fees by our advisor and sub-advisor. To the extent distributions exceed our current and accumulated earnings and profits, a stockholder’s tax basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s tax basis, the stockholder will generally recognize capital gain. To date, we have paid distributions to our stockholders from operating cash flow, proceeds from financings and contributions from our sub-advisor.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends primarily upon the performance of Phillips Edison Sub-Advisor, acting on behalf of our advisor, with respect to the acquisition of our investments, including the ability to source loan origination opportunities for us. Competition from competing entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets have materially impacted the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. This lack of available debt could result in a further reduction of suitable investment opportunities and create a competitive advantage to other entities that have greater financial resources than we do. We are also subject to competition in seeking to acquire real estate-related investments. The more shares we sell in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. We can give no assurance that our sub-advisor, acting on behalf of our advisor, will be successful in obtaining suitable investments on financially attractive terms or that our objectives will be achieved. If we are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

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Disruptions in the financial markets and challenging economic conditions could adversely impact the commercial mortgage market as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to our stockholders.

We intend to allocate a small percentage of our portfolio to real estate-related investments such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. The returns available to investors in these investments are determined by: (1) the supply and demand for such investments, (2) the performance of the assets underlying the investments and (3) the existence of a market for such investments, which includes the ability to sell or finance such investments.

During periods of volatility, the number of buyers participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.

During 2008 and 2009, concerns pertaining to the deterioration of credit in the residential mortgage market expanded to almost all areas of the debt capital markets including corporate bonds, asset-backed securities and commercial real estate bonds and loans. Though there have been signs that the credit markets have begun to thaw as the global economy has shown signs of recovery, we cannot foresee when these markets will stabilize. This instability may interfere with the successful implementation of our business strategy.

Disruptions in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms, our ability to service any future indebtedness that we may incur and the values of our investments.

Despite improved access to capital for some companies, the capital and credit markets continue to be affected by extreme volatility and disruption during the past four years. The health of the global capital markets remains a concern. The banking industry has been experiencing improved earnings, but the relatively low growth economic environment has caused the markets to question whether financial institutions are truly appropriately capitalized. The downgrade of the U.S. government debt has increased these concerns, especially for the larger, money center banks. Smaller financial institutions have continued to work with borrowers to amend and extend existing loans; however, as these loans reach maturity, there is the potential for future credit losses. The FDIC’s list of troubled financial institutions is still quite large and the threat of more bank closings will weigh heavily on the financial markets.

Looking forward, it is widely assumed that mortgage delinquencies have not yet peaked. Liquidity in the global credit market has been severely contracted by market disruptions, and new lending is expected to remain subdued in the near term. We have relied on debt financing to finance most of our grocery-anchored shopping centers. As a result of the uncertainties in the credit market, we may not be able to refinance our existing indebtedness or to obtain additional debt financing on attractive terms. If we are not able to refinance existing indebtedness on attractive terms at its maturity, we may be forced to dispose of some of our assets.

Further disruptions in the financial markets and uncertain economic conditions could adversely affect the values of our investments. Turmoil in the capital markets has constrained equity and debt capital available for investment in commercial real estate, resulting in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments, which could have the following negative effects on us:

•	the values of our investments in grocery-anchored shopping centers could decrease below the amounts we paid for such investments;

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•	the value of collateral securing any loan investment that we may make could decrease below the outstanding principal amounts of such loans;

•	revenues from properties we acquire could decrease due to fewer tenants or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on future debt financings; and

•	revenues on the properties and other assets underlying any loan investments we may make could decrease, making it more difficult for the borrower to meet its payment obligations to us.

All of these factors could impair our ability to make distributions to our investors and decrease the value of an investment in us.

Because this is a blind-pool offering, our stockholders will not have the opportunity to evaluate our investments before we make them, which makes our stockholders’ investments more speculative.

As of October 1, 2012, we owned 20 grocery-anchored shopping centers, 19 of which we owned through the Joint Venture. Except as described in a supplement to this prospectus, we have not identified any additional properties in which there is a reasonable probability we will invest the proceeds of this offering. We will seek to continue to invest substantially all of the net proceeds from the primary offering, after the payment of fees and expenses, in the acquisition of or investment in interests in real estate properties and real estate-related assets. However, because our stockholders will be unable to evaluate the economic merit of specific real estate projects before we invest in them, our stockholders will have to rely entirely on the ability of our advisor and sub-advisor to select suitable and successful investment opportunities. Furthermore, our board of directors has broad discretion in implementing policies regarding tenant or mortgagor creditworthiness, and our stockholders do not have the opportunity to evaluate potential tenants, managers or borrowers. These factors increase the risk that our stockholders’ investments may not generate returns consistent with their expectations.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our sponsors and the real estate professionals affiliated with our sponsors to identify suitable investments. The private Phillips Edison-sponsored programs, especially those for which the offering proceeds have not been fully invested, rely on our Phillips Edison sponsors for investment opportunities. Similarly, the AR Capital-sponsored programs rely on our AR Capital sponsors for investment opportunities. To the extent that our sponsors and the other real estate professionals employed by our Advisor Entities face competing demands upon their time at times when we have capital ready for investment, we may face delays in locating suitable investments. Further, the more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the large size of this offering and the continuing high demand for the types of properties and other investments we desire to purchase increase the risk of delays in investing our net offering proceeds. Delays we encounter in the selection and acquisition or origination of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns. Further, if we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, our stockholders could suffer delays in receiving the cash distributions attributable to those particular properties.

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We may change our targeted investments without stockholder consent.

We expect to allocate at least 90.0% of our portfolio to investments in well-occupied, grocery-anchored neighborhood and community shopping centers leased to a mix of national, creditworthy retailers selling necessity-based goods and services in strong demographic markets throughout the United States. We intend to allocate no more than 10.0% of our portfolio to other real estate properties and real estate-related loans and securities such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5.0% of the proceeds of this offering, assuming we sell the maximum offering amount. Though this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, our current targeted investments. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to our stockholders.

If we raise substantially less than the maximum offering amount, we will not be able to invest in as diverse a portfolio of properties as we otherwise would, which may cause the value of your investment to vary more widely with the performance of specific assets, and cause our general and administrative expenses to constitute a greater percentage of our revenue. Raising fewer proceeds in this offering, therefore, could increase the risk that you will lose money in your investment.

This offering is being made on a “best efforts” basis, whereby the brokers participating in the offering have no firm commitment or obligation to purchase any of the shares. As of October 12, 2012, we had raised aggregate gross offering proceeds of approximately $92.1 million from the sale of approximately 9.4 million shares in our initial public offering, including shares sold under our dividend reinvestment plan. At this time, it is unknown whether or not we will raise the maximum offering amount.

We are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. If we are unable to raise the maximum offering amount, we will make fewer investments than originally intended resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located, and the length of lease terms with our tenants. In that case, adverse developments with respect to a single property, a geographic region, a small number of tenants, or rental rates when we renew a lease or re-lease a property would have a greater adverse impact on our operations than they otherwise would.

Because we are dependent upon our advisor, our sub-advisor and their affiliates to conduct our operations, any adverse changes in the financial health of our advisor, our sub-advisor or their affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’ investments.

We are dependent on Phillips Edison Sub-Advisor, which is responsible for our day-to-day operations and is primarily responsible for the selection of our investments on behalf of our advisor, and on AR Capital Advisor, which consults with our sub-advisor with respect to acquisitions to be recommended to our board of directors. We are also dependent on Phillips Edison Property Manager to manage our portfolio of real estate assets. Neither our advisor nor our sub-advisor has any prior operating history, and they depend upon the fees and other compensation that they receive from us in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes in the financial condition of our advisor, our sub-advisor, our property manager or certain of their affiliates or in our relationship with them could hinder its or their ability to successfully manage our operations and our portfolio of investments.

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The loss of or the inability to obtain key real estate professionals at our advisor, our sub-advisor or our dealer manager could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.

Our success depends to a significant degree upon the contributions of Messrs. Schorsch and Kahane at our advisor and dealer manager, and Messrs. Phillips and Edison, John B. Bessey, our President, R. Mark Addy, our Chief Operating Officer, and Richard J. Smith, our Chief Financial Officer, at our sub-advisor. We do not have employment agreements with these individuals, and they may not remain associated with us. If any of these persons were to cease their association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our Advisor Entities’ and their respective affiliates’ ability to hire and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our Advisor Entities and their respective affiliates may be unsuccessful in attracting and retaining such skilled individuals. Further, we intend to establish strategic relationships with firms, as needed, that have special expertise in certain services or detailed knowledge regarding real properties in certain geographic regions. Maintaining such relationships will be important for us to effectively compete with other investors for properties and tenants in such regions. We may be unsuccessful in establishing and retaining such relationships. If we lose or are unable to obtain the services of highly skilled professionals or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of our stockholders’ investments may decline.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce our stockholders’ recovery, as well as our recovery, against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter generally provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, we and our stockholders may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce our stockholders’ and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distribution to our stockholders.

Risks Related to Conflicts of Interest

Our sponsors and their respective affiliates, including all of our executive officers, some of our directors and other key real estate professionals, face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

Our advisor and sub-advisor and their respective affiliates receive substantial fees from us. These fees could influence our advisor’s and sub-advisor’s advice to us as well as their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with affiliates of our AR Capital sponsor, including the advisory agreement and the dealer-manager agreement;

•	the continuation, renewal or enforcement of our agreements with Phillips Edison and its affiliates, including the property management agreement;

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•	the continuation, renewal or enforcement of our advisor’s agreements with our sub-advisor and their respective affiliates, including the sub-advisory agreement;

•	public offerings of equity by us, which will likely entitle our Advisor Entities to increased acquisition and asset-management fees;

•	sales of properties and other investments to third parties, which entitle our Advisor Entities to disposition fees and possible subordinated incentive fees;

•	acquisitions of properties and other investments from other Phillips Edison- or AR Capital-sponsored programs, which might entitle affiliates of AR Capital or Phillips Edison to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	acquisitions of properties and other investments from third parties and loan originations to third parties, which entitle our Advisor Entities to acquisition and asset management fees;

•	borrowings to acquire properties and other investments and to originate loans, which borrowings generate financing fees and increase the acquisition and asset-management fees payable to our Advisor Entities;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our Advisor Entities to a subordinated incentive fee; and

•	whether and when we seek to sell the company or its assets, which sale could entitle our Advisor Entities to a subordinated share of cash flows.

The fees our Advisor Entities receive in connection with transactions involving the acquisition of assets are based initially on the cost of the investment, including costs related to loan originations, and are not based on the quality of the investment or the quality of the services rendered to us. This may influence our Advisor Entities to recommend riskier transactions to us. In addition, because the fees are based on the cost of the investment, it may create an incentive for our Advisor Entities to recommend that we purchase assets with more debt and at higher prices.

Because other real estate programs sponsored by our sponsors and offered through our dealer manager may conduct offerings concurrently with our offering, our sponsors and our dealer manager face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.

An affiliate of our advisor is also the advisor of several other AR Capital-sponsored non-traded REITS that are raising capital in ongoing public offerings of common stock. Our dealer manager, Realty Capital Securities, LLC, an affiliate of our AR Capital sponsors, is the dealer manager or is named in the registration statement as the dealer manager in a number of offerings, including some American Realty Capital sole-sponsored offerings, that are either effective or in registration. In addition, our sponsors may decide to sponsor future programs that would seek to raise capital through public offerings conducted concurrently with our offering. As a result, our sponsors and our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Our sponsors generally seek to avoid simultaneous public offerings by programs that have a substantially similar mix of investment attributes, including targeted investment types. Nevertheless, there may be periods during which one or more programs sponsored by our sponsors will be raising capital and might compete with us for investment capital. Such conflicts may not be resolved in our favor, and you will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

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Our sponsors face conflicts of interest relating to the acquisition of assets and leasing of properties and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets and obtain less creditworthy tenants, which could limit our ability to make distributions and reduce our stockholders’ overall investment return.

We rely on our sponsors and the executive officers and other key real estate professionals at our advisor and sub-advisor to identify suitable investment opportunities for us, with our sub-advisor having primary responsibility for identifying suitable investments for us on our behalf of our advisor. Our individual AR Capital and Phillips Edison sponsors and several of the other key real estate professionals of our advisor and sub-advisor are also the key real estate professionals at our entity sponsors and their other public and private programs. Many investment opportunities that are suitable for us may also be suitable for other Phillips Edison- or AR Capital-sponsored programs. Generally, our advisor and sub-advisor will not pursue any opportunity to acquire any real estate properties or real estate-related loans and securities that are directly competitive with our investment strategies, unless and until the opportunity is first presented to us, subject to certain exceptions. See “Conflicts of Interest—Our Sponsor’s Interests in Other Real Estate Programs—Allocation of Investment Opportunities” and “Conflicts of Interest—Certain Conflict Resolution Matters—Restrictions on Competing Business Activities of Our Sponsors.” For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase real estate or any significant asset related to real estate unless the advisor or sub-advisor has recommended the investment to us. Thus, the executive officers and real estate professionals of our advisor and sub-advisor could direct attractive investment opportunities to other entities or investors. Such events could result in us investing in properties that provide less attractive returns, which may reduce our ability to make distributions.

We and other Phillips Edison- and AR Capital-sponsored programs also rely on these real estate professionals to supervise the property management and leasing of properties. If our advisor or sub-advisor directs creditworthy prospective tenants to properties owned by another Phillips Edison- or AR Capital-sponsored program when they could direct such tenants to our properties, our tenant base may have more inherent risk than might otherwise be the case. Further, our executive officers and key real estate professionals are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, leasing or sale of real estate investments. For a detailed description of the conflicts of interest that our sponsors and their respective affiliates face, see “Conflicts of Interest.”

Our advisor and sub-advisor will face conflicts of interest relating to joint ventures that we may form with affiliates of our sponsors, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.

If approved by a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction, we may enter into joint venture agreements with other sponsor-affiliated programs or entities for the acquisition, development or improvement of properties or other investments. All of our executive officers, some of our directors and the key real estate professionals assembled by our advisor and sub-advisor are also executive officers, directors, managers, key professionals or holders of a direct or indirect controlling interest in our advisor, our sub-advisor, our dealer manager or other sponsor-affiliated entities. These persons will face conflicts of interest in determining which sponsor-affiliated program should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the sponsor-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a sponsor-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The sponsor-affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.

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Our sponsors, our officers, our advisor, our sub-advisor and the real estate and other professionals assembled by our advisor and sub-advisor face competing demands relating to their time, and this may cause our operations and our stockholders’ investments to suffer.

We rely on our sub-advisor, acting on behalf of our advisor, for the day-to-day operation of our business. In addition, our sub-advisor has the primary responsibility for the selection of our investments on behalf of our advisor. Our advisor consults with our sub-advisor with respect to proposed acquisitions, and our advisor and our sub-advisor jointly recommend investment opportunities to our board of directors; but in the event of a disagreement, the determination of the sub-advisor will prevail. Our advisor and sub-advisor also work jointly to make major decisions affecting us, all under the direction of our board of directors. Our advisor and sub-advisor rely on our sponsors and their respective affiliates to conduct our business. Messrs. Phillips and Edison are principals of Phillips Edison and the affiliates that manage the assets of the other Phillips Edison-sponsored programs. Similarly, our individual AR Capital sponsors are key executives in other AR Capital-sponsored programs. As a result of their interests in other Phillips Edison- or AR Capital-sponsored programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities, these individuals will continue to face conflicts of interest in allocating their time among us and other Phillips Edison- or AR Capital-sponsored programs and other business activities in which they are involved. Should our advisor or sub-advisor breach its fiduciary duties to us by inappropriately devoting insufficient time or resources to our business, the returns on our investments, and the value of our stockholders’ investments, may decline.

All of our executive officers, some of our directors and the key real estate and other professionals assembled by our advisor, sub-advisor and dealer manager face conflicts of interest related to their positions or interests in affiliates of our sponsors, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.

All of our executive officers, some of our directors and the key real estate and other professionals assembled by our advisor, sub-advisor and dealer manager are also executive officers, directors, managers, key professionals or holders of a direct or indirect controlling interests in our advisor, the sub-advisor, our dealer manager or other sponsor-affiliated entities. Through our AR Capital sponsor’s affiliates, some of these persons work on behalf of AR Capital-sponsored programs that are currently raising capital publicly or are in registration to raise capital publicly. Through our Phillips Edison sponsor’s affiliates, some of these persons work on behalf of other Phillips Edison-sponsored private programs. As a result, they have loyalties to each of these entities, which loyalties could conflict with the fiduciary duties they owe to us and could result in action or inaction detrimental to our business. Conflicts with our business and interests are most likely to arise from (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties to, affiliated entities, (c) development of our properties by affiliates, (d) investments with affiliates of our advisor or sub-advisor, (e) compensation to our advisor or sub-advisor and (f) our relationship with our advisor, sub-advisor, dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.

The management of multiple REITs, especially REITs in the development stage, by the officers of our advisor may significantly reduce the amount of time the officers of our advisor are able to spend on activities related to us and may cause other conflicts of interest, which may cause our operating results to suffer.

The officers of our advisor are part of the senior management or are key personnel of several other AR Capital-sponsored REITs and their advisors. All of these AR Capital-sponsored REITs have registration statements that became effective in the past two years. As a result, such REITs will have concurrent and/or overlapping fundraising, acquisition, operational and disposition and liquidation phases as us, which may cause conflicts of interest to arise throughout the life of our company with respect to, among other things, finding investors, locating and acquiring properties, entering into leases and disposing of properties. Additionally, based on our AR Capital sponsor’s experience, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. The conflicts of interest each of the officers of our advisor face may delay our fund raising and the investment of our proceeds due to the competing time demands.

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We compete for investors with other programs of our sponsor, which could adversely affect the amount of capital we have to invest.

Our AR Capital sponsor is currently the sponsor of several other public offerings of non-traded REIT shares and a public offering of shares for a REIT that is listed on the NASDAQ Capital Market, which offerings will be ongoing during a significant portion of our offering period. These programs all have filed registration statements for the offering of common stock and intend to elect to be taxed as REITs. The offerings are occurring concurrently with our offering, and our AR Capital sponsor is likely to sponsor other offerings during our offering period. Our dealer manager is the dealer manager for these other offerings. We compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.

Although our sponsors and their affiliates have previously paid, forgiven or deferred certain fees and expenses related to us, there is no obligation by our sponsors or their affiliates to continue to do so in the future.

AR Capital Advisor and Phillips Edison Sub-Advisor have informed us that they will reimburse us for all or a portion of the asset management fees paid in a given quarter if, as of the date of payment, our operating performance during the prior quarter has not been commensurate with our distributions during such period. In addition, our sponsors have provided $228,000 towards certain of our general and administrative expenses as capital contributions since inception. Our sponsors have not received, and will not receive, additional equity securities or any reimbursement for this contribution. Our sponsors do not intend to make further capital contributions to continue to fund certain of our general and administrative expenses. Also, as of June 30, 2012, approximately $4.1 million of organization and offering costs incurred by Phillips Edison Sub-Advisor on our behalf has not been charged to us because of the uncertainty as to the amount of proceeds we will raise in this offering. Organization and offering cost reimbursements may not exceed 1.5% of the gross proceeds raised through this offering. Whether these internal costs incurred by Phillips Edison Sub-Advisor will be billed is dependent upon the success of this offering and the discretion of Phillips Edison Sub-Advisor.

Risks Related to This Offering and Our Corporate Structure

Our stockholders may be more likely to sustain a loss on their investment because our sponsors do not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.

Our sponsors have initially invested only $428,000 in us through our Phillips Edison sponsor’s purchase of 20,000 shares of our common stock at $10.00 per share and through the contribution of $228,000 towards certain of our general and administrative expenses. Therefore, if we are successful in raising enough proceeds to reimburse our sponsors for our significant organization and offering expenses, our sponsors will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsors do not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.

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The offering price of our shares was not established in reliance on a valuation of our assets and liabilities; the actual value of your investment may be substantially less than what you pay. We may use the most recent price paid to acquire a share in this offering or a follow-on public offering as the estimated value of our shares until we have completed our offering stage. Even when AR Capital Advisor begins to use other valuation methods to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.

We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. The offering price is likely to be higher than the proceeds that you would receive upon liquidation or a resale of your shares if they were to be listed on a national exchange or actively traded by broker-dealers, in light of the upfront fees that we pay in connection with the issuance of our shares.

To assist FINRA members and their associated persons that participate in this offering, pursuant to FINRA Rule 2310, we disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. For this purpose, AR Capital Advisor estimated the value of our common shares as $10.00 per share as of December 31, 2011. The basis for this valuation is the fact that the offering price of our shares of common stock in this offering is $10.00 per share (ignoring purchase price discounts for certain categories of purchasers). AR Capital Advisor has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for up to 18 months. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.)

Although this initial estimated value represents the most recent price at which most investors are willing to purchase shares in this offering, this reported value is likely to differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon a liquidation of the our assets because (i) there is no public trading market for the shares at this time; (ii) the $10.00 primary offering price involves the payment of underwriting compensation and other directed selling efforts, which payments and efforts are likely to produce a higher sale price than could otherwise be obtained; (iii) the estimated value does not reflect, and is not derived from, the cost of our assets because the amount of proceeds available for investment from our primary public offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and fees and expenses; (iv) the estimated value does not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the global financial and real estate markets may affect the values of our investments; and (v) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio.

When determining the estimated value of our shares by methods other than the last price paid to acquire a share in an offering, AR Capital Advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may or may not be an accurate reflection of the fair market value of our investments and will not likely represent the amount of net proceeds that would result from an immediate sale of our assets.

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The actual value of shares that we repurchase under our share repurchase program may be substantially less than what we pay.

Under our share repurchase program, shares may be repurchased at varying prices depending on (a) the number of years the shares have been held, (b) the purchase price paid for the shares and (c) whether the redemptions are sought upon a stockholder’s death, qualifying disability or determination of incompetence. The maximum price that may be paid under the program is $10.00 per share, which is the offering price of our shares of common stock in the primary portion of this offering (ignoring purchase price discounts for certain categories of purchasers) and, as described above, the initial estimated value of our common shares disclosed to assist FINRA members and their associated persons that participate in this offering, pursuant to FINRA Rule 2310. Although this initial estimated value represents the most recent price at which most investors are willing to purchase shares in this primary offering, this reported value is likely to differ from the price at which a stockholder could resell his or her shares for the reasons discussed in the risk factor above. Thus, when we repurchase shares of our common stock at $10.00 per share, the actual value of the shares that we repurchase is likely to be less, and the repurchase is likely to be dilutive to our remaining stockholders. Even at lower repurchase prices, the actual value of the shares may be substantially less than what we pay and the repurchase may be dilutive to our remaining stockholders.

Because our dealer manager is an affiliate of our AR Capital sponsor, you will not have the benefit of an independent due diligence review of us, which is customarily performed in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.

Our dealer manager, Realty Capital Securities, LLC, is an affiliate of our AR Capital sponsor. Because Realty Capital Securities, LLC is an affiliate of our AR Capital sponsor, its due diligence review and investigation of us and the prospectus cannot be considered to be an independent review. Therefore, you will not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, among other purposes, our charter prohibits a person from directly or constructively owning more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

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Because Maryland law permits our board to adopt certain anti-takeover measures without stockholder approval, investors may be less likely to receive a “control premium” for their shares.

In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our board, without stockholder approval, to amend our charter to:

•	stagger our board of directors into three classes;

•	require a two-thirds stockholder vote for removal of directors;

•	provide that only the board can fix the size of the board;

•	provide that all vacancies on the board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and

•	require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.

Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has at least three independent directors.  Our charter does not prohibit our board from opting into any of the above provisions permitted under Maryland law.  Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.

Our stockholders have limited control over changes in our policies and operations, which increases the uncertainty and risks our stockholders face.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks our stockholders face.

Our stockholders may not be able to sell their shares under our share repurchase program and, if they are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.

Our share repurchase program includes numerous restrictions that limit our stockholders’ ability to sell their shares. During any calendar year, we may purchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Our stockholders must hold their shares for at least one year in order to participate in the program. The cash available for redemption on any particular date will generally be limited to the proceeds from the dividend reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for redemptions during the same period; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. These limitations do not, however, apply to repurchases sought upon a stockholder’s death or “qualifying disability.” Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share repurchase program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share repurchase program. These limits may prevent us from accommodating all repurchase requests made in any year. These restrictions would severely limit your ability to sell your shares should you require liquidity and would limit your ability to recover the value you invested. Our board is free to amend, suspend or terminate the share repurchase program upon 30 days’ notice.

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Our stockholders’ interests in us will be diluted if we issue additional shares, which could reduce the overall value of our stockholders’ investments.

Our common stockholders do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock. Our board may elect to (1) sell additional shares in this or future public offerings, (2) issue equity interests in private offerings, (3) issue share-based awards to our independent directors or to our officers or employees or to the officers or employees of our advisor or sub-advisor or any of their affiliates, (4) issue shares to our advisor or sub-advisor, or its successors or assigns, in payment of an outstanding fee obligation or (5) issue shares of our common stock to sellers of properties or assets we acquire in connection with an exchange of limited partnership interests of the operating partnership. To the extent we issue additional equity interests, our stockholders’ percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our real estate investments, our investors may also experience dilution in the book value and fair value of their shares.

Payment of fees to our advisor, our sub-advisor and their respective affiliates reduces cash available for investment and distribution and increases the risk that our stockholders will not be able to recover the amount of their investment in our shares.

Our advisor, our sub-advisor and their respective affiliates perform services for us in connection with the sale of shares in this offering, the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. We pay them substantial fees for these services, which results in immediate dilution to the value of our stockholders’ investments and reduces the amount of cash available for investment or distribution to stockholders. Depending primarily upon the number of shares we sell in this offering and assuming a $10.00 purchase price for shares sold in the primary offering and a $9.50 purchase price for shares sold under the dividend reinvestment plan, we estimate that approximately 87.19% of the gross proceeds will be available to make investments in real estate properties and other real estate-related loans and securities. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our Advisor Entities for its services in connection with the selection, acquisition and financing of properties, and to repurchase shares of our common stock under our share repurchase program. These substantial fees and other payments also increase the risk that our stockholders will not be able to resell their shares at a profit, even if our shares are listed on a national securities exchange.

If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.

When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for improvements to the vacated space in order to attract replacement tenants. Even when tenants do renew their leases, we may agree to make improvements to their space as part of our negotiation. If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain financing from sources, beyond our funds from operations, such as borrowings or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of your investment.

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Although we are not currently afforded the protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.

Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection. For more information about the business combination, control share acquisition and Subtitle 8 provisions of Maryland law, see “Description of Shares―Business Combinations,” “Description of Shares―Control Share Acquisitions” and “Description of Shares―Subtitle 8.”

General Risks Related to Investments in Real Estate

Economic and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.

Our properties and their performance are subject to the risks typically associated with real estate, including:

•	downturns in national, regional and local economic conditions;

•	increased competition for real estate assets targeted by our investment strategy;

•	adverse local conditions, such as oversupply or reduction in demand for similar properties in an area and changes in real estate zoning laws that may reduce the desirability of real estate in an area;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;

•	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws;

•	periods of high interest rates and tight money supply; and

•	the illiquidity of real estate investments generally.

Any of the above factors, or a combination thereof, could result in a decrease in the value of our investments, which would have an adverse effect on our operations, on our ability to pay distributions to our stockholders and on the value of our stockholders’ investments.

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We depend on our tenants for revenue, and, accordingly, our revenue and our ability to make distributions to our stockholders is dependent upon the success and economic viability of our tenants.

We depend upon tenants for revenue. Rising vacancies across commercial real estate have resulted in increased pressure on real estate investors and their property managers to find new tenants and keep existing tenants. A property may incur vacancies either by the expiration of a tenant lease, the continued default of a tenant under its lease or the early termination of a lease by a tenant. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to stockholders. In order to maintain tenants, we may have to offer inducements, such as free rent and tenant improvements, to compete for attractive tenants. In addition, if we are unable to attract additional or replacement tenants, the resale value of the property could be diminished, even below our cost to acquire the property, because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce the value of our stockholders’ investments.

Retail conditions may adversely affect our base rent and subsequently our income.

Some of our leases may provide for base rent plus contractual base rent increases. A number of our retail leases may also include a percentage rent clause for additional rent above the base amount based upon a specified percentage of the sales our tenants generate. Under those leases that contain percentage rent clauses, our revenue from tenants may increase as the sales of our tenants increase. Generally, retailers face declining revenues during downturns in the economy. As a result, the portion of our revenue which we may derive from percentage rent leases could decline upon a general economic downturn.

Our revenue will be affected by the success and economic viability of our anchor retail tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space and adversely affect the returns on our stockholders’ investments.

In the retail sector, a tenant occupying all or a large portion of the gross leasable area of a retail center, commonly referred to as an anchor tenant, may become insolvent, may suffer a downturn in business, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction if another tenant’s lease is terminated. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to re-model the space to be able to re-lease the space to more than one tenant.

Dislocations in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.

Domestic and international credit markets currently are experiencing significant disruptions and dislocations which have been brought about in large part by failures in the U.S. banking system. These disruptions and dislocations have materially impacted the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. If the lack of available debt persists, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. This lack of available debt could result in a reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, if we pay fees to lock in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. If we acquire properties and other investments at higher prices or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may decrease significantly below the amount we paid for such assets. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

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The economic downturn and weak recovery in the United States has had, and may continue to have, an adverse impact on the retail industry generally. Slow or negative growth in the retail industry could result in defaults by retail tenants, which could have an adverse impact on our financial operations.

The economic downturn and weak recovery in the United States has had an adverse impact on the retail industry generally. As a result, the retail industry is facing reductions in sales revenues and increased bankruptcies throughout the United States. The continuation of adverse economic conditions may result in an increase in distressed or bankrupt retail companies, which in turn would result in an increase in defaults by tenants at our commercial properties. Additionally, slow economic growth is likely to hinder new entrants into the retail market which may make it difficult for us to fully lease the real properties that we plan to acquire. Tenant defaults and decreased demand for retail space would have an adverse impact on the value of the retail properties that we plan to acquire and our results of operations.

We anticipate that our properties will consist primarily of retail properties. Our performance, therefore, is linked to the market for retail space generally.

The market for retail space has been and could be adversely affected by weaknesses in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, excess amounts of retail space in a number of markets and competition for tenants with other shopping centers in our markets. Customer traffic to these shopping areas may be adversely affected by the closing of stores in the same shopping center, or by a reduction in traffic to such stores resulting from a regional economic downturn, a general downturn in the local area where our store is located, or a decline in the desirability of the shopping environment of a particular shopping center. Such a reduction in customer traffic could have a material adverse effect on our business, financial condition and results of operations.

A high concentration of our properties in a particular geographic area, or with tenants in a similar industry, would magnify the effects of downturns in that geographic area or industry.

We expect that our properties will be diverse according to geographic area and industry of our tenants. However, in the event that we have a concentration of properties in any particular geographic area, any adverse situation that disproportionately affects that geographic area would have a magnified adverse effect on our portfolio. Similarly, if tenants of our properties are concentrated in a certain industry or retail category, any adverse effect on that industry generally would have a disproportionately adverse effect on our portfolio.

Our retail tenants face competition from numerous retail channels, which may reduce our profitability and ability to pay distributions.

Retailers at our properties face continued competition from discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators, television shopping networks and Internet shopping. Such competition could adversely affect our tenants and, consequently, our revenues and funds available for distribution.

If we enter into long-term leases with retail tenants, those leases may not result in fair value over time.

Long-term leases do not allow for significant changes in rental payments and do not expire in the near term. If we do not accurately judge the potential for increases in market rental rates when negotiating these long-term leases, significant increases in future property operating costs could result in receiving less than fair value from these leases. Such circumstances would adversely affect our revenues and funds available for distribution.

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The bankruptcy or insolvency of a major tenant may adversely impact our operations and our ability to pay distributions to stockholders.

The bankruptcy or insolvency of a significant tenant or a number of smaller tenants may have an adverse impact on financial condition and our ability to pay distributions to our stockholders. Generally, under bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant’s bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our financial condition, cash flow and the amount available for distributions to our stockholders.

If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, we and our lessee could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on our stockholders’ investments.

We face competition from various entities for investment opportunities in retail properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of its investments. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell.

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Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties.

A property may incur vacancies either by the expiration of a tenant lease, the continued default of a tenant under its lease or the early termination of a lease by a tenant. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce the value of our stockholders’ investments.

We may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so, limiting our ability to pay cash distributions to our stockholders.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our stockholders and could reduce the value of our stockholders’ investments. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Our inability to sell a property when we desire to do so may cause us to reduce our selling price for the property. Any delay in our receipt of proceeds, or diminishment of proceeds, from the sale of a property could adversely impact our ability to pay distributions to our stockholders.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance and exist in order to protect the yield expectations of lenders. We expect that many of our properties will be subject to lock-out provisions. Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties when we may desire to do so. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our shares relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

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If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce the distributions available to our stockholders.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash; however, in some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we will bear the risk that the purchaser may default, which could reduce our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to our stockholders.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.

We may from time to time acquire unimproved real property or properties that are under development or construction. Investments in such properties are subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

If we contract with a development company for newly developed property, our earnest money deposit made to the development company may not be fully refunded.

We may enter into one or more contracts, either directly or indirectly through joint ventures with affiliates or others, to acquire real property from a development company that is engaged in construction and development of commercial real properties. Properties acquired from a development company may be either existing income-producing properties, properties to be developed or properties under development. We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties. In the case of properties to be developed by a development company, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property. At the time of contracting and the payment of the earnest money deposit by us, the development company typically will not have acquired title to any real property. Typically, the development company will only have a contract to acquire land, a development agreement to develop a building on the land and an agreement with one or more tenants to lease all or part of the property upon its completion. We may enter into such a contract with the development company even if at the time we enter into the contract we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property. However, we may not be required to close a purchase from the development company, and may be entitled to a refund of our earnest money, in the following circumstances:

•	the development company fails to develop the property;

•	all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or

•	we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

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The obligation of the development company to refund our earnest money will be unsecured, and we may not be able to obtain a refund of such earnest money deposit from it under these circumstances since the development company may be an entity without substantial assets or operations.

Our joint venture partners could take actions that decrease the value of an investment to us and lower our stockholders’ overall return.

We have entered into, and may continue to enter into, joint ventures with third parties, including entities that are affiliated with our advisor or sub-advisor, to acquire properties and other assets. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;

•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•	the possibility that we may incur liabilities as a result of an action taken by such co-venturer, co-tenant or partner;

•	that disputes between us and a co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;

•	the possibility that if we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or

•	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to our stockholders. In addition, to the extent that our venture partner or co-tenant is an affiliate of our advisor or sub-advisor, certain conflicts of interest will exist. Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of our stockholders’ investments.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property.

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CC&Rs may restrict our ability to operate a property.

We expect that some of our properties will be contiguous to other parcels of real property, comprising part of the same retail center. In connection with such properties, we will be subject to significant covenants, conditions and restrictions, known as “CC&Rs,” restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions to our stockholders.

If we set aside insufficient capital reserves, we may be required to defer necessary capital improvements.

If we do not have enough reserves for capital to supply needed funds for capital improvements throughout the life of the investment in a property and there is insufficient cash available from our operations, we may be required to defer necessary improvements to a property, which may cause that property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted.

Our operating expenses may increase in the future and, to the extent such increases cannot be passed on to tenants, our cash flow and our operating results would decrease.

Operating expenses, such as expenses for fuel, utilities, labor and insurance, are not fixed and may increase in the future. There is no guarantee that we will be able to pass such increases on to our tenants. To the extent such increases cannot be passed on to tenants, any such increase would cause our cash flow and our operating results to decrease.

Our real properties are subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our real properties are subject to real property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. We anticipate that certain of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the real properties that they occupy, while other leases will generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale. In addition, we are generally responsible for real property taxes related to any vacant space.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our stockholders’ investments.

We will attempt to adequately insure all of our real properties against casualty losses. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of our stockholders’ investments. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government. We cannot be certain how this act will impact us or what additional cost to us, if any, could result.

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Terrorist attacks and other acts of violence or war may affect the markets in which we plan to operate, which could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

Terrorist attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We expect that we will invest in major metropolitan areas. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. The inability to obtain sufficient terrorism insurance or any terrorism insurance at all could limit our investment options as some mortgage lenders have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition of providing loans.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may reduce our net income and the cash available for distributions to our stockholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Our tenants’ operations, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Any material expenditures, fines, penalties, or damages we must pay will reduce our ability to make distributions and may reduce the value of our stockholders’ investments.

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The costs of defending against claims of environmental liability or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The costs of defending against claims of environmental liability or of paying personal injury claims could reduce the amounts available for distribution to our stockholders. Generally, we expect that the real estate properties that we acquire will have been subject to Phase I environmental assessments at the time they were acquired. A Phase I environmental assessment or site assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

Our properties may be subject to the Americans with Disabilities Act of 1990, as amended. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the ADA or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the ADA. We cannot assure our stockholders that we will be able to acquire properties or allocate responsibilities in this manner. Any of our funds used for Disabilities Act compliance will reduce our net income and the amount of cash available for distributions to our stockholders.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.

We intend to diversify our cash and cash equivalents among several banking institutions in an attempt to minimize exposure to any one of these entities. However, the Federal Deposit Insurance Corporation, or “FDIC,” only insures amounts up to $250,000 per depositor per insured bank. We expect to have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of our stockholders’ investments.

Risks Related to Real Estate-Related Investments

Our investments in mortgage, mezzanine, bridge and other loans as well as our investments in mortgage-backed securities, collateralized debt obligations and other debt may be affected by unfavorable real estate market conditions, which could decrease the value of those assets and the return on your investment.

If we make or invest in mortgage, mezzanine or other real estate-related loans, we will be at risk of defaults by the borrowers on those loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. Our investments in mortgage-backed securities, collateralized debt obligations and other real estate-related debt will be similarly affected by real estate market conditions.

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If we make or invest in mortgage, mezzanine, bridge or other real estate-related loans, our loans will be subject to interest rate fluctuations that will affect our returns as compared to market interest rates; accordingly, the value of your investment would be subject to fluctuations in interest rates.

If we make or invest in fixed-rate, long-term loans and interest rates rise, the loans could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid because we may not be able to make new loans at the higher interest rate. If we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. For these reasons, if we invest in mortgage, mezzanine, bridge or other real estate-related loans, our returns on those loans and the value of your investment will be subject to fluctuations in interest rates.

We have not established investment criteria limiting geographical concentration of our mortgage investments or requiring a minimum credit quality of borrowers.

We have not established any limit upon the geographic concentration of properties securing mortgage loans acquired or originated by us or the credit quality of borrowers of uninsured mortgage assets acquired or originated by us. As a result, properties securing our mortgage loans may be overly concentrated in certain geographic areas and the underlying borrowers of our uninsured mortgage assets may have low credit quality. We may experience losses due to geographic concentration or low credit quality.

Mortgage investments that are not United States government insured and non-investment-grade mortgage assets involve risk of loss.

We may originate and acquire uninsured and non-investment-grade mortgage loans and mortgage assets, including mezzanine loans, as part of our investment strategy. While holding these interests, we will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. Also, the costs of financing the mortgage loans could exceed the return on the mortgage loans. In the event of any default under mortgage loans held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. To the extent we suffer such losses with respect to our investments in mortgage loans, the value of our stockholders’ investments may be adversely affected.

We may invest in non-recourse loans, which will limit our recovery to the value of the mortgaged property.

Our mortgage loan assets may be non-recourse loans. With respect to our non-recourse mortgage loan assets, in the event of a borrower default, the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan, may be less than the amount owed under the mortgage loan. As to those mortgage loan assets that provide for recourse against the borrower and its assets generally, we cannot assure our stockholders that the recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

Interest rate fluctuations will affect the value of our mortgage assets, net income and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect our income in many ways and present a variety of risks including the risk of variances in the yield curve, a mismatch between asset yields and borrowing rates, and changing prepayment rates.

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Variances in the yield curve may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Short-term interest rates are ordinarily lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Prepayment rates on our mortgage loans may adversely affect our yields.

The value of our mortgage loan assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. To the extent we originate mortgage loans, we expect that such mortgage loans will have a measure of protection from prepayment in the form of prepayment lock-out periods or prepayment penalties. However, this protection may not be available with respect to investments that we acquire but do not originate. In periods of declining mortgage interest rates, prepayments on mortgages generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgages generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to fully recoup our cost of acquisition of certain investments.

Before making any investment, we will consider the expected yield of the investment and the factors that may influence the yield actually obtained on such investment. These considerations will affect our decision whether to originate or purchase such an investment and the price offered for such an investment. No assurances can be given that we can make an accurate assessment of the yield to be produced by an investment. Many factors beyond our control are likely to influence the yield on the investments, including, but not limited to, competitive conditions in the local real estate market, local and general economic conditions and the quality of management of the underlying property. Our inability to accurately assess investment yields may result in our purchasing assets that do not perform as well as expected, which may adversely affect the value of our stockholders’ investments.

Volatility of values of mortgaged properties may adversely affect our mortgage loans.

Real estate property values and net operating income derived from real estate properties are subject to volatility and may be affected adversely by a number of factors, including the risk factors described in this prospectus relating to general economic conditions and owning real estate investments. In the event its net operating income decreases, a borrower may have difficulty paying our mortgage loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our mortgage loans, which could also cause us to suffer losses.

Mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

We may make and acquire mezzanine loans. These types of mortgage loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property due to a variety of factors, including the loan being entirely unsecured or, if secured, becoming unsecured as a result of foreclosure by the senior lender. We may not recover some or all of our investment in these loans. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans resulting in less equity in the property and increasing the risk of loss of principal.

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Our investments in subordinated loans and subordinated mortgage-backed securities may be subject to losses.

We may acquire or originate subordinated loans and invest in subordinated mortgage-backed securities. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

The CMBS in which we may invest are subject to all of the risks of the underlying mortgage loans and the risks of the securitization process.

CMBS, or commercial mortgage-backed securities, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.

CMBS are also subject to several risks created through the securitization process. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that the interest payment on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated.

Our investments in real estate-related common equity securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities, which may result in losses to us.

We may make equity investments in other REITs and other real estate companies. If we make such investments, we will target a public company that owns commercial real estate or real estate-related assets when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target. We do not expect our non-controlling equity investments in other public companies to exceed 5.0% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Our investments in real estate-related common equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related common equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus.

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Real estate-related common equity securities are generally unsecured and may also be subordinated to other obligations of the issuer. As a result, investments in real estate-related common equity securities are subject to risks of: (1) limited liquidity in the secondary trading market, (2) substantial market price volatility resulting from changes in prevailing interest rates, (3) subordination to the prior claims of banks and other senior lenders to the issuer, (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (5) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (6) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding real estate-related common equity securities and the ability of the issuers thereof to make distribution payments.

Risks Associated with Debt Financing

We have incurred, and are likely to continue to incur, mortgage indebtedness and other borrowings, which increases our risk of loss due to foreclosure.

We have obtained, and are likely to continue to obtain, lines of credit and other financing that are secured by our properties and other assets. Under our charter, we have a limitation on borrowing which precludes our borrowings from exceeding 300% of the value of our net assets without conflicts committee approval. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation or other non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to limit our total liabilities to 75.0% of the aggregate cost of our investments before non-cash reserves and depreciation. We may borrow in excess of these amounts if such excess is approved by a majority of the independent directors and is disclosed to stockholders in our next quarterly report, along with justification for such excess. In some instances, we may acquire real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt. We may also incur mortgage debt on properties that we already own in order to obtain funds to acquire additional properties. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90.0% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). We, however, can give our stockholders no assurance that we will be able to obtain such borrowings on satisfactory terms.

High debt levels will cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If we do mortgage a property and there is a shortfall between the cash flow from that property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of our stockholders’ investments. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.

We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and our stockholders could lose all or part of their investment.

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Increases in interest rates would increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.

As of October 1, 2012, we have approximately $87.8 million of variable rate debt obligations. Because we have variable rate debt obligations, increases in interest rates would increase our interest costs and would reduce our cash flows and our ability to pay distributions to our stockholders.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flows from operations and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more stock or borrowing more money.

We expect to use leverage in connection with our investments in real estate-related assets, which increases the risk of loss associated with this type of investment.

We may finance the acquisition and origination of certain real estate-related investments with warehouse lines of credit and repurchase agreements. In addition, we may engage in various types of securitizations in order to finance our loan originations. The use of such leverage may substantially increase the risk of loss. There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the underlying assets acquired. If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Our debt service payments will reduce our cash flow available for distributions. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. We may utilize repurchase agreements as a component of our financing strategy. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement declines, we may be required to provide additional collateral or make cash payments to maintain the loan-to-collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets. Further, credit facility providers and warehouse facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

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We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.

We may finance our assets over the long-term through a variety of means, including repurchase agreements, credit facilities, issuance of commercial mortgage-backed securities, collateralized debt obligations and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders and funds available for operations as well as for future business opportunities.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements we enter may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage or replace our advisor. In addition, loan documents may limit our ability to replace a property’s property manager or terminate certain operating or lease agreements related to a property. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.

Our derivative financial instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on our stockholders’ investments.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets, but no hedging strategy can protect us completely. We cannot assure our stockholders that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75.0% or 95.0% REIT income test. See “Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Income Tests.”

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

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If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions to our stockholders.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. Any of these results would have a significant, negative impact on our stockholders’ investments.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of your investment.

Our policies do not limit us from incurring debt until our borrowings would cause our total liabilities to exceed 75.0% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. During the early stages of this offering, our conflicts committee may approve debt in excess of this limit. See “Investment Objectives and Criteria―Borrowing Policies.” High debt levels would cause us to incur higher interest charges and higher debt service payments and could also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

U.S. Federal Income Tax Risks

Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.

Our qualification as a REIT depends upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “Material U.S. Federal Income Tax Considerations.”

Our stockholders may have current tax liability on distributions they elect to reinvest in our common stock.

If our stockholders participate in our dividend reinvestment plan, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless our stockholders are a tax-exempt entity, they may have to use funds from other sources to pay their tax liability on the value of the shares of common stock received. See “Description of Shares—Dividend Reinvestment Plan—U.S. Federal Income Tax Consequences of Participation.”

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Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

We operate in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2010. However, the U.S. federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of U.S. federal income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our stockholders.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•	In order to qualify as a REIT, we must distribute annually at least 90.0% of our REIT taxable income to our stockholders (which is determined without regard to the dividends paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on the undistributed income.

•	We will be subject to a 4.0% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85.0% of our ordinary income, 95.0% of our capital gain net income and 100% of our undistributed income from prior years.

•	If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest U.S. federal corporate income tax rate.

•	If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries or the sale met certain “safe harbor” requirements under the Internal Revenue Code.

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Our investments in debt instruments may cause us to recognize “phantom income” for U.S. federal income tax purposes even though no cash payments have been received on the debt instruments.

It is possible that we may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Moreover, pursuant to our involvement in public-private joint ventures, other similar programs recently announced by the federal government, or otherwise, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value.

In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable U.S. federal income tax rules even though no cash payments may be received on such debt instrument.

In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.

As a result of these factors, there is a significant risk that we may recognize substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90.0% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4.0% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid U.S. federal corporate income tax and the 4.0% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of our stockholders’ investments.

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The “taxable mortgage pool” rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations.

We may be deemed to be ourselves, or we may make investments in entities that own or are themselves deemed to be, taxable mortgage pools. Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for U.S. federal income tax purposes. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax by the amount of such tax paid by us that is attributable to such stockholder’s ownership. Moreover, we would generally be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for U.S. federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions or other financing arrangements.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a “pension-held REIT,” (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock or (4) the residual interests in any real estate mortgage investment conduits (“REMICs”) we acquire (if any) generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (3), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code. See “Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Taxable Mortgage Pools and Excess Inclusion Income.”

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75.0% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10.0% of the outstanding voting securities of any one issuer or more than 10.0% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5.0% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25.0% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. See “Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

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Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for U.S. federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service (the “IRS”) could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income and/or asset tests discussed in “Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.”

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation or currency risks will be excluded from gross income for purposes of the REIT 75.0% and 95.0% gross income tests if the instrument hedges (1) interest rate risk on liabilities incurred to carry or acquire real estate or (2) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75.0% or 95.0% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that does not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75.0% and 95.0% gross income tests. See “Material U.S. Federal Income Tax Considerations―Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Derivatives and Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35.0% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25.0% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure our stockholders that we will be able to comply with the 25.0% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.

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We may be subject to adverse legislative or regulatory tax changes.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates.

Legislation enacted in 2003 and modified in 2005 and 2010 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates to 15.0% (through 2012). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates, to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

If the operating partnership fails to maintain its status as a partnership, its income may be subject to taxation.

We intend to maintain the status of the operating partnership as a disregarded entity or partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a disregarded entity or partnership, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This would also result in our losing REIT status, and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

There is a prohibited transaction safe harbor available under the Internal Revenue Code when a property has been held for at least two years and certain other requirements are met. It cannot be assured, however, that any property sales would qualify for the safe harbor. It may also be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.

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The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income.

Distributions that we make to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends, or, for tax years beginning before January 1, 2013, qualified dividend income) generally are taxable as ordinary income. However, a portion of our distributions may (1) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (2) be designated by us, for taxable years beginning before January 1, 2013, as qualified dividend income generally to the extent they are attributable to dividends we receive from our taxable REIT subsidiaries, or (3) constitute a return of capital generally to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder's investment in our common stock.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the position of the IRS regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a dividend reinvestment plan inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid preferential dividends, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently paying preferential dividends, we can provide no assurance to this effect.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. While we intend to elect and qualify to be taxed as a REIT, we may not elect to be treated as a REIT or may terminate our REIT election if we determine that qualifying as a REIT is no longer in the best interests of our stockholders. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

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The share ownership restrictions of the Internal Revenue Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year ending on or after December 31, 2011, five or fewer individuals, as defined in the Internal Revenue Code, may not own, actually or constructively, more than 50.0% in value of our issued and outstanding shares of stock at any time during the last half of a taxable year. Attribution rules in the Internal Revenue Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year after December 31, 2011. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Internal Revenue Code) more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code.

Distributions to foreign investors may be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits.

In general, foreign investors will be subject to regular U.S. federal income tax with respect to their investment in our stock if the income derived therefrom is “effectively connected” with the foreign investor’s conduct of a trade or business in the United States. A distribution to a foreign investor that is not attributable to gain realized by us from the sale or exchange of a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), and that we do not designate as a capital gain distribution, will be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income distribution will be subject to a U.S. federal income tax equal to 30.0% of the gross amount of the distribution, unless this tax is reduced by the provisions of an applicable treaty. See “Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Foreign Stockholders.”

Foreign investors may be subject to FIRPTA tax upon the sale of their shares of our stock.

A foreign investor disposing of a U.S. real property interest, including shares of stock of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to FIRPTA, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50.0% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. While we intend to qualify as a “domestically controlled” REIT, we cannot assure you that we will. If we were to fail to so qualify, gain realized by foreign investors on a sale of shares of our stock would be subject to FIRPTA tax, unless the shares of our stock were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5.0% of the value of our outstanding common stock. See “Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Foreign Stockholders.”

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Foreign investors may be subject to FIRPTA tax upon the payment of a capital gains dividend.

A capital gains dividend paid to foreign investors, if attributable to gain from sales or exchanges of U.S. real property interests, would not be exempt from FIRPTA and would be subject to FIRPTA tax. See “Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Foreign Stockholders.”

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a foreign investor.

Retirement Plan Risks

If the fiduciary of an employee pension benefit plan subject to ERISA (such as profit-sharing, Section 401(k) or pension plan) or any other retirement plan or account fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit-sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment will not impair the liquidity of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	the value of the assets of the plan can be established annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	the investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

With respect to the annual valuation requirements described above, we expect to provide an estimated value for our shares annually. From the commencement of this offering until 18 months have passed without a sale in a “public equity offering” of our common stock, we expect to use the gross offering price of a share of common stock in our most recent offering as the per share estimated value. For purposes of this definition, we will not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.

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This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. Accordingly, we can make no assurances that such estimated value will satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the IRS may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common shares. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a non-exempt prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subject to tax.

Prospective investors with investment discretion over the assets of an IRA, employee benefit plan or other retirement plan or arrangement that is covered by ERISA or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Estimated Use of Proceeds

The following tables set forth information about how we intend to use the proceeds raised in this offering assuming that we sell a mid-point range of 90,000,000 shares and the maximum of 180,000,000 shares of common stock. Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily upon the number of shares we sell in this offering and assuming a $10.00 purchase price for shares sold in the primary offering, we estimate that approximately 87.19% of the gross proceeds will be available to make investments in real estate properties and other real estate-related loans and securities. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our Advisor Entities for services in connection with the selection and acquisition of properties. To the extent we leverage our acquisitions, we will also pay a fee to our Advisor Entities in connection with the financing of our investments. We expect to make available substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan to repurchase shares under our share repurchase program. Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source without limit, including proceeds from this offering or the proceeds from the issuance of securities in the future. We do not expect investments in real estate-related loans and securities to exceed 10.0% of the proceeds of this offering.

	90,000,000 Shares
	Primary Offering (75,000,000 shares) ($10.00/share)		Div. Reinv. Plan (15,000,000 shares) ($9.50/share)
	$	%	$	%

Gross Offering Proceeds	750,000,000	100.00%	142,500,000	100.00%
Selling Commissions	52,500,000	7.00%	0	0.00%
Dealer Manager Fee	22,500,000	3.00%	0	0.00%
Other Organization and Offering Expenses(1)	11,250,000	1.50%	213,750	0.15%
Amount Available for Investment(2)	663,750,000	88.50%	142,286,250	99.85%
Acquisition Fees(3)	6,571,782	0.88%	0	0.00%
Acquisition Expenses(4)	3,269,543	0.44%	0	0.00%
Amount Available for Investment (5)	653,908,674	87.19%	142,286,250	99.85%

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	180,000,000 Shares
	Primary Offering (150,000,000 shares) ($10.00/share)		Div. Reinv. Plan (30,000,000 shares) ($9.50/share)
	$	%	$	%

Gross Offering Proceeds	1,500,000,000	100.00%	285,000,000	100.00%
Selling Commissions	105,000,000	7.00%	0	0.00%
Dealer Manager Fee	45,000,000	3.00%	0	0.00%
Other Organization and Offering Expenses(1)	22,500,000	1.50%	427,500	0.15%
Amount Available for Investment(2)	1,327,500,000	88.5%	284,572,500	99.85%
Acquisition Fees(3)	13,143,564	0.88%	0	0.00%
Acquisition Expenses(4)	6,539,087	0.44%	0	0.00%
Amount Available for Investment (5)	1,307,817,349	87.19%	284,572,500	99.85%

(1)	Includes all expenses (other than selling commissions and the dealer manager fee) incurred by or on behalf of us in connection with or in preparing for the registration of and subsequently offering and distributing our shares of common stock to the public, which may include expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants’ and attorneys’ fees. Our Advisor Entities have agreed to reimburse us to the extent the organization and offering expenses (excluding selling commissions and the dealer manager fee but including third-party due diligence fees as set forth in detailed and itemized invoices) incurred by us exceed 1.5% of aggregate gross offering proceeds over the life of the offering. See “Plan of Distribution.”

(2)	Amount available for investment will include customary third-party acquisition expenses, such as legal fees and expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate and real estate-related investments. Amount available for investment may also include anticipated capital improvement expenditures and tenant leasing costs.

(3)	This table assumes that we will use all net proceeds from the sale of shares under our dividend reinvestment plan to repurchase shares under our share repurchase program rather than for investments in real estate and real estate-related investments. To the extent we use such net proceeds to invest in real estate and real estate-related loans and securities, our Advisor Entities would earn the related acquisition fees. We will pay our Advisor Entities an acquisition fee equal to 1.0% of the cost of the investment acquired or originated by us, including acquisition expenses and any debt attributable to such investment. We may also incur customary third-party acquisition expenses in connection with the acquisition (or attempted acquisition) of a property or real estate-related asset. See note 4 below.

This table excludes debt proceeds. To the extent we fund our investments with debt, as we expect, the amount available for investment and the amount of acquisition fees will be proportionately greater. If we raise the maximum offering amount and our debt financing is equal to 75.0% of the cost of our real estate investments, then acquisition fees would be approximately $49.3 million and financing fees would be approximately $27.6 million.

(4)	Acquisition expenses include legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, evaluation and acquisition of real estate properties, whether or not acquired. For purposes of this table, we have assumed expenses of 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); however, expenses on a particular acquisition may be higher. Acquisition fees (including financing fees) and acquisition expenses for any particular property will not exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).

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(5)	Includes amounts anticipated to be invested in properties net of fees, expenses and initial working capital reserves.

Because we expect that the vast majority of leases for the properties acquired by us will provide for tenant reimbursement of operating expenses, we do not anticipate that a permanent reserve for maintenance and repairs of real estate properties will be established. If established, we expect any working capital reserves to be maintained at the property level. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow generated by operating properties or out of the net cash proceeds received by us from any sale or exchange of properties.

We expect to make available substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan to repurchase shares under our share repurchase program.

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MARKET OPPORTUNITY

We seek to acquire and manage well-occupied, grocery-anchored neighborhood and community shopping centers leased to a mix of national, creditworthy retailers selling necessity-based good and services in strong demographic markets throughout the United States. We are focused on providing an investment vehicle that allows our stockholders to take advantage of the opportunity to participate in a carefully selected and professionally managed grocery-anchored real estate portfolio by utilizing the following acquisition strategy:

•	Grocery-Anchored Retail — We are focused on acquiring well-occupied grocery-anchored shopping centers serving the day-to-day shopping needs of the community in the surrounding trade area;

•	Infill Locations/Solid Markets — We target properties in established or growing markets based on trends in population density, population growth, employment, household income, employment diversification and other key demographic factors creating higher barriers to entry, which we believe limit additional competition;

•	Triple-Net Leases — We negotiate leases to provide for tenant reimbursements of operating expenses, real estate taxes and insurance, providing a level of protection against rising expenses;

•	Discount To Replacement Cost — We intend to acquire properties at values based on current in-place rents and at a substantial discount to replacement cost.

The Opportunity

We intend to invest primarily in well-occupied, grocery-anchored neighborhood and community shopping centers with a mix of national, regional, and local retailers that sell essential goods and services to customers living in the local trade area. These centers will be well-located in more densely populated neighborhoods in the United States, where there are few opportunities for competing shopping centers to enter the market. We will be selective and prudent in investing capital and focus on acquiring higher quality assets with strong anchors in established or growing markets.

We expect to acquire centers where significant opportunities exist to create value through leasing and intensive property management. We believe that careful selection and institutional quality management of the shopping centers will allow us to maintain and enhance each property’s financial performance. As of October 1, 2012, we owned 20 grocery-anchored shopping centers, 19 of which we owned through the Joint Venture.

We have a seasoned real estate team with an average of 20 years of experience in acquiring and managing retail properties through all market cycles. We believe that our team’s real estate experience and established network of owners and brokers, combined with what we believe will be an increase in the supply of available shopping center properties meeting our investment criteria, will allow us to acquire assets at a discount to replacement cost.

Established Sourcing Network

Our Phillips Edison sponsor is nationally recognized as one of the largest private owners of grocery-anchored shopping centers in the country. Over the last 20 years, they have acquired over 230 shopping centers through their national, regional and local network of relationships with real estate brokers and existing owners of shopping centers, including individuals, REITs, insurance companies, and other institutional direct owners of real estate. We believe this direct access to a continuous source of investment opportunities, not available to smaller, regional operators, allows us to see nearly all of the marketed opportunities available for sale, as well as a substantial number of off-market deals.

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Our Phillips Edison sponsor’s reputation has been established through its acquisition history, consistent presence in the market and relationships with owners and brokers. Our Phillips Edison sponsor’s person-to-person marketing program provides continuous communication and market presence with owners and brokers. The program includes face-to-face meetings at owners’ and brokers’ offices, frequent telephone contact, networking at national and regional industry conferences, periodic e-blasts to over 30,000 shopping center professionals and e-postcards sent to our proprietary database of over 4,000 contacts.

Volume of Opportunities

We believe our investment strategy is well suited for the current real estate environment. We believe there is a window of opportunity that has been created as a result of events in the economy and the capital markets. This market dislocation is creating buying opportunities not seen since the early 1990s. As the economy and capital markets normalize, we expect a steady volume of acquisition opportunities meeting our investment criteria to appear. We believe several factors contribute to the anticipated volume of properties for acquisition, including:

•	We believe many owners of retail real estate are in distress as a result of debt maturities, are unable to cover their debt service obligations or are incapable of refinancing due to lender demands to resize their loans and are facing increasing pressure to sell.

•	We believe commercial banks, lenders and loan servicers of commercial mortgage-backed securities are culling their portfolios of assets. We expect banks will need to realize the losses from the distressed commercial real estate mortgages on their balance sheets.

•	In 2011, the ownership of the more than 100,000 shopping centers in the United States was quite fragmented: only 6,880, or 6.3% are owned by the top 20 property owners (as illustrated in the chart below). This fragmentation of the retail shopping center industry has contributed to the long history of a healthy trading volume of shopping centers.

Source: ICSC Research (July 2011), Retail Traffic (May 2011)

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Retail Outperforms other Real Estate

According to the International Council of Shopping Centers (“ICSC”) Research, the retail shopping center industry is comprised of over 111,000 retail shopping centers making retail one of the largest industries in the United States. The retail shopping center industry generates 12.2 million jobs and accounts for approximately 9.3% of the entire U.S. workforce, which makes it an important segment of the economy and an important venue for retail commerce. In comparison to other investments, real estate has historically outperformed the S&P 500 during the months leading up to and after the three most recent recessions. Furthermore, when comparing the National Council of Real Estate Investment Fiduciaries (NCREIF) Property Index (NPI) average annual returns of the four real estate sectors (retail, apartment, office, and industrial), retail real estate has generally outperformed the other real estate sectors during periods of recession and the following years.

The NPI is an unmanaged, market-weighted index of non-traded, unleveraged properties owned by tax exempt entities. NCREIF was established to serve the institutional real estate investment community as a non-partisan collector, processor, validator and disseminator of real estate performance information. NCREIF members are not traded on any public exchange. This means that NCREIF members and their investors are less susceptible to severe market movements. Not being listed on an exchange aligns management and the investors’ incentives to view the investment over a longer investment horizon. The NPI includes dividends.

The value of the NPI is computed as follows: NCREIF requires that properties included in the NPI be valued at least quarterly, either internally or externally, using standard commercial real estate appraisal methodology. Each property must be independently appraised a minimum of once every three years. The value of the capital component of the NPI return is predominately the product of the real property appraisals discussed below. In addition, property income results are reported quarterly for purposes of determining the income component of the index.

The qualifications for valuation of investments in the NPI are:

•	Operating properties only.

•	Property types — apartments, hotels, industrial properties, office buildings, and retail only.

•	Can be wholly owned or in a joint venture structure.

•	Investment returns are reported on a non-leveraged basis. While there are properties in the index that have leverage, returns are reported to NCREIF as if there is no leverage.

•	Must be owned and controlled by a qualified tax-exempt institutional investor or its designated agent.

•	Existing properties only (no development projects).

•	Calculations are based on quarterly returns of individual properties before deduction of asset management fees.

•	Each property’s return is weighted by its market value.

•	Income and capital appreciation changes are also calculated.

•	The NPI is a quarterly time series composite total rate of return measure of investment performance of a very large pool of individual commercial real estate properties acquired in the private market for investment purposes only. All properties in the NPI have been acquired, at least in part, on behalf of tax-exempt institutional investors — the great majority being pension funds. As such, all properties are held in a fiduciary environment.

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•	Properties in the NPI are accounted for using market value accounting standards. Data contributed to NCREIF is expected to comply with the Regional Economic Information System (REIS, Inc.). Because the NPI measures performance at the property level without considering investment or capital structure arrangements, information reported to the index will be different from information reported to investors. For example, interest expense reported to investors would not be included in the NPI. However, because the property information reported to the index is expected to be derived from the same underlying books and records, because it is expected to form the underlying basis for investor reporting, and because accounting methods are required to be consistent, fundamentally consistent information expectations exist.

•	NCREIF requires that properties included in the NPI be valued at least quarterly, either internally or externally, using standard commercial real estate appraisal methodology. Each property must be independently appraised a minimum of once every three years.

•	Because the NPI is a measure of private market real estate performance, the capital value component of return is predominately the product of property appraisals. As such, the NPI is often referred to as an “appraisal-based index.”

Stockholders should not expect the same performance as the NPI because the properties in the NPI are generally not subject to the fees or expenses to which we are subject.

Discount to Replacement Cost

Average rental rates have fallen during the most recent recession resulting in lower property values and pricing. In the current acquisition environment, we believe we will be able to acquire properties at values based on current rents, which are at a substantial discount to replacement cost and have significant potential for appreciation.

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The Portfolio

We expect that the properties we acquire will be well-occupied, grocery-anchored shopping centers that focus on serving the day-to-day needs of the community in the surrounding trade area. Grocers and other necessity-based retailers who supply these goods and services have historically been more resistant to economic fluctuations due to the nature of the goods and services they sell. Once we have substantially invested all of the proceeds of this offering, we expect to have a well-diversified portfolio based upon anchor tenants, geographic locations, tenant mix, and lease expirations. We target properties in densely populated locations with established or growing markets and higher barriers to entry.

Necessity-Based Retail

We will invest primarily in well-occupied shopping centers with a mix of national, regional, and local retailers that sell essential goods and services to the population living in the local trade area. Unlike industries that are routinely affected by cyclical fluctuations in the economy, the grocery and necessity-based retail shopping center industry has historically been more resistant to economic downturns.

Grocery- and necessity-anchored shopping centers are tenanted by retailers that provide goods and services necessary for daily life. Many of these retailers also offer products or services that appeal to consumers trying to save money. Items such as food, postal services, discount merchandise, hardware and personal services tend to be required during both economic peaks and troughs, creating a consistent consumer demand. Even in the current economic environment, many necessity-based retailers have continued to experience same store sales growth.

Due to this resilience of the retail sector, many necessity and discount-retailers have been less impacted by the recent recession. We believe these retailers have right-sized and have re-emerged leaner, nimbler and tailored to the new realities. Many of them have strong balance sheets and are expanding in order to take market share from weaker competitors.

Diversified Portfolio

We expect to acquire a well-diversified portfolio of properties based on geography, anchor-tenant diversity, tenant mix, lease expirations, and other factors. A diversified portfolio reduces the economic risk of any one geographic or tenant-related event to impact the cash flow or value of the portfolio. As the map shows below, our Phillips Edison sponsor’s current portfolio is located in 35 states and has over 3,100 tenants. As of this offering, no one retailer accounts for more than 5.0% of the annual minimum rent of the portfolio. There is no guarantee that our portfolio, once we have invested substantially all of the proceeds of this offering, will be as well diversified geographically or by tenant concentration.

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In-Fill Locations

As the economy recovers, we expect more industry-wide competition for the finite supply of quality space. In the aggregate, the number of shopping centers has been growing more slowly. Benchmarked against population, total shopping center gross leasable area (GLA) per capita growth declined in 2011. New development projects have been cancelled or delayed indefinitely, creating a three- to five-year lag in new construction. We believe this lack of new center development is pushing retailers towards existing centers.

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The supply fundamentals for infill grocery-anchored retail locations are in line with retail demand because grocers and other necessity-based retailers did not over-expand in recent years. These retailers are now benefiting from weakened competition and are expanding selectively, as well as upgrading existing locations. Well-positioned grocery-anchored centers are attracting other stronger and expanding tenants. We believe these centers will experience increased property values as the economy rebounds and rents increase. We will focus our acquisition efforts on locations in established or growing retail markets in more densely populated locations. These in-fill locations have higher barriers to entry with fewer opportunities for competing shopping centers to enter the market.

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Management

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the management and control of our affairs. The board has retained AR Capital Advisor to manage our operations and our portfolio of real estate properties and real estate-related loans and securities, subject to the board’s supervision. AR Capital Advisor has entered into a sub-advisory agreement with Phillips Edison Sub-Advisor under which our sub-advisor will manage, on behalf of our advisor, our day-to-day activities, among other duties. Because of the conflicts of interest created by the relationships among us, our sponsors, AR Capital Advisor, Phillips Edison Sub-Advisor and their respective affiliates, many of the responsibilities of the board have been delegated to a committee that consists solely of independent directors. This committee is the conflicts committee and is discussed below and under “Conflicts of Interest.”

We have four independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of one of our sponsors or their respective affiliates and has not been so for the previous two years and who meets the director independence standards of the NASAA Statement of Policy Regarding Real Estate Investment Trusts. Our independent directors also currently meet the independence standards of the New York Stock Exchange, Inc.

Each director serves until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The presence in person or by proxy of stockholders entitled to cast 50.0% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee nominates replacements for any vacancies among the independent director positions. Under our charter, a vacancy on the board of directors due to an increase in the size of the board of directors may be filled only by a vote of the stockholders. A vacancy resulting from any other cause may be filled by a majority of the remaining directors, even if such majority is less than a quorum, or by a vote of the stockholders.

Our directors must perform their duties in good faith and in a manner each director believes to be in our best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

In addition to meetings of the various committees of the board, which committees we describe below, we expect our directors to hold at least four regular board meetings each year. Our board has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity.

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Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and monitor our administrative procedures, investment operations and performance to ensure that our executive officers and advisor follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Committees of the Board of Directors

Our board of directors may delegate many of its powers to one or more committees. Our charter requires that each committee consist of at least a majority of independent directors, and our board has two committees, the audit committee and the conflicts committee, that consist solely of independent directors.

Audit Committee

Our board of directors has established an audit committee that consists solely of independent directors. The audit committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.

The audit committee selects the independent registered public accountants to audit our annual financial statements, reviews with the independent registered public accountants the plans and results of the audit engagement and considers and approves the audit and non-audit services and fees provided by the independent registered public accountants. The members of the audit committee are Leslie T. Chao (Chair), Ethan J. Hershman and Ronald K. Kirk. The board of directors has identified Leslie T. Chao as the audit committee “financial expert” within the meaning of SEC rules.

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors consisting solely of all of our independent directors. All actions that are required to be taken by our independent directors under the NASAA Statement of Policy Regarding Real Estate Investment Trusts, as described below at “Conflicts of Interest,” must be taken by the conflicts committee pursuant to our charter. Our charter also authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors. See “Conflicts of Interest—Certain Conflict Resolution Measures.”

Our charter requires that the conflicts committee discharge the board’s responsibilities relating to the nomination of independent directors and the compensation of our independent directors. Our conflicts committee also discharges the board’s responsibilities relating to the compensation of our executives. Subject to the limitations in our charter, the conflicts committee administers the 2010 Long-Term Incentive Plan and the Amended and Restated 2010 Independent Director Stock Plan. The members of the conflicts committee are Leslie T. Chao, Ethan J. Hershman, Ronald K. Kirk and Paul J. Massey, Jr. (Chair).

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Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age*	Positions
Jeffrey S. Edison	52	Co-Chairman of the Board and Chief Executive Officer
Michael C. Phillips	57	Co-Chairman of the Board
John B. Bessey	54	President
R. Mark Addy	50	Chief Operating Officer
Richard J. Smith	62	Chief Financial Officer, Treasurer and Secretary
William M. Kahane	64	Director
Leslie T. Chao	55	Independent Director
Ethan J. Hershman	49	Independent Director
Ronald K. Kirk	67	Independent Director
Paul J. Massey, Jr.	52	Independent Director

* As of October 1, 2012

Jeffrey S. Edison – (Co-Chairman of the Board and Chief Executive Officer) Mr. Edison has been a Co-Chairman of our board of directors and our Chief Executive Officer since December 2009. Mr. Edison, together with Mr. Phillips, founded Phillips Edison in 1991 and has served as a principal of Phillips Edison since 1995. From 1991 to 1995, Mr. Edison was employed by Nations Bank’s South Charles Realty Corporation, serving as a Senior Vice President from 1993 until 1995 and as a Vice President from 1991 until 1993. Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990 and The Taubman Company from 1984 until 1987. Mr. Edison received his bachelor’s degree in mathematics and economics from Colgate University in 1982 and a masters in business administration from Harvard Business School in 1984.

Among the most important factors that led to the board of directors’ recommendation that Mr. Edison serve as our director are Mr. Edison’s leadership skills, integrity, judgment, knowledge of our company and our sub-advisor and his commercial real estate expertise.

Michael C. Phillips – (Co-Chairman of the Board) Mr. Phillips has been a Co-Chairman of our board of directors since December 2009. Mr. Phillips has served as a principal of Phillips Edison since 1991. Prior to forming Phillips Edison, Mr. Phillips was employed by Biggs Hypershoppes, Inc. as Vice President from 1989 until 1990, by May Centers as Senior Development Director from 1988 until 1989, and by The Taubman Company as Development Director from 1986 until 1988 and as a leasing agent from 1984 until 1986. Mr. Phillips received his bachelor’s degree in political science in 1977 from the University of Southern California.

Among the most important factors that led to the board of directors’ recommendation that Mr. Phillips serve as our director are Mr. Phillips’ leadership skills, integrity, judgment, knowledge of our company and Phillips Edison Sub-Advisor and his commercial real estate expertise.

John B. Bessey – (President) Mr. Bessey has been our President since December 2009. Mr. Bessey has served as Chief Investment Officer for Phillips Edison since December 2005. During that time he has managed the placement of over $1.2 billion in 140 individual shopping centers comprising over 14,000,000 square feet. Prior to that, he served Phillips Edison as Vice President of Development from May 1999, starting the ground up development program for the company. During that time he completed over 25 projects, which included Walgreens, Target, Kroger, Winn Dixie, Safeway and Wal-Mart. Prior to joining Phillips Edison, Mr. Bessey was employed by Kimco Realty Corporation as a Director of Leasing from 1995, by Koll Management Services as Director of Retail Leasing and Development from 1991 and by Tipton Associates as Leasing Manager from 1988. Prior to entering retail real estate in 1988, Mr. Bessey worked in the hospitality industry as a Convention Sales Director for the Cincinnati Convention and Visitors Bureau and for Hyatt Hotels in a number of sales management positions in Minneapolis and Cincinnati. Mr. Bessey received his Bachelor’s Degree in Hotel and Restaurant Management from the University of Wisconsin – Stout in 1981.

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R. Mark Addy – (Chief Operating Officer) Mr. Addy has been our Chief Operating Officer since October 2010. Mr. Addy has also served as the President of our sub-advisor since December 2009. Mr. Addy has served as Chief Operating Officer for Phillips Edison since 2004. He served Phillips Edison as Senior Vice President from 2002 until 2004, when he became Chief Operating Officer. Prior to joining Phillips Edison, Mr. Addy practiced law with Santen & Hughes in the areas of commercial real estate, financing and leasing, mergers and acquisitions and general corporate law from 1987 until 2002. Mr. Addy served as President of Santen & Hughes from 1996 through 2002. While at Santen & Hughes, he represented Phillips Edison from 1991 to 2002. Mr. Addy received his bachelor’s degree in environmental science and chemistry from Bowling Green State University in 1984 and his law degree from the University of Toledo in 1987.

Richard J. Smith – (Chief Financial Officer) Mr. Smith has served as our Chief Financial Officer, as well as Chief Financial Officer for Phillips Edison, since February 2010. From May 1996 to November 2009, Mr. Smith served as Chief Financial Officer for Ramco-Gershenson Properties Trust, a publicly traded REIT that primarily owns, develops, acquires, manages and leases community shopping centers. Prior to that, Mr. Smith was Vice President of Financial Services of the Hahn Company from January 1996 to May 1996, and served as Chief Financial Officer and Treasurer of Glimcher Realty Trust, an owner, developer and manager of community shopping centers and regional and super regional malls, from 1993 to 1996. From 1978 to 1988, Mr. Smith served as Controller and Director of Financial Services of The Taubman Company, an owner, developer and manager of regional malls. Mr. Smith began his career as a Certified Public Accountant in the Detroit office of Coopers and Lybrand from 1972 to 1978. Mr. Smith’s professional affiliations include the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants, the International Council of Shopping Centers and the National Association of Real Estate Investment Trusts.

William M. Kahane – (Director) Mr. Kahane has served as one of our directors since December 2009. He has also served as a director of American Realty Capital New York Recovery REIT, Inc. (“NYRR”) since its formation in October 2009 and also served as president and treasurer of NYRR since its formation in October 2009 until March 2012. He has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane has served as an executive officer and director of American Realty Capital Trust, Inc. (“ARCT”), the ARCT advisor and the ARCT property manager from their formation in August 2007. Mr. Kahane currently serves as a director of American Realty Capital – Retail Centers of America, Inc. (“ARC RCA”) and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively and also served as an executive officer of ARC RCA and the ARC RCA advisor until March 2012. Mr. Kahane currently serves as a director of American Realty Capital Healthcare Trust, Inc. (“ARC HT”), the ARC HT advisor and the ARC HT property manager since their formation in August 2010 and also served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager until March 2012. Mr. Kahane served as an executive officer of American Realty Capital Trust III, Inc. (“ARCT III”), the ARCT III advisor, and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane served as an executive officer and director of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”), the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010 until March 2012. Mr. Kahane served as an executive officer and director of American Realty Capital Properties, Inc. (“ARCP”) and the ARCP advisor since their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane also has been the interested director of Business Development Corporation of America since its formation in May 2010 and, until March 2012, was chief operating officer. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Nicholas Schorsch while a trustee at American Financial Realty Trust (“AFRT”) (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business.

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Mr. Kahane has provided us with an advance letter of resignation in which Mr. Kahane agrees to resign from our board of directors in the event that AR Capital Advisor ceases to serve as our advisor.

Among the most important factors that led to the board of directors’ recommendation that Mr. Kahane serve as our director are Mr. Kahane’s leadership skills, integrity, judgment, knowledge of our company and AR Capital Advisor, commercial real estate expertise, knowledge of the retail securities brokerage industry, and public company director experience.

Leslie T. Chao – (Independent Director) Mr. Chao has been one of our directors since July 2010. Mr. Chao retired as Chief Executive Officer of Chelsea Property Group, a subsidiary of Simon Property Group, Inc. (NYSE: SPG), in 2008. Previously he served in various senior capacities at Chelsea, including President and Chief Financial Officer, from 1987 through its IPO in 1993 (NYSE: CPG) and acquisition by Simon in 2004. Chelsea is the world’s largest developer, owner and manager of premium outlet centers, with properties in the United States, Japan, Korea and Mexico. Prior to Chelsea, Mr. Chao was a Vice President in the treasury group of Manufacturers Hanover Corporation (a New York bank holding company now part of JPMorgan Chase & Co.), where he was employed from 1978 to 1987. Since January 2009, he has served as a non-executive director of Value Retail PLC, a leading developer of outlet centers in Europe, and from November 2005 to October 2008 he served as an independent non-executive director of The Link REIT, the first and largest public REIT in Hong Kong. He received an AB from Dartmouth College in 1978 and an MBA from Columbia Business School in 1986.

Among the most important factors that led to the board of directors’ recommendation that Mr. Chao serve as our director are Mr. Chao’s integrity, judgment, leadership skills, extensive domestic and international commercial real estate expertise, accounting and financial management expertise, public company director experience, and independence from management and our sponsor and their affiliates.

Ethan J. Hershman – (Independent Director) Mr. Hershman has been one of our directors since July 2010. Mr. Hershman is CEO and Co-Chairman of Canusa Hershman Recycling LLC, formed in 2002 through the merger of Canusa Corporation’s fiber division and Hershman Recycling Company, Inc. He played a managing role in the merger of the two companies resulting in an increase in sales of $40.0 million from $75.0 million in 2003 to $115.0 million in 2007. From 1986 to 2002, he served as President and CEO of Hershman Recycling Inc., directly managing all brokerage recycling offices throughout the United States and maintaining responsibility for business development, investments and contractual arrangements. Throughout his career, Mr. Hershman has co-founded a number of successful companies including: Newport CH International LLC, an international trading company focused on the purchasing and direct export sale of wastepaper for the recycling industry, with annual sales over $350.0 million; Evergreen Fibers, Inc., a marketer of containerboard, with annual sales over $100.0 million; and Alpco Waste Systems Inc., a commercial and residential trash hauling and recycling company, sold to Republic Services (NYSE: RSG) in 1998.

Among the most important factors that led to the board of directors’ recommendation that Mr. Hershman serve as our director are Mr. Hershman’s integrity, judgment, leadership, commercial business experience and independence from management and our sponsors and their affiliates.

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Ronald K. Kirk – (Independent Director) Mr. Kirk has been one of our directors since July 2010. Mr. Kirk has been President and CEO of Kirk Horse Insurance, LLC (“KHI”) of Lexington, Kentucky since 1981. KHI is the managing underwriter for horse insurance for North American Specialty Insurance Company (“NAS”). NAS is a wholly owned subsidiary of Swiss Reinsurance-America. Mr. Kirk is also Chairman and President of Pivotal Insurance Company, Ltd. of Hamilton, Bermuda. Mr. Kirk was formerly the Chairman of the Board of Trustees of the national Thoroughbred Owners and Breeders Association. He received an MBA from Harvard Business School in 1968, with a concentration in Finance.

Among the most important factors that led to the board of directors’ recommendation that Mr. Kirk serve as our director are Mr. Kirk’s integrity, judgment, leadership, insurance industry expertise and independence from management and our sponsors and their affiliates.

Paul J. Massey, Jr. – (Independent Director) Mr. Massey has been one of our directors since July 2010. Mr. Massey began his career in 1983 at Coldwell Banker Commercial Real Estate Services in Midtown Manhattan first as the head of the market research department and next as an investment sales broker. Together with Partner Robert A. Knakal, whom he met at Coldwell Banker, he then founded what has become New York City’s largest investment property sales brokerage firm. With 150 sales professionals serving more than 200,000 property owners, Massey Knakal Realty Services is ranked New York City’s #1 property sales company in transaction volume by the CoStar Group, a national, independent real estate analytics provider. With more than $2 billion in annual sales, Massey Knakal also ranks as one of the nation’s largest privately owned real estate brokerage firms. Firm services include brokerage, consulting and investment analysis, professional arbitration and valuation. In 2007, Mr. Massey was the recipient of the Real Estate Board of New York’s (“REBNY”) prestigious Louis B. Smadbeck Broker Recognition Award. Mr. Massey also serves as Chairman for REBNY’s Ethics and Business Practice Subcommittee, is a director on the Commercial Board of Directors of REBNY, is an active member of the Board of Trustees for the Lower East Side Tenement Museum and serves as a chair or member of numerous other committees. Mr. Massey graduated from Colgate University with a Bachelor of Arts degree in economics.

Among the most important factors that led to the board of directors’ recommendation that Mr. Massey serve as our director are Mr. Massey’s integrity, judgment, leadership skills, extensive commercial real estate expertise, familiarity with our company and independence from management and our sponsors and their affiliates.

Compensation of Directors

We compensate each of our independent directors with an annual retainer of $30,000. Our conflicts committee may also grant an award of 2,500 shares of restricted stock annually to our independent directors under the 2010 Independent Director Stock Plan described below. As of the date of this prospectus, we have yet to grant any such awards to our directors. In addition, we pay independent directors for attending board and committee meetings as follows:

•	$1,000 in cash for each board meeting attended in person or by telephone; and

•	$1,000 in cash for each committee meeting attended in person or by telephone.

In addition, the audit committee chair receives an annual retainer of $5,000, and the conflicts committee chair receives an annual retainer of $3,000. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director is also one of our officers, we do not pay any compensation for services rendered as a director.

2010 Long-Term Incentive Plan

We have adopted the 2010 Long-Term Incentive Plan, which we refer to as the “incentive plan.” The incentive plan is intended to attract and retain officers, advisors and consultants (including key employees thereof) considered essential to our long-range success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. Although we do not currently intend to hire any employees, any employees we may hire in the future would also be eligible to participate in our incentive plan. The incentive plan may be administered by a committee appointed by the board of directors, which we refer to as the plan committee, or by the board of directors if no committee is appointed. The incentive plan authorizes the granting of awards to participants in the following forms:

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•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code;

•	stock appreciation rights, or SARs, which give the holder the right to receive the difference between the fair market value per share of common stock on the date of exercise over the SAR grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the plan committee;

•	restricted stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, in the future, which right is subject to certain restrictions and to risk of forfeiture;

•	deferred stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of stock underlying an award; and

•	other stock-based awards at the discretion of the plan committee, including unrestricted stock grants.

All awards must be evidenced by a written agreement with the participant, which will include the provisions specified by the committee. We may not issue options or warrants to purchase our capital stock to our advisor, our officers or any of their affiliates, except on the same terms as such options or warrants are sold to the general public. We may not issue options or warrants at exercise prices less than the fair market value of the underlying securities on the date of grant or for consideration (which may include services) that in the judgment of the committee has a market value less than the value of such option or warrant on the date of grant. Any options, warrants or other stock awards we issue to our advisor, our directors or officers or any of their affiliates, whether under this plan or under the Independent Director Stock Plan, shall not exceed an amount equal to 5.0% of our outstanding capital stock on the date of grant.

The plan committee administers the incentive plan, with sole authority to select participants, determine the types of awards to be granted, and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. Awards are not granted under the incentive plan if the grant, vesting or exercise of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by the plan committee, no award granted under the incentive plan is transferable except through the laws of descent and distribution or except, in the case of an incentive stock option, pursuant to a qualified domestic relations order.

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We have reserved an aggregate number of 9,000,000 shares for issuance pursuant to awards granted under the incentive plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock distribution, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the incentive plan will be adjusted proportionately, and the plan committee must make such adjustments to the incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the incentive plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the participant’s death or disability, all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, all time-based vesting restrictions on that participant’s outstanding awards will lapse, and the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the date of termination.

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control (as defined in the incentive plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the plan committee, all outstanding options and stock appreciation rights will become fully vested and exercisable, all time-based vesting restrictions on outstanding awards will lapse, and the payout opportunities attainable under all outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the change in control occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the change in control. With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the incentive plan), then, all of that participant’s outstanding options and SARs will become fully vested and exercisable, all time-based vesting restrictions on that participant’s outstanding awards will lapse and the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the date of termination.

Regardless of whether a termination of service by reason of death or disability or a change in control has occurred, the plan committee may, in its sole discretion, at any time determine that all or a portion of a participant’s options and stock appreciation rights will become fully or partially exercisable, that all or a part of the restrictions on all or a portion of a participant’s outstanding awards will lapse, and/or that any performance-based criteria with respect to any awards will be deemed to be wholly or partially satisfied, in each case, as of such date as the plan committee may, in its sole discretion, declare. The plan committee may discriminate among participants or among awards in exercising such discretion.

The incentive plan will automatically expire on August 11, 2020, unless extended or earlier terminated by the board of directors. The board of directors or the plan committee may terminate the incentive plan at any time, but termination will have no adverse impact on any award that is outstanding at the time of the termination. The board of directors or the plan committee may amend the incentive plan at any time, but no amendment to the incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the incentive plan. No termination or amendment of the incentive plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. The plan committee may amend or terminate outstanding awards, but such amendment or termination may require consent of the participant. Unless approved by our stockholders, the original term of an option may not be extended. Unless permitted by the anti-dilution provisions of the incentive plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, without approval by our stockholders.

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Amended and Restated 2010 Independent Director Stock Plan

We have adopted a long-term incentive plan that we will use to attract and retain qualified directors. Our Amended and Restated 2010 Independent Director Stock Plan (the “Independent Director Plan”) offers these individuals an opportunity to participate in our growth through awards of shares of restricted common stock subject to time-based vesting. Our conflicts committee may grant our independent directors an annual award of 2,500 shares of restricted stock.

Our conflicts committee administers the Independent Director Plan, with sole authority to determine all of the terms and conditions of the awards. No awards are granted under the Independent Director Plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the Independent Director Plan is transferable except through the laws of descent and distribution.

We have authorized and reserved 200,000 shares for issuance under the Independent Director Plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the Independent Director Plan will be adjusted proportionately and the board of directors will make such adjustments to the Independent Director Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the Independent Director Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability, all time-based vesting restrictions on his or her outstanding shares of restricted stock will lapse as of the date of termination. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in our control, all time-based vesting restrictions on outstanding shares of restricted stock will lapse.

The conflicts committee may in its sole discretion at any time determine that all or a part of a director’s time-based vesting restrictions on all or a portion of a director’s outstanding shares of restricted stock will lapse, as of such date as the committee may, in its sole discretion, declare. The conflicts committee may discriminate among participants or among awards in exercising such discretion.

The Independent Director Plan will automatically expire on August 11, 2020, unless extended or earlier terminated by the board of directors. The board of directors may terminate the Independent Director Plan at any time. The expiration or other termination of the Independent Director Plan will not, without the participants’ consent, have an adverse impact on any award that is outstanding at the time the Independent Director Plan expires or is terminated. The board of directors may amend the Independent Director Plan at any time, but no amendment will adversely affect any award without the participant’s consent and no amendment to the Independent Director Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Independent Director Plan.

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Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Except as restricted therein or by Maryland law, our charter limits the liability of our directors and our officers to us and our stockholders for monetary damages and requires us to indemnify and advance expenses to our directors, our officers, AR Capital Advisor or Phillips Edison Sub-Advisor and their respective affiliates. However, we may not indemnify our directors, AR Capital Advisor or Phillips Edison Sub-Advisor or their respective affiliates for any liability or loss suffered by any of them or hold any of them harmless for any loss or liability suffered by us unless all of the following conditions are met:

•	the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•	in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director;

•	in the case of a non-independent director, AR Capital Advisor or Phillips Edison Sub-Advisor or one of their respective affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification; and

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•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the common stockholders.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, AR Capital Advisor or Phillips Edison Sub-Advisor, their respective affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority of a jurisdiction in which the securities were offered or sold as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors and to AR Capital Advisor or Phillips Edison Sub-Advisor and their respective affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the legal proceeding was initiated by a third party who is not a common stockholder or, if by a common stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•	the person seeking the advancement provides us with written affirmation of such person’s good faith belief that the standard of conduct necessary for indemnification has been met and undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We have also purchased and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Our Advisor and Sub-Advisor

The Advisor

Our advisor is AR Capital Advisor. AR Capital Advisor is a limited liability company that was formed in the State of Delaware on December 28, 2009. Our advisor has no prior operating history and no prior experience managing a public company. As our advisor, AR Capital Advisor has contractual and fiduciary responsibilities to us and our stockholders.

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The officers and key personnel of our advisor are as follows:

Name	Age	Positions
Nicholas S. Schorsch	51	Chief Executive Officer
William M. Kahane	64	President, Chief Operating Officer and Treasurer
Peter M. Budko	52	Executive Vice President and Chief Investment Officer
Brian S. Block	40	Executive Vice President and Chief Financial Officer
Edward M. Weil Jr.	45	Executive Vice President and Secretary
Louisa Quarto	44	Senior Vice President

The background of Mr. Kahane is described in the “Management―Executive Officers and Directors” section of this prospectus. The background of Ms. Quarto is described in the “Management―Our Dealer Manger” section of this prospectus. The backgrounds of Messrs. Schorsch, Budko, Block and Weil are described in the “Management—Our Sponsors—Our AR Capital Sponsors” section of this prospectus.

Under the terms of the advisory agreement, AR Capital Advisor uses commercially reasonable efforts to present to us investment opportunities that provide a continuing and suitable investment program for us consistent with our investment policies and objectives as adopted by our board of directors. Pursuant to the advisory agreement, AR Capital Advisor is ultimately responsible for the management of our day-to-day operations, retains the property managers for our property investments (subject to the authority of our board of directors and officers) and performs other duties, including, but not limited to, the following:

•	finding, presenting and recommending to us real estate property and real estate-related investment opportunities consistent with our investment policies and objectives;

•	structuring the terms and conditions of our investments, sales and joint ventures;

•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;

•	sourcing and structuring our loan originations;

•	arranging for financing and refinancing of properties and our other investments;

•	entering into leases and service contracts for our properties;

•	supervising and evaluating each property manager’s performance;

•	reviewing and analyzing the properties’ operating and capital budgets;

•	assisting us in obtaining insurance;

•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and the overall portfolio;

•	formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;

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•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;

•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and

•	performing any other services reasonably requested by us.

As described below, AR Capital Advisor has delegated these duties to Phillips Edison Sub-Advisor. However, AR Capital Advisor remains ultimately responsible to us for the foregoing and works jointly with our sub-advisor with respect to the following major decisions: recommendations on all investments and dispositions to our board of directors (it being understood that in the event of a conflict between AR Capital Advisor and Phillips Edison Sub-Advisor with respect to such recommendation, Phillips Edison Sub-Advisor shall prevail), decisions with respect to the retention of investment banks, marketing methods with respect to this offering, the decision to terminate or suspend this offering, the initiation of a follow-on offering, mergers and other change-of-control transactions, and certain significant press releases in each case, subject to the direction of our board of directors.

See “Compensation Table” for a detailed discussion of the fees payable to AR Capital Advisor under the advisory agreement. AR Capital Advisor has assigned a substantial portion of such fees to our sub-advisor. We also describe in that section our obligation to reimburse AR Capital Advisor and our sub-advisor for organization and offering expenses, the costs of providing services to us (other than for services for which it earns acquisition fees, financing fees or disposition fees for sales of properties or other investments) and payments made by AR Capital Advisor or our sub-advisor in connection with potential investments, whether or not we ultimately acquire or originate the investment.

Our current advisory agreement became effective on July 1, 2012 and will terminate on June 30, 2013, but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of AR Capital Advisor and us. The board of directors will evaluate the performance of AR Capital Advisor before renewing the advisory agreement. The criteria used in such an evaluation will be reflected in the board minutes. Additionally, either party may terminate the advisory agreement without cause or penalty upon 60 days’ written notice and, in such event, AR Capital Advisor must cooperate with us and our directors in making an orderly transition of the advisory function. By “without penalty,” we mean that we can terminate our advisor without having to compensate our advisor for income lost as a result of the termination of the advisory agreement. The advisory agreement does contain a provision to eliminate the possibility that we could terminate our advisor as a way to avoid having to pay the subordinated share of cash flows or the subordinated incentive fee. The advisory agreement provides that the subordinated share of cash flows and the subordinated incentive fee shall remain payable to the advisor after termination of the agreement but only if the investor return thresholds for payment of such fees are ultimately satisfied. In addition, such fees will be reduced so that the advisor is only entitled to receive a pro-rated share of such fees in proportion to the amount of time the advisor served in that capacity in comparison to the life of our company. If any Advisor Entity receives the subordinated incentive fee, it would no longer be entitled to receive the subordinated share of cash flows. There are many additional conditions and restrictions on the amount of compensation our Advisor Entities and their affiliates may receive.

AR Capital Advisor and its affiliates engage in other business ventures, and, as a result, they will not dedicate their resources exclusively to our business. However, pursuant to the advisory agreement, AR Capital Advisor must devote sufficient resources to our business to discharge its obligations to us. As described below, we expect the resources necessary to discharge the obligations of our advisor will be provided by Phillips Edison Sub-Advisor, which has agreed to the assignment of such duties from AR Capital Advisor.

AR Capital Advisor may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

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The Sub-Advisor

Subject to the terms of the advisory agreement between AR Capital Advisor and us, AR Capital Advisor has delegated its advisory duties to a sub-advisor, Phillips Edison Sub-Advisor, which is an indirect, wholly owned subsidiary of Phillips Edison, one of our sponsors. Pursuant to a sub-advisory agreement between our advisor and our sub-advisor, our sub-advisor has agreed to perform the duties of our advisor as set forth in the advisory agreement, and our advisor has assigned 85.0% of the fees payable by us under the advisory agreement to the sub-advisor. Certain of the duties that our sub-advisor has agreed to perform, include, but are not limited to the following:

•	finding, presenting and recommending to us real estate property and real estate-related investment opportunities consistent with our investment policies and objectives;

•	structuring the terms and conditions of our investments, sales and joint ventures;

•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;

•	sourcing and structuring our loan originations;

•	arranging for financing and refinancing of properties and our other investments;

•	entering into leases and service contracts for our properties;

•	supervising and evaluating each property manager’s performance;

•	reviewing and analyzing the properties’ operating and capital budgets;

•	assisting us in obtaining insurance;

•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and the overall portfolio;

•	formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;

•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;

•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and

•	performing any other services reasonably requested by us.

Notwithstanding such delegation to Phillips Edison Sub-Advisor, AR Capital Advisor retains ultimate responsibility for the performance of all the matters entrusted to it under the advisory agreement. Moreover, certain major decisions are to be made jointly by AR Capital Advisor and Phillips Edison Sub-Advisor. See “—The Advisor” above.

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The officers and key personnel of our sub-advisor are as follows:

Name	Age	Positions
Jeffrey S. Edison	52	Co-Chairman
Michael C. Phillips	57	Co-Chairman
R. Mark Addy	50	President
John B. Bessey	54	Chief Operating Officer
Richard J. Smith	62	Vice President, Treasurer and Secretary

The backgrounds of Messrs. Edison, Phillips, Bessey, Addy and Smith are described in the “Management—Executive Officers and Directors” section of this prospectus.

Investment recommendations are generally made jointly by both our advisor or sub-advisor to our board of directors; and our board of directors, or a majority of the conflicts committee that constitutes a majority of our board of directors, approves all proposed investments.

Our advisor and sub-advisor have also agreed that, notwithstanding the delegation of the advisor’s responsibilities to the sub-advisor as described above, certain major decisions will be subject to joint approval of the advisor and sub-advisor. Those major decisions include: (1) decisions to recommend to the board of directors that we acquire or sell assets; (2) retaining investment banks; (3) marketing methods for the company’s sale of our shares; (4) extending, initiating or terminating this offering or any subsequent offering of our shares; (5) issuing certain press releases; and (6) merging or otherwise engaging in any change-of-control transaction for us.

However, if there is a disagreement with respect to decisions to recommend to the board of directors asset acquisitions or dispositions, then (1) joint approval will not be required, (2) the sub-advisor and the advisor must discuss the proposed transaction before either party makes any recommendation of the proposed transaction to the board of directors, and (3) the sub-advisor and the advisor will each give due consideration to the opinions of the other party. If the parties cannot agree as to whether to recommend the proposed transaction to the board of directors, the sub-advisor’s decision will govern.

Even though joint approval (or the sub-advisor’s approval as described in the preceding paragraph) of the above decisions is required, in all cases such decisions are made subject to the direction of our board of directors.

Initial and Continuing Investment by Our Sub-Advisor

Our Phillips Edison sponsor initially invested $200,000 in us through the purchase of 20,000 shares of our common stock at $10.00 per share by Phillips Edison Sub-Advisor. Phillips Edison Sub-Advisor has agreed to purchase on a monthly basis sufficient shares sold in this offering such that the total shares owned by Phillips Edison Sub-Advisor is equal to at least 0.1% of our outstanding shares (ignoring shares issued after the commencement of, and outside of, this offering) at the end of each immediately preceding month. Phillips Edison Sub-Advisor will purchase shares at a purchase price of $9.00 per share. Phillips Edison Sub-Advisor may not sell any of these shares during the period it serves as our sub-advisor. As of October 1, 2012, Phillips Edison Sub-Advisor owns approximately 22,668 shares of our common stock. Although nothing prohibits Phillips Edison Sub-Advisor or its affiliates from acquiring additional shares of our common stock, Phillips Edison Sub-Advisor currently has no options or warrants to acquire any shares.

Voting Obligations of the Advisor and Sub-Advisor

AR Capital Advisor and Phillips Edison Sub-Advisor have each agreed (for as long as AR Capital Advisor is acting as our advisor) to abstain from voting any shares they acquire in any vote regarding (1) the removal of AR Capital Advisor or any affiliate of AR Capital Advisor, (2) the removal of Phillips Edison Sub-Advisor or any affiliate of Phillips Edison Sub-Advisor, (3) any transaction between us and AR Capital Advisor or any of its affiliates and (4) any transaction between us and Phillips Edison Sub-Advisor or any of its affiliates. Phillips Edison Sub-Advisor has agreed to vote any shares of our common stock it owns in favor of one individual for a seat on our board of directors, such person to be designated by AR Capital. AR Capital Advisor has agreed to vote any shares of our common stock it owns in favor of two individuals for seats on our board of directors, such persons to be designated by Phillips Edison Sub-Advisor.

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The Property Manager

We expect that a substantial majority of our real properties will be managed and leased by Phillips Edison & Company, Ltd., our property manager (the “Phillips Edison Property Manager”), an Ohio limited liability company wholly owned by our Phillips Edison sponsor. Messrs. Phillips, Edison and Smith hold key positions at our property manager. For more information about their background and experience, see “—Our Sponsors—Our Phillips Edison Sponsors.”

We pay our property manager a monthly property management fee of 4.5% of the monthly gross receipts generated at our properties for services it provides in connection with operating and managing the property. Gross receipts, as defined in the property management agreement, consists of rent, profit we derive from the sale of utilities to tenants, and amounts tenants pay for common-area maintenance, real estate taxes, insurance, interest and any other payments of any nature (including attorneys’ fees and late fees and any proceeds of rent insurance). The property manager may reallow some or all of these fees to third parties for management services.

We have engaged Phillips Edison Property Manager to provide leasing services with respect to our properties. We pay a leasing fee in an amount that is usual and customary for comparable services rendered in the geographic market of the property.

We also expect to engage Phillips Edison Property Manager to provide construction management services for some of our properties. We will pay a construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project.

Our property management agreement with Phillips Edison Property Manager has a one-year term, and is subject to automatic successive one-year renewals unless either party provides written notice of its intent to terminate 90 days prior to the expiration of the initial or renewal term. Each party also has the right to terminate the agreement upon 30 days’ prior written notice without penalty.

Phillips Edison Property Manager hires, directs and establishes policies for employees who have direct responsibility for the operations of each real property it manages, which includes, but is not limited to, on-site managers and building and maintenance personnel. Phillips Edison Property Manager also directs the purchase of equipment and supplies and supervises all maintenance activity.

Our Sponsors

Because our advisor is indirectly owned and controlled by Messrs. Schorsch and Kahane, who are affiliates of AR Capital, LLC, and our sub-advisor is indirectly owned and controlled by Messrs. Phillips and Edison, who are affiliates of Phillips Edison Limited Partnership, we consider ourselves to be co-sponsored by the individuals who ultimately own and control those entities. In addition to the directors and executive officers listed above, our advisor and sub-advisor rely on our Phillips Edison and AR Capital sponsors and on key professionals employed or retained by affiliates of our sponsors. These individuals have extensive real estate industry experience through multiple real estate cycles in their careers and have the expertise gained through hands-on experience in property selection, acquisitions/development, financing, asset and property management, leasing, construction management and dispositions.

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Our Phillips Edison Sponsor

Our Phillips Edison sponsor has a fully integrated, scalable, national operating platform. The acquired portfolio of assets is managed by a seasoned team of 225 professionals with extensive knowledge and expertise in the retail sector. Our Phillips Edison sponsor’s 19-member senior management team has an average of 20 years of retail property and related real estate experience, an average tenure of 10 years with the sponsor, and currently manages approximately 26 million square feet or approximately $2.0 billion of retail real estate and real estate-related assets. Our Phillips Edison sponsor’s management team has institutional experience investing and performing throughout a variety of market conditions and real estate cycles. The management team has long-term relationships with regional and national grocery tenants, other national and necessity-based anchor and junior-anchor tenants and many small store retailers. Their established relationships with these retailers and other necessary players in the industry, including lenders, vendors, brokers and contractors will assist in providing reliable execution of our investment and operating strategies.

Our Phillips Edison sponsor’s national platform enables them to operate in markets throughout the United States. Corporate offices are located in Cincinnati, Ohio and Salt Lake City, Utah, with satellite offices in various other cities to ensure that management personnel are located in relatively close proximity to every portfolio property. Property managements’ hub and spoke system allows for centralized control and constant on-site presence at every shopping center.

The national platform is supported with a scalable, state-of-the-art information technology system and disaster recovery system monitored with appropriate controls. Its proprietary document approval system creates efficient, paperless communication and process approval between departments in real time. The system provides secure access to important documents, which are stored electronically and are accessible by query.

Our Phillips Edison sponsor’s in-house operating team is exclusively dedicated to its properties and those of its affiliates, including us. The fully integrated operating team, which includes acquisitions, due diligence, financing, leasing, research, lease administration, property management, and construction, controls every aspect of the property acquisition, leasing and management process. Key requirements of each group are:

•	Acquisitions generate constant deal flow, streamlined evaluation process, and disciplined buying. This is enhanced through the sponsor’s reputation, longstanding relationships with broker and property owners and a constant market presence.

•	Due Diligence assesses issues and any foreseeable risks associated with a property being acquired, which might affect its value and price. This includes site visits, tenant interviews, tenant sales reviews, verification of leases, and review of environmental and property conditions. Upon acquisition, the team disseminates the information to the organization for an effective and efficient transition to operations.

•	Finance builds and leverages lender relationships to secure financing at the lowest cost while managing flexibility, underwrites and finances all new acquisitions and forecasts operating results.

•	Leasing teams are responsible for understanding each center’s market and creating a tailored merchandising plan to obtain a tenant mix that enhances the retail shopping experience and optimizes the income stream. Agents are responsible for developing and cultivating relationships with existing and potential tenants through formal and informal meetings, telephone contact, portfolio reviews at tenants’ headquarters and tenant “call-ins.”

•	Research provides information including mapping, demographics, site specific data, market information, and trend and void analyses to every department.

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•	Lease Administration negotiates the non-monetary provisions of leases and works closely with the leasing team to draft, review, and negotiate letters of intent, leases, amendments, renewals, and assignments while improving the quality of leases.

•	Property Management maintains an attractive, safe environment where retailers thrive and customers enjoy a pleasant shopping experience. This property focus includes daily review and supervision of every center through a combination of regional and on-site managers.

•	Construction works closely with leasing and lease administration to provide cost estimating, analysis, conceptual design, and value engineering options. Supervision and management of all construction activities are completed in-house in an effort to minimize cost and time. Bidding and construction is completed through an established network of contractors.

•	Development manages tenant-specific build-to-suit land parcels as well as improvement of raw land. Services include: feasibility studies, site plan design, acquisition of government permits, subdivision, construction of access roads, installation of utilities, drainage, and construction management.

The background and experience of our individual Phillips Edison sponsors and the senior real estate professionals employed or retained by Phillips Edison and its affiliates are described above in the “Management― Executive Officers and Directors” section of this prospectus with respect to Messrs. Phillips, Edison, Bessey, Addy and Smith. The backgrounds of Hal Scudder and Robert F. Myers are described below.

Hal Scudder has served as Chief Investment Officer for Phillips Edison since October 2009. Mr. Scudder received his bachelor’s degree from Yale University in 1981 and his MBA from the University of Pennsylvania in 1985. Within Phillips Edison he has served as Vice President of Western Acquisitions from May 2005 until October 2007, when he became Senior Vice President of PECO Capital until October 2009. Prior to joining Phillips Edison, Mr. Scudder served as Principal of The Anderson Group, a private equity firm focused on investment in operating companies and real estate, from 1997 until May 2005. Prior to the Anderson Group, he was employed at the Taubman Companies as Vice President of Development from 1994 until 1996, Vice President and Chief Financial Officer of the Taubman Investment Company from 1992 until 1994, Assistant to Chief Financial Officer from 1989 until 1992, and Leasing Agent and Manager from 1985 until 1988.

Robert F. Myers has served as Chief Operating Officer for Phillips Edison since October 2010 and he has served as President of Phillips Edison since November 2011. Mr. Myers joined Phillips Edison in 2003 as a Regional Leasing Manager and became Vice President of Leasing in 2006. He was named Senior Vice President of Leasing and Operations in 2009. Before joining Phillips Edison, Mr. Myers spent six years with Equity Investment Group, where he began as a property manager in 1997. He served as Director of Operations from 1998 to 2000 and as Director of Lease Renegotiations/Leasing Agent from 2000 to 2003. He received his bachelor’s degree in business administration from Huntington College in 1995.

Our AR Capital Sponsor

AR Capital, LLC, our AR Capital sponsor, is controlled by Nicholas S. Schorsch and William M. Kahane, one of our directors. AR Capital, LLC wholly owns our advisor and our dealer manager.

Below is a brief description of the background and experience of Mr. Schorsch and the senior real estate professionals employed or retained by AR Capital and its affiliates. The background and experience of Mr. Kahane is described above in the “Management―Executive Officers and Directors” section of this prospectus.

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Nicholas S. Schorsch has more than 23 years of real estate experience. Mr. Schorsch also has been the Chairman of the Board of ARCT since its formation in August 2007 and, until ARCT’s internalization in March 2012, served as Chief Executive Officer of ARCT, the ARCT property manager and the ARCT advisor since their formation in August 2007. Mr. Schorsch also has been Chairman and Chief Executive Officer of NYRR since its formation in October 2009, Chief Executive Officer of the NYRR property manager and the NYRR advisor since their formation in November 2009 and Chairman of the Board and Chief Executive Officer of ARC RCA since its formation in July 2010 and Chief Executive Officer of the ARC RCA advisor since its formation in May 2010. Mr. Schorsch also has been the Chairman of the Board and Chief Executive Officer of ARC HT and Chief Executive Officer of the ARC HT advisor since their formation in August 2010. Mr. Schorsch has been the Chairman and Chief Executive Officer of ARCT III and the Chief Executive Officer of the advisor and property manager of ARCT III since their formation in October 2010. Mr. Schorsch has also served as the Chairman of the Board and Chief Executive Officer of ARC DNAV since its formation in September 2010 and Chief Executive Officer of its advisor since its formation in September 2010. Mr. Schorsch has also been the Chairman and Chief Executive Officer of ARCP since its formation in December 2010, and Chairman and Chief Executive Officer of its advisor since its formation in November 2010. Mr. Schorsch has also been director and the Chief Executive Officer of Business Development Corporation, which was formed in May 2010. Mr. Schorsch has served as Chairman of the Board and Chief Executive Officer of American Realty Capital Global Trust (“ARC Global”) and the Chief Executive Officer of the ARC Global advisor and the ARC Global property manager since their formations in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch has served as the Chairman and Chief Executive Officer of American Realty Capital Trust IV, Inc. (“ARCT IV”) and the Chief Executive Officer of the ARCT IV advisor and the ARCT IV property manager since their formations in February 2012. From September 2006 to July 2007, Mr. Schorsch was Chief Executive Officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as President, Chief Executive Officer and Vice-Chairman of AFRTfrom its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group (“AFRG”) and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as Chief Executive Officer and President of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as President of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University.

Peter M. Budko has more than 26 years of real estate experience. Mr. Budko also has been Executive Vice President and Chief Investment Officer of NYRR since its formation in October 2009 and the NYRR property manager and the NYRR advisor since their formation in November 2009. He has also been Executive Vice President and Chief Operating Officer of ARC RCA since its formation in July 2010 and Executive Vice President of the advisor of ARC RCA since its formation in May 2010. Mr. Budko also has been Executive Vice President of ARC HT and the ARC HT advisor since their formation in August 2010. Mr. Budko has been the Executive Vice President and Chief Investment Officer of Business Development Corporation since its formation in May 2010. Mr. Budko has served as Executive Vice President and Chief Investment Officer of ARCT III since its formation in October 2010. Mr. Budko has served as Executive Vice President and Chief Investment Officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Budko has also served as Executive Vice President and Chief Investment Officer of ARC DNAV since its formation in September 2010 and Executive Vice President of its advisor since its formation in September 2010. Mr. Budko also has been Executive Vice President and Chief Investment Officer of ARCP since its formation in December 2010 and Executive Vice President and Chief Investment Officer of its advisor since its formation in November 2010. Mr. Budko also served as Executive Vice President and Chief Investment Officer of ARCT from its formation in August 2007 until ARCT’s internalization in March 2012. Mr. Budko has served as Executive Vice President and, until May 2012, served as Chief Investment Officer of ARC Global since its formation in July 2011. He also has been an executive officer of the ARC Global advisor and property manager since their formation in July 2011 and January 2012, respectively. Mr. Budko has served as an executive officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. From January 2007 to July 2007, Mr. Budko was Chief Operating Officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from February 1997 – January 2006. The Wachovia Structured Asset Finance Group structured and invested in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in Physics from the University of North Carolina.

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Brian S. Block has 11 years of real estate experience. Mr. Block also has been Executive Vice President and Chief Financial Officer of NYRR since its formation in October 2009 and the NYRR property manager and the NYRR advisor since their formation in November 2009. He has also served as Executive Vice President and Chief Financial Officer of ARC RCA since its formation in July 2010 and Executive Vice President and Chief Financial Officer of the ARC RCA advisor since its formation in May 2010. Mr. Block has also been Executive Vice President and Chief Financial Officer of ARC HT and the ARC HT advisor since their formation in August 2010. Mr. Block has been the Executive Vice President and Chief Financial Officer of Business Development Corporation since its formation in May 2010. Mr. Block has served as Executive Vice President and Chief Financial Officer of ARCT III since its formation in October 2010. Mr. Block has served as Executive Vice President and Chief Financial Officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Block has also served as the Chief Financial Officer of ARC DNAV since its formation in September 2010 and Chief Financial Officer of its advisor since its formation in September 2010. Mr. Block also has been Executive Vice President and Chief Financial Officer of ARCP since its formation in December 2010 and Executive Vice President and Chief Financial Officer of its advisor since its formation in November 2010. Mr. Block also was Executive Vice President and Chief Financial Officer of ARCT from its formation in August 2007 until ARCT’s internalization in March 2012. Mr. Block has served as Executive Vice President and Chief Financial Officer of ARC Global since its formation in July 2011. He also has been Executive Vice President and Chief Financial Officer of the ARC Global advisor and property manager since their formation in July 2011 and January 2012, respectively. Mr. Block has served as an executive officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Block is responsible for the accounting, finance and reporting functions at American Realty Capital. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing American Realty Capital’s infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as Senior Vice President and Chief Accounting Officer and oversaw the financial, administrative and reporting functions of the organization. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University.

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Edward M. Weil, Jr. has been the Chief Executive Officer of Realty Capital Securities, LLC, our dealer manager, since December 2010. Mr. Weil has served as President, Treasurer and Secretary of NYRR since March 2012. Prior to such time, Mr. Weil served as Executive Vice President and Secretary of NYRR since its formation in October 2009. Mr. Weil has nine years of real estate experience. Mr. Weil has also been an executive officer of NYRR’s advisor and property manager since their formation in November 2009. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARC DNAV, and has served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Weil served as a director of ARCT III since February 2012 and has served as an executive officer of ARCT III, the ARCT III advisor, and the ARCT III property manager since their formation in October 2010. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARCP since its formation in December 2010 and has served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has been a director and an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has been a director and an executive officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Weil was formerly the Senior Vice President of Sales and Leasing for American Financial Realty Trust (AFRT, from April 2004 to October 2006), where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was President of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

Michael A. Happel has over 20 years of experience investing in real estate, including office retail, multifamily, industrial, and hotel properties, as well as real estate companies. Mr. Happel has served as Executive Vice President, Chief Investment Officer and as an observer to the board of directors of NYRR since its formation in October 2009. Mr. Happel also is Executive Vice President and Chief Investment Officer of the NYRR property manager and advisor since their formation in November 2009. From 1988 to 2002, he worked at Morgan Stanley & Co., specializing in real estate and becoming co-head of acquisitions for the Morgan Stanley Real Estate Funds, or MSREF, in 1994. While at MSREF, he was involved in acquiring over $10 billion of real estate and related assets in MSREF I and MSREF II. As stated in a report prepared by Wurts & Associates for the Fresno County Employees’ Retirement Association for the period ending September 30, 2008, MSREF I generated approximately a 48.0% gross IRR for investors and MSREF II generated approximately a 27.0% gross IRR for investors. In 2002, Mr. Happel left Morgan Stanley & Co. to join Westbrook Partners, a large real estate private equity firm with over $5 billion of real estate assets under management at the time. From October 2004 to May 2009, he served Atticus Capital, a multi-billion dollar hedge fund, as the head of real estate with responsibility for investing primarily in REITs and other publicly traded real estate securities. Mr. Happel received a B.A. in economics from Duke University and a J.D. from Harvard Law School.

Our Dealer Manager

Realty Capital Securities, LLC, our dealer manager, is a member firm of the Financial Industry Regulatory Authority (FINRA). Realty Capital Securities, LLC was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by AR Capital, LLC, its affiliates and its predecessors. Realty Capital Securities, LLC is indirectly owned by AR Capital, LLC. Realty Capital Securities, LLC is the dealer manager or is named in the registration statement as the dealer manager in a number of other offerings, including offerings in which American Realty Capital is the sole sponsor, that are either effective or in registration. Realty Capital Securities, LLC also serves as our dealer manager. Realty Capital Securities, LLC provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell a limited number of shares at the retail level. The compensation we pay to Realty Capital Securities, LLC in connection with this offering is described in the section of this prospectus captioned “Compensation Table.” See also “Plan of Distribution — Compensation of Our Dealer Manager and Participating Broker-Dealers.”

Realty Capital Securities, LLC is controlled by, among others, Mr. Kahane, one of our directors. Realty Capital Securities, LLC is an affiliate of our advisor. See “Conflicts of Interest.”

The current officers of Realty Capital Securities, LLC are:

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Name	Age	Positions
Edward M. Weil, Jr.	45	Chief Executive Officer
Louisa Quarto	44	President and Interim Chief Compliance Officer
John H. Grady	51	Chief Operating Officer and Chief Compliance Officer
Alex MacGillivray	50	Executive Vice President and National Sales Manager
Steve Rokoszewski	36	Executive Vice President

The background of Mr. Weil is described under the section “Management—Our AR Capital Sponsor” and the backgrounds of Ms. Quarto and Messrs. Grady, MacGillivray and Rokoszewski are described below:

Louisa Quarto has been the President of our dealer manager since September 2009 and served as the interim Chief Compliance Officer from August 2012 to October 2012. Ms. Quarto served as Senior Vice President and Chief Compliance Officer for our dealer manager from May 2008 until February 2009, as Executive Managing Director from November 2008 through July 2009 and Co-President from July 2009 through August 2009. Ms. Quarto also has been Senior Vice President for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for our dealer manager include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker dealer subsidiary, Carey Financial LLC, beginning as an Associate Marketing Director in 1996, becoming Second Vice President in 1999, Vice President in 2000 and Senior Vice President in 2004. From July 2005 through April 2008 Ms. Quarto served as Executive Director and Chief Management Officer of Carey Financial where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA’s, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.

John H. Grady has served as the Chief Operating Officer and Chief Compliance Officer of our dealer manager since October 2012. He has also served as the Chief Compliance Officer of BDCA and the BDCA advisor since October 2012. Prior to October 2012, Mr. Grady was the Chief Operating Officer and general counsel at Steben & Company from December 2009 to September 2012. Prior to joining Steben and Company, Mr. Grady served as a senior adviser to Coil Investment Group, from April 2008 to December 2009. From October 2006 to February 2008, Mr. Grady held a number of positions at Nationwide Funds Group, including President and Chief Executive Officer. From February 2001 to June 2006, Mr. Grady worked at Turner Investment Partners and its mutual fund company spin-off, Constellation Funds Group. Prior to February 2001, Mr. Grady was a partner at Morgan, Lewis LLP (1995 - 2001), and an associate with Ropes & Gray LLP and Steptoe & Johnson LLP. Mr. Grady received his J.D. from The University of Pennsylvania Law School and his B.A. from Colgate University. Mr. Grady maintains his FINRA 3, 7, 24 and 63 licenses and is a member of the bar in Pennsylvania, Maryland and the District of Columbia.

Alex MacGillivray has been the Senior Vice President and national sales manager of our dealer manager since June 2009. Mr. MacGillivray was promoted to Executive Vice President in January 2010. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by our dealer manager. From January 2006 to December 2008, he was a director of sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. From December 2003 to January 2006, he was a national sales manager at Lincoln Financial, overseeing a team focused on variable annuity sales. From June 1996 to October 2002, he was a senior sales executive at AXA Equitable, initially as division sales manager, promoted to national sales manager, and promoted again to Chief Executive Officer and President of AXA Distributors, with responsibility for variable annuity and life insurance distribution. From February 1992 to May 1996, Mr. MacGillivray was a Regional Vice President at Fidelity Investments with responsibility for managing the sales and marketing of mutual funds to broker-dealers. While at Fidelity Investments, he was promoted to Senior Vice President and district sales manager in 1994. From October 1987 to 1990, Mr. MacGillivray was a Regional Vice President at Van Kampen Merritt where he represented mutual funds, unit investment trusts, and closed end funds. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.

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Steve Rokoszewski joined the dealer manager in March of 2009 as Vice President, National Sales Desk Manager, and is responsible for the hiring, training and the ongoing management of all the Realty Capital Securities internal wholesalers. In June 2010, Mr. Rokoszewski was promoted to Senior Vice President, and he was promoted to Executive Vice President in April 2012. Mr. Rokoszewski has over 12 years’ experience in the financial services industry. Prior to joining Realty Capital Securities, he was Sales Desk Manager for KBS Capital Markets Group, or KBS, from November 2005 through February 2009. While at KBS, he participated in the development of a distribution company that raised over $1.2 billion in 2008. From March 2001 through October 2005, Mr. Rokoszewski served as AVP — Sales Desk Manager for MetLife Investors, where he led a team of 24 internal wholesalers who helped raise $1.1 billion in sales in 2004. From August 1998 through March 2001, Mr. Rokoszewski was a financial advisor at PaineWebber, Inc. He received a degree in International Relations from the University of Southern California and currently holds FINRA Series 7, 24 and 63 licenses.

Our Dealer Manager Agreement

Under the terms of the dealer manager agreement, Realty Capital Securities, LLC will use its best efforts to sell a maximum of 180,000,000 shares of our common stock. Because this is a “best efforts” offering, Realty Capital Securities, LLC must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of our shares. We have also agreed to use Realty Capital Securities, LLC for subsequent offerings occurring within nine months of the termination of our primary offering unless we terminate Realty Capital Securities, LLC as our dealer manager for cause, or for other reasons set forth below.

In general, Realty Capital Securities, LLC receives selling commissions of 7.0% of the gross offering proceeds for shares sold in our primary offering. Our dealer manager receives 3.0% of the gross offering proceeds as compensation for acting as the dealer manager, except that a reduced dealer manager fee is paid with respect to certain volume discount sales. We do not pay any selling commissions or dealer manager fees for shares sold under our dividend reinvestment plan or our “friends and family” program. We also reimburse our dealer manager for reasonable bona fide invoiced due diligence expenses. See “Plan of Distribution.”

Realty Capital Securities, LLC will act as our exclusive dealer manager until the end of our initial public offering or until the dealer manager agreement is terminated by us or them. We have the right to terminate the dealer manager agreement for, among other reasons: (1) cause; (2) a material breach of the agreement by the dealer manager that materially adversely affects its ability to perform its duties; (3) the dealer manager’s voluntary or involuntary bankruptcy; (4) the failure of the dealer manager to attain certain performance thresholds; and (5) the failure of certain key individuals to remain actively involved in the management of our dealer manager. Our dealer manager has the right to terminate the dealer manager agreement for, among other reasons: (1) our voluntary or involuntary bankruptcy; (2) a material change in our business; (3) a material action, suit, proceeding or investigation involving or against us; (4) a material reduction in the rate of any dividend we may pay in the future without our dealer manager’s prior written consent; (5) a suspension or termination of our share repurchase program without our dealer manager’s prior written consent; or (6) a material adverse change in the value of our common shares. In certain cases, either we or the dealer manager, as applicable, would have a certain period of time to cure the event triggering the right to terminate the agreement.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act, the Exchange Act or otherwise, and liabilities arising from breaches of our or the sub-advisor’s representations and warranties contained in the dealer manager agreement. The sub-advisor will not indemnify the participating broker-dealers and the dealer manager for liabilities arising from breaches of the sub-advisor’s representations and warranties. Also, the dealer-manager will indemnify us and the sub-advisor against some civil liabilities, including certain liabilities under the Securities Act, Exchange Act or otherwise, and liabilities arising from breaches of the dealer manager’s representation and warranties in the dealer manager agreement. See “—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

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Management Decisions

The individuals who are primarily responsible for recommending investments to us, negotiating the purchase of these investments, and making or recommending asset-management decisions on behalf of our sub-advisor are Messrs. Phillips, Edison, Bessey, Addy and Smith. Our advisor consults with our sub-advisor with respect to investment and disposition decisions; however, if there is a disagreement with respect to such decisions, then (1) joint approval will not be required, (2) the sub-advisor and the advisor must discuss the proposed transaction before either party makes any recommendation of the proposed transaction to our board of directors, and (3) the sub-advisor and the advisor will each give due consideration to the opinions of the other party. If the parties cannot agree as to whether to recommend the proposed transaction to our board of directors, the sub-advisor’s decision will govern. Subject to the direction of our board of directors, the following major decisions are subject to the joint approval of our advisor and sub-advisor: decisions with respect to the retention of investment banks, marketing methods with respect to this offering, the termination or extension of this offering, the initiation of a follow-on offering, mergers and other change-of-control transactions, and certain significant press releases. The individuals who are primarily responsible for our advisor’s decisions with respect to such matters are Messrs. Schorsch, Kahane, Happel, Budko, Block and Weil.

As required by our charter, acquisition decisions are ordinarily based on the fair market value of the properties. If our conflicts committee so determines, or if an asset is acquired from our advisor, our sub-advisor, one or more of our directors, our sponsor or any of its affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors. Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

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Compensation TABLE

Although we have executive officers who manage our operations, we have no paid employees. Our advisor, AR Capital Advisor, has entered into a sub-advisory agreement with our sub-advisor, Phillips Edison Sub-Advisor, which manages our day-to-day affairs and our portfolio of real estate investments, subject to the board’s supervision. The following table summarizes all of the compensation, fees and expenses that we pay or reimburse to the respective affiliates of our sponsors including AR Capital Advisor (and its affiliates) and our dealer manager, Realty Capital Securities, LLC. The table also summarizes fees to be paid to our independent directors. Unless otherwise noted, the fees to be paid and expenses to be reimbursed described in this section are paid or reimbursed to our advisor, an affiliate of our AR Capital sponsor. AR Capital Advisor has assigned 85.0% of such fees to our sub-advisor, an affiliate of our Phillips Edison sponsor. AR Capital Advisor has also assigned expense reimbursements to our sub-advisor in proportion to the expenses the parties have incurred on our behalf. Selling commissions and dealer manager fees may vary for different categories of purchasers as described under “Plan of Distribution.” This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold through our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold through our dividend reinvestment plan or our “friends and family” program.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)
	Organization and Offering Stage

Selling Commissions – Dealer Manager(2)	7.0% of gross offering proceeds before reallowance of selling commissions earned by participating broker-dealers, except no selling commissions are payable on shares sold under the dividend reinvestment plan or our “friends and family” program. The dealer manager reallows 100% of selling commissions earned to participating broker-dealers.	$105,000,000

Dealer Manager Fee – Dealer Manager(2)	3.0% of gross offering proceeds, except no dealer manager fee is payable on shares sold under the dividend reinvestment plan or our “friends and family” program. The dealer manager reallows all or a portion of its dealer manager fees to participating broker-dealers.	$45,000,000

Other Organization and Offering Expenses(3)	To date, our advisor has paid $75,000 in organization and offering expenses and our sub-advisor has paid or is responsible for the remaining organization and offering expenses. Our sub-advisor will pay future organization and offering expenses on our behalf (excluding underwriting compensation) and is obligated to reimburse our advisor and its affiliates for such organization and offering expenses that they incur (including reimbursements for third-party due diligence fees included in detailed and itemized invoices). We reimburse on a monthly basis these costs (and we may pay some of them directly) but only to the extent that the reimbursements or payments do not exceed 1.5% of gross offering proceeds over the life of the offering.	$22,927,500

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Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)

	Acquisition and Development Stage

Acquisition Fees(4)	We pay to our Advisor Entities 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For properties acquired through a joint venture, we pay to our Advisor Entities 1.0% of our allocable portion of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of our allocable portion of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and financing fees.	$25,716,000 (maximum offering and target leverage of 50.0% of the cost of our investments)/$49,289,000 (maximum offering, assuming leverage of 75.0% of the cost of our investments)

Acquisition Expenses	We reimburse our Advisor Entities for expenses actually incurred related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. In addition, we also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders’ fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees (including the financing fees described below) and acquisition expenses payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).	$6,539,000

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Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)
Construction Management Fee(5)	We expect to engage Phillips Edison Property Manager to provide construction management services, as needed, for some of our properties. We will pay a construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project.	Actual amounts cannot be determined at the present time.

Operational Stage

Asset Management Fee(6)	We pay our Advisor Entities a monthly fee of 0.08333% of the sum of the cost of all real estate and real estate-related investments we own and of our investments in joint ventures, including the portion of the cost paid for with borrowed funds and including expenses related to the acquisition (other than expenses that represent fees payable to the Advisor Entities or their affiliates). This fee is payable monthly in arrears, on the first business day of each month based on assets held by us during the previous month, calculated by taking the average of the total costs of our assets at the end of each month. However, the Advisor Entities will reimburse us on a quarterly basis for all or a portion of the asset management fees paid to the Advisor Entities in the immediately preceding fiscal quarter to the extent that, as of the date of payment, our modified FFO, as defined in accordance with the then-current practice guidelines issued by the Investment Program Association (a trade association for direct investment programs, including non-listed REITs) with an additional adjustment to add back capital contribution amounts received from our sub-advisor or an affiliate thereof (without any corresponding issuance of equity to our sub-advisor or an affiliate), during the quarter was not at least equal to our declared distributions (whether or not paid) during the quarter. We are not permitted to avoid payment of an asset management fee by raising our distribution rate beyond $0.65 per share on an annualized basis.	Actual amounts depend on the total equity and debt capital we raise and the results of our operations; we cannot determine these amounts at the present time.

Financing Fee	We pay our Advisor Entities a financing fee equal to 0.75% of all amounts made available under any loan or line of credit. In the case of a joint venture, we pay our advisor a financing fee equal to 0.75% of the portion that is attributable to our investment in the joint venture.	Actual amounts depend on the amount of any debt financed and therefore cannot be determined at the present time. If we utilize leverage equal to 50.0% of the cost of the aggregate value of our assets, the fees would be $9,595,000. If we utilize leverage equal to 75.0% of the cost of the aggregate value of our assets, the fees would be $27,587,000.

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Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)
Property Management Fees	Property management fees equal to 4.5% of the monthly gross receipts from the properties managed by Phillips Edison Property Manager, our property manager, are payable monthly to our property manager. Our property manager may subcontract the performance of its property management and leasing duties to third parties, and our property manager may pay a portion of its property management or leasing fees to the third parties with whom it subcontracts for these services. We reimburse the costs and expenses incurred by our property manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, as well as fees and expenses of third-party service providers. We do not, however, reimburse our property manager for general overhead costs or for the wages and salaries and other employee-related expenses of employees of our property manager other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of our properties.	Actual amounts depend on gross revenues of specific properties and actual management fees or property management fees and customary leasing fees and therefore cannot be determined at the present time.

Leasing Fee – Property Manager	We pay a leasing fee to our property manager in an amount that is usual and customary for comparable services rendered in the geographic market of the property.	Actual amounts cannot be determined at the present time.

Other Operating Expenses(6)	We reimburse the expenses incurred by our Advisor Entities in connection with their provision of services to us, including our allocable share of our Advisor Entities’ overhead, such as rent, personnel costs, utilities and IT costs. Such personnel costs include salaries and benefits, but do not include bonuses. Personnel costs are allocated to programs for reimbursement based generally on the percentage of time devoted by personnel to the program, except that we do not reimburse for the personnel costs of acquisition, financing or disposition personnel when such personnel attend to matters for which the Advisor Entities earn an acquisition fee, a financing fee or a disposition fee.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Independent Director Compensation	We pay each of our independent directors an annual retainer of $30,000. We also pay our independent directors for attending meetings as follows: (1) $1,000 for each board meeting attended in person or telephonically and (2) $1,000 for each committee meeting attended in person or telephonically. The audit committee chair also receives an annual retainer of $5,000 and the conflicts committee chair an annual retainer of $3,000. We may grant our independent directors an annual award of 2,500 shares of restricted stock. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.	Actual amounts depend on the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

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Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)

Liquidation/Listing Stage

Disposition Fees(7)	For substantial assistance in connection with the sale of properties or other investments, we will pay our Advisor Entities or their respective affiliates 2.0% of the contract sales price of each property or other investment sold; provided, however, that (i) if a third party also receives a commission on the sale, our Advisor Entities and their affiliates may receive up to one-half of the total brokerage commissions paid but in no event an amount that exceeds 3.0% of the contract sales price of such sale, and (ii) total real estate commissions paid (to our Advisor Entities and others) in connection with the sale may not exceed the lesser of a competitive real estate commission and 6.0% of the contract sales price. The conflicts committee determines whether our Advisor Entities or their affiliates have provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of a property includes our advisor’s or sub-advisor’s preparation of an investment package for the property (including an investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the advisor or sub-advisor in connection with a sale. If we were to sell an asset to an affiliate, our organizational documents prohibit us from paying our advisor or sub-advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that a majority of our board of directors, including a majority of our conflicts committee, conclude that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Subordinated Share of Cash Flows (8)(9)	Our Advisor Entities will receive 15.0% of remaining net cash flows after return of capital contributions plus payment to investors of a 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ and their respective affiliates’ incentive compensation. This fee is not payable after a listing of our shares of common stock on a national securities exchange.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Subordinated Incentive Fee(8)(10)	Following a listing of our common stock on a national securities exchange, our Advisor Entities will receive 15.0% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, pre-tax, non-compounded annual return to investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ and their respective affiliates’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

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(1)	The estimated maximum dollar amounts are based on the sale of the maximum of 180,000,000 shares to the public, including 30,000,000 shares through our dividend reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan.

(2)	All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers. A reduced dealer manager fee is payable with respect to certain volume discount sales. See “Plan of Distribution.”

(3)	Organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee, but including reimbursements for third-party due diligence fees included in detailed and itemized invoices) incurred by or on behalf of us in connection with or in preparing us for registration of and subsequently offering and distributing our shares of common stock to the public, which may include expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants’ and attorneys’ fees and expenses. Our advisor has agreed to reimburse us to the extent the organization and offering expenses incurred by us exceed 1.5% of aggregate gross offering proceeds over the life of the offering. See “Plan of Distribution.”

(4)	Because the acquisition fees we pay our Advisor Entities are a percentage of the acquisition price of an investment, these fees will be greater to the extent we fund acquisitions and originations through (1) the incurrence of debt (which we expect to represent 50.0% of the total costs of our investments (including capital improvements, tenant improvements/allowances and leasing commissions invested in an asset) if we sell the maximum number of shares offered hereby, but may be as high as the maximum permitted leverage of 75.0%), (2) retained cash flow from operations, (3) issuances of equity in exchange for properties and other assets and (4) proceeds from the sale of shares under our dividend reinvestment plan.

(5)	Any construction management fee we pay to an affiliate of one of our sponsors will be included in the total of our acquisition fees, financing fees and acquisition expenses and will be subject to the 4.5% limitation imposed by our charter.

(6)	AR Capital Advisor must reimburse us each quarter for the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (1) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (2) interest payments; (3) taxes; (4) non-cash expenditures such as depreciation, amortization and bad debt reserves; (5) reasonable incentive fees based on the gain in the sale of our assets; and (6) acquisition fees, origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (including property management fees and the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

(7)	Although we are most likely to pay disposition fees to our advisor or sub-advisor or their respective affiliates in the event of our liquidation, these fees may also be incurred during our operational stage. Under our charter, a majority of the independent directors would have to approve any increase in the disposition fees payable to our advisor and its affiliates above 2.0% of the contract sales price (if no third-party broker is paid a commission) and one-half of any total brokerage commission paid (if a third-party broker is paid a commission). Our charter also limits the maximum amount of the disposition fees payable to the advisor and its affiliates to 3.0% of the contract sales price.

To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described in note 6 above.

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(8)	Any portion of the subordinated share of cash flows that our Advisor Entities receive prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive fee.

To the extent the subordinated share of cash flows fee is derived from cash flows other than net sales proceeds, the fee will count against the limit on “total operating expenses” described in note 6 above, as would any amount paid pursuant to the subordinated incentive fee. The advisory agreement contains a provision to eliminate the possibility that we could terminate our advisor as a way to avoid having to pay the subordinated share of cash flows or the subordinated incentive fee. Such fees remain payable to the advisor after termination of the advisory agreement but only if the investor return thresholds for payment of such fees are ultimately satisfied. In addition, such fees will be reduced so that the advisor is only entitled to receive a pro-rated share of such fees in proportion to the amount of time the advisor served in that capacity in comparison to the life of our company.

(9)	Under our charter, an interest in gain from the sale of assets may not exceed 15.0% of the balance of net sale proceeds remaining after investors have received a return of their net capital contributions and a 6.0% per year cumulative, noncompounded return. Our advisory agreement sets a higher threshold for the payment of the subordinated share of cash flows than that required by our charter. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee.

(10)	The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive fee in cash, shares or a short-term interest-free promissory note or any combination thereof.

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Stock Ownership

The following table sets forth the beneficial ownership of our common stock as of October 1, 2012 for each person or group that holds more than 5.0% of our common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and dispositive power with regard to such shares.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Phillips Edison NTR LLC	22,668	0.3%
Global Re SCC, Cell 2007-6	55,556	0.6%
Jeffrey S. Edison(2)	134,057	1.5%
Michael C. Phillips(2)	133,780	1.5%
John B. Bessey	5,556	*
Richard J. Smith	2,778	*
R. Mark Addy	3,147	*
William M. Kahane	–	–
Leslie T. Chao	27,778	0.3%
Ethan J. Hershman	5,556	*
Ronald K. Kirk	32,708	0.4%
Paul J. Massey, Jr.	314	*
All directors and executive officers as a group	267,450	3.0%

*	Less than 0.1%

(1)	The address of each beneficial owner listed is 11501 Northlake Drive, Cincinnati, Ohio 45249.

(2)	Because of their indirect ownership and control of Phillips Edison NTR LLC and Global Re SCC, Cell 2007-6, Messrs. Phillips and Edison have voting and dispositive control of the shares held by these entities.

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Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationships with our Phillips Edison and AR Capital sponsors and their respective affiliates, some of whom serve as our executive officers and directors. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to ameliorate some of the risks posed by these conflicts.

Our Sponsors’ Interests in Other Real Estate Programs

General

All of our executive officers, some of our directors, and other key professionals engaged by our advisor to provide services on our behalf are also officers, directors, managers, key professionals or holders of a direct or indirect controlling interest in our advisor, the sub-advisor, our dealer manager and other Phillips Edison and AR Capital affiliates that are the sponsors of other real estate programs. These individuals have legal and financial obligations with respect to those programs, entities and investors that are similar to their obligations to us. In the future, these individuals and other affiliates of our sponsors may organize other real estate programs, serve as the investment advisor to other investors and acquire for their own account real estate properties that may be suitable for us.

Since 1991, investment advisors affiliated with Phillips Edison have sponsored six privately offered real estate programs. After the merger of two of these programs into one, Phillips Edison currently operates five privately offered real estate programs. All of these programs have investment objectives that are similar to ours. Conflicts of interest may arise between us and the programs that have not yet been liquidated, between us and future programs and between us and the investors for which a Phillips Edison entity serves as an investment advisor.

In addition, Mr. Kahane, one of our directors, is an executive officer and a director of ARCT, a publicly traded REIT listed on The Nasdaq Global Select Market. Mr. Kahane is also a director of NYRR, ARC RCA, ARC HT and BDCA, which are also public, non-traded REITs sponsored by our AR Capital sponsor, advised by affiliates of our AR Capital sponsor and for which Realty Capital Securities, LLC acts as dealer manager. As of the date of this prospectus, Realty Capital Securities, LLC is the dealer manager or is named in the registration statement as the dealer manager in several offerings, including some offerings in which American Realty Capital is the sole sponsor.

Every transaction that we enter into with our advisor, our sub-advisor, our dealer manager or their respective affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor, our sub-advisor, our dealer manager or any of their respective affiliates.

Competition for Investors

We expect that several publicly offered programs sponsored by our AR Capital sponsor, including NYRR, ARC HT, ARC RCA, BDCA, ARC HT, ARC DNAV, ARC Global and ARCT IV, will be raising capital in their respective public offerings concurrently with at least a portion of the duration of this offering. Our dealer manager is the dealer manager for these other offerings. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments. In addition, our sponsors may decide to sponsor future programs that would seek to raise capital through public offerings conducted concurrently with our offering. As a result, we face a conflict of interest due to the potential competition among us and these other programs for investors and investment capital.

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Our sponsors generally seek to reduce the conflicts that may arise among their various programs by avoiding simultaneous public offerings by programs that have a substantially similar mix of targeted investment types. Nevertheless, there are likely to be periods during which one or more programs sponsored by our sponsors will be raising capital and which will compete with us for investment capital.

Joint Ventures with Affiliates

We may enter into joint venture agreements with other Phillips Edison- or AR Capital-sponsored programs for the acquisition, development or improvement of properties or other investments that meet our investment objectives. AR Capital Advisor, our advisor, has some of the same executive officers and key employees as other affiliates of AR Capital, and these persons may face conflicts of interest in determining whether and which AR Capital program or other entity advised by an affiliate of our AR Capital sponsor should enter into any particular joint venture agreement. Similarly, our Phillips Edison sponsor and its affiliates have some of the same executive officers and key real estate professionals as we do, and, as a consequence, these persons may face conflicts of interest in determining whether and which Phillips Edison-sponsored program or other Phillips Edison-advised entity should enter into any particular joint venture agreement with us. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the sponsor-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a sponsor-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The sponsor-affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.

Allocation of Investment Opportunities

We rely on our sponsors and the executive officers and other key real estate professionals at our advisor and sub-advisor to identify suitable investment opportunities for us, with our sub-advisor having primary responsibility for identifying suitable investments on our behalf of our advisor. Our individual AR Capital and Phillips Edison sponsors and several of the other key real estate professionals of our advisor and sub-advisor are also the key real estate professionals at our entity sponsors and their other public and private programs. Investment opportunities that are suitable for us may also be suitable for other Phillips Edison- or AR Capital-sponsored programs, although our primary target investment type generally differs from the primary target investments of current Phillip Edison- or AR Capital-sponsored programs. Generally, our advisor and sub-advisor will not pursue any opportunity to acquire any real estate properties or real estate-related loans and securities that are directly competitive with our investment strategies, nor present such opportunities to other Phillips Edison- or AR Capital-sponsored programs, unless and until the opportunity is first presented to us, subject to certain exceptions described below. If we do not elect to pursue such investment opportunity, then such investment may be presented to the other Phillips Edison-or AR Capital-sponsored program. However, this obligation to present investment opportunities to us first does not apply to certain investment opportunities. Specifically, our AR Capital sponsors and its affiliates, including our advisor, may pursue any opportunity in respect of:

(1)	any net leased retail, office and industrial properties or other property consistent with the investment policies of ARCT;

(2)	any commercial real estate or other real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located primarily in the New York metropolitan area or other property consistent with the investment policies of NYRR; or

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(3)	any investments made by an identified real estate investment trust that is being sponsored or co-sponsored by the AR Capital sponsor or its affiliates and that has not yet filed a registration statement relating to its initial public offering and which has or will have as its publicly disclosed (and not subsequently revised or required to be revised under applicable securities laws) investment objectives to have less than 20.0% of its assets (measured by purchase price) in anchored shopping centers with purchase prices of less than $20 million per property (determined once the proceeds of the offering have been fully invested).

In addition, if certain existing Phillips Edison-sponsored programs present an opportunity to us and also inform us that such program seeks the opportunity to invest in such opportunity for tax planning purposes under Section 1031 of the Internal Revenue Code, we must advise the Phillips Edison-sponsored program within 21 days of that program’s presenting the opportunity to us whether we wish to pursue the opportunity. If we do not respond within that 21-day period, we will be deemed to have passed on the opportunity.

For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase real estate or any significant asset related to real estate unless the advisor or sub-advisor has recommended the investment to us. See “—Certain Conflict Resolution Measures.”

Phillips Edison Sub-Advisor, on behalf of AR Capital Advisor, will inform the conflicts committee each quarter of the investments that have been purchased by other Phillips Edison- or AR Capital-sponsored programs or by AR Capital Advisor or Phillips Edison Sub-Advisor or their respective affiliates directly so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. The success of the Advisor Entities in generating investment opportunities for us and the fair allocation of opportunities among Phillips Edison- and AR Capital-sponsored programs are important factors in the conflicts committee’s determination to continue or renew our arrangements with AR Capital Advisor and its affiliates. The board of directors and the conflicts committee have a duty to ensure that favorable investment opportunities are not disproportionately allocated to other Phillips Edison- or AR Capital-sponsored programs and investors.

Competition for Tenants and Others

Conflicts of interest may exist to the extent that we acquire properties in the same geographic areas where other Phillips Edison- or AR Capital-sponsored programs or affiliated entities own properties. In such a case, a conflict could arise in the leasing of properties in the event that we and another Phillips Edison- or AR Capital-sponsored program or affiliated entity were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another Phillips Edison- or AR Capital-sponsored program or affiliated entity were to attempt to sell similar properties at the same time. See “Risk Factors—Risks Related to Conflicts of Interest.” Conflicts of interest may also exist at such time as we or our sponsors’ respective affiliates seek to employ developers, contractors, building managers or other third parties. Our sponsors and their respective affiliates seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. Our sponsors and their respective affiliates also seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective service providers aware of all properties in need of their services. However, our sponsors and their respective affiliates cannot fully avoid these conflicts because they may establish differing terms for resales or leasing of the various properties or differing compensation arrangements for service providers at different properties.

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Allocation of Our Affiliates’ Time

As a result of their interests in other programs, their obligations to other investors and the fact that they engage in, and they will continue to engage in, other business activities on behalf of themselves and others, our executive officers and our Phillips Edison and AR Capital sponsors face conflicts of interest in allocating their time among us and other Phillips Edison- and AR Capital-sponsored programs and other business activities in which they are involved. In addition, many of the same key professionals associated with our Phillips Edison and AR Capital sponsors have existing obligations to other programs sponsored by our sponsors. Our executive officers and the key professionals associated with our sponsors who provide services to us are not obligated to devote a fixed amount of their time to us, but our sponsors believe that our executive officers and the other key professionals have sufficient time to fully discharge their responsibilities to us and to the other business in which they are involved.

We believe that our executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer devotes to us will vary during the course of the year and depend on our business activities at a given time. For example, our executive officers may spend significantly more time focused on our activities when we are reviewing potential property acquisitions or negotiating a financing arrangement than during times when we are not. We believe that our President, Mr. Bessey, and our Chief Operating Officer, Mr. Addy, will devote a substantial majority of their time to us and that each of our Chief Executive Officer, Mr. Edison, and our Chief Financial Officer, Mr. Smith, may devote significantly less time to us. There is no assurance that our expectations are correct and our executive officers may devote more or less time to us than described above.

The officers and key personnel of AR Capital Advisor serve in the same capacity for the advisors of each of the other AR Capital-sponsored REITs referred to above. Some of these other REITs are still in the developmental stage, when the REIT is being organized, funds are initially being raised and funds are initially being invested. We refer to the “developmental stage” of a REIT as the time period from inception of the REIT until it raises a sufficient amount of funds to break escrow. Based on our AR Capital sponsor’s experience in sponsoring multiple non-traded REITs, a significantly greater time commitment is required for development stage REITs than for REITs that have transitioned to the operational stage. Thus, the officers and key personnel of AR Capital Advisor are expected to spend a substantial portion of their time on activities unrelated to us, reducing the amount of time they may devote to us.

Receipt of Fees and Other Compensation by Our Sponsors and Their Respective Affiliates

Our sponsors and their respective affiliates receive substantial fees from us, which fees have not been negotiated at arm’s length. These fees could influence our advisor’s and our sub-advisor’s advice to us as well as the judgment of affiliates of our sponsor, some of whom also serve as our executive officers and directors and the key real estate professionals of our sponsors. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with the Advisor Entities’ affiliates, including the advisory agreement and the dealer manager agreement;

•	the continuation, renewal or enforcement of our agreements with Phillips Edison and its affiliates, including the property management agreement;

•	the continuation, renewal or enforcement of our advisor’s agreements with our sub-advisor and their respective affiliates, including the sub-advisory agreement;

•	public offerings of equity by us, which entitle Realty Capital Securities, LLC to dealer manager fees and will likely entitle the Advisor Entities to increased acquisition and asset management fees;

•	sales of properties and other investments to third parties, which entitle the Advisor Entities to disposition fees and a possible subordinated share of cash flows;

•	acquisitions of properties and other investments and loan originations to third parties, which entitle the Advisor Entities to acquisition fees and asset management fees;

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•	acquisitions of properties and other investments that in some cases may originate from other Phillips Edison- or AR Capital-sponsored programs, which may entitle affiliates of our sponsors to disposition fees and possible subordinated incentive fees in connection with their services for the seller;

•	borrowings to acquire properties and other investments and to originate loans, which borrowings will generate financing fees and increase the acquisition and asset management fees payable to the Advisor Entities;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle the Advisor Entities to a subordinated incentive fee; and

•	whether and when we seek to sell the company or its assets, which sale could entitle the Advisor Entities to a subordinated share of cash flows.

The fees our Advisor Entities receive in connection with transactions involving the acquisition of assets are based initially on the cost of the investment, including costs related to loan originations, and are not based on the quality of the investment or the quality of the services rendered to us. This may influence our Advisor Entities to recommend riskier transactions to us. In addition, because the fees are based on the cost of the investment, it may create an incentive for our Advisor Entities to recommend that we purchase assets with more debt and at higher prices.

Our Board’s Loyalties to Current and Possibly to Future Phillips Edison- or
AR Capital-sponsored Programs

Some of our directors are also directors of other Phillips Edison affiliates or AR Capital-sponsored programs and affiliates. The loyalties of our directors serving on the boards of these other entities or possibly on the boards of future Phillips Edison- or AR Capital-sponsored programs may conflict with the fiduciary duties they owe to us and may influence the judgment of our board when considering issues for us that also may affect other Phillips Edison- or AR Capital-sponsored programs, such as the following:

•	We could enter into transactions with other Phillips Edison- or AR Capital-sponsored programs, such as property sales, acquisitions, joint ventures or financing arrangements. Decisions of the board regarding the terms of those transactions may be influenced by certain members of the board and their loyalties to other Phillips Edison- or AR Capital-sponsored programs.

•	A decision of the board regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of other Phillips Edison- or AR Capital-sponsored programs.

• A decision of the board regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other Phillips Edison- or AR Capital-sponsored programs.

Our Executive Officers and Some of Our Directors are Affiliates of Our Advisor,
Our Sub-Advisor and Their Respective Affiliates

Our executive officers, some of our directors, and the key real estate professionals at our advisor and sub-advisor are also officers, directors, managers, key professionals or holders of a direct or indirect controlling interest in or for one or more of:

•	AR Capital Advisor, our advisor;

•	Phillips Edison Sub-Advisor, our sub-advisor;

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•	Realty Capital Securities, LLC, our dealer manager;

•	Phillips Edison Property Manager, our property manager;

•	other Phillips Edison-sponsored programs (see the “Prior Performance Summary” section of this prospectus); and

•	other AR Capital-sponsored programs (see the “Prior Performance Summary” section of this prospectus).

As a result, they have loyalties to each of these programs, their stockholders and members and limited partners advised by Phillips Edison- and AR Capital-affiliated entities. These loyalties may from time to time conflict with the fiduciary duties that they owe to us.

Affiliated Transactions Best Practices Policy

Our board of directors has adopted best practices guidelines on affiliated transactions that prevent us, with certain exceptions, from entering into co-investments or any other business transaction with any other Phillips Edison- or AR Capital-affiliated entity. The exceptions under the guidelines do, however, allow us to enter into (i) transactions specifically contemplated by this prospectus, (ii) roll-up transactions that comply with the requirements set forth in our charter (provided that the roll-up transaction is not with programs sold through broker-dealers and sponsored by Phillips Edison or AR Capital), and (iii) funding transactions, including loans, with AR Capital Advisor, Phillips Edison Sub-Advisor, or another Phillips Edison- or AR Capital-affiliated entity. Except when in connection with permitted roll-up transactions, we may not purchase any asset from, or sell any asset to, any Phillip Edison- or AR Capital-affiliated entity.

Affiliated Dealer Manager

Since Realty Capital Securities, LLC, our dealer manager, is an affiliate of AR Capital Advisor, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Management—Our Dealer Manager” and “Plan of Distribution.”

Certain Conflict Resolution Measures

Conflicts Committee

In order to ameliorate the risks created by conflicts of interest, our charter creates a conflicts committee of our board of directors composed of all of our independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of one of our sponsors or their respective affiliates and has not been so for the previous two years. Serving as a director of, or having an ownership interest in, another Phillips Edison- or AR Capital-sponsored program does not, by itself, preclude independent-director status. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors. Among the matters the conflicts committee acts upon are:

•	the continuation, renewal or enforcement of our agreements with our AR Capital sponsor’s affiliates, including the advisory agreement and the dealer-manager agreement;

•	public offerings of securities;

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•	sales of properties and other investments;

•	investments in properties and other assets;

•	originations of loans;

•	borrowings;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we seek to list our shares of common stock on a national securities exchange;

•	whether and when we seek to become self-managed; and

•	whether and when we seek to sell the company or its assets.

Our board of directors, or a majority of the conflicts committee that constitutes a majority of our board of directors, approves all proposed investments.

Restrictions on Competing Business Activities of Our Sponsors

Our advisor is required to use commercially reasonable efforts to present a continuing and suitable investment program to us that is consistent with our investment policies and objectives. Our advisor has delegated this responsibility to our sub-advisor. Investment opportunities that are suitable for us may also be suitable for other Phillips Edison- or AR Capital-sponsored programs, although our primary target investment type generally differs from the primary target investments of current Phillip Edison- or AR Capital-sponsored programs. Generally, our advisor and sub-advisor will not pursue any opportunity to acquire any real estate properties or real estate-related loans and securities that are directly competitive with our investment strategies, nor present such opportunities to other Phillips Edison- or AR Capital-sponsored programs, unless and until the opportunity is first presented to us. However, this obligation to present investment opportunities to us first does not apply to certain investment opportunities. See “Conflicts of Interest—Our Sponsor’s Interests in Other Real Estate Programs—Allocation of Investment Opportunities.”

Other Charter Provisions Relating to Conflicts of Interest

In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The conflicts committee evaluates at least annually whether the compensation that we contract to pay to AR Capital Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the charter. The conflicts committee supervises the performance of AR Capital Advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out. This evaluation is based on the following factors as well as any other factors deemed relevant by the conflicts committee:

•	the amount of the fees and any other compensation, including stock-based compensation, if any, paid to AR Capital Advisor and its affiliates in relation to the size, composition and performance of our investments;

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•	whether the expenses incurred by us are reasonable in light of our investment performance, net assets and net income and the fees and expenses of other comparable unaffiliated REITs;

•	the success of AR Capital Advisor in generating appropriate investment opportunities;

•	the rates charged to other companies, including other REITs, by advisors performing similar services;

•	additional revenues realized by AR Capital Advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by AR Capital Advisor and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by AR Capital Advisor and its affiliates for their own account and for their other clients.

Under our charter, we can only pay our advisor, our sub-advisor, a director, a sponsor or any affiliate thereof a disposition fee in connection with the sale of a property or other asset unless it provides a substantial amount of the services in the effort to sell the property or asset. If a third-party broker is involved in the disposition and AR Capital Advisor has provided a substantial amount of services in connection with the sale of the assets, AR Capital Advisor may receive up to one-half of the brokerage commission paid so long as the commission paid does not exceed 3.0% of the sales price of the property or other asset. If no brokerage commission to a third-party broker is paid, AR Capital Advisor may receive a commission of up to 3.0% of the sales price of the property or other asset. Although our charter limits this commission to 3.0% of the sales price, our advisory agreement provides for a 2.0% fee. Moreover, our charter also provides that the commission, when added to all other disposition fees paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6.0% of the sales price of the property or other asset. To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described below. If we were to sell an asset to an affiliate, our organizational documents prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that a majority of our board of directors, including a majority of our conflicts committee, not otherwise interested in the transaction conclude that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor not exceed 15.0% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6.0% of the original issue price of the common stock per year cumulative. Our advisory agreement sets a higher threshold for the payment of such an incentive fee than that required by our charter. Under the advisory agreement, such an incentive fee may be paid only if the stockholders first receive a 7.0% per year cumulative, noncompounded return. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee. To the extent the subordinated share of cash flows fee is derived from cash flows other than net sales proceeds, the fee will count against the limit on “total operating expenses” described below, as would any amount paid pursuant to the subordinated incentive fee payable upon listing. For a discussion of the subordinated share of cash flows fee and the subordinated incentive fee, see “Compensation Table” above.

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Our charter also limits the amount of acquisition fees, acquisition expenses, financing fees and, if payable to an affiliate of one of our sponsors, development and construction fees we can incur to a total of 4.5% of the contract purchase price for the property or, in the case of a loan, our charter limits origination fees and expenses we can incur to 4.5% of the funds advanced. This limit may only be exceeded if the conflicts committee approves (by majority vote) the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us. Although our charter permits combined acquisition fees and expenses to equal 4.5% of the purchase price, our advisory agreement limits the acquisition fee to 1.0% of the purchase price (including any acquisition expenses and any debt attributable to such investments) and limits the financing fee to 0.75% of amounts made available under any loan. Any increase in the acquisition fee or the financing fee stipulated in the advisory agreement would require the approval of a majority of the members of the conflicts committee.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. The conflicts committee or our advisor may terminate our advisory agreement with AR Capital Advisor without cause or penalty on 60 days’ written notice. By “without penalty,” we mean that we can terminate our advisor without having to compensate our advisor for income lost as a result of the termination of the advisory agreement. The advisory agreement does, however, contain a provision to eliminate the possibility that we could terminate our advisor as a way to avoid having to pay the subordinated share of cash flows or the subordinated incentive fee. Such fees remain payable to the advisor after termination of the advisory agreement but only if the investor return thresholds for payment of such fees are ultimately satisfied. In addition, such fees will be reduced so that the advisor is only entitled to receive a pro-rated share of such fees in proportion to the amount of time the advisor served in that capacity in comparison to the life of our company. If any Advisor Entity receives the subordinated incentive fee, it would no longer be entitled to receive subordinated share of cash flows. There are many additional conditions and restrictions on the amount of compensation our Advisor Entities and their affiliates may receive.

Our Acquisitions. We will not purchase or lease properties in which the Advisor Entities, our sponsors, any of our directors or officers or any of their respective affiliates has an interest without a determination by a majority of the board of directors, including a majority of the conflicts committee, not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the affiliated seller or lessor, unless there is substantial justification for the excess amount. In no event will we acquire any such property at an amount in excess of its current appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction. An appraisal is “current” if obtained within the prior year. If a property with a current appraisal is acquired indirectly from an affiliated seller through the acquisition of securities in an entity that directly or indirectly owns the property, a second appraisal on the value of the securities of the entity shall not be required if (1) the conflicts committee determines that such transaction is fair and reasonable, (2) the transaction is at a price to us no greater than the cost of the securities to the affiliated seller, (3) the entity has conducted no business other than the financing, acquisition and ownership of the property and (4) the price paid by the entity to acquire the property did not exceed the current appraised value.

Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans in which the transaction is with the Advisor Entities, our sponsors, any of our directors or officers or any of their respective affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of AR Capital Advisor, Phillips Edison Sub-Advisor, our directors or officers or any of their respective affiliates.

Other Transactions Involving Affiliates. A majority of our directors, including a majority of the conflicts committee members, not otherwise interested in the transaction must conclude that all other transactions, including sales and leases of our properties, between us and the Advisor Entities, our sponsors, any of our officers or directors or any of their respective affiliates, including any development services fees payable to such affiliates, are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

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Limitation on Operating Expenses. AR Capital Advisor must reimburse us each quarter for the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. After the end of any fiscal quarter for which our total operating expenses exceed this 2%/25% limitation for the twelve months then ended, this fact will be disclosed in writing and sent to our common stockholders within 60 days. This fact may also be disclosed on Form 8-K within 60 days of the end of the quarter. Included in such disclosure will be an explanation of the factors considered by our conflicts committee in determining that such an excess was justified. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding: (1) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (2) interest payments; (3) taxes; (4) non-cash expenditures such as depreciation, amortization and bad debt reserves; (5) reasonable incentive fees based on the gain from the sale of our assets; and (6) acquisition fees, origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including property management fees, the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

Issuance of Options and Warrants to Certain Affiliates. Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our capital stock to AR Capital Advisor, Phillips Edison Sub-Advisor, our directors, the sponsors or any of their respective affiliates, except on the same terms as such options or warrants, if any, are sold to the general public. We may issue options or warrants to persons other than AR Capital Advisor, Phillips Edison Sub-Advisor, our directors, the sponsors and their respective affiliates prior to listing our common stock on a national securities exchange, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the conflicts committee has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to AR Capital Advisor, Phillips Edison Sub-Advisor, our directors, the sponsors or any of their respective affiliates shall not exceed an amount equal to 10.0% of the outstanding shares of our common stock on the date of grant.

Repurchase of Our Shares. Our charter prohibits us from paying a fee to the Advisor Entities, our sponsors, or our directors or officers or any of their respective affiliates in connection with our repurchase of our capital stock.

Loans. We will not make any loans to the Advisor Entities, our sponsors, or to our directors or officers or any of their respective affiliates. In addition, we will not borrow from these persons unless a majority of our directors, including a majority of the conflicts committee members, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or AR Capital Advisor, Phillips Edison Sub-Advisor, or their respective affiliates.

Reports to Stockholders. Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

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•	financial statements prepared in accordance with GAAP that are audited and reported on by an independent registered public accounting firm;

•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to AR Capital Advisor and any affiliates of AR Capital Advisor by us or third parties doing business with us during the year;

•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interests of our common stockholders and the basis for such determination; and

•	a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates. Before becoming a stockholder, our advisor, our sub-advisor, our directors and officers and their respective affiliates must agree not to vote their shares regarding (1) the removal of any of these affiliates or (2) any transaction between any of them and us. In determining the requisite percentage in interest of shares necessary to approve any matter on which our advisor, our sub-advisor, our directors and any of their respective affiliates may not vote or consent, any shares owned by any of them will not be included.

Ratification of Charter Provisions. Our board of directors and the conflicts committee have reviewed and ratified our charter by the vote of a majority of their respective members, as required by our charter.

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INVESTMENT OBJECTIVES AND CRITERIA

General

We seek to acquire and manage shopping centers that are typically above 80.0% occupied, anchored by the dominant grocer in the region, and have a mix of national and regional retailers selling necessity-based goods and services. We expect to build a high-quality portfolio utilizing the following acquisition strategy:

•	Grocery-Anchored Retail — We are focused on acquiring well-occupied grocery-anchored shopping centers serving the day-to-day shopping needs of the community in the surrounding trade area;

•	Infill Locations/Solid Markets — We target properties in established or growing markets based on trends in population density, population growth, employment, household income, employment diversification and other key demographic factors creating higher barriers to entry, which we believe limit additional competition;

•	Triple-Net Leases — We negotiate leases to provide for tenant reimbursements of operating expenses, real estate taxes and insurance, providing a level of protection against rising expenses;

•	Discount To Replacement Cost — We intend to acquire properties at values based on current in-place rents and at a substantial discount to replacement cost.

Our strategy is to acquire, own and manage a high-quality, diverse, grocery-anchored real estate portfolio, while maintaining a focused approach to maximize stockholder value. We believe these goals will be supported by the following attributes of our company:

•	Stable Income to Provide Consistent Distributions — Sustainable income from profitable national and regional tenants, a majority of which comes from grocery anchor tenants, is expected to fund monthly distributions to our stockholders at a rate consistent with our operating performance.

•	Upside Potential — We seek to create value from a combination of the strategic leasing of portfolio vacancies, rental growth, creation of new revenue streams, and strategic expense reduction, all leading to increased cash flow.

•	Diversification — We intend to own and manage a retail grocery-anchored portfolio diversified by geography, tenant mix, and lease expirations, thereby mitigating risk.

•	Low Leverage — We intend to utilize a prudent leverage strategy with an approximate 50.0% targeted loan-to-value ratio on our portfolio once we have invested substantially all of the net proceeds of this offering.

•	Tenured Management with a National Platform — Our Phillips Edison sponsor's seasoned team of professional managers have extensive retail industry expertise and established tenant relationships and provide reliable execution of our acquisition and operating strategies through their national operating and leasing platform.

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•	Property Focus — We will utilize a property-specific operational focus that combines intensive leasing and merchandising plans with cost containment measures to deliver a more solid and stable income stream from each property.

•	Exit Strategy — We anticipate selling our assets, selling or merging our company, or listing our company on a national securities exchange within three to five years after the completion of this offering.

Our primary investment objectives are:

•	to preserve and protect your capital contribution;

•	to provide you with stable cash distributions;

•	to realize growth in the value of our assets upon the sale of such assets; and

•	to provide you with the potential for future liquidity through the sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction. See “—Exit Strategy—Liquidity Event.”

Grocery-Anchored Retail Properties Focus

We invest primarily in well-occupied, grocery-anchored neighborhood and community shopping centers leased to a mix of solid national, credit retailers selling necessity-based goods and services in strong demographic markets throughout the United States. We believe grocery-anchored retail is one of the most stable asset classes in real estate. Grocery-oriented retail caters to consistent consumer demand for goods and services typically located within neighborhood and community shopping centers in all economic cycles. Neighborhood shopping centers typically are between 30,000 and 150,000 square feet and provide consumers with convenience goods such as food and drugs and services for the daily living needs of residents in the immediate neighborhood. Community shopping centers generally are between 100,000 and 350,000 square feet and typically contain multiple anchors and provide facilities for the sale of apparel, accessories, home fashion, hardware or appliances in addition to the convenience goods provided by a grocery-anchored neighborhood retail shopping center. We define “well-located” as retail properties situated in more densely populated locations with higher barriers to entry, which limits additional competition. We define “well occupied” as retail properties with typically 80.0% or greater occupancy at the time of purchase. However, there can be no assurance the historical stability of necessity-based retail real estate will continue in the future. See “Risk Factors—General Risks Related to Investments in Real Estate.”

Other Real Estate and Real Estate-Related Loans and Securities

Although not our primary focus, we may, from time to time, make investments in other real estate properties and real estate-related loans and securities. We do not expect these types of assets to exceed 10.0% of the proceeds of this offering. With respect to our investments in real estate-related assets, including mortgages, mezzanine, bridge and other loans, debt and derivative securities related to real estate, mortgage-backed securities and any non-controlling equity investments in other public REITs or real estate companies, we will primarily focus on investments in first mortgages secured by retail properties. Our criteria for investing in loans is substantially the same as those involved in our investment in properties; however, we will also evaluate such investments based on the current income opportunities presented.

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Real Estate Properties

We may pursue opportunities to acquire or develop lifestyle and power shopping centers, which we believe provide higher average sales per square foot and lower common area maintenance costs compared to a traditional shopping mall. Lifestyle shopping centers typically provide open-air retail space that combine mixed-use commercial development with boutique stores geared to shoppers with higher disposable incomes. Power shopping centers also usually feature open-air retail space and contain three or more “big box” retailers and various smaller retailers. A “big box” retailer is a single-use store, typically between 25,000 and 100,000 square feet or more, such as a large bookstore, office-supply store, pet store, electronics store, sporting goods store, or discount department store.

We may invest in enhanced-return properties, which are higher-yield and higher-risk investments that may not be as well located or well occupied as the substantial majority of our neighborhood and community shopping center investments. Examples of enhanced-return properties that we may acquire and reposition include: properties with moderate vacancies or near-term lease rollovers; poorly managed and positioned properties; properties owned by distressed sellers; and build-to-suit properties.

While we expect to focus on shopping center properties and related assets, our charter does not limit our investments to only those assets, and if we believe it to be in the best interests of our stockholders, we may also acquire additional real estate assets, such as office, multi-family, mixed-use, hospital, hospitality and industrial properties. The purchase of any property type will be based upon the best interests of our company and our stockholders as determined by our board of directors and taking into consideration the same factors discussed above. Additionally, we may acquire properties that are under development or construction, undeveloped land, options to purchase properties and other real estate assets. In fact, we may invest in whatever types of interests in real estate that we believe are in our best interests.

Although we can purchase any type of interest in real estate, our charter does limit certain types of investments, which we discuss below under “—Investment Limitations.” We do not expect to invest in properties located outside of the United States or in single-purpose properties, such as golf courses or specialized manufacturing buildings. We also do not intend to make loans to other persons (other than the loans described above), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than interests in real estate properties and real estate-related loans and securities.

Investments in Equity Securities

We may make equity investments in other REITs and other real estate companies that operate assets meeting our investment objectives. We may purchase the common or preferred stock of these entities or options to acquire their stock. We will target a public company that owns commercial real estate or real estate-related assets when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target. We do not expect our non-controlling equity investments in other public companies to exceed 5.0% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. In addition, we do not expect our non-controlling equity investments in other public companies combined with our investments in real estate properties outside of our target shopping center investments and other real estate-related investments to exceed 10.0% of our portfolio.

Acquisition Policies

We intend to diversify our portfolio by anchor tenant diversity, geographic region, tenant mix, investment size and investment risk so that event risk is minimized to achieve a portfolio of income-producing assets that provide a stable return for investors and preserve stockholders’ capital. We may make investments by acquiring single assets, portfolios of assets, other REITs or real estate companies.

Geography. Phillips Edison and its affiliates have acquired approximately 26 million square feet comprised of over 230 assets located in 35 states. We have initially focused on markets where Phillips Edison has an established market presence, or market knowledge and access to potential investments, as well as an ability to efficiently direct property management and leasing operations.

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Our initial target markets have the following attributes:

•	Infill locations with a stable demographic or with barriers-of-entry that are higher than in many other markets, such as zoning and land use restrictions; and

•	Growth markets with strong demographic growth, such as employment, household income, and economic diversity.

Additionally, our sub-advisor may pursue properties in other markets demonstrating strong fundamentals, national or regional credit tenants, as described below, and attractive pricing. Economic and real estate market conditions vary widely within each region and submarket, and we intend to spread our portfolio investments across the United States.

Tenant Mix. We expect that the anchor tenants underlying our investments, whether retail properties or real estate-related loans and securities, will be primarily large national or regional companies, or their operating subsidiaries, each with an extensive operating history and a financial profile that satisfies our credit underwriting standards. We refer to these tenants as “credit tenants.” We do not expect our exposure to any one tenant in our portfolio to be more than 10.0% of revenues, assuming revenues generated from a portfolio assembled using the maximum offering proceeds. By diversifying our tenant portfolio, we believe we will minimize our exposure to any single tenant default or bankruptcy, which we refer to as “event risk,” and the negative impact any such event would have on our overall revenues. In addition, we believe our national and regional relationships will serve a mutual benefit to retailers and our assets through both tenant retention and expansion, and efficient management of properties in our portfolio.

Investment Size and Term. We expect the majority of our investments will typically be less than $20.0 million; however, we may make investments above this amount to complement our portfolio and meet our investment objectives.

We intend to hold our properties for four to seven years, which we believe is the optimal period to enable us to capitalize on the potential for increased income and capital appreciation of properties. We expect to sell our assets, sell or merge our company, or list our company within three to five years after the end of this offering. However, economic and market conditions may influence us to hold our investments for different periods of time.

Real Property Investment Considerations. Our sub-advisor, acting on behalf of our advisor, performs an in-depth review of each property acquired in the portfolio, including, but not limited to:

•	geographic location and property type;

•	condition and use of the property;

•	market growth demographics;

•	historical performance;

•	current and projected cash flow;

•	potential for capital appreciation;

•	presence of existing and potential competition;

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•	prospects for liquidity through sale, financing or refinancing of the assets; and

•	tax considerations.

Conditions to Closing Real Property Investments. Our sub-advisor, acting on behalf of our advisor, performs a due diligence review on each property that we purchase. As part of this review, our advisor or sub-advisor generally obtains an environmental site assessment for each proposed acquisition (which at a minimum will include a Phase I assessment). We will not close the purchase of any property unless we are satisfied with the environmental status of the property. Typically, our property acquisitions are also supported by an appraisal prepared by a competent, independent appraiser who is a member in good standing of the Appraisal Institute. Our investment policy currently provides that the purchase price of each property will not exceed its appraised value at the time we acquire the property. Appraisals, however, are estimates of value and should not be relied upon as measures of true worth or realizable value. We also generally seek to condition our obligation to close the purchase of any investment on the delivery of certain documents from the seller or developer. Such documents may include, where available:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to our sub-advisor, acting on behalf of our advisor;

•	title and liability insurance policies; and

•	financial statements covering recent operations of properties having operating histories.

Tenant Improvements. We anticipate that tenant improvements required at the time we acquire a property will be funded from our offering proceeds. However, at such time as a tenant of one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we may be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We would expect to fund those improvements with offering proceeds, through third-party financings or working capital.

Terms of Leases. We expect that the vast majority of the leases we enter into or acquire will provide for tenant reimbursement of operating expenses, providing a level of protection against rising expenses. Operating expenses typically include real estate taxes, special assessments, insurance, utilities, common area maintenance and some building repairs. We also intend to include provisions in our leases that increase the amount of base rent payable at various points during the lease term or provide for the payment of additional rent calculated as a percentage of a tenant’s gross sales above predetermined thresholds. However, the terms and conditions of any leases we enter into may vary substantially from those described. To the extent material to our operations, we describe the terms of the leases on properties we acquire by means of a supplement to this prospectus.

Tenant Creditworthiness. We will execute new tenant leases and tenant lease renewals, expansions and extensions with terms dictated by the current submarket conditions and the creditworthiness of each particular tenant. We will use a number of industry credit rating services to determine the creditworthiness of potential tenants and personal guarantors or corporate guarantors of potential tenants. We will compare the reports produced by these services to the relevant financial data collected from these parties before consummating a lease transaction. Relevant financial data from potential tenants and guarantors include income statements and balance sheets for the current year and for prior periods, net worth or cash flow statements of guarantors and other information we deem relevant.

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Real Estate-Related Loans and Securities Considerations. Although not our primary focus, we may, from time to time, make or invest in mortgage, bridge or mezzanine loans, and other loans relating to real property, including loans in connection with the acquisition of investments in entities that own real property. Our criteria for investing in loans is substantially the same as those involved in our investment in properties; however, we will also evaluate such investments based on the current income opportunities presented. When determining whether to make investments in mortgage and other loans and securities, we will consider such factors as: positioning the overall portfolio to achieve an optimal mix of real estate properties and real estate-related loans and securities; the diversification benefits of the loans relative to the rest of the portfolio; the potential for the investment to deliver high current income and attractive risk-adjusted total returns; and other factors considered important to meeting our investment objectives.

We may acquire or retain loan servicing rights in connection with investments in real estate-related loans that we acquire or originate. If we retain the loan servicing rights, our advisor, our sub-advisor or one of their respective affiliates will service the loan or select a third-party provider to do so. We may structure, underwrite and originate some of the debt products in which we invest. Our underwriting process will involve comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in loans.

We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85.0% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Such mortgages may or may not be insured or guaranteed by a governmental agency or another third party.

Acquisition of Properties from Our Affiliates

Except when in connection with permitted roll-up transactions, we may not acquire real properties, directly or through joint ventures, from our affiliates, including acquisitions of real properties from programs sponsored by Phillips Edison or AR Capital.

The Joint Venture

On September 20, 2011, we entered into the Joint Venture the CBRE Global Investors. We, through an indirectly wholly owned subsidiary, serve as the general partner of and own a 54% interest in the Joint Venture. Each CBRE Global Investor is a limited partner and they collectively own a 46% interest in the Joint Venture. Below is a summary of the major terms of the Joint Venture.

Investment Strategy. The Joint Venture intends to invest in necessity-based neighborhood and community shopping centers with acquisition costs of no more than $20 million per property. Each acquired property is to have an annualized acquisition capitalization rate of at least 7.25% and an occupancy rate of at least 80.0%, with no vacant primary anchor tenant at the time of acquisition. The aggregate level of debt financing is generally not to exceed 50.0% of the gross asset value of the properties owned by the Joint Venture once all capital contributions have been fully funded, but may go up to 60.0% during the investment period.

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Capital Contributions. We have committed to contribute approximately $59 million to the Joint Venture and the CBRE Global Investors have committed to contribute $50 million in cash. As of October 1, 2012, we have contributed approximately $46.7 million to the Joint Venture in the form of equity interests in 19 wholly owned real estate properties and cash, and the CBRE Global Investors have contributed approximately $39.8 million in cash. We and the CBRE Global Investors are not obligated to contribute capital after March 20, 2013.

Management. As general partner, we control the management of the Joint Venture. We have engaged AR Capital Advisor to advise the Joint Venture. Our advisor has engaged Phillips Edison Sub-Advisor to act as a sub-advisor for the Joint Venture. We have also engaged Phillips Edison Property Manager to provide property management services to the Joint Venture. The agreements generally mirror the similar agreements in place among and between us and our advisor, our sub-advisor and our property manager. However, revisions have been made to avoid duplication of payments by both us and the Joint Venture to these affiliated entities. We expect our direct and indirect payments to our Advisor Entities and their affiliates for advisory and property management services will be unaffected by our entering into the Joint Venture (except that our reimbursement obligations with respect to our advisor’s overhead may decrease because the Joint Venture has no obligation to reimburse AR Capital Advisor for such costs). In addition, other than a likely increase in asset management fees due to the expected increase in assets under management and the possibility of earning a carried interest on the Joint Venture distributions allocated to the CBRE Global Investors (as described below), the joint venture arrangements are not likely to result in greater fee income for our sponsors.

Certain major decisions require the approval of an executive committee, which consists of four members: two appointed by us and two appointed by the CBRE Global Investors. The major decisions that require executive committee approval include, but are not limited to:

•	certain related-party transactions;

•	acquisitions not consistent with the Joint Venture’s investment strategy;

•	the incurrence of debt or guarantees not consistent with the Joint Venture’s investment strategy;

•	litigation with a primary anchor tenant;

•	the decision to rebuild a property that has suffered a casualty (except as required by any lease or loan document);

•	disposing of substantially all of the assets of the Joint Venture before August 13, 2013;

•	the dissolution or liquidation of the Joint Venture or any subsidiary; and

•	any amendment to the limited partnership agreement of the Joint Venture.

Distributions. The Joint Venture will make periodic distributions of net cash flow to us and the CBRE Global Investors pro rata based on our respective percentage interests. The portion allocated to the CBRE Global Investors will first be distributed to the CBRE Global Investors until it has received an inflation-adjusted real rate of return of 5.0%. The remaining net cash flow allocated to the CBRE Global Investors will then be distributed 85.0% to the CBRE Global Investors and 15.0% to Phillips Edison Sub-Advisor, which is also a limited partner for purposes of earning the promote but which is not investing any capital in the Joint Venture. No carried interest is paid to Phillips Edison Sub-Advisor with respect to the distributions allocated to us because we pay an incentive fee to our Advisor Entities pursuant to our existing advisory agreement.

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Outside Activities. Until March 20, 2013 (or the investment of all of the capital that is to be contributed to the Joint Venture), neither we nor our sub-advisor may acquire properties meeting the Joint Venture’s investment strategy except through the Joint Venture. This restriction applies to our affiliates and our sub-advisor’s affiliates as well.

Transfer Restrictions. The limited partnership agreement contains restrictions on each partner’s ability to transfer their interests in the Joint Venture, including certain indirect transfers. Notwithstanding those restrictions, none of the following transfers would constitute a breach of the limited partnership agreement:

•	transfers of a CBRE Global Investor’s interest in the Joint Venture provided that we are first given an opportunity to purchase the interest at the proposed transfer price;

•	transfers of our interest in the Joint Venture to a “qualified property manager” for cash after the expiration of the “lock-out period,” which is defined as the earlier of (i) August 31, 2013 or (ii) the first date on which we have raised aggregate equity of $1.5 billion, subject to the CBRE Global Investors’ tag-along rights described below;

•	indirect transfers of our interests, such as through changes in the ownership of us or our operating partnership, if no single person would directly or indirectly own 20.0% of our subsidiary that acts as the general partner to the Joint Venture;

•	any transfer of our shares issued in this offering or other public offerings; and

•	certain transfers to affiliates.

Tag-Along Rights. If we sell our interests to a qualified property manager, we must use commercially reasonable efforts to cause the purchaser to also purchase all of the interests of those individual CBRE Global Investors who desire to sell. If the purchaser does not agree to purchase all of these interests, then each CBRE Global Investor who desires to sell will sell a proportionate part of the interest it desires to sell and we will sell a proportionate part of our interest.

If we conduct a registered offering of shares listed on a national securities exchange, each CBRE Global Investor has the right to convert its interest in the Joint Venture into privately issued shares in our company. The number of shares to be received will be based on the appraised value of the assets of the Joint Venture divided by the price paid in the offering.

Go-Along Obligation. After the expiration of the lock-out period, if we enter into an agreement to sell all of our interests in the Joint Venture for a cash purchase price, the CBRE Global Investors must also sell all of their interests to the purchaser on the same terms.

Buy/Sell Procedures. We or the CBRE Global Investors (acting as a group) may initiate buy/sell procedures with respect to our respective ownership interests in the event that a majority of the executive committee members are not able to reach an agreement on certain major decisions. Under the buy/sell procedures, one partner must deliver to the other partner notice of its intention to exercise the buy/sell option. Such notice shall state the value of the real and tangible personal property owned by the Joint Venture. The partner receiving such notice must either (i) sell its interests based on the value provided in the notice, or (ii) buy the other partner’s interests based upon that value. The buy/sell rights are not applicable at any time in which our interest in the Joint Venture is worth more than half of our total assets.

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Borrowing Policies

We may use borrowing proceeds to finance acquisitions of new properties or other real estate-related loans and securities; to originate new loans; to pay for capital improvements, repairs or tenant build-outs to properties; to pay distributions; or to provide working capital. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. Our investment strategy is to utilize primarily secured and possibly unsecured debt to finance our investment portfolio; however, given the current debt market environment, we may elect to forego the use of debt on some or all of our future real estate acquisitions. We may elect to secure financing subsequent to the acquisition date on future real estate properties and initially acquire investments without debt financing. To the extent that we do not finance our properties and other investments, our ability to acquire additional properties and real estate-related investments will be restricted.

Once we have fully invested the proceeds of this offering, we expect our debt financing to be approximately 50.0% of the value of our tangible assets (calculated after the close of this offering). However, debt financing as high as 65.0% of the value of our tangible assets would also be within the range contemplated by our business plan, although the constraints imposed by the current debt market may result in leverage even below our 50.0% target percentage. There is no limit on the amount we may borrow for the purchase of any single asset. Our charter limits our borrowings such that our total liabilities may not exceed 75.0% of the cost (before deducting depreciation or other noncash reserves) of our tangible assets. In addition, we may exceed the 75.0% limit if the majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowings to our stockholders in our next quarterly report with an explanation from the conflicts committee of the substantial justification for the excess borrowing. For example purposes only, substantial justification could be found by the conflicts committee: (1) if the value of our portfolio declined and new borrowings were necessary to repay existing obligations; (2) to pay sufficient distributions to maintain our REIT status; or (3) to buy a property where an exceptional acquisition opportunity presents itself and the terms of the debt and nature of the property are such that the debt does not materially increase the risk that we would become unable to meet our financial obligations as they became due. During the early stages of this offering, and to the extent financing in excess of our charter limit is available at attractive terms, we believe that the majority of our conflicts committee may be more likely to approve debt in excess of this limit. In all events, we expect that our secured and unsecured borrowings will be reasonable in relation to the net value of our assets and will be reviewed by our board of directors at least quarterly.

The form of our indebtedness may be long term or short term, secured or unsecured, fixed or floating rate or in the form of a revolving credit facility or repurchase agreements or warehouse lines of credit. Our advisor will seek to obtain financing on our behalf on the most favorable terms available. For a discussion of the risks associated with the use of debt, see “Risk Factors—Risks Associated with Debt Financing.”

Except with respect to the borrowing limits contained in our charter, we may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, any investment opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to book value in connection with any change of our borrowing policies.

We do not borrow from our advisor or its affiliates to purchase properties or make other investments unless a majority of our directors, including a majority of the conflicts committee members, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

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Certain Risk Management Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. Our sub-advisor, acting on behalf of our advisor, reviews and monitors credit risk and other risks of loss associated with each investment. In addition, we seek to diversify our portfolio of assets to avoid undue geographic and other types of concentrations to the extent consistent with our investment objectives, focus and policies. Our board of directors monitors the overall portfolio risk and levels of provision for loss.

Hedging Activities. Consistent with our intention to qualify as a REIT, we may engage in hedging transactions to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as we determine is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may elect to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable.

Equity Capital Policies

Our board of directors may amend our charter to increase or decrease the number of authorized shares of capital stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. After your purchase in this offering, our board may elect to: (1) sell additional shares in this or future public offerings, (2) issue equity interests in private offerings, (3) issue shares to our advisor, or its successors or assigns, in payment of an outstanding fee obligation, (4) issue shares to our independent directors pursuant to our 2010 Independent Director Stock Plan or (5) issue shares of our common stock to sellers of assets we acquire in connection with an exchange of limited partnership interests of the operating partnership. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

Disposition Policies

We expect to hold real property investments for four to seven years, which we believe is likely to be the optimal period to enable us to capitalize on the potential for increased income and capital appreciation. The period that we will hold our investments in real estate-related assets will vary depending on the type of asset, interest rates and other factors. Our advisor or sub-advisor will develop a well-defined exit strategy for each investment we make, initially at the time of acquisition as part of the original business plan for the asset, and thereafter by periodically reviewing each asset to determine the optimal time to sell the asset and generate a strong return. The determination of when a particular investment should be sold or otherwise disposed of will be made after considering relevant factors, including prevailing and projected economic conditions, whether the value of the asset is anticipated to decline substantially, whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives, whether disposition of the asset would allow us to increase cash flow, and whether the sale of the asset would constitute a prohibited transaction under the Internal Revenue Code or otherwise impact our status as a REIT.

Exit Strategy—Liquidity Event

It is our intention to begin the process of achieving a Liquidity Event not later than three to five years after the termination of this primary offering. A “Liquidity Event” could include a sale of all or substantially all of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction.

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If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this primary offering, our charter requires either (1) an amendment to our charter to extend the deadline to begin the process of achieving a Liquidity Event or (2) the holding of a stockholders meeting to vote on a proposal for an orderly liquidation of our portfolio.

If we sought and failed to obtain stockholder approval of a charter amendment extending the deadline with respect to a Liquidity Event, our charter requires us to submit a plan of liquidation for the approval of our stockholders. If we sought and failed to obtain stockholder approval of both the charter amendment and our liquidation, we would continue our business. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where our properties are located and the U.S. federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making the determination of whether to list our shares of common stock on a national securities exchange is the liquidity needs of our stockholders. In assessing whether to list, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock. The board and the conflicts committee would also likely consider whether there was a large pent-up demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for repurchases under the share repurchase program at this time could be an indicator of stockholder demand to liquidate their investment.

Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Pursuant to our charter, we will not:

•	borrow to the extent that our total liabilities exceed 75.0% of the aggregate cost (before deducting depreciation or other non-cash reserves) of tangible assets owned by us, unless approved by a majority of the conflicts committee;

•	invest more than 10.0% of our total assets in unimproved real property or mortgage loans on unimproved real property, which we define as an equity interest in real property not acquired for the purpose of producing rental or other operating income and on which there is no development or construction in progress or planned in good faith to commence within one year;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85.0% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	make an investment if the related acquisition fees, financing fees, acquisition expenses and, if payable to an affiliate of one of our sponsors, construction or development fees are not reasonable or exceed 4.5% of the purchase price of the asset, provided that the investment may be made if a majority of the board and a majority of the conflicts committee determine that the transaction is commercially competitive, fair and reasonable to us;

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•	acquire equity securities unless a majority of our directors (including a majority of our conflicts committee) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable, provided that investments in equity securities in “publicly traded entities” that are otherwise approved by a majority of our directors (including a majority of our conflicts committee) not otherwise interested in the transaction shall be deemed fair, competitive and commercially reasonable if we acquire the equity securities through a trade that is effected in a recognized securities market (a “publicly traded entity” shall mean any entity having securities listed on a national securities exchange or included for quotation on an inter-dealer quotation system), and provided further that this limitation does not apply to: (1) real estate acquisitions effected through the purchase of all of the equity securities of an existing entity, (2) investments in our wholly owned subsidiaries or (3) investments in asset-backed securities;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	engage in underwriting or the agency distribution of securities issued by others;

•	issue equity securities on a deferred payment basis or similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or

•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described in the section “Description of Shares – Restrictions on Roll-up Transactions.”

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Disclosure Policies with Respect to Future Probable Acquisitions

During this offering our sub-advisor, on behalf of our advisor, is continually evaluating various potential investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties and other investments for us. If we believe that a reasonable probability exists that we will acquire a specific significant property or other asset, whether directly or through a joint venture or otherwise, we will supplement this prospectus to disclose the pending acquisition of such property. We expect that this will normally occur after the signing of a purchase agreement for the acquisition of a specific significant asset or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to this prospectus will describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. YOU SHOULD UNDERSTAND THAT THE DISCLOSURE OF ANY PROPOSED ACQUISITION CANNOT BE RELIED UPON AS AN ASSURANCE THAT WE WILL ULTIMATELY CONSUMMATE SUCH TRANSACTION OR THAT THE INFORMATION PROVIDED CONCERNING THE PROPOSED TRANSACTION WILL NOT CHANGE BETWEEN THE DATE OF THE SUPPLEMENT AND ANY ACTUAL PURCHASE.

Investment Limitations to Avoid Registration as an Investment Company

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an entity may be an “investment company” if it is:

•	engaged primarily, or holds itself out as being engaged primarily or proposing to engage primarily, in the business of investing, reinvesting or trading in securities (the “Primarily Engaged Test”); or

•	engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40.0% of the value of our total assets on an unconsolidated basis (the “40% Test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be deemed an “investment company” as described under the tests above. With respect to the 40% Test, we expect that most of the entities through which we and our Operating Partnership own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the Primarily Engaged Test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries. Although the SEC staff has issued little guidance with respect to the Primarily Engaged Test, we are not aware of any court decisions or SEC staff interpretations finding a holding company that satisfies the 40% Test to nevertheless be an investment company under the Primarily Engaged Test.

We expect that a substantial majority of the subsidiaries of our Operating Partnership will similarly satisfy both tests above as these subsidiaries will own real property rather than securities. We intend to allocate approximately 90.0% of our portfolio to retail properties and approximately 10.0% of our portfolio to other real estate properties and real estate-related assets such as mortgages, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. If we raise substantially less than our maximum offering amount and we acquire a real estate-related asset early in our offering stage, our investments in real estate-related loans and securities could constitute a greater percentage of our portfolio, although we do not expect those assets to represent more than one-third of our assets at any one time. Therefore, the value of the subsidiaries of our Operating Partnership that may have to rely on Section 3(c)(1) or Section 3(c)(7) should never be greater than 40.0% of the value of the assets of our Operating Partnership.

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Change in Investment Objectives and Limitations

Our charter requires that our conflicts committee review our investment policies at least annually to determine that the policies we follow are in the best interests of our stockholders. Each determination and the basis therefore shall be set forth in the minutes of our board of directors. The methods of implementing our investment policies also may vary as new investment techniques are developed. Except as otherwise provided in our charter, our investment objectives and policies and the methods of implementing our investment objectives, may be altered by a majority of our directors, including a majority of the conflicts committee, without the approval of our stockholders.

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PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of all real estate programs managed over the last ten years by Messrs. Phillips and Edison, our individual Phillips Edison sponsors, and Messrs. Schorsch and Kahane, our individual AR Capital sponsors. In assessing the relative importance of this information with respect to a decision to invest in this offering, you should keep in mind that we will rely primarily on affiliates of our Phillips Edison sponsor to identify acquisitions and manage our portfolio and we will rely primarily on affiliates of our AR Capital sponsor with respect to our capital-raising efforts, although both AR Capital Advisor and Phillips Edison Sub-Advisor will jointly participate in major decisions as described in this prospectus at “Management – Our Advisor and Sub-Advisor.” You should also note that only programs sponsored by Phillips Edison have invested in our targeted portfolio of grocery-anchored neighborhood and community shopping centers.

Unless otherwise indicated, the information presented below with respect to the historical experience of Phillips Edison and the private real estate funds sponsored by Phillips Edison and of AR Capital and the prior programs sponsored by AR Capital is as of the 10-years ended December 31, 2011. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Phillips Edison and AR Capital and their respective affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Appendix A includes five tables with information about the public programs and private funds discussed in this section. They present information with respect to (1) the experience of our sponsors in raising and investing in funds, (2) the compensation paid by prior funds to the sponsor and its affiliates, (3) the operating results of prior funds, (4) sales or disposals of properties by prior funds, and (5) results of completed funds. Table VI located in Part II of the registration statement, which is not part of this prospectus, describes acquisitions of properties by prior programs and funds. We will provide a copy of Table VI to you upon written request and without charge. In all cases, the tables presenting information about the historical experience of programs sponsored by Phillips Edison appear first, followed by tables summarizing similar information for AR Capital.

Private Programs Sponsored by Phillips Edison

Since 1991, Michael C. Phillips and Jeffrey S. Edison, have partnered to acquire, manage and reposition necessity-driven retail properties, primarily grocery-anchored neighborhood and community shopping centers across the United States. Phillips Edison has operated with financial partners through both property-specific and multi-asset discretionary funds, and to date, Phillips Edison has sponsored six private real estate funds and raised approximately $650 million of equity from high-net-worth individuals and institutional investors.

During the 10-year period ended December 31, 2011, Phillips Edison managed six private real estate funds, all of which were multi-investor, commingled funds. All of these private funds were limited partnerships for which affiliates of Messrs. Phillips and Edison act or acted as general partner. In all cases, affiliates of Messrs. Phillips and Edison had responsibility for acquiring, investing, managing, leasing, developing and selling the real estate and real estate-related assets of each of the funds.

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Two of the six private real estate funds managed by Phillips Edison raised approximately $395 million of equity capital from 12 institutional investors during the 10-year period ended December 31, 2011. The institutional investors investing in the private funds include public pension funds, sovereign wealth funds, insurance companies, financial institutions, endowments and foundations. For more information regarding the experience of our sponsors in raising funds from investors, see Table I and Table II of the Prior Performance Tables contained in Appendix A of this prospectus.

During the 10-year period ended December 31, 2011, Phillips Edison acquired 241 real estate investments and invested over $1.8 billion in these assets (purchase price) on behalf of the six private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these six private funds.

Four of the six private funds managed by Phillips Edison during the 10-year period ended December 31, 2011 have or had investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with stable returns, to preserve and return their capital contributions and to realize growth in the value of their investments. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. For each of the private funds, Phillips Edison has focused on acquiring a diverse portfolio of real estate investments. Phillips Edison has typically diversified the portfolios of the private funds by geographic region, investment size, and tenant mix. In constructing the portfolios of the six private funds, Phillips Edison specialized in acquiring a mix of value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value.

Phillips Edison has sought to diversify investments in its private funds by geographic region as illustrated by the chart below. The chart below outlines investments of the private funds by amounts invested (purchase price) during the 10-year period ended December 31, 2011. All were within the United States. The geographic dispersion of properties acquired during the 10-year period ended December 31, 2011 is as follows: 38.0% of the amount was invested in 96 properties located in the eastern United States, 31.0% of the amount was invested in 64 properties located in the southern United States, 16.0% of the amount was invested in 45 properties located in the western United States and 15.0% of the amount was invested in 36 properties located in the midwestern United States.

PHILLIPS EDISON - PRIVATE PROGRAMS

INVESTMENT BY REGION

In addition to diversifying the private fund portfolios by geographic region, Phillips Edison has primarily focused on necessity-driven retail investments that include the following categories: grocery, general merchandise, discount, health and beauty, and office supply retailers. Unlike industries that are routinely affected by cyclical fluctuations in the economy, shopping centers anchored by these retailers have historically been more resistant to economic downturns. In general, the consistent consumer demand for items such as food, pharmaceutical goods, postal services, general retail and hardware is present in all cycles of the economy.

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In seeking to diversify the portfolios of the private funds by investment risk, Phillips Edison has purchased a mix of low-risk, high-quality properties and high-quality but under-performing properties in need of repositioning. The majority of the properties purchased by the private funds had prior owners and operators. For more detailed information regarding acquisitions by the private funds in the three years ended December 31, 2011, see Table VI located in Part II of the registration statement, which is not part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

During the 10-year period ended December 31, 2011, Phillips Edison sold 50 properties on behalf of these six private funds. Phillips Edison continues to actively manage the remaining unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with Phillips Edison affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. For more information regarding the fees paid to Phillips Edison affiliates by these private funds and the operating results of these private funds, please see Tables II and III of the Prior Performance Tables in Appendix A of this prospectus.

Two of the six private real estate funds managed by Phillips Edison (referred to as Fund I and Fund II) both experienced a liquidity event in 2004, at which time, investors in these funds were given the option to liquidate their investments or to convert their investments into shares of Phillips Edison Limited Partnership. Approximately 80.0% of the investors in Fund I and Fund II remained in the funds. The remaining four private real estate funds managed by Phillips Edison are fully invested, but have not yet had a liquidity event under the terms of their respective fund agreements. Note that an investment in this offering is substantially different than an investment in any of the Phillips Edison sponsored private offerings. Prior offerings have focused on purchasing value-add grocery-anchored shopping centers. We will invest the proceeds from this offering primarily in core and core plus grocery-anchored shopping centers that are well-occupied, have a higher ratio of national and regional retailers and are located in more heavily populated locations.

Adverse Business Developments and Conditions

Market timing is a strategy of buying or selling assets based on predictions of future market price movements. Phillips Edison has not tried to time the sponsorship of real estate programs based on its predictions of the real estate market as a whole. For most of the last 10 years, sponsored programs have been raising capital in order to acquire a desirable portfolio of real estate. As the money has been raised, sponsored programs have sought to acquire real estate at favorable prices based on then-current market conditions. In other words, such programs have generally sought to put capital to use promptly if suitable investments are available rather than hold substantial amounts of cash for long periods. Although our Phillips Edison sponsor believes that this strategy has generally served the investors in Phillips Edison-sponsored programs well, some of the assets acquired by Phillips Edison-sponsored programs were acquired at times when real estate was generally more expensive than during the later stages of the life of the program. As a result, at any given time some acquired assets of a Phillips Edison-sponsored program might sell for prices that are lower than the prices paid for them if those assets had to be liquidated at that time. This can be true even if the property remains leased to creditworthy tenants with long-term leases such that the program continues to project strong income yields. This possibility is the primary reason why Phillips Edison-sponsored programs are sold as long-term investments. With a long-term investment horizon, Phillips Edison-sponsored programs have more flexibility to liquidate or list at a more favorable time during a real estate cycle. Nevertheless, we cannot make any assurances regarding our ability to liquidate or list at a time when real estate prices are attractive relative to the prices we will pay for our portfolio.

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Fund III is one of the six private funds managed by Phillips Edison. Phillips Edison Limited Partnership owns 10.2% of Fund III. Fund III acquired all of its 116 properties from 2005 through 2007, during a market period characterized by historically low capitalization rates. Subsequent to these acquisitions, market conditions weakened and, as a result, real property values declined. The total occupancy of Fund III’s properties decreased from 86.6% in September 2007 to an overall low of 81.7% in March 2009. Due to the deterioration of overall market conditions, Fund III recognized impairments for accounting purposes during the period from 2008 to 2011. As of September 2012, the total occupancy of Fund III’s properties increased to 89.2%, reflecting an increase of 9.2% from the overall low total occupancy in March 2009.

Prior Investment Programs Sponsored by AR Capital

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane. (In connection with ARCT’s internalization and listing on The NASDAQ Global Select Market in March 2012, Mr. Kahane has resigned from the various officer positions he held with the sponsor and its affiliates.) Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and AR Capital advisor may not be indicative of our future results. The information summarized below is current as of December 31, 2011 (unless specifically stated otherwise) and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such annual report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by AR Capital and its affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled ‘‘Conflicts of Interest’’ in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2011, affiliates of AR Capital Advisor have sponsored nine public programs, of which there were five public programs that had raised funds as of December 31, 2011 and five non-public programs that had similar investment objectives to our program. From August 2007 (inception of the first public program) to December 31, 2011, AR Capital’s public programs, which include ARCT, NYRR, ARC RCA, ARC HT, ARC DNAV, ARCT III, ARCP, and ARC Global and the programs consolidated into ARCT which were ARC Income Properties II and all of the Section 1031 Exchange Programs described below, had raised $2.0 billion from 47,342 investors in public offerings and an additional $37.5 million from 205 investors in a private offering by ARC Income Properties II and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 639 properties with an aggregate purchase price of $2.7 billion, including acquisition fees, in 47 states and U.S. territories.

The following table details the percentage of properties by state based on purchase price:

State/Possession	Purchase Price
Alabama	1.2%
Arizona	2.8%
Arkansas	1.4%
California	3.9%
Colorado	0.5%

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Connecticut	0.1%
Delaware	0.0%
Florida	2.6%
Georgia	3.8%
Idaho	0.2%
Illinois	6.9%
Indiana	0.7%
Iowa	1.2%
Kansas	1.7%
Kentucky	2.6%
Louisiana	1.3%
Maine	0.3%
Maryland	2.5%
Massachusetts	1.3%
Michigan	3.6%
Minnesota	0.7%
Mississippi	0.6%
Missouri	4.6%
Montana	0.3%
Nebraska	1.2%
Nevada	2.2%
New Hampshire	0.5%
New Jersey	1.8%
New Mexico	0.1%
New York	15.6%
North Carolina	1.9%
North Dakota	0.1%
Ohio	7.1%
Oklahoma	0.6%
Oregon	0.2%
Pennsylvania	4.6%
Puerto Rico	0.4%
South Carolina	3.0%
South Dakota	0.1%
Tennessee	1.1%

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Texas	9.9%
Utah	1.2%
Vermont	0.1%
Virginia	1.2%
Washington	0.3%
West Virginia	0.8%
Wisconsin	1.1%
100%

The properties are all commercial properties in the following industries based on purchase price.

Industry	Purchase Price
Aerospace	0.5%
Auto Retail	1.5%
Auto Services	3.0%
Consumer Goods	0.9%
Consumer Products	2.7%
Discount Retail	6.2%
Financial Services	1.0%
Freight	13.9%
Gas/Convenience	1.9%
Government Services	3.8%
Healthcare	11.6%
Home Maintenance	3.0%
Manufacturing	4.4%
Parking	0.2%
Pharmacy	16.3%
Restaurant	3.1%
Retail	6.8%
Retail Banking	9.1%
Specialty Retail	6.5%
Supermarket	1.9%
Technology	1.2%
Telecommunications	0.5%
100.0%

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The purchased properties were 37.2% new and 62.8% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2011, two properties had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2011, the non-public programs, which were ARC Income Properties, ARC Income Properties II, ARC Income Properties III, ARC Income Properties IV and ARC Growth Fund, LLC, had raised $54.4 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%
Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%
100%

The properties are all commercial single-tenant facilities with 81.0% retail banking and 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2011, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long-term notes payable issued in private placements.

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For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our AR Capital Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, is a Maryland corporation that qualifies as a REIT for federal income tax purposes. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single tenant properties net leased to creditworthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. ARCT's initial public offering closed in July 2011, having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and having incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCT became a self-administered REIT managed full-time by its own management team or, the Internalization. Concurrent with the Internalization, ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT” or, the Listing. In connection with the Listing, ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer or, the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT has purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. On September 6, 2012, ARCT entered into an Agreement and Plan of Merger with Realty Income Corporation, a Maryland corporation and its subsidiary. The merger has been approved by both companies’ boards of directors but is subject to stockholder approval. The merger is expected to close in the fourth quarter of 2012 or first quarter of 2013. As of September 15, 2012, ARCT had total real estate investments, at cost, of $2.1 billion, comprised of 502 properties. On October 11, 2012, the closing price per share of common stock of ARCT was $11.81.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc., or NYRR, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRR was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. NYRR filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. NYRR had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRR exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of September 15, 2012, NYRR had received aggregate gross proceeds of $124.3 million which includes the sale of 12.3 million shares in its public offering and $2.5 million from its distribution reinvestment plan. As of September 15, 2012, there were 14.5 million shares of NYRR common stock outstanding, including restricted stock, converted preferred shares, and shares issued under its distribution reinvestment plan. As of September 15, 2012, NYRR had total real estate investments, at cost, of $213.1 million. As of June 30, 2012, NYRR had incurred, cumulatively to that date, $15.1 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $4.7 million for acquisition costs related to its portfolio of properties.

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American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc. or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and became effective on February 18, 2011. As of September 15, 2012, ARC HT had received aggregate gross offering proceeds of $313.3 million which includes the sale of 31.1 million shares in its public offering and $3.9 million from its distribution reinvestment plan. As of September 15, 2012, ARC HT had acquired 35 commercial properties, for a purchase price of $425.7 million. As of June 30, 2012, ARC HT had incurred, cumulatively to that date, $31.5 million in offering costs for the sale of its common stock and $6.9 million for acquisition costs related to its portfolio of properties.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was incorporated on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC RCA filed its registration statement with the SEC on September 14, 2010 and became effective on March 17, 2011. As of September 15, 2012, ARC RCA had received aggregate gross proceeds of $4.0 million from the sale of 0.4 million shares in its public offering, including proceeds from its distribution reinvestment plan. As of September 15, 2012, ARC RCA had acquired one property for a purchase price of $21.6 million. As of June 30, 2012, ARC RCA has incurred, cumulatively to that date, $4.9 million in offering costs from the sale of its common stock and $0.4 million for acquisition costs related to its portfolio of properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC Daily NAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of September 15, 2012, ARC DNAV had received aggregate gross proceeds of $6.4 million from the sale of 0.7 million shares in its public offering. As of September 15, 2012, ARC DNAV had acquired six properties with total real estate investments, at cost, of $25.2 million. As of June 30, 2012, ARC DNAV had incurred, cumulatively to that date, $3.2 million in offering costs from the sale of its common stock and $0.6 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and became effective on March 31, 2011. As of September 15, 2012, ARCT III had received aggregate gross proceeds of $1.7 billion which includes the sale of 170.6 million shares in its public offering and $12.9 million from its distribution reinvestment plan. As of September 15, 2012, ARCT III owned 297 single tenant, free standing properties and had total real estate investments, at cost, of $807.8 million. As of June 30, 2012, ARCT III had incurred, cumulatively to that date, $112.1 million in offering costs for the sale of its common stock and $12.3 million for acquisition costs related to its portfolio of properties.

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American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCP filed its registration statement with the SEC on February 11, 2011 and became effective with the SEC on July 7, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Capital Market under the symbol “ARCP.” On September 22, 2011, ARCP filed its registration statement with the SEC in connection with an underwritten follow-on offering of 1.5 million shares of its common stock. On November 2, 2011, ARCP completed its follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock. On June 18, 2012, ARCP closed its secondary offering of 3.3 million shares of common stock. In aggregate, ARCP has received $118.9 million of proceeds from the sale of common stock. As of September 15, 2012, ARCP owned 121 single tenant, free standing properties and real estate investments, at a purchase price of $227.4 million. On September 20, 2012, the closing price per share of common stock of ARCP was $12.28.

American Realty Capital Global Trust, Inc.

American Realty Capital Global Trust, Inc., or ARC Global, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global was incorporated on July 13, 2011 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC Global filed its registration statement with the SEC on October 27, 2011, which was declared effective by the SEC on April 20, 2012. As of September 15, 2012, ARC Global had received aggregate gross proceeds of $0.2 million from the sale of 22,222 shares in its public offering. As of September 15, 2012, ARC Global had not acquired any properties. As of June 30, 2012, ARC Global had incurred, cumulatively to that date, $1.5 million in offering costs for the sale of its common stock.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, is the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARCT IV filed its registration statement with the SEC on March 22, 2012, which was declared effective by the SEC on June 8, 2012. As of September 15, 2012, ARCT IV had received aggregate gross proceeds of $2.2 million from the sale of 0.1 million shares in its public offering. As of September 15, 2012 ARCT IV had not acquired any properties. As of June 30, 2012, ARCT IV had incurred, cumulatively to that date, $0.7 million in offering costs for the sale of its common stock.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of September 15, 2012, BDCA had raised gross proceeds of $91.4 million which includes the sale of 9.0 million shares in its public offering and $0.8 million from its distribution reinvestment plan. As of September 15, 2012, BDCA’s investments, at original cost, were $76.8 million.

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Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor, which for this purpose excludes ARCP, a REIT that is and always has been listed on The NASDAQ Capital Market. American Realty Capital has sponsored the following other public programs (excluding ARCP): ARCT, NYRR, ARC HT, ARC RCA, ARC DNAV, ARCT III, ARC Global Trust, ARCT IV and BDCA. ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of shares of its common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. The prospectus for each of these other public programs states a date or time period by which it may be liquidated or engage in another liquidity event. Further, NYRR, ARC HT, ARC RCA, ARC DNAV, ARCT III and BDCA are in their offering and acquisition stages. Other than ARCT, none of these public programs have reached the stated date or time period by which they may be liquidated or engage in another liquidity event.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by AR Capital, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through participating broker-dealers. On September 7, 2011, the note holders were repaid, the properties were contributed to ARCP as part of its formation transaction, and the mortgage loans were repaid.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10.0% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through participating broker-dealers. In May 2011, the notes were repaid in full including accrued interest and the program was closed.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of 20 years which commenced on January 30, 2010 with a 2.0% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through participating broker-dealers. On September 7, 2011, the note holders were repaid and the property was contributed to ARCP as part of its formation transaction.

ARC Income Properties IV, LLC implemented a note program that raised gross proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six retail stores triple net leased to Tractor Supply stores for $21.2 million. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every five years. The notes issued under this program by ARC Income Properties IV, LLC were sold by our dealer manager through participating broker-dealers.

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ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10.1 million.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party, a Section 1031 Exchange Program. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56.0% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1.1 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously had transferred 49.0% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49.0%, or $2.6 million, in ARC DST I to investors in a private offering. The remaining interests of no less than 51.0% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2.6 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $0.5 million, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $0.5 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 49.0% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49.0%, or $3.1 million, in ARC DST III to investors in a private offering. The remaining interests of no less than 51.0% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3.1 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

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American Realty Capital Operating Partnership, L.P. has transferred 49.0% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49.0%, or $7.3 million, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51.0% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7.3 million had been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in-common structure with an affiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $0.6 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investment Programs of Mr. Schorsch and Mr. Kahane

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period from January 1, 2007 to December 31, 2007, American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including HyVee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, FedEx, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50.2 million.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC.

In instances where American Realty Capital, LLC was not an investor in the transaction, but rather solely an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;

•	negotiated letters of intent and purchase and sale contracts;

•	obtained financing;

•	performed due diligence;

•	closed properties;

•	managed properties; and

•	sold properties.

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Prior Investment Programs Sponsored by Nicholas S. Schorsch

During the period from 1998 to 2002, one of the principals of our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38.3 million from 93 investors and acquired properties with an aggregate purchase price of approximately $272.3 million. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6.0% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
Pennsylvania	34	1,193,741
New Jersey	38	149,351
South Carolina	3	65,992
Kansas	1	17,434
Florida	4	16,202
Oklahoma	2	13,837
Missouri	1	9,660
Arkansas	4	8,139
North Carolina	2	7,612
Texas	1	6,700

Attached hereto as Appendix A-1 is further prior performance information on Nicholas S. Schorsch.

American Financial Realty Trust

In 2002, American Financial Realty Trust, or AFRT, was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million shares of common stock in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the president, chief executive officer and vice-chairman of AFRT from its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the chairman of the Finance Committee of AFRT’s Board of Trustees from its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest REIT initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT acquired over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well-diversified portfolio of bank tenants. On April 1, 2008 AFRT was acquired by Gramercy Capital Corp. Neither Mr. Schorsch nor Mr. Kahane owned any equity interest in AFRT at the time of the acquisition, and neither Mr. Schorsch nor Mr. Kahane currently owns an equity interest in AFRT.

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Adverse Business Developments and Conditions

The net losses incurred by ARCT, NYRR, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties ,which are not ongoing expenses for the operation of the properties, and not the impairment of the programs’ real estate assets. With respect to ARCT, AR Capital’s largest program to date, for the years ended December 31, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71.0% of the net losses were attributable to depreciation and amortization, and the remaining 29.0% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families. On September 7, 2011, the note holders in ARC Income Properties, LLC and ARC Income Properties III, LLC were repaid and the properties were contributed to ARCP as part of its formation transaction. Additionally, the mortgage loans in ARC Income Properties, LLC were repaid.

ARC Growth Fund, LLC was different from AR Capital’s other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

From 2008 through 2011, the AR Capital programs referenced above have experienced a non-renewal of seven leases, two units of which were leased to new tenants. Further, none of these programs have been subject to mortgage foreclosure or significant losses on the sales of properties during the same period of time.

Attached hereto as Appendices A-1 and A-2 are further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. The law firm of DLA Piper LLP (US) has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “Phillips Edison - ARC Shopping Center REIT Inc.,” “we,” “our” and “us” mean only Phillips Edison - ARC Shopping Center REIT Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we and our subsidiaries and affiliates will operate in accordance with each entity’s applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts, or those holding interests in such entities;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations;

•	and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors hold their common stock as a capital asset, which generally means as property held for investment.

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The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the U.S. federal income tax consequences to any particular stockholder of holding our common stock depends on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Phillips Edison - ARC Shopping Center REIT Inc.

We made an election to be taxed as a REIT under Section 856 of the Internal Revenue Code, effective for our taxable year ended December 31, 2010. We believe that we have been organized and have operated, and expect to continue to operate, in such a manner as to qualify for taxation as a REIT.

The law firm of DLA Piper LLP (US), acting as our tax counsel in connection with this offering, has rendered an opinion dated July 1, 2010, (i) assuming that the actions described in this section are completed on a timely basis and we timely file the requisite elections, that we were organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our then proposed method of operation would enable us to continue to meet the requirements for qualification and taxation as a REIT and (ii) that our operating partnership will be treated as a partnership, or, if there is only a single owner, a disregarded entity, and not an association or publicly traded partnership (within the meaning of Section 7704 of the Internal Revenue Code) subject to tax as a corporation, for U.S. federal income tax purposes, beginning with its first taxable year. It must be emphasized that the opinion of DLA Piper LLP (US) was based on various assumptions relating to our organization and operation and was conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion was expressed as of the date issued and does not cover subsequent periods. Counsel has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

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Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

For tax years through 2012, most domestic stockholders that are individuals, trusts or estates will be taxed on corporate distributions at a maximum rate of 15.0% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35.0% through 2012. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35.0%).

•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a REMIC), we could be subject to corporate level U.S. federal income tax at a 35.0% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below. “Disqualified organizations” are any organization described in Section 860E(e)(5) of the Internal Revenue Code, including: (1) the United States; (2) any state or political subdivision of the United States; (3) any foreign government and (4) certain other organizations.

•	If we should fail to satisfy the 75.0% gross income test or the 95.0% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35.0%) if that amount exceeds $50,000 per failure.

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•	If we should fail to distribute during each calendar year at least the sum of (a) 85.0% of our REIT ordinary income for such year, (b) 95.0% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4.0% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed and (2) the amounts we retained and upon which we paid U.S. federal income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•	If we acquire (or are deemed to acquire via a REIT election) appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are generally subject to U.S. federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

5.	the beneficial ownership of which is held by 100 or more persons;

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6.	in which, during the last half of each taxable year, not more than 50.0% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

7.	which elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

8.	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2010). Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

We believe that we have issued common stock with sufficient diversity of ownership to satisfy requirements (5) and (6). In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Shares—Restrictions on Ownership of Shares.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement. Finally, a REIT cannot have retained any C corporation earnings and profits of any REIT taxable year.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

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Effect of Subsidiary Entities

Ownership of Partnership Interests. An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10.0% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of our operating partnership, all of the operating partnership’s assets and income will be deemed to be ours for U.S. federal income tax purposes.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10.0% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries (“TRSs”). A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35.0% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10.0% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25.0% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

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Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50.0% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50.0% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of CDOs and/or other instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “—Income Tests” below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no U.S. federal income tax. There is a specific exemption from U.S. federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to U.S. federal income tax on their net income at the entity level.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75.0% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95.0% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify, and as well as specified income from temporary investments. Second, at least 95.0% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75.0% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of both gross income tests. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

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Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•	Except for rents received from a taxable REIT subsidiary as discussed below, rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10.0% or more of the REIT, actually or constructively owns, in the case of a corporate tenant, 10.0% or more of the stock by vote or value of such tenant, and, in the case of any other tenant, 10.0% or more of the profits or capital of such tenant.

•	If such rent is received from a taxable REIT subsidiary with respect to any property, no more than 10.0% of the leased space at the property may be leased to taxable REIT subsidiaries and related party tenants and rents received from such property must be substantially comparable to rents paid by other tenants, except related party tenants, of the REIT’s property for comparable space.

•	If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15.0% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as “rents from real property.”

•	For rents received to qualify as “rents from real property,” the REIT generally must not furnish or render services to the tenants of the property, subject to a 1.0% de minimis exception, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.

We do not and will not, and as the general partner of the operating partnership will not permit the operating partnership to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

•	lease any property to a related party tenant unless we determine that the income from such lease would not jeopardize our status as a REIT;

•	lease any property to a taxable REIT subsidiary, unless we determine not more than 10.0% of the leased space at such property is leased to related party tenants and our taxable REIT subsidiaries and the rents received from such lease are substantially comparable to those received from other tenants, except rent from related party tenants, of us for comparable space;

•	derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15.0% of the total rent received under the lease; or

•	perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the operating partnership derives no revenue or through a taxable REIT subsidiary, unless we determine that the income from such services would not jeopardize our qualification as a REIT.

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The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (1) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (2) an amount that is based on the income or profits of a borrower where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75.0% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75.0% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95.0% gross income test. Note that a “significant modification” of a debt instrument may result in a new debt instrument which requires new tests of the value of the underlying real estate. The portion of the interest income that will not be qualifying income for purposes of the 75.0% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

Interest, including original issue discount or market discount that we accrue on our real estate-related debt investments generally will be qualifying income for purposes of both gross income tests. However, some of our investments may not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95.0% gross income test but not the 75.0% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan as of a certain testing date, a portion of the income from that investment will be qualifying income for purposes of the 95.0% gross income test but not the 75.0% gross income test.

We and our subsidiaries may also invest in REMICs, and we may invest in other types of commercial mortgage-backed securities. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95.0% gross income test, but not for purposes of the 75.0% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95.0% and 75.0% income tests.

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If we fail to satisfy one or both of the 75.0% or 95.0% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75.0% or 95.0% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75.0% or 95.0% gross income test for such taxable year in accordance with Treasury Regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75.0% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75.0% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5.0% of the value of our total assets.

Third, we may not own more than 10.0% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5.0% and 10.0% asset tests do not apply to securities of taxable REIT subsidiaries and qualified REIT subsidiaries and the 10.0% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10.0% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25.0% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10.0% asset test, as explained below).

We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described above. Further, our purchase contracts for such real properties will apportion no more than 5.0% of the purchase price of any property to property other than “real property,” as defined in the Internal Revenue Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5.0% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75.0% asset test, and may also be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75.0% asset test. Therefore, our investment in real properties will constitute “real estate assets” and should allow us to meet the 75.0% asset test.

We believe that most of the real estate-related securities that we hold are and will be qualifying assets for purposes of the 75.0% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75.0% asset test.

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Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if: (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35.0%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10.0% and 5.0% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1.0% of the REIT’s total assets and $10,000,000 and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10.0% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1.0% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10.0% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75.0% gross income test described above under “—Income Tests.” In applying the 10.0% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95.0% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30.0%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to U.S. federal corporate-level income tax in our hands, whether or not it is distributed.

To the extent that we hold mortgage participations or commercial mortgage-backed securities that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

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We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75.0% real estate asset test and the 10.0% vote or value test. We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10.0% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we: (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(a) the sum of

(1)	90.0% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(2)	90.0% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90.0% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either are (1) declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration; or (2) declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders of our common stock in the year in which paid, and the distributions in clause (2) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90.0% distribution requirement.

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In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90.0%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (1) 85.0% of our REIT ordinary income for such year, (2) 95.0% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4.0% excise tax on the excess of such required distribution over the sum of (1) the amounts actually distributed, plus (2) the amounts of income we retained and on which we have paid U.S. federal corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) our actual receipt of cash, including receipt of distributions from our subsidiaries and (2) our inclusion of items in income for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•	loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay an interest-like penalty based on the amount of any deduction taken for deficiency dividends.

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Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2012). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. There is an exception to this rule for the sale of property that: (i) is a real estate asset under the 75.0% Asset Test; (ii) has been held for at least two years; (iii) has aggregate expenditures which are includable in the basis of the property not in excess of 30.0% of the net selling price; (iv) in some cases, was held for production of rental income for at least two years; (v) in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and (vi) when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year, or occurs in a year when the REIT disposes of less than 10.0% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property). No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the tax apply to sales which qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35.0%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75.0% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75.0% gross income test, we intend to make an election to treat the related property as foreclosure property.

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Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75.0% or 95.0% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75.0% or 95.0% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75.0% or 95.0% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50.0% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury Regulations, if less than 80.0% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs with the consequences as described below.

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Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to U.S. federal corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP, which might be noncash accrued income, could be treated as excess inclusion income. Section 860E(c) of the Internal Revenue Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (1) the amount of income we accrue on our investment in the TMP over (2) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year. Under recently issued IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to distributions paid. We are required to notify our stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of our excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30.0%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” To the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35.0%). In this case, we are authorized to reduce and intend to reduce distributions to such stockholders by the amount of such tax paid by the REIT that is attributable to such stockholder’s ownership. Treasury Regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, remains unclear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes and potentially could be subject to U.S. federal corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs (including whether a TRS election might be made in respect of any such TMP) in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

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Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential U.S. federal income tax rates (i.e., the 15.0% maximum federal rate through 2012) for qualified distributions received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to U.S. federal corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of Phillips Edison - ARC Shopping Center REIT Inc. — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20.0% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15.0% (through 2012) in the case of stockholders that are individuals, trusts and estates, and 35.0% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25.0% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

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We have the ability to declare a large portion of a dividend in shares of our stock if our stock is a readily marketable security. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution may be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Taxation of Phillips Edison - ARC Shopping Center REIT Inc. —Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 15.0% (through 2012) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35.0% through 2012) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35.0%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of the Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

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Medicare contribution tax. For taxable years beginning after December 31, 2012, U.S. stockholders who are individuals, estates or certain trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends and gains from the disposition of our stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of distributions received by non-U.S. holders: (1) that is payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30.0%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30.0% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30.0% branch profits tax in the case of a non-U.S. holder that is a corporation.

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Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10.0% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will generally be required to withhold tax equal to 35.0% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30.0% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30.0% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-U.S. holder does not own more than 5.0% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. At the time you purchase shares in this offering, our shares will not be publicly traded and we can give you no assurance that our shares will ever be publicly traded on an established securities market. Therefore, these rules will not apply to our capital gain distributions.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50.0% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50.0% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50.0% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are and will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. If our stock constitutes a USRPI and we do not constitute a domestically controlled qualified investment entity, but our stock becomes “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5.0% or less of the outstanding stock at all times during a specified testing period. However, as mentioned above, we can give you no assurance that our shares will ever be publicly traded on an established securities market.

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If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10.0% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30.0% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Foreign Account Tax Compliance Act. Under the Foreign Account Tax Compliance Act (“FATCA”), a 30.0% U.S. withholding tax will apply to dividends, interest and certain other items of income, and to the gross proceeds from a disposition of property that produces such income, paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. account holders with such institution, including certain account holders that are foreign entities with U.S. owners. FATCA also generally imposes a withholding tax of 30.0% on such amounts when paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a taxpayer may be eligible for refunds or credits of such taxes. By its terms, FATCA generally applies to payments made after December 31, 2012, but excluding payments pursuant to debt obligations outstanding as of March 18, 2012. However, the IRS and Treasury Department have issued proposed Treasury regulations deferring application of FATCA’s withholding obligations to payments of income items until January 1, 2014 and payments of gross proceeds until January 1, 2015. In addition, such proposed Treasury regulations exclude from FATCA payments pursuant to debt obligations outstanding as of January 1, 2013.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

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To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours, is) deemed to be a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. We anticipate that our investments may generate excess inclusion income.

If excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, such as governmental investors, we will be subject to corporate level tax on such income, and, in that case, we are authorized to reduce and intend to reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10.0% of our stock could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25.0% of the value of our stock or (2) a group of pension trusts, each individually holding more than 10.0% of the value of our stock, collectively owns more than 50.0% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10.0% of the value of our stock and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Tax Aspects of Investments in Partnerships

We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership was the sole owner) or treated as partnerships for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

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Generally, for entities formed after January 1, 1997, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law after January 1, 1997 and will have two or more partners, the operating partnership will be treated as a partnership for U.S. federal income tax purposes. Additionally, we do not expect that the operating partnership (and any partnership invested in by the operating partnership) will be treated as a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code, which is taxed as a corporation for U.S. federal income tax purposes. The interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of our actual operations.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable requirements under U.S. federal income tax laws discussed above for maintaining REIT status. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to U.S. federal corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Internal Revenue Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our status as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

The operating partnership will be considered as having terminated for U.S. federal income tax purposes if either: (i) no part of any business of the partnership continues to be carried on, or (ii) within a 12-month period there is a sale or exchange of units representing 50.0% or more of the total ownership in the operating partnership. The operating partnership would be considered as having terminated solely for tax purposes and the termination would not result in an actual liquidation or dissolution of the operating partnership for state law purposes. It is unlikely that the operating partnership would terminate as a result of a sale of 50.0% or more of the operating partnership’s total ownership. Provisions in the operating partnership agreement specifically prohibit transfers of units (and any exercise of exchange rights) that would cause such a termination.

The termination of the operating partnership for U.S. federal income tax purposes would cause its taxable year to close. This may cause a “bunching” of income if the operating partnership’s taxable year is different from that of its partners; however, both we and the operating partnership intend to use the calendar taxable year. Additional tax consequences may result from a deemed termination. A deemed termination may also cause the operating partnership to reset its periods for depreciation and amortization, and to remake other tax elections, all of which could result in further tax consequences. Termination of the operating partnership generally would also cause a deemed termination of every non-corporate entity in which the operating partnership had a majority interest, with similar consequences.

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Backup Withholding and Information Reporting

We will report to our domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Other Tax Considerations

Dividend Reinvestment Program

Stockholders who participate in the dividend reinvestment program will recognize taxable dividend income in the amount they would have received had they elected not to participate, even though they receive no cash. These deemed dividends will be treated as actual dividends from us to the participating stockholders and will retain the character and U.S. federal income tax effects applicable to all dividends. See the “Taxation of Taxable Domestic Stockholders” portion of this section above. Stock received under the program will have a holding period beginning with the day after purchase, and a U.S. federal income tax basis equal to its cost, which is the gross amount of the deemed distribution.

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Share Repurchase Program

A repurchase of our shares will be treated under Section 302 of the Internal Revenue Code as a taxable dividend (to the extent of our current or accumulated earnings and profits), unless the repurchase satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the repurchase to be treated as a sale or exchange of our shares. The repurchase will satisfy such test if it (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code are satisfied with respect to any particular stockholder of our shares will depend upon the facts and circumstances existing at the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a repurchase of our shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such repurchased shares would be transferred to the stockholder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

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ERISA Considerations

The following is a summary of certain additional considerations associated with an investment in our shares by a qualified employee pension benefit plan, an IRA or certain other retirement plans or accounts. This summary is based on provisions of ERISA and the Internal Revenue Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS, and is designed only to provide a general conceptual understanding of certain basic issues relevant to an employee benefit plan or IRA investor. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes in the future that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment. This discussion should not be considered legal advice and prospective investors are required to consult their own legal advisors on these matters.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit-sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Internal Revenue Code, such as an IRA, seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such plan or IRA (“Benefit Plan”), consider, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•	whether the investment will produce an unacceptable amount of “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether an investment would constitute or give rise to a non-exempt prohibited transaction under ERISA or the Internal Revenue Code.

ERISA also requires that, with certain exceptions, the assets of an employee benefit plan be held in trust.

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Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Benefit Plans from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include fiduciaries and “persons providing services” to the Benefit Plan, employer or employee organization sponsors of the Benefit Plan, and certain other individuals or entities affiliated with the foregoing. For this purpose, a person generally is a fiduciary with respect to a Benefit Plan if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to plan assets. Under Department of Labor regulations, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Benefit Plan based on its particular needs. Thus, if we are deemed to hold plan assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Benefit Plans. Whether or not we are deemed to hold plan assets, if we or our affiliates are affiliated with a Benefit Plan investor, we might be a disqualified person or party-in-interest with respect to such Benefit Plan investor, resulting in a prohibited transaction merely upon investment by such Benefit Plan in our shares.

If a prohibited transaction were to occur, the Internal Revenue Code imposes an excise tax equal to 15.0% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, a fiduciary who permitted the prohibited transaction to occur or who otherwise breached its fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, could cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Internal Revenue Code.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as discussed herein, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Prior to the passage of the Pension Protection Act of 2006, or the PPA, neither ERISA nor the Internal Revenue Code contained a definition of “plan assets.” After the passage of the PPA, new Section 3(42) of ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions. A Department of Labor regulation, referred to in this discussion as the Plan Assets Regulation, as modified or deemed to be modified by the express exceptions noted in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute “plan assets.” Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment (such as a REIT) generally will be deemed to be assets of such Benefit Plan unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly-offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

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•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies”; or

•	in an entity in which equity participation by “benefit plan investors” is not “significant.”

We believe that we satisfy one or more of these exceptions.

In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to our advisor and our sub-advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by our advisor or sub-advisor of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If our advisor, our sub-advisor or their respective affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Internal Revenue Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we will not qualify for the exception for investments issued by a registered investment company.

Exception for “Publicly-Offered Securities”

If a Benefit Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulation. A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and are part of a class that will be registered under the Exchange Act within the specified period. In addition, we have in excess of 100 independent stockholders.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:

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•	any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•	any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and

•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.

We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Assets Regulation with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT and to comply with state securities laws and regulations with respect to investor suitability. The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”

Assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.

Exception for Insignificant Participation by Benefit Plan Investors

The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of a Benefit Plan if equity participation in the entity by “benefit plan investors,” including Benefit Plans, is not “significant.” The Plan Assets Regulation provides that equity participation in an entity by “benefit plan investors” is “significant” if at any time 25.0% or more of the value of any class of equity interest is held by benefit plan investors. The term “benefit plan investor” is defined for this purpose under Section 3(42) of ERISA and includes any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan subject to Section 4975 of the Internal Revenue Code, and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since we do expect to have equity participation by “benefit plan investors” that may be in excess of 25.0%, which would be deemed to be significant, as defined above.

Exception for Operating Companies

The Plan Assets Regulation provides an exception with respect to securities issued by an operating company, which includes a “real estate operating company” or a “venture capital operating company.” Generally, we will be deemed to be a real estate operating company if during the relevant valuation periods at least 50.0% of our assets are invested in real estate that is managed or developed and with respect to which we have the right to participate substantially in management or development activities. To constitute a venture capital operating company, 50.0% or more of our assets must be invested in “venture capital investments” during the relevant valuation periods. A venture capital investment is an investment in an operating company, including a “real estate operating company,” as to which the investing entity has or obtains direct management rights. If an entity satisfies these requirements on the date it first makes a long-term investment (the “initial investment date”), it will be considered a real estate operating company (or a venture capital operating company, as the case may be) for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period. Because this is a blind pool offering, we cannot assure you that we will be a real estate operating company or a venture capital operating company within the meaning of the Plan Assets Regulation. As discussed above, we intend to rely instead on the "publicly-offered securities" exception.

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Other Prohibited Transactions

Whether or not we are deemed to hold plan assets, a prohibited transaction could occur if we, our advisor, or sub-advisor, any selected broker-dealer or any of their respective affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. Failure to satisfy these requirements may result in penalties, damages or other sanctions.

Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities, we intend to have our advisor prepare annual reports of the estimated value of our shares.

To assist broker-dealers who participate in this offering, we expect to provide an estimated value for our shares annually. Until 18 months have passed without a sale in a public offering of our common stock, not including any offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the issuance of shares upon redemption of interests in our Operating Partnership, we expect to use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof. This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. Accordingly, we can make no assurances that such estimated value will satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the IRS may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common shares. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

After the 18-month period described above (or possibly sooner if our board so directs), we expect to publish an estimated value for a share of common stock. We expect such estimate will be based on estimates of the values of our assets net of our liabilities. Our board of directors will make decisions regarding who will perform valuations of our assets, such as our advisor, sub-advisor, or third parties, and the valuation methodology to be employed. We cannot predict these decisions at this time. However, we do not currently anticipate obtaining asset-by-asset appraisals prepared by appraisers certified by a Member of the Appraisal Institute or other trade organization that monitors appraisers. Our estimates should not be viewed as the amount of net proceeds that would result from an immediate sale of our properties. The estimated valuations should not be utilized for any purpose other than to assist plan fiduciaries in fulfilling their annual valuation and reporting responsibilities. Even after we no longer use the most recent offering price as the estimated value of our shares, you should be aware of the following:

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•	the estimated values may not be realized by us or by you upon liquidation (in part because estimated values do not necessarily indicate the price at which assets could be sold and because the estimates may not take into account the expenses of selling our assets);

•	you may not realize these values if you were to attempt to sell your shares; and

•	the estimated values, or the method used to establish values, may not comply with the ERISA or IRA requirements described above.

Reporting

Based on certain revisions to the Form 5500 Annual Return, or Form 5500, that generally became effective on January 1, 2009, Benefit Plan investors may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

The foregoing requirements of ERISA and the Internal Revenue Code are complex and subject to change. Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding an investment in our shares.

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Description of Shares

Our charter authorizes the issuance of 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock with a par value of $0.01 per share and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share. In addition, our board of directors may amend our charter without stockholder approval to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of October 12, 2012, approximately 9.4 million shares of our common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

Common Stock

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in the terms of any class or series of common stock, the holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding common shares can elect our entire board of directors. Except as our charter may provide with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power.

Holders of our common stock are entitled to receive such distributions as authorized from time to time by our board of directors and declared by us out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of our common stock do not have preemptive rights, which means that you will not have an automatic option to purchase any new shares of common stock that we issue, nor do holders of our shares of common stock have any preference, conversion, exchange, sinking fund or redemption rights. Holders of shares of our stock do not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Our common stock is nonassessable by us upon our receipt of the consideration for which our board of directors authorized its issuance.

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock into other classes or series of stock. Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange, we will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge.

We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

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Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval. However, the issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel.

Meetings and Special Voting Requirements

An annual meeting of our stockholders is held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer or our president and must be called by our secretary upon the written request of stockholders entitled to cast at least 10.0% of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Upon receipt of a written request of stockholders entitled to cast at least 10.0% of the votes entitled to be cast stating the purpose of the special meeting, our secretary will provide all of our common stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days or more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast 50.0% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Our charter provides that the concurrence of the board is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that Maryland General Corporation Law does require board approval in order to amend our charter or dissolve. Generally, without the approval of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, the board of directors may not:

•	amend the charter to adversely affect the rights, preferences and privileges of the stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment in property;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause our merger or similar reorganization.

Our advisory agreement with our advisor has a term ending on June 30, 2013, but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and us. Our independent directors annually review our advisory agreement with our advisor. Although the stockholders do not have the ability to vote to replace our advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares entitled to vote on such matter, to remove a director from our board.

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Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

In order for a stockholder to nominate a director or propose new business at the annual stockholders’ meeting, our bylaws generally require that the stockholder give notice of the nomination or proposal not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual stockholders’ meeting, unless such nomination or proposal is made pursuant to the company’s notice of the meeting or by or at the direction of our board of directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Restriction on Ownership of Shares

Ownership Limit

To maintain our REIT qualification, not more than 50.0% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences do not apply to any period prior to the second year for which we elected to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

To help ensure that we meet these tests, among other purposes, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% in value of our aggregate outstanding shares or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person (prospectively or retroactively) if the board receives evidence that ownership in excess of the limit will not jeopardize our REIT status and certain other representations and undertakings required by our charter. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.

Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being beneficially owned by fewer than 100 persons will be null and void or will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.

Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or other distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and other distributions on the shares held in trust and will hold such dividends or other distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust. Subject to Maryland law, the trustee will also have the authority (1) to rescind as void any vote cast by the prohibited transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

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Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (1) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited transferee by the amount of distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee. We may reduce the amount payable to the prohibited transferee by the amount of distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Any person who acquires shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized and certain other representations and undertakings required by our charter.

Within 30 days after the end of each taxable year, every owner of 5.0% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

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Suitability Standards and Minimum Purchase Requirements

State securities laws and our charter require that purchasers of our common stock meet standards regarding (1) net worth or income and (2) minimum purchase amounts. These standards are described above at “Suitability Standards” immediately following the cover page of this prospectus and below at “Plan of Distribution — Minimum Purchase Requirements.” Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. We cannot assure you that our shares of common stock will ever be listed on a national securities exchange.

Distributions

Distributions have been paid, and we expect to continue to pay distributions, on a monthly basis. We use daily record dates to determine who is entitled to a distribution so that investors may generally begin earning distributions immediately upon our acceptance of their subscription.

We expect to continue paying distributions monthly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. The timing and amount of distributions are determined by our board, in its sole discretion. Such determinations may vary from time to time, and are influenced in part by the board’s intention to comply with REIT requirements of the Internal Revenue Code.

We expect to have little, if any, funds from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, we may not be able to pay distributions solely from our cash flow from operations or funds from operations, in which case distributions may be paid in part from debt financing or advances from our sponsors. Further, because we may receive income at various times during our fiscal year and because we may need funds from operations during a particular period to fund expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of funds that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we also expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances or contributions from our sponsors or from any deferral or waiver of fees by our advisor and sub-advisor. To date, we have funded all stockholder distributions with cash flow from operations, borrowing proceeds and contributions from our sub-advisor.

Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source without limit, including proceeds from this offering or the proceeds from the issuance of securities in the future. If we pay distributions from offering proceeds, or from any sources other than our funds from operations, we will have fewer funds available for investment in properties, the overall return to our stockholders may be reduced and subsequent investors may experience dilution. Distributions in-kind will not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of property, (b) our board of directors offers each stockholder the option of receiving such in-kind distribution and (c) in-kind distributions are only made to those stockholders who accept such an offer.

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To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90.0% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. See “Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison - ARC Shopping Center REIT Inc.—Annual Distribution Requirements.” We expect that our board of directors will authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

Inspection of Books and Records

As a part of our books and records, we maintain at our principal office an alphabetical list of the names of our common stockholders, along with their addresses and telephone numbers and the number of shares of common stock held by each of them. We update this stockholder list at least quarterly. Except as noted below, we make the list available for inspection at our principal office by a common stockholder or his or her designated agent upon request of the stockholder and we will also mail this list to any common stockholder within 10 days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights and the exercise of stockholder rights under the federal proxy laws.

If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the common stockholder list as requested, our advisor or our board of directors, as the case may be, shall be liable to the stockholder requesting the list for the costs, including attorneys’ fees, incurred by any common stockholder for compelling the production of the stockholder list and any actual damages suffered by the stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose (such as to solicit the purchase of our shares) other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

Business Combinations

Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, and, in circumstances specified in the statute, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns ten percent or more of the voting power of the corporation’s voting stock or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

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After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80.0% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

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If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Although our board has no current intention to opt in to any of the above provisions permitted under Maryland law, our charter does not prohibit our board from doing so.  Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities. Note that through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directors.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for any person to conduct a tender offer for shares of our stock, our charter requires that the person comply with most of the provisions of Regulation 14D of the Exchange Act and provide the company notice of such tender offer at least 10 business days before initiating the tender offer. Our charter requires any person initiating a tender offer to provide:

•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•	the ability to allow stockholders to withdraw tendered shares while the offer remains open;

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•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•	that all stockholders of the subject class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to any person who attempts to conduct a noncompliant tender offer. If any person initiates a tender offer without complying with the provisions set forth above, in our sole discretion, we shall have the right to repurchase such noncompliant person’s shares and any shares acquired in such tender offer. The noncomplying person shall also be responsible for all of our expenses in connection with that person’s noncompliance.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan pursuant to which you may elect to have your dividends and other distributions reinvested in additional shares of our common stock. The following discussion summarizes the principal terms of this plan. Appendix C to this prospectus contains the full text of our dividend reinvestment plan as is currently in effect.

Eligibility

All of our common stockholders are eligible to participate in our dividend reinvestment plan; however, we may elect to deny your participation in the dividend reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

At any time prior to the listing of our shares on a national stock exchange, you must cease participation in our dividend reinvestment plan if you no longer meet the suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement. Participants must agree to notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix B.

Election to Participate

You may elect to participate in the dividend reinvestment plan by completing the subscription agreement or other approved enrollment form available from the dealer manager or a participating broker-dealer. Your participation in the dividend reinvestment plan will begin with the next distribution made after receipt of your enrollment form. You can choose to have all or a portion of your distributions reinvested through the dividend reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. You must make any election to increase your level of participation through your participating broker-dealer or the dealer manager.

Stock Purchases

Shares will be purchased under the dividend reinvestment plan promptly after the date of each monthly distribution payment. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under the dividend reinvestment plan.

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The purchase price for shares purchased under the dividend reinvestment plan will initially be $9.50 per share. Once we establish an estimated value per share that is not based on the price to acquire a share in the primary offering or a follow-on public offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public offering upon the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities ― whether through this offering or follow-on public offerings ― and have not done so for 18 months. (For purposes of this definition, we will not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.)

After the termination of the offering of our shares registered for sale pursuant to the dividend reinvestment plan under this prospectus, we may determine to allow participants to reinvest cash distributions from us in shares issued by other real estate programs sponsored by us or our affiliates only if all of the following conditions are satisfied:

•	prior to the time of such reinvestment, the participant has received the final prospectus and any supplements thereto offering interests in the affiliated program and such prospectus allows investments pursuant to a dividend reinvestment plan;

•	a registration statement covering the interests in the affiliated program has been declared effective under the Securities Act;

•	the offer and sale of such interests are qualified for sale under applicable state securities laws;

•	the participant executes the subscription agreement included with the prospectus for the affiliated program; and

•	the participant qualifies under applicable investor suitability standards as contained in the prospectus for the affiliated program.

Stockholders who invest in affiliated programs pursuant to our dividend reinvestment plan will become investors in such affiliated programs and, as such, will receive the same reports as other investors in the affiliated programs.

Account Statements

You or your designee will receive a confirmation of your purchases under the dividend reinvestment plan. Your confirmation will disclose the following information:

•	the amount of the distribution reinvested for your account;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year as well as the effect and tax consequences of reinvesting distributions.

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Fees and Commissions and Use of Proceeds

No selling commissions or dealer manager fees are payable on shares sold under the dividend reinvestment plan. We expect to use the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the following:

•	the repurchase of shares under our share repurchase program;

•	capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties;

•	reserves required by any financings of our investments;

•	funding obligations under any of our real estate loans receivable;

•	investments in real estate properties and real estate-related loans and securities, which would include payment of acquisition fees to our advisor (see “Compensation Table”); and

•	the repayment of debt.

We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes.

Voting

You may vote all shares, including fractional shares, that you acquire through the dividend reinvestment plan.

U.S. Federal Income Tax Consequences of Participation

If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the dividend reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our dividend reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

At least until we establish an estimated value per share not based on the last price paid to acquire a share in this offering or a follow-on public offering, we expect that (1) we will sell shares under the dividend reinvestment plan at $9.50 per share, (2) no secondary trading market for our shares will develop and (3) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until we establish such an estimated value per share, participants in our dividend reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our dividend reinvestment plan. You will be taxed on the amount of such distribution (including the discount from fair market value) as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. See “Material U.S. Federal Income Tax Considerations—Taxation of Stockholders.” We will withhold 28.0% of the amount of dividends or other distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or distributions or fail to certify that you are not subject to withholding.

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Termination of Participation

Once enrolled, you may continue to purchase shares under our dividend reinvestment plan until we have sold all of the shares registered in this offering, have terminated this offering or have terminated the dividend reinvestment plan. You may terminate your participation in the dividend reinvestment plan at any time by providing us with written notice. For your termination to be effective for a particular distribution, we must have received your notice of termination at least 10 business days prior to the last day of the fiscal period to which the distribution relates. Any transfer of your shares will effect a termination of the participation of those shares in the dividend reinvestment plan. We will terminate your participation in the dividend reinvestment plan to the extent that a reinvestment of your distributions would cause you to violate the ownership limit contained in our charter, unless you have obtained an exemption from the ownership limit from our board of directors. If you elect to redeem some, but less than all, of your shares pursuant to our share repurchase program, you will remain enrolled in the dividend reinvestment plan with respect to your remaining shares unless you provide us with written notice indicating that you wish to terminate participation in the dividend reinvestment plan.

Amendment or Termination of Plan

We may amend or terminate the dividend reinvestment plan for any reason at any time upon 10 days’ written notice to the participants. We may provide notice by including such information (a) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate mailing to the participants.

Reallocation of Available Shares

We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan.

Share Repurchase Program

Our board of directors has adopted a share repurchase program that may enable you to sell your shares of common stock to us in limited circumstances. In its sole discretion, our board of directors could choose to terminate or suspend the program or to amend its provisions without stockholder approval. Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share repurchase program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share repurchase program. Unless the shares are being repurchased in connection with a stockholder’s death, “qualifying disability” (as defined below) or “determination of incompetence” (as defined below), the prices at which we will repurchase shares are as follows:

•	the lower of $9.25 and 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least one year;

•	the lower of $9.50 and 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares for at least two years;

•	the lower of $9.75 and 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least three years; and

•	the lower of $10.00 and 100% of the price paid to acquire the shares from us for stockholders who have held their shares for at least four years.

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Notwithstanding the above, once we establish an estimated value per share of our common stock that is not based on the price to acquire a share in our primary offering or a follow-on public offering, the repurchase price per share for all stockholders (including those redeeming in connection with death, disability or incompetence) would be equal to the estimated value per share, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share upon completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities ― whether through this offering or follow-on public offerings ― and have not done so for 18 months. We would report this repurchase price to you in our annual report and the three quarterly reports that we publicly file with the SEC. (For purposes of this definition, we will not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the operating partnership).

There are several limitations on our ability to repurchase shares under the program:

•	Unless the shares are being repurchased in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” we may not repurchase shares unless the stockholder has held the shares for one year.

•	During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year.

•	We have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

The cash available for redemption on any particular date will generally be limited to the proceeds from the dividend reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for redemptions during the same period; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We will repurchase shares on the last business day of each month (and in all events on a date other than a dividend payment date). The program administrator must receive your written request for repurchase at least five business days before that date in order for us to repurchase your shares that month. If we could not repurchase all shares presented for repurchase in any month, we would attempt to honor repurchase requests on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (1) if a pro rata repurchase would result in you owning less than half of the minimum purchase amount described below under “Plan of Distribution — Minimum Purchase Requirements,” then we will repurchase all of your shares and (2) if a pro rata repurchase would result in you owning more than half but less than all of the minimum purchase amount, then we will not repurchase any shares that would reduce your holdings below the minimum purchase amount. In the event that you were repurchasing all of your shares, there would be no holding period requirement for shares purchased pursuant to our dividend reinvestment plan.

If we did not completely satisfy a stockholder’s repurchase request at month-end because the program administrator did not receive the request in time or because of the restrictions on the number of shares we could repurchase under the program, we would treat the unsatisfied portion of the repurchase request as a request for repurchase at the next repurchase date funds are available for repurchase unless the stockholder withdrew his or her request before the next date for repurchases. Any stockholder could withdraw a repurchase request upon written notice to the program administrator if such notice were received by us at least five business days before the date for repurchases.

In some respects we would treat repurchases sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” differently from other repurchases:

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•	there is no one-year holding requirement;

•	until we establish an estimated value per share, which we expect to be upon the completion of our offering stage (described above), the repurchase price is the amount paid to acquire the shares from us;

•	repurchases sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” during any calendar year are not limited to 5.0% of the weighted-average number of shares outstanding during the prior calendar year; and

•	repurchases sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” are not limited to the proceeds from the dividend reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for redemptions during the same period.

In order for a disability to entitle a stockholder to the special repurchase terms described above (a “qualifying disability”): (1) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be repurchased and (2) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” would be limited to the following: (1) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (2) if the stockholder did not pay Social Security benefits and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management or (3) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums would not entitle a stockholder to the special repurchase terms described above. Repurchase requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age;

•	temporary disabilities; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

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Therefore, such disabilities would not qualify for the special repurchase terms, except in the limited circumstances when the investor would be awarded disability benefits by the other “applicable governmental agencies” described above.

In order for a determination of incompetence or incapacitation (a “determination of incompetence”) to entitle a stockholder to the special repurchase terms, a state or federal court located in the United States must declare, determine or find the stockholder to be (i) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (ii) mentally incapacitated. In both cases such determination must be made by the court after the date the stockholder acquired the shares to be repurchased. A determination of incompetence or incapacitation by any other person or entity, or for any purpose other than those listed above, will not entitle a stockholder to the special repurchase terms. Repurchase requests following a “determination of incompetence” must be accompanied by the court order, determination or certificate declaring the stockholder incompetent or incapacitated.

Our board of directors may amend, suspend or terminate the program upon 30 days’ notice. We may provide notice by including such information (a) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate mailing to the stockholders. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as required under federal securities laws.

Our share repurchase program only provides stockholders a limited ability to have shares repurchased for cash until a secondary market develops for our shares, at which time the program would terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Qualifying stockholders who desire to have their shares repurchased would have to give written notice to us at Phillips Edison - ARC Shopping Center REIT Inc., c/o DST Systems, Inc. (contact information immediately below).

Registrar and Transfer Agent

We have engaged a third party to serve as the registrar and transfer agent for our common stock. The name and address of our transfer agent is as follows:

DST Systems, Inc.

430 W 7th St

Kansas City, MO 64105-1407

Phone (888) 518-8073

Fax (877) 894-1127

To ensure that any account changes are made promptly and accurately, all changes (including your address, ownership type and distribution mailing address) should be directed to the transfer agent.

Restrictions on Roll-Up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of a Roll-up Transaction, which we refer to as a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or

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•	a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-up Transaction, an appraisal of all our assets will be obtained from a competent independent appraiser. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)	one of the following:

•	remaining as stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•	that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws, including rights with respect to the election and removal of directors and the other voting rights of our stockholders, annual reports, annual and special meetings of stockholders, the amendment of our charter and our dissolution;

•	that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•	in which investors’ rights of access to the records of the Roll-up Entity would be less than those provided in our charter and described in the section of this prospectus entitled “Description of Shares — Meetings and Special Voting Requirements”; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our common stockholders.

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The Operating Partnership Agreement

General

We expect to own substantially all of our assets and conduct our operations through Phillips Edison - ARC Shopping Center Operating Partnership, L.P., which we refer to as the operating partnership. Our wholly owned subsidiary, Phillips Edison Shopping Center OP GP LLC, is the sole general partner of the operating partnership and, as of the date of this prospectus, we are the sole limited partner of the operating partnership. We have the exclusive power to manage and conduct the business of the operating partnership through our ownership of the sole general partner.

As we accept subscriptions for shares in this offering, we transfer substantially all of the net proceeds of the offering to our operating partnership as a capital contribution in exchange for units of limited partnership interest; however, we are deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The operating partnership is deemed to have simultaneously paid the selling commissions and other costs associated with the offering.

As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from certain sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT, the REIT’s proportionate share of the assets and income of the operating partnership will be deemed to be assets and income of the REIT.

If we ever decide to acquire properties in exchange for units of limited partnership interest in the operating partnership, we expect to amend and restate the partnership agreement to provide substantially as set forth below.

Capital Contributions

The partnership agreement requires us to contribute the proceeds of any offering of our shares of stock to the operating partnership as an additional capital contribution. If we did contribute additional capital to the operating partnership, we would receive additional partnership units and our percentage interest in the operating partnership would be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. We also expect that the partnership agreement would allow us to cause the operating partnership to issue partnership interests for less than their fair market value if we conclude in good faith that such issuance is in the best interest of the operating partnership and us. The operating partnership would also be able to issue preferred partnership interests in connection with acquisitions of property or otherwise. These preferred partnership interests could have priority over common partnership interests with respect to distributions from the operating partnership, including priority over the partnership interests that we would own as a limited partner. If the operating partnership would require additional funds at any time in excess of capital contributions made by us or from borrowing, we could borrow funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds.

Operations

The partnership agreement provides that, so long as we remain qualified as a REIT, the operating partnership would be operated in a manner that would enable us to satisfy the requirements for being classified as a REIT for U.S. federal income tax purposes. We would also have the power to take actions to ensure that the operating partnership would not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly traded partnership could result in the operating partnership being taxed as a corporation, rather than as a partnership.

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Distributions and Allocations of Profits and Losses

The partnership agreement would provide that the operating partnership would distribute cash flow from operations to its partners in accordance with their respective percentage interests on at least a monthly basis in amounts that we determine. The effect of these distributions would be that a holder of one unit of limited partnership interest in our operating partnership would receive the same amount of annual cash flow distributions as the amount of annual distributions paid to the holder of one of our shares of common stock.

Similarly, the partnership agreement would provide that the operating partnership would allocate taxable income to its partners in accordance with their respective percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the corresponding Treasury Regulations, the effect of these allocations would be that a holder of one unit of limited partnership interest in the operating partnership would be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares of common stock. Losses, if any, would generally be allocated among the partners in accordance with their respective percentage interests in the operating partnership. Losses could not be passed through to our stockholders.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the operating partnership, including partner loans, any remaining assets of the operating partnership would be distributed to its partners in accordance with their respective positive capital account balances.

Rights, Obligations and Powers of the General Partner

Through our wholly owned subsidiary, Phillips Edison Shopping Center OP GP LLC, the sole general partner of the operating partnership, we generally would have complete and exclusive discretion to manage and control the operating partnership’s business and to make all decisions affecting its assets. Under the partnership agreement, we would also expect to have the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other assets;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow or loan money;

•	originate and service loans;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine the operating partnership with another entity.

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Under the partnership agreement, we expect that the operating partnership would continue to pay all of the administrative and operating costs and expenses it incurs in acquiring and operating real properties. The operating partnership would also pay all of our administrative costs and expenses and such expenses would be treated as expenses of the operating partnership. Such expenses would include:

•	all expenses relating to our organization and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we could incur that the operating partnership would not reimburse would be costs and expenses relating to assets we may own outside of the operating partnership. We would pay the expenses relating to such assets directly.

Exchange Rights

We expect that the partnership agreement would also provide for exchange rights. We expect the limited partners of the operating partnership would have the right to cause the operating partnership to redeem their units of limited partnership interest for cash equal to the value of an equivalent number of our shares, or, at our option, we could purchase their units of limited partnership interest for cash or by issuing one share of our common stock for each unit redeemed. Limited partners, however, would not be able to exercise this exchange right if and to the extent that the delivery of our shares upon such exercise would:

•	result in any person owning shares in excess of the ownership limit in our charter (unless exempted by our board of directors);

•	result in our shares being beneficially owned by fewer than 100 persons;

•	result in our shares being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	cause us to own 10.0% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.

Furthermore, limited partners could exercise their exchange rights only after their units of limited partnership interest had been outstanding for one year. A limited partner could not deliver more than two exchange notices each calendar year and would not be able to exercise an exchange right for less than 1,000 units of limited partnership interest, unless such limited partner held less than 1,000 units. In that case, he would be required to exercise his exchange right for all of his units.

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Change in General Partner

We generally expect that Phillips Edison Shopping Center OP GP LLC would not be able to withdraw as the general partner of the operating partnership or transfer its general partnership interest in the operating partnership (unless transferred to us or another wholly owned subsidiary of ours). The principal exception to this would be if we merged with another entity and (1) the holders of a majority of partnership units (including those we held) approved the transaction; (2) the limited partners received or had the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (3) we were the surviving entity and our stockholders did not receive cash, securities or other property in the transaction; or (4) the successor entity contributed substantially all of its assets to the operating partnership in return for an interest in the operating partnership and agreed to assume all obligations of the general partner of the operating partnership. If we voluntarily sought protection under bankruptcy or state insolvency laws, or if we were involuntarily placed under such protection for more than 90 days, Phillips Edison Shopping Center OP GP LLC would be deemed to be automatically removed as the general partner. Otherwise, the limited partners would not have the right to remove Phillips Edison Shopping Center OP GP LLC as general partner.

Transferability of Interests

With certain exceptions, the limited partners would not be able to transfer their interests in the operating partnership, in whole or in part, without the written consent of Phillips Edison Shopping Center OP GP LLC.

Amendment of Limited Partnership Agreement

We expect amendments to the partnership agreement would require the consent of the holders of a majority of the partnership units including the partnership units we and our affiliates held. Additionally, we, as general partner through Phillips Edison Shopping Center OP GP LLC, would be required to approve any amendment. We expect that certain amendments would have to be approved by a majority of the units held by third-party limited partners.

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Plan of Distribution

General

We are publicly offering a maximum of 180,000,000 shares of our common stock on a “best efforts” basis through Realty Capital Securities, LLC, our dealer manager. Because this is a “best efforts” offering, Realty Capital Securities, LLC must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of our shares. We are offering up to 150,000,000 shares of common stock in our primary offering at $10.00 per share, with discounts available for certain categories of purchasers as described below.

We are also offering up to 30,000,000 shares pursuant to our dividend reinvestment plan at an initial purchase price of $9.50 per share. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan. Once we establish an estimated value per share that is not based on the price to acquire a share in the primary offering or a follow-on public offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public offering upon the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities ― whether through this offering or follow-on public offerings ― and have not done so for 18 months. (For purposes of this definition, we do not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership).

We currently expect our primary offering to last until August 12, 2013. If we have not sold all of the shares at that time, we may continue the primary offering for up to an additional six months until February 12, 2014 if we file a registration statement for a follow-on public offering. If we decide to continue our primary offering beyond August 12, 2013, we will provide that information in a prospectus supplement. At the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our dividend reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Realty Capital Securities, LLC, our dealer manager, is a member firm of the Financial Industry Regulatory Authority (FINRA). Realty Capital Securities, LLC was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by AR Capital, LLC, its affiliates and its predecessors. Realty Capital Securities, LLC is indirectly owned by AR Capital, LLC. As of the date of this prospectus, including this offering, Realty Capital Securities, LLC is the dealer manager or is named in the registration statement as the dealer manager in multiple other offerings, including certain offerings in which American Realty Capital is the sole sponsor, that are either effective or in registration. We have agreed to retain Realty Capital Securities, LLC as our dealer manager for this offering and subsequent offerings occurring within nine months of the termination of our primary offering unless we terminate Realty Capital Securities, LLC as our dealer manager for cause, or for other reasons set forth in the dealer manager agreement. These termination provisions are described under “Management—Our Dealer Manager—Our Dealer Manager Agreement.” For additional information about our dealer manager, including information related to its affiliation with us and our advisor, see “Management—Dealer Manager,” “Conflicts of Interest—Affiliated Dealer Manager” and “—Certain Conflict Resolution Measures.”

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Compensation of Our Dealer Manager and Participating Broker-Dealers

Except as provided below, Realty Capital Securities, LLC receives selling commissions of 7.0% of the gross offering proceeds for shares sold in our primary offering. Our dealer manager receives 3.0% of the gross offering proceeds as compensation for acting as the dealer manager, except that a reduced dealer manager fee will be paid with respect to certain volume discount sales. We do not pay any selling commissions or dealer manager fees for shares sold under our dividend reinvestment plan or our “friends and family” program. We also reimburse our dealer manager for reasonable bona fide invoiced due diligence expenses as described below.

We expect the dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our shares. Except as provided below, our dealer manager reallows all of its selling commissions attributable to a participating broker-dealer.

We may sell shares at a discount to the primary offering price of $10.00 per share through the following distribution channels in the event that the investor:

•	pays a broker a single fee, e.g., a percentage of assets under management, for investment advisory and broker services, which is frequently referred to as a “wrap fee”;

•	has engaged the services of a registered investment advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (other than a registered investment advisor that is also registered as a broker-dealer who does not have a fixed or “wrap fee” feature or other asset fee arrangement with the investor); or

•	is investing through a bank acting as trustee or fiduciary.

If an investor purchases shares through one of these channels in our primary offering, we sell the shares at a 7.0% discount, or at $9.30 per share, reflecting that selling commissions are not paid in connection with such purchases. We receive substantially the same net proceeds for sales of shares through these channels. Neither our dealer manager nor its affiliates compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us.

The dealer manager may reallow to any participating broker-dealer up to 3.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee based upon such factors as the volume of sales of such participating broker-dealers, the level of marketing support provided by such participating broker-dealers and the assistance of such participating broker-dealers in marketing the offering, or to reimburse representatives of such participating broker-dealers for the costs and expenses of attending our bona fide training and education meetings. Our dealer manager anticipates, based on past experience, that on average it will reallow 1.0% of the dealer manager fee to participating broker-dealers. In addition to selling commissions and marketing fees, and subject to the limits described below, we may reimburse the dealer manager for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses incurred which are supported by a detailed and itemized invoice.

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all of the shares offered hereby. To show the maximum amount of dealer manager and participating broker-dealer compensation that we may pay in this offering, this table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

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Dealer Manager and Participating Broker-Dealer Compensation

Selling commissions (maximum)	$105,000,000
Dealer manager fee (maximum)	45,000,000
Total	$150,000,000

We reimburse our dealer manager for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses that are supported by a detailed and itemized invoice. Such reimbursements are subject to the limitations on organization and offering expenses described below.

Under the rules of FINRA, total underwriting compensation in this offering, including selling commissions and the dealer manager fee, may not exceed 10.0% of our gross offering proceeds from the sale of shares in our primary offering. Our dealer manager undertakes that it will repay us any excess over FINRA’s 10.0% underwriting compensation limit in the aggregate if the primary offering is terminated after reaching the minimum but before reaching the maximum amount of offering proceeds in the aggregate. In addition to the limits on underwriting compensation, FINRA and many states also limit our total organization and offering expenses to 15.0% of gross offering proceeds. We have agreed to reimburse organization and offering expenses (excluding selling commissions and dealer manager fees, but including third-party due diligence fees as set forth in detailed and itemized invoices) incurred by the advisor and sub-advisor or their respective affiliates on a monthly basis to the extent those expenses do not exceed 1.5% of the gross offering proceeds from this offering over the life of the offering. We expect our total organization and offering expenses to be approximately 11.5% of our gross offering proceeds.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. See “Management—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

The dealer manager has agreed to sell up to approximately $50.0 million in shares of our common stock in our primary offering to persons to be identified by us at a discount from the public offering price. We have used, and intend to continue to use, this “friends and family” program to sell shares to our directors, officers, business associates and others to the extent consistent with applicable laws and regulations. The purchase price for such shares is $9.00 per share, reflecting that selling commissions in the amount of $0.70 per share and the dealer manager fee in the amount of $0.30 per share are not payable in connection with such sales. The net proceeds to us from such sales made net of commissions will be the same as the net proceeds we receive from other sales of shares.

We may sell shares to participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and qualified plans of their representatives at a purchase price of $9.30 per share, reflecting that selling commissions in the amount of $0.70 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law. The net proceeds to us from the sales of these shares will be the same as the net proceeds we receive from other sales of shares.

In connection with sales of certain minimum numbers of shares to a “purchaser,” as defined below, certain volume discounts resulting in reductions in selling commissions payable with respect to such sales are available to investors. In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor. The following table shows the discounted price per share and reduced selling commissions payable for volume discounts.

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For a “Single Purchaser”	Purchase Price per Share in Volume Discount Range	Selling Commission per Share in Volume Discount Range
$1,000 – $500,000	$10.00	$0.70
500,001 – 1,000,000	9.90	0.60
1,000,001 – 4,999,999	9.55	0.25
5,000,000+	9.55	0.25
	(as described below, subject to reduction)	(as described below, subject to reduction)

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional shares. Fractional shares will be issued.

As an example, a single purchaser would receive 100,505.05 shares rather than 100,000 shares for an investment of $1,000,000 and the selling commission would be $65,303.03. The discount would be calculated as follows: the purchaser would acquire 50,000 shares at a cost of $10.00 and 50,505.05 shares at a cost of $9.90 per share and would pay commissions of $0.70 per share for 50,000 shares and $0.60 per share for 50,505.05 shares. The dealer manager fee of $0.30 per share would still be payable out of the purchase price per share. In no event will the proceeds to us be less than $9.00 per share.

For purchases of $5,000,000 or more, in our sole discretion, selling commissions may be reduced to $0.20 per share or less, and the dealer manager fee may be reduced from $0.30 per share, but in no event will the proceeds to us be less than $9.00 per share. In the event of a sale of $5,000,000 or more with reduced selling commissions or a reduced dealer manager fee, we will supplement this prospectus to include: (a) the aggregate amount of the sale, (b) the price per share paid by the purchaser and (c) a statement that other investors wishing to purchase at least the amount described in clause (a) above will pay no more per share than the purchaser described in clause (b) above.

Orders may be combined for the purpose of determining the total commissions payable with respect to applications made by a “single purchaser,” so long as all the combined purchases are made through the same soliciting dealer. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. As used herein, the term “single purchaser” will include:

•	any person or entity, or persons or entities, acquiring shares as joint purchasers;

•	all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity;

•	all funds and foundations maintained by a given corporation, partnership or other entity;

•	all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity exercises discretionary authority with respect to an investment in our company; and

•	any person or entity, or persons or entities, acquiring shares that are clients of and are advised by a single investment adviser registered under the Investment Advisers Act of 1940.

In the event that a single purchaser described in the last five categories above wishes to have its orders so combined, that purchaser will be required to request the treatment in writing, which request must set forth the basis for the discount and identify the orders to be combined. Any request will be subject to our verification that all of the orders were made by a single purchaser.

Orders also may be combined for the purpose of determining the commissions payable in the case of orders by any purchaser described in any category above who, within 90 days of its initial purchase of shares, orders additional shares. In this event, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously. Purchases subsequent to this 90 day period will not qualify to be combined for a volume discount as described herein.

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Notwithstanding the above, our dealer manager may, in its sole discretion, enter into an agreement with a participating broker-dealer, whereby such participating broker-dealer may aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions and marketing support fees to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from such participating broker-dealer. Additionally, our dealer manager may, in its sole discretion, aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions and marketing support fees to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from our dealer manager. Any reduction in selling commissions and marketing support fees would be prorated among the separate subscribers.

Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

Purchases by entities not required to pay federal income tax may only be combined with purchases by other entities not required to pay federal income tax for purposes of computing amounts invested if investment decisions are made by the same person. If the investment decisions are made by an independent investment advisor, that investment advisor may not have any direct or indirect beneficial interest in any of the entities not required to pay federal income tax whose purchases are sought to be combined. You must mark the “Additional Investment” space on the subscription agreement signature page in order for purchases to be combined. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis. If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last component purchase, unless we are otherwise directed in writing at the time of the submission. However, the additional common stock to be credited to any entities not required to pay federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis on the amount of the investment of each entity not required to pay federal income tax on their combined purchases.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;

•	all purchasers of the shares must be informed of the availability of quantity discounts;

•	the same volume discounts must be allowed to all purchasers of shares that are part of the offering;

•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;

•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and

•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

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Purchase of Shares Subject to Volume Discount

In March 2012, a single investor (referred to in this prospectus as the “Major Investor”), agreed to purchase during the course of this offering a minimum of $5,000,000 in value of shares of our common stock in consideration for reduced selling commissions and dealer manager fees. In exchange for the Major Investor’s agreement to purchase a minimum of $5,000,000 in value of shares of our common stock, we agreed to sell such shares to the Major Investor at $9.25 per share, from which we will receive net proceeds of $9.00 per share. The purchases by the Major Investor are expected to occur in multiple transactions during the course of this offering. The Major Investor will pay for all shares purchased in each transaction at the time of such transaction. Accordingly, the Major Investor will purchase from us a minimum of 540,540.54 shares (calculated by dividing the minimum purchase amount of $5,000,000 by the purchase price of $9.25/share). We may issue fractional shares to the Major Investor. Other investors who wish to purchase a minimum of $5,000,000 in value of shares of our common stock during the course of our offering in consideration for reduced selling commissions and dealer manager fee also may purchase such shares at $9.25 per share.

Subscription Procedures

To purchase shares in this offering, you must complete and sign a subscription agreement (in the form attached to this prospectus as Appendix B) for a specific number of shares and pay for the shares at the time of your subscription. You should make your check payable to “Phillips Edison - ARC Shopping Center REIT Inc.” Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments will be deposited into a special account in our name until such time as we have accepted or rejected the subscriptions. We will accept or reject subscriptions within 30 days of our receipt of such subscriptions and, if rejected, we will return all funds to the rejected subscribers within ten business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We generally admit stockholders on a daily basis.

You are required to represent in the subscription agreement that you have received a copy of this prospectus. To do so, you must separately initial each representation in the subscription agreement. In order to ensure that you have had sufficient time to review this prospectus, we will not accept your subscription until at least five business days after your receipt of the final prospectus.

Investors who desire to purchase shares in this offering at regular intervals may be able to do so by electing to participate in the automatic investment program by completing an enrollment form that we will provide upon request. Alabama and Ohio investors are not eligible to participate in the automatic investment program. Only investors who have already met the minimum purchase requirement may participate in the automatic investment program. The minimum periodic investment is $100 per month. We pay dealer manager fees and selling commissions in connection with sales under the automatic investment program to the same extent that we pay those fees and commissions on shares sold in the primary offering outside of the automatic investment program. If you elect to participate in both the automatic investment program and our dividend reinvestment plan, distributions earned from shares purchased pursuant to the automatic investment program will automatically be reinvested pursuant to the dividend reinvestment plan. For a discussion of the dividend reinvestment plan, see “Description of Shares—Dividend Reinvestment Plan.”

You will receive a confirmation of your purchases under the automatic investment program. The confirmation will disclose the following information:

•	the amount invested for your account;

•	the date of the investment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

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To qualify for a volume discount as a result of purchases under the automatic investment program, you must notify us in writing when you initially become eligible to receive a volume discount and at each time your purchase of shares through the program would qualify you for an additional reduction in the price of shares under the volume discount provisions described in this prospectus. For a discussion of volume discounts, see “—Compensation of Our Dealer Manager and Participating Broker-Dealers.”

You may terminate your participation in the automatic investment program at any time by providing us with written notice. If you elect to participate in the automatic investment program, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or in the subscription agreement, you will promptly notify us in writing of that fact and your participation in the plan will terminate. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix B.

Suitability Standards

Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering have the responsibility to make every reasonable effort to determine that your purchase of shares in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this prospectus of an investment in our shares; and

•	have an apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our shares;

•	the restrictions on transferability of our shares;

•	the background and qualifications of our sponsors and their respective affiliates; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation and other investments as well as any other pertinent factors. Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering must maintain, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for you.

205

Until our shares of common stock are listed on a national securities exchange, subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards.

Minimum Purchase Requirements

You must initially invest at least $2,500 in our shares to be eligible to participate in this offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of ERISA or the Internal Revenue Code, as applicable. If you own the minimum investment in shares in any future Phillips Edison- or AR Capital-sponsored public program, or with respect to AR Capital, any current AR Capital-sponsored program, you may invest less than the minimum amount set forth above, but in no event less than $100.

If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. We cannot assure that our shares of common stock will ever be listed on a national securities exchange.

Investments by IRAs and Certain Qualified Plans

We expect that both Sterling Trust and Community National Bank will agree to act as IRA custodians for investors of our common stock who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. We may pay the fees related to the establishment of investor accounts with Sterling Trust and Community National Bank, and we also may pay the fees related to the maintenance of any such account for the first year following its establishment. Thereafter, we expect Sterling Trust and Community National Bank to agree to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. In the future, we may make similar arrangements for our investors with other custodians. Further information as to custodial services is available through your broker or may be requested from us.

206

Supplemental Sales Material

In addition to the prospectus, we are using supplemental sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of the prospectus. The supplemental sales material does not contain all of the information material to an investment decision and should only be reviewed after reading the prospectus.

All of our supplemental material is prepared by our advisor, our sub-advisor or their affiliates with the exception of third-party article reprints. In certain jurisdictions, some or all of such sales material may not be available. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

We are offering shares only by means of the prospectus. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in the prospectus, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in the prospectus, or the registration statement of which this prospectus is a part.

Legal Matters

The validity of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper LLP (US), Raleigh, North Carolina. DLA Piper LLP (US) has also reviewed the statements relating to certain U.S. federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Material U.S. Federal Income Tax Considerations,” has passed upon our qualification as a REIT for federal income tax purposes and has served as counsel for our sub-advisor and its affiliates. Proskauer Rose LLP, New York, New York has served as counsel for our advisor and dealer manager and their affiliates.

where you can find more information

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We will furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and any of these other filings are, available to the public over the Internet at the SEC’s web site at www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

There is additional information about us and our affiliates on our web site at http://phillipsedison-arc.com/, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

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APPENDIX A

PRIOR PERFORMANCE TABLES

The following prior performance tables (the “Tables”) provide information relating to the real estate investment programs sponsored by Phillips Edison and programs sponsored by AR Capital. Each of Phillips Edison’s previous programs and investments and some of AR Capital’s prior programs and investments were conducted through privately held entities not subject to the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations to which we will be subject. In addition, we are Phillips Edison’s first publicly offered investment program and Phillips Edison has never before operated a public REIT. Because of these facts, our investors should not assume that the prior performance of programs sponsored by Phillips Edison or AR Capital will be indicative of our future performance. In assessing the relative importance of this information with respect to a decision to invest in this offering, you should keep in mind that we will rely primarily on affiliates of our Phillips Edison sponsor to identify acquisitions and manage our portfolio and we will rely primarily on affiliates of our AR Capital sponsor with respect to our capital-raising efforts, although both AR Capital Advisor and Phillips Edison Sub-Advisor will jointly participate in major decisions as described in the prospectus at “Management – Our Advisor and Sub-Advisor.” You should also note that only programs sponsored by Phillips Edison have invested in our targeted portfolio of grocery-anchored neighborhood and community shopping centers.

Generally, Phillips Edison’s prior programs described in the following tables have investment objectives similar to ours except that Phillips Edison Strategic Investment Fund LLC focuses on acquiring power and lifestyle centers. None of the AR Capital programs had or have investment objectives similar to ours. We consider programs invested primarily in neighborhood and community shopping centers to have investment objectives similar to ours.

The Tables below provide information on the performance of a number of private programs of Phillips Edison and public and private programs of AR Capital. This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus.

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the Tables. In addition, you may not experience any return on your investment. If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.

The following tables are included herein for each of Phillips Edison and AR Capital:

TABLE I Experience in Raising and Investing Funds

TABLE II Compensation to Sponsor

TABLE III Operating Results of Prior Programs

TABLE IV Results of Completed Programs

TABLE V Sales or Disposals of Properties

Additional information relating to the acquisition of properties by Phillips Edison’s and AR Capital’s prior programs is contained in Table VI, which is included in Part II of the registration statement of which this prospectus is a part, which we have filed with the Securities and Exchange Commission. Copies of any and all such information will be provided to prospective investors at no charge upon request.

A-1

Table I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table I provides a summary of the experience of Phillips Edison in raising and investing in funds for programs that have had an offering close during the three years ended December 31, 2011. Information is provided as to the manner in which the proceeds of the offering have been applied.

	Similar Programs				Other Program
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Percentage of Total Dollar Amount Raised	Phillips Edison Shopping Center Fund IV, LP	Percentage of Total Dollar Amount Raised	Phillips Edison Strategic Investment Fund LLC	Percentage of Total Dollar Amount Raised

Dollar amount offered	$200,000		$500,000		$50,000
Dollar amount raised	$275,000	100%	$119,910	100%	$65,615	100%

Less offering expenses:
Selling commissions and discounts	-	0.0%	-	0.0%	-	0.0%
Organizational and offering expenses	816	0.3%	909	0.8%	77	0.1%
Reserve for operations	-	0.0%	-	0.0%	-	0.0%
Other	-	0.0%	-	0.0%	-	0.0%

Available for investment	$274,184	99.7%	$119,001	99.2%	$65,538	99.9%

Acquisition costs:
Cash down Payment	$322,300	117.2%	$46,569	38.8%	$47,669	72.6%
Acquisition fees	-	0.0%	-	0.0%	-	0.0%
Other (1)	12,331	4.5%	715	0.6%	807	1.2%
Mortgage loan	659,945	240.0%	80,161	66.9%	40,095	61.1%

Total acquisition costs	$994,576	361.7%	$127,445	106.3%	$88,571	135.0%

Percent leveraged	66%		63%		45%

Date offering began	January 2005		September 2007		January 2007

Length of offering (in months)	12		21		4

Months to invest 90% available for investment (measured from date of offering)	18		(2)		45

(1)	Includes legal fees, the costs of environmental studies, title costs and other closing costs.

(2)	As of this offering, Fund IV is currently in its investment period and has not invested 90% of its committed capital. As assets are identified for investment, capital will be called to fund acquisitions throughout the remainder of the investment period.

A-2

Table II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table II provides the amount and type of compensation paid to Phillips Edison affiliates during the three years ended December 31, 2011 in connection with 1) each program sponsored by a Phillips Edison investment advisor that had offerings close during this period and 2) all other programs that have made payments to Phillips Edison affiliates during this period. All figures are as of December 31, 2011.

	Similar Programs		Other Programs
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Phillips Edison Shopping Center Fund IV, LP	Phillips Edison Strategic Investment Fund LLC	Phillips Edison Strategic Investment Fund II LLC

Date offering commenced	January 2005	September 2007	January 2007	September 2010
Dollar amount raised	$275,000	$119,910	$65,615	$56,655

Amount paid to sponsor from proceeds of offering:
Underwriting fees	-	-	-	-
Acquisition fees:
Real estate commissions	-	-	-	-
Advisory fees	-	-	-	-
Other	-	-	-	-
Total amount paid to sponsor	-	-	-	-

Dollar amount of cash generated from operations before deducting payments to sponsor	$79,755	$14,828	$19,346	$919

Amount paid to sponsor from operations:
Property management fees	13,247	1,323	894	23
Partnership management fees	12,063	4,502	3,799	286
Reimbursements	4,947	503	182	18
Leasing commissions	10,171	927	1,120	-
Acquisition fees	-	-	450	50
Development fees	1,707	314	347	-
Totals	$42,135	$7,569	$6,792	$377

Dollar amount of sales and refinancing before deducting payments to sponsor:
Cash	$5,925	-	-	-
Notes	-	-	-	-

Amount paid to sponsor from sales and refinancing:
Selling commissions	$422	$124	-	-
Incentive fees	-	-	-	-
Other	-	-	-	-
Totals	$422	$124	-	-

A-3

Table III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table III summarizes the operating results of programs sponsored by Phillips Edison that have had offerings close during the five years ended December 31, 2011. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles ("GAAP")); the cash generated from operations, sales and refinancings; and information regarding cash distributions. All figures are as of or for the year ended December 31 of the year indicated.

A-4

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Limited Partnership(4)
(in thousands)	2005	2006	2007	2008	2009	2010	2011

Gross revenues	$85,295	$113,282	$175,683	$210,681	$199,433	$190,016	$197,771
Profit (loss) on sale of properties	6,104	7,889	3,620	264	(524)	54,254	13,913
Other income (loss)	(4,165)	(40)	(122)	(2,123)	9,551	(51,202)	(20,339)

Less: Operating expenses (1)	34,359	44,092	71,678	96,315	86,134	84,307	79,883
Interest expense	32,341	47,218	84,444	110,143	75,465	70,261	65,245
Depreciation and amortization	29,325	38,298	71,955	92,578	80,221	63,939	59,498

Net income (loss) before non-controlling interests	(8,791)	(8,477)	(48,896)	(90,214)	(33,360)	(25,799)	(13,281)

Net loss (income) allocated to non-controlling interests	–	9,817	31,802	55,112	19,511	58,275	12,316
Net income (loss) - GAAP basis	$(8,791)	$1,340	$(17,094)	$(35,102)	$(13,849)	$32,476	$(965)

Taxable (loss) income: (2)
—from operations	$(1,377)	$4,182	$3,180	$(8,273)	$(3,293)	$(3,696)	$5,249
—from gain on sale	–	476	2,043	379	2,361	35,889	2,520

Cash generated from operations	11,661	20,146	32,135	35,272	44,296	46,743	35,364
Cash generated from sales	22,011	35,614	27,603	20,497	30,770	126,187	117,076
Cash generated from financing / refinancing (3)	104,799	309,302	688,314	82,652	58,544	(19,935)	(81,998)
Total cash generated from operations, sales and refinancing	138,471	365,062	748,052	138,421	133,610	152,995	70,442

Less: Cash distributions to investors:
—from operating cash flow	11,661	16,735	17,675	18,617	10,857	8,853	15,643
—from sales and refinancing	3,890	–	–	–	–	–	–
—from other	–	–	–	–	–	–	–

Cash generated after cash distributions	122,920	348,327	730,377	119,804	122,753	144,142	54,799

Less: Special items (not including sales and refinancing)	–	–	–	–	–	–	–

Cash generated after cash distributions and special items	$122,920	$348,327	$730,377	$119,804	$122,753	$144,142	$54,799

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
- from operations	$(6.18)	$18.79	$14.29	$(31.01)	$(12.34)	$(13.86)	$19.68
- from recapture	–	–	–	–	–	–	–
Capital gain (loss)	–	2.14	9.18	1.42	8.85	134.54	9.45
Cash distributions to investors
Source (on a GAAP basis)
- from investment income	–	5.61	–	–	–	37.00	–
- from return of capital	65.00	64.39	74.00	74.00	37.00	–	48.50
Total distribution on GAAP basis	$65.00	$70.00	$74.00	$74.00	$37.00	$37.00	$48.50
Source (on cash basis)
- from sales	$16.26	$–	$–	$–	$–	$–	$–
- from refinancings	–	–	–	–	–	–	–
- from operations	48.74	70.00	74.00	74.00	37.00	37.00	48.50
Total distributions on cash basis	$65.00	$70.00	$74.00	$74.00	$37.00	$37.00	$48.50

Amounts (in percentage terms) remaining in program properties as of December 31, 2011							61%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program is comprised of partnerships, limited liability companies, real estate investment trusts and subchapter S corporations, which file tax returns for which the partners, members and stockholders are taxed on their respective shares of entity income, and accordingly, no provision for income taxes is included in the consolidated financial statements.
(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)	Consolidated financial statements of Phillips Edison Limited Partnership and its subsidiaries. As well as being the general partner in all Phillips Edison-sponsored programs, Phillips Edison Limited Partnership has limited partnership interests in the programs reported.

A-5

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund III, L.P.
(in thousands)	2006	2007	2008	2009	2010	2011

Gross revenues	$20,293	$76,076	$106,147	$97,705	$82,810	$82,669
Profit (loss) on sale of properties	–	–	264	(551)	3,077	6,535
Other loss	–	(30)	(2,186)	(1,694)	(49,249)	(9,993)

Less: Operating expenses (1)	11,415	29,115	40,062	36,476	33,237	31,976
Interest expense	9,653	42,131	62,297	38,563	35,366	31,948
Depreciation and amortization	9,161	38,015	56,106	49,444	32,638	27,510

Net loss - GAAP basis	$(9,936)	$(33,215)	$(54,240)	$(29,023)	$(64,603)	$(12,223)

Taxable (Loss) Income: (2)
—from operations	$(422)	$8,549	$4,940	$(3,889)	$988	$(1,850)
—from gain on sale	–	–	–	–	–	–

Cash generated (deficiency) from operations	(104)	14,939	21,792	14,250	18,324	5,046
Cash generated (deficiency) from sales	–	–	1,778	4,956	14,395	96,145
Cash generated from financing / refinancing (3)	275,355	605,075	(13,637)	(3,280)	(11,608)	(91,672)
Total cash generated from operations, sales and refinancing	275,251	620,014	9,933	15,926	21,111	9,519

Less: Cash distributions to investors:
—from operating cash flow	–	14,939	–	–	–	–
—from sales and refinancing	–	7,561	–	–	–	–
—from other	–	–	–	–	–	–

Cash generated after cash distributions	275,251	597,514	9,933	15,926	21,111	9,519

Less: Special items (not including sales and refinancing)	–	–	–	–	–	–

Cash generated after cash distributions and special items	$275,251	$597,514	$9,933	$15,926	$21,111	$9,519

Tax and distribution Data per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
- from operations	$(3.47)	$31.09	$18.43	$(14.51)	$3.69	$(6.90)
- from recapture	–	–	–	–	–	–
Capital gain (loss)	–	–	–	–	–	–
Cash distributions to investors
Source (on a GAAP basis)
- from investment income	–	56.55	–	–	–	–
- from return of capital	–	25.27	–	–	–	–
Total distribution on GAAP basis	$–	$81.82	$–	$–	$–	$–
Source (on cash basis)
- from sales	$–	$–	$–	$–	$–	$–
- from refinancings	–	27.49	–	–	–	–
- from operations	–	54.32	–	–	–	–
Total distributions on cash basis	$–	$81.82	$–	$–	$–	$–

Amounts (in percentage terms) remaining in program properties as of December 31, 2011						81.4%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program qualifies as a REIT under the Internal Revenue Code for federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.
(3)	Cash generated from financing / refinancing includes original mortgage proceeds and capital contributions when assets were acquired.

A-6

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund IV, L.P.
(in thousands)	2007	2008	2009	2010	2011

Gross revenues	$–	$2,950	$6,622	$9,490	$13,837
Profit on sale of properties	–	–	–	8,431	–
Other income (loss)	–	–	(1,390)	(9,566)	–

Less: Operating expenses (1)	509	4,066	5,049	6,033	5,778
Interest expense	–	1,533	2,278	2,692	1,769
Depreciation and amortization	–	1,351	2,679	3,809	5,265

Net (loss) income - GAAP basis	$(509)	$(4,000)	$(4,774)	$(4,179)	$1,025

Taxable (Loss) Income: (2)
—from operations	$–	$(1,373)	$(87)	$(155)	$5,084
—from gain on sale	–	–	–	–	–

Cash generated (deficiency) from operations	336	(1,473)	(730)	1,940	6,049
Cash generated (deficiency) from sales	–	–	–	1,884	–
Cash generated from financing / refinancing (3)	(217)	49,524	14,093	51,813	14,719
Total cash generated from operations, sales and refinancing	119	48,051	13,363	55,637	20,768

Less: Cash distributions to investors:
—from operating cash flow	–	–	–	–	6,049
—from sales and refinancing	–	913	–	–	10,951
—from other	–	–	–	–	–

Cash generated after cash distributions	119	47,138	13,363	55,637	3,768

Less: Special items (not including sales and refinancing)	–	–	–	–	–

Cash generated after cash distributions and special items	$119	$47,138	$13,363	$55,637	$3,768

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary (loss) income
- from operations	$–	$(62.33)	$(3.41)	$21.94	$92.91
- from recapture	–	–	–	–	–
Capital gain (loss)	–	–	–	–	–
Cash distributions to investors (4)
Source (on a GAAP basis)
- from investment income	–	–	–	–	171.24
- from return of capital	–	41.45	–	–	139.43
Total distribution on GAAP basis	$–	$41.45	$–	$–	$310.24
Source (on cash basis)
- from sales	$–	$–	$–	$–	$–
- from refinancings	–	41.45	–	–	220.18
- from operations	–	–	–	–	90.49
Total distributions on cash basis	$–	$41.45	$–	$–	$310.67

Amounts (in percentage terms) remaining in program properties as of December 31, 2011					86%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.
(3)	Cash generated from financing / refinancing includes original mortgage financing and subsequent financings.
(4)	As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment, capital will be called to fund the acquisition throughout the remainder of the investment period.

A-7

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Strategic Investment Fund
(in thousands)	2007	2008	2009	2010	2011

Gross revenues	$–	$–	$1,743	$8,160	$11,441
Profit on sale of properties	–	–	–	–	–
Other income (loss)	6	10	14,114	4,322	(2,089)

Less: Operating expenses (1)	99	1,840	2,718	4,943	5,551
Interest expense	–	9	468	1,498	1,718
Depreciation and amortization	–	–	742	2,947	4,312

Net income (loss) - GAAP Basis	$(93)	$(1,839)	$11,929	$3,094	$(2,229)

Taxable(Loss) Income: (2)
—from operations	$–	$–	$(1,468)	$(258)	$682
—from gain on sale	–	–	–	–	–

Cash generated (deficiency) from operations	(132)	(1,826)	1,318	5,639	5,597
Cash generated (deficiency) from sales	–	–	–	–	–
Cash generated from financing / refinancing (3)	7,204	2,783	60,261	41,238	16,171
Total cash generated from operations, sales and refinancing	7,072	957	61,579	46,877	21,768

Less: Cash distributions to investors:
—from operating cash flow	–	–	–	1,000	5,597
—from sales and refinancing	–	–	–	–	13,402
—from other	–	–	–	–	–

Cash generated after cash distributions	7,072	957	61,579	45,877	2,769

Less: Special items (not including sales and refinancing)	–	–	–	–	–

Cash generated after cash distributions and special items	$7,072	$957	$61,579	$45,877	$2,769

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
- from operations	$–	$–	$(48.98)	$(3.99)	$12.57
- from recapture	–	–	–	–	–
Capital gain (loss)	–	–	–	–	–
Cash distributions to investors (4)
Source (on a GAAP basis)
- from investment income	–	–	–	15.46	154.81
- from return of capital	–	–	–	–	195.29
Total distribution on GAAP basis	$–	$–	$–	$15.46	$350.10
Source (on cash basis)
- from sales	$–	$–	$–	$–	$–
- from refinancings	–	–	–	–	260.08
- from operations	–	–	–	15.46	90.02
Total distributions on cash basis	$–	$–	$–	$15.46	$350.10

Amounts (in percentage terms) remaining in program properties as of December 31, 2011					96%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.
(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)	As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment, capital will be called to fund the acquisition throughout the remainder of the investment period.

A-8

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Phillips Edison Strategic Investment Fund II
(in thousands)	2011

Gross revenues	$600
Profit on sale of properties	–
Other income (loss)	–

Less: Operating expenses (1)	884
Interest expense	91
Depreciation and amortization	255

Net income (loss) - GAAP Basis	$(630)

Taxable income: (2)
—from operations	$200
—from gain on sale	–

Cash generated (deficiency) from operations	542
Cash generated (deficiency) from sales	–
Cash generated from financing / refinancing (3)	20,054
Total cash generated from operations, sales and refinancing	20,596

Less: Cash distributions to investors:
—from operating cash flow	–
—from sales and refinancing	–
—from other	–

Cash generated after cash distributions	20,596

Less: Special items (not including sales and refinancing)	–

Cash generated after cash distributions and special items	$20,596

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income
- from operations	$17.64
- from recapture	–
Capital gain (loss)	–
Cash distributions to investors (4)
Source (on a GAAP basis)
- from investment income	–
- from return of capital	–
Total distribution on GAAP basis	$–
Source (on cash basis)
- from sales	$–
- from refinancings	–
- from operations	–
Total distributions on cash basis	$–

Amounts (in percentage terms) remaining in program properties as of December 31, 2011	100%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.
(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)	As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment, capital will be called to fund the acquisition throughout the remainder of the investment period.

A-9

Table IV

RESULTS OF COMPLETED PROGRAMS

NOT APPLICABLE

A-10

Table V

SALES AND DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by Phillips Edison during the three years ended December 31, 2011. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table has or had investment objectives similar to ours.

				Selling Price, Net of Closing costs and GAAP Adjustments					Costs of Properties Including Closing and Soft Costs			Excess
	Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total(1)	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Total	(deficiency) of property operating cash receipts over cash expenditures total

Phillips Edison Shopping Center Fund III, LP
	Ashland Station	12/20/2006	11/13/2009	72,493	1,207,733	-	-	1,280,226	2,236,771	1,111,077	3,347,848	184,478
	Tops Plaza-Canandaaigua	8/20/2007	3/17/2010	4,094,538	4,171,783	-	-	8,266,321	5,102,233	161,392	5,263,626	1,073,218
	Family Station	6/27/2007	2/23/2010	115,099	4,496,054	-	-	4,611,152	3,705,000	2,028,206	5,733,206	399,858
	Forestdale Plaza	6/27/2007	4/28/2011	422,847	4,960,000	-	-	5,382,847	5,167,500	2,929,129	8,096,629	(1,252,083)
	Genito	6/27/2007	4/28/2011	504,182	4,640,000	-	-	5,144,182	5,167,500	3,128,701	8,296,201	(256,125)
	Stella Station	12/20/2006	4/30/2011	1,390,488	5,181,930	-	-	6,572,418	4,725,396	3,796,652	8,522,048	1,025,778
	Liberty Station	5/15/2006	4/30/2011	722,614	2,531,180	-	-	3,253,794	2,076,027	1,458,557	3,534,584	688,650
	Western Lights Station	9/19/2005	5/1/2011	8,819,672	12,629,067	-	-	21,448,739	9,182,570	15,787,913	24,970,483	6,178,195
	Northgate	11/1/2007	5/3/2011	-	13,170,505	-	-	13,170,505	13,822,517	2,820,071	16,642,588	(4,354,330)
	Monroe Shopping Ctr	6/27/2007	5/27/2011	117,609	711,644	-	-	829,253	2,015,000	1,119,030	3,134,030	1,594,860
	Horizon Park	6/27/2007	7/15/2011	3,188,431	15,200,000	-	-	18,388,431	18,915,000	11,465,207	30,380,207	(5,323,112)
	Bear Road Plaza	6/27/2007	8/23/2011	1,208,393	2,160,000	-	-	3,368,393	3,380,000	1,958,321	5,338,321	487,209
	Riverchase Station	6/6/2006	9/15/2011	2,696,392	10,400,000	-	-	13,096,392	10,520,534	6,695,991	17,216,525	3,573,418
	Del-Ton Plaza	6/27/2007	10/11/2011	526,817	3,680,000	-	-	4,206,817	3,770,000	2,136,602	5,906,602	591,302
	Hannaford	6/27/2007	12/20/2011	2,572,419	10,960,000	-	-	13,532,419	12,350,000	6,830,482	19,180,482	2,359,450
				$26,451,993	$96,099,896	$-	$-	$122,551,889	$102,136,047	$63,427,333	$165,563,380	$6,970,766

Phillips Edison Shopping Center Fund IV, LP
	Village Shoppes at East Cherokee	8/22/2008	9/7/2010	-	15,784,000	-	-	15,784,000	15,784,000	2,971,188	18,755,188	(30,314)
				$-	$15,784,000	$-	$-	$15,784,000	$15,784,000	$2,971,188	$18,755,188	$(30,314)

Phillips Edison Limited Partnership
	Vernal	3/28/2006	6/3/2009	1,061,767	2,989,002	-	-	4,050,769	343,486	3,366,678	3,710,163	97,448
	Brierhill & Churchville	12/2/2008	11/3/2009	1,177,336	4,340,101	-	-	5,517,437	1,879,941	3,146,861	5,026,802	96,994
	River Road Walgreen's	1/5/2009	11/4/2009	742,839	4,862,030	-	-	5,604,869	3,190,074	1,722,670	4,912,745	6,924
	Idaho Falls	6/1/2007	12/16/2009	299,343	4,732,100	-	-	5,031,444	2,563,907	2,845,360	5,409,267	417,417
	Unser & McMahon Walgreen’s	6/27/2008	1/6/2010	297,246	4,896,106	-	-	5,193,353	5,057,379	364,621	5,422,000	69,148
	Renton	3/3/2008	3/12/2010	160,579	6,684,119	-	-	6,844,699	6,678,540	501,472	7,180,012	404,995
	Cape Henry Station	3/1/2003	6/15/2010	2,811,053	3,410,873	-	-	6,221,926	3,800,000	722,313	4,522,313	2,078,442
	Knollview	6/5/2005	7/16/2010	(410,815)	2,104,083	-	-	1,693,268	2,100,000	162,645	2,262,645	(133,782)
	Pablo Plaza Station	3/1/2003	8/31/2010	11,379,033	7,515,335	-	-	18,894,368	8,400,000	6,453,217	14,853,217	5,227,204
	Westbird Station	3/1/2003	8/31/2010	8,539,772	8,454,779	-	-	16,994,551	9,450,000	2,066,318	11,516,318	4,286,095
	Gunston Station	8/1/2001	11/22/2010	11,574,886	16,113,422	-	-	27,688,308	9,801,617	7,149,196	16,950,813	11,567,339
	Applewood Station	3/1/2003	11/2/2010	3,486,025	5,261,235	-	-	8,747,260	5,900,000	1,379,569	7,279,569	3,296,550
	Milford Station	9/1/1997	12/8/2010	531,990	-	-	-	531,990	2,142,566	267,849	2,410,415	(247,472)
	Lake Stevens Northwest Walgreens	6/13/2008	10/19/2010	670,804	6,221,367	-	-	6,892,171	2,590,708	7,896,115	10,486,823	382,209
	River Road Northwest Retail	1/5/2009	10/15/2010	1,342,443	937,970	-	-	2,280,413	-	1,942,068	1,942,068	782,803
	Old Bridge & Smoketown Walgreens	12/27/2006	12/17/2010	1,771,878	3,132,513	-	-	4,904,391	-	4,395,801	4,395,801	22,182
	Springdale	9/22/1997	2/22/2011	1,244,667	-	-	-	1,244,667	1,012,500	2,252,884	3,265,384	564,861
	Fond du Lac	4/29/2005	4/13/2011	-	5,054,917	-	-	5,054,917	3,630,750	1,196,298	4,827,048	(1,222,974)
	Queensbury	11/17/1998	8/12/2011	-	1,284,206	-	-	1,284,206	1,566,000	(86,274)	1,479,726	(1,224,081)
	Southern Hills	8/6/2007	12/1/2011	3,957,823	7,380,000	-	-	11,337,823	7,828,469	5,284,902	13,113,371	2,790,846
				$50,638,671	$95,374,159	$-	$-	$146,012,830	$77,935,937	$53,030,564	$130,966,500	$29,263,148

(1) Phillips Edison Limited Partnership recognized capital gain on the properties that it sold; Phillips Edison Shopping Center Fund III, L.P. recognized ordinary gain on the properties that it sold.

A-11

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table I provides a summary of the experience of our AR Capital sponsor and its affiliates in raising and investing funds for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2010 to December 31, 2011, American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

	American Realty Capital Trust, Inc.			American Realty Capital New York Recovery REIT, Inc.			American Realty Capital Healthcare Trust, Inc.			American Realty Capital Trust III, Inc.
			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised
	(dollars in thousands)			(dollars in thousands)			(dollars in thousands)			(dollars in thousands)
Dollar amount offered	$1,500,000			$1,500,000			$1,500,000			$1,500,000
Dollar amount raised	1,695,813			45,629			68,881			102,196
Dollar amount raised from non-public program and private investments	37,460	(1)		27,797	(2)		2,144	(3)		—
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock	200	(4)		200	(4)		200	(4)		200	(4)
Total dollar amount raised	$1,733,473		100.00%	$73,626	(5)	100.00%	$71,225	(5)	100.00%	$102,396	(5)	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$168,269		9.71%	$6,232		8.46%	$6,733		9.45%	$9,833		9.60%
Organizational expenses	29,692	(6)	1.71%	6,393		8.68%	5,575		7.83%	6,107		5.96%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Available for investment	$1,535,512		88.58%	$61,001		82.85%	$58,917		82.72%	$86,456		84.43%
Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	1,420,117	(7)	81.92%	47,105		63.98%	51,243		71.95%	67,393		65.82%
Acquisition fees	44,809		2.58%	2,727		3.70%	5,568		7.82%	7,082		6.92%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Total acquisition costs	$1,464,926		84.51%	$49,832		67.68%	$56,811		79.76%	$74,475		72.73%
Percentage leverage (mortgage financing divided by total acquisition costs)	49.3	%(8)		136.8	%(9)		216.1	%(10)		7.5	%(11)
Date offering began	3/18/2008			10/2/2009			2/18/2011			3/31/2011
Number of offerings in the year	1			1			1			1
Length of offerings (in months)	39			33			33			33
Months to invest 90% of amount available for investment (from beginning of the offering)	39			NA	(12)		NA	(12)		NA	(12)

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, Inc. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, Inc. is also included as a stand-alone program and is included separately in information about private programs.

(2)	American Realty Capital New York Recovery REIT, Inc. sold a non-controlling interest in a property. The total amount contributed in this arrangement was $13.0 million, In addition, $15.0 million was raised in a private offering of convertible preferred securities.

(3)	American Realty Capital Healthcare Trust, Inc. sold non-controlling interests in three properties. The total amount contributed in these arrangements was $2.1 million.

(4)	Represents initial capitalization of the company by the sponsor and was prior to the effectiveness of the common stock offering.

(5)	Offerings are not yet completed; funds are still being raised.

(6)	Excludes offering costs from proceeds assumed from the distribution reinvestment plan.

(7)	Includes $12.0 million investment made in joint venture with American Realty Capital New York Recovery REIT, Inc. for the purchase of real estate and $17.3 million of other investments in common stock.

(8)	Total acquisition costs of the properties exclude $721.6 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $2.1 billion. The leverage ratio was 34.2% at December 31, 2011.

(9)	Total acquisition costs of the properties exclude $68.2 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $124.2 million. The leverage ratio was 54.9% at December 31, 2011.

(10)	Total acquisition costs of the properties exclude $110.7 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $164.5 million. The leverage ratio was 67.3% at December 31, 2011.

(11)	Total acquisition costs of the properties exclude $5.1 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $72.5 million. The leverage ratio was 7.0% at December 31, 2011.

(12)	As of December 31, 2011 these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

A-12

TABLE I
EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table I provides a summary of the experience of our AR Capital sponsor and its affiliates in raising and investing funds in ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2011 and ARC Growth Fund, LLC from its inception on July 24, 2008 to its termination on December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC			ARC Growth Fund, LLC
			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised
(dollars in thousands)
Dollar amount offered	$19,537			$13,000			$11,243			$5,350			$7,850
Dollar amount raised	19,537			13,000			11,243			5,215			5,275
Dollar amount contributed from sponsor and affiliates(1)	1,975			—			—			—			2,575
Total dollar amount raised	$21,512		100.00%	$13,000		100.00%	$11,243		100.00%	$5,215		100.00%	$7,850		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323		2.48%	$666		5.92%	$397		7.61%	$—		0.00%
Organizational expenses	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Available for investment	$20,316		94.44%	$12,677		97.52%	$10,577		94.08%	$4,818		92.39%	$7,850		100.00%
Acquisition costs:
Prepaid items and fees related to purchased property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	11,302		52.54%	9,086		69.89%	9,895		88.01%	4,780		91.66%	5,440		69.30%
Acquisition fees	7,693		35.76%	2,328		17.91%	682		6.07%	—		0.00%	2,410		30.70%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Total acquisition costs	$18,995	(2)	88.30%	$11,414	(3)	87.80%	$10,577	(4)	94.08%	$4,780	(5)	91.66%	$7,850	(6)	100.00%
Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%			292.61%			141.19%			344.35%			253.20%
Date offering began	6/09/2008			9/17/2008			9/29/2009			6/23/2011			7/24/2008
Number of offerings in the year	1			1			1			1			1
Length of offerings (in months)	7			4			3			4			1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7			4			3			4			1

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.

(2)	Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.

(3)	Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010. This program ended when the notes were repaid on May 16, 2011. The related properties are still owned by American Realty Capital Trust, Inc.

(4)	Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.

(5)	Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2011.

(6)	Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded on December 31, 2010.

A-13

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table II summarizes the amount and type of compensation paid to our AR Capital sponsor and its affiliates for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2009 to December 31, 2011, American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011.

(dollars in thousands)	American Realty Capital Trust, Inc.	American Realty Capital New York Recovery REIT, Inc.	American Realty Capital Healthcare Trust, Inc.	American Realty Capital Trust III, Inc.
Date offering commenced	3/18/2008	10/2/2009	2/18/2011	3/31/2011
Dollar amount raised	$1,733,473	$73,626	$71,225	$102,396
Amount paid to sponsor from proceeds of offering
Underwriting fees	$168,269	$6,232	$6,733	$9,833
Acquisition fees:
Real estate commissions	$—	$—	$—	$—
Advisory fees – acquisition fees	$21,121	$1,242	$1,645	$725
Other – organizational and offering costs	$15,944	$3,997	$3,179	$4,383
Other – financing coordination fees	$9,257	$671	$1,279	$51
Other – acquisition expense reimbursements	$12,081	$890	$1,054	$567
Dollar amount of cash generated from operations before deducting payments to sponsor	$60,876	$(972)	$(2,161)	$(1,177)
Actual amount paid to sponsor from operations:
Property management fees	$—	$—	$—	$—
Partnership management fees	—	—	—	—
Reimbursements	—	—	—	—
Leasing commissions	—	—	—	—
Other (asset management fees)	7,071	—	—	—
Total amount paid to sponsor from operations	$7,071	$—	$—	$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$1,485	$—	$—	$—
Notes	$—	$—	$—	$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$45	$—	$—	$—
Incentive fees	$—	$—	$—	$—
Other – Financing coordination fees	$—	$—	$—	$—

A-14

 TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table II summarizes the amount and type of compensation paid to our AR Capital sponsor and its affiliates for ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011. ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, L.P. from its inception on July 24, 2008 to its termination on December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/05/2008		8/12/2008		9/29/2009		6/23/2011		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		$666		$397		$—
Acquisition fees
Real estate commissions	$—		$—		$—		$—		$—
Advisory fees – acquisition fees	$2,959		$423		$662		$—		$1,316
Other – organizational and offering costs	$—		$—		$—		$—		$—
Other – financing coordination fees	$939		$333		$149		$—		$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)		$2,291		$(724)		$(691)		$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—		$—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—		$—		$—		$—		$13,560
Notes	—		—		—		—		18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—		—
Incentive fees	—		—		—		—		—
Other (disposition fees)	—		—		—		—		1,169
Other (refinancing fees)	—		—		—		—		39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from the sponsor and its affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

A-15

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table III summarizes the operating results of American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011 as of the dates indicated.

(dollars in thousands)	American Realty Capital Trust, Inc.				American Realty Capital New York Recovery REIT, Inc.			American Realty Capital Healthcare Trust, Inc.		American Realty Capital Trust III, Inc.
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2011	Year Ended December 31, 2010	Period From October 6, 2009 (Date of Inception) to December 31, 2009	Year Ended December 31, 2011	Period From August 23, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2011	Period From October 15, 2010 (Date of Inception) to December 31, 2010
Gross revenues	$129,982	$45,233	$15,511	$5,549	$7,535	$2,378	$—	$3,314	$—	$795	$—
Profit (loss) on sales of properties	(44)	143	—	—	—	—	—	—	—	—	—
Less:
Operating expenses	45,041	15,265	1,158	2,002	5,848	2,139	1	4,707	1	2,385	—
Interest expense	39,912	18,109	10,352	4,774	3,912	1,070	—	1,189	—	35	—
Depreciation	54,764	17,280	6,581	2,534	500	500	—	1,174	—	414	—
Amortization	14,176	4,374	1,735	522	540	540	—	361	—	85	—
Net income (loss) before noncontrolling interests – GAAP Basis	(23,955)	(9,652)	(4,315)	(4,283)	(3,265)	(1,871)	(1)	(4,117)	(1)	(2,124)	—
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—
Net income (loss) attributable to noncontrolling interests–GAAP Basis	(1,121)	(181)	49	—	(154)	109	—	32	—	—	—
Net income (loss) GAAP basis	$(25,076)	$(9,833)	$(4,266)	$(4,283)	$(3,419)	$(1,762)	$(1)	$(4,085)	$(1)	$(2,124)	$—
Taxable income (loss)
From operations	$(25,032)	$(9,976)	$(4,266)	$(4,283)	$(3,419)	$(1,762)	$(1)	$(4,085)	$(1)	$(2,124)	$—
From gain (loss) on sale	(44)	143	—	—	—	—	—	—	—	—	—
Cash generated from (used by) operations(1)	49,525	9,864	(2,526)	4,013	263	(1,234)	(1)	(2,161)	(1)	(1,177)	—
Cash generated from sales	581	900	—	—	—	—	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	21,300	—	—	—	—	—	—
Cash generated from (used by) operations, sales and refinancing	$50,106	$10,764	$(2,526)	$4,013	$21,563	$(1,234)	$(1)	$(2,161)	$(1)	$(1,177)	$—
Less: Cash distribution to investors(2)
From operating cash flow	47,524	9,864	1,818	296	263	—	—	—	—	—	—
From sales and refinancing	—	900	—	—	1,331	—	—	—	—	294	—
From other(3)	—	647	70	—	431	—	—	376	—	—	—
Cash generated after cash distributions	$2,582	$(647)	$(4,414)	$3,717	$19,538	$(1,234)	$(1)	$(2,537)	$(1)	$(1,471)	$—
Less: Special items
Cash generated after cash distributions and special items	$2,582	$(647)	$(4,414)	$3,717	$19,538	$(1,234)	$(1)	$(2,537)	$(1)	$(1,471)	$—
Tax and distribution data per $1,000 invested
Federal income tax results:(4)(5)(6)
Ordinary income (loss)
from operations	$—	$(23.55)	$(22.75)	$(0.33)	$—	$(15.42)	$—	$—	$—	$—	$—
from recapture	—	—	—	—	—	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—	—	—	—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	$—	$1.44	$—	$—	$31.13	$—	$—	$—	$—	$2.87	$—
Return of capital	43.50	16.78	(13.06)	1.22	16.23	—	—	5.28	—	—	—
Source (on GAAP basis)
Sales	$—	$1.44	$—	$—	$31.13	$—	$—	$—	$—	$2.87	$—
Refinancing	—	—	—	—	—	—	—	—	—	—	—
Operations	43.50	15.75	12.57	1.22	6.15	—	—	—	—	—	—
Other	—	—	—	—	10.08	—	—	5.28	—	—	—

(1)	Includes cash paid for interest and acquisition costs.

(2)	There were no distributions made for the public programs as of December 31, 2010, except for American Realty Capital Trust, Inc.

(3)	Distributions paid from proceeds from the sale of common stock.

(4)	Based on amounts raised as of the end of each period.

(5)	Federal tax results for the year ended December 31, 2011 are not available as of the date of this filing. Extensions of time to file tax returns of the year ended December 31, 2011 have been filed for each program, and estimated information is provided for all programs based on preliminary tax returns by outside accountants.

(6)	There were no public investors for these public programs as of December 31, 2009, except for American Realty Capital Trust, Inc.

A-16

 TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table III summarizes the consolidated operating results of ARC Income Properties, LLC and ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC, and ARC Growth Fund, LLC as of the dates indicated.

		ARC Income Properties, LLC				ARC Income Properties II, LLC				ARC Income Properties III, LLC			ARC Income Properties IV, LLC		ARC Growth Fund, LLC
(dollars in thousands)	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Five Months ended May 16, 2011(2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Year Ended December 31, 2011	June 24, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
Gross revenues	$4,652	$7,008	$5,347	$1,341	$1,383	$3,507	$3,423	$337	$1,548	$2,237	$341	$1,549	$94	$—	$95	$185	$8
Profit (loss) on sales of properties	—	—	—	—	(44)	143	—	—	—	—	—	—	—	—	(251)	(4,682)	9,746
Less:
Operating expenses	122	320	2,847	5	45	113	7	—	51	36	918	86	489	—	234	528	2,004
Interest expense	4,504	6,525	4,993	688	1,690	2,151	2,161	162	1,434	1,359	186	1,134	100	—	—	1,494	597
Interest expense – investors notes	1,323	1,935	1,583	381	430	1,167	1,024	11	671	986	201	446	90	—	—	—	—
Depreciation	2,346	3,519	2,676	909	710	1,748	1,758	200	495	642	127	642	54	—	195	592	344
Amortization	527	976	886	—	268	663	670	—	187	249	42	218	18	—	—	—	—
Net income (loss) – GAAP Basis	$(4,170)	$(6,267)	$(7,638)	$(642)	$(1,804)	$(2,192)	$(2,197)	$(36)	$(1,290)	$(1,035)	$(1,133)	$(977)	$(657)	$—	$(585)	$(7,111)	6,809
Taxable income (loss)
From operations	(4,170)	(6,267)	(7,638)	(642)	(1,760)	(2,335)	(2,197)	(36)	(1,290)	(1,035)	(1,133)	(977)	(443)	—	(334)	(2,429)	(2,937)
From gain (loss) on sale	—	—	—	—	(44)	143	—	—	—	—	—	—	—	—	(251)	(4,682)	9,746
Cash generated from (used by) operations(3)	(1,297)	(1,896)	(2,349)	1,154	(782)	560	(2,282)	4,013	(608)	(33)	(691)	(117)	(691)	—	(330)	(1,769)	(3,226)
Cash generated from sales	—	—	—	—	—	246	—	—	—	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from (used by) operations, sales and refinancing	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$(691)	$—	$(330)	$(2,216)	$7,932
Less: Cash interest payments made to investors
From operating cash flow	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
From sales and refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
From other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated after cash distributions	(1,297)	(1,896)	(2,349)	1,154	(782)	806	(2,282)	4,013	(608)	(33)	(691)	(117)	—	(691)	(330)	(2,216)	7,932
Less: Special items
Cash generated after cash distributions and special items	(1,297)	(1,896)	(2,349)	1,154	(782)	806	(2,282)	4,013	(608)	(33)	(691)	(117)	—	(691)	(330)	(2,216)	7,932

(1)	On September 6, 2011, the real estate assets and certain liabilities of ARC Income Properties, LLC and ARC Income Properties III, LLC were contributed in the formation transaction of ARC Properties, Inc.

(2)	The program ended on May 16, 2011, when the notes were repaid. These properties are still owned by American Realty Capital Trust, Inc.

(3)	Includes cash paid for interest, including interest payments to investors.

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

A-17

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE

A-18

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

(UNAUDITED)

Table IV summarizes the results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Growth Fund, LLC, the completed programs of our AR Capital sponsor as of December 31, 2011.

(Dollars in thousands) Program name	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Growth Fund, LLC
Dollar amount raised	$21,512		$13,000		$11,243		$7,850
Number of properties purchased	62		50		1		52
Date of closing of offering	June 2008		September 2008		September 2009		July 2008
Date of first sale of property	September 2011	(2)	May 2011	(3)	September 2011	(2)	July 2008
Date of final sale of property	September 2011	(2)	May 2011	(3)	September 2011	(2)	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010(1)
Federal income tax results:
Ordinary income (loss)
- From operations	$—		$—		$—		$—
- From recapture	—		—		—		—
Capital gain (loss)	—		—		—		—
Deferred gain	—		—		—		—
Capital	—		—		—		—
Ordinary	—		—		—		—
Cash distributions to investors
Source (on GAAP basis)
- Investment income	$—		$—		$—		$—
- Return of capital	19,537		13,000		11,243		7,226
Source (on cash basis)
- Sales	19,537		13,000		11,243		7,226
- Refinancing	—		—		—		—
- Operations	—		—		—		—
- Other
Receivable on net purchase money financing	$—		$—		$—		$—

(1)	Programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program is not presented.

(2)	The real estate assets and certain liabilities of these programs were contributed to ARC Properties, Inc. as part of its formation transaction.

(3)	The notes used to purchase these properties were paid off in May 2011. These properties are still owned by American Realty Capital Trust, Inc.

A-19

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table V summarizes the sales or disposals of properties by American Realty Capital Trust, Inc. as of December 31, 2011 (in thousands).

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP(2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total	Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures(5)
American Realty Capital Trust, Inc.:
PNC Bank Branch -
New Jersey	November – 08	September – 10	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch -
New Jersey	November – 08	January – 11	$79	$502	$—	$—	$581	$502	$178	$680	$1,305

(1)	No purchase money mortgages were taken back by the program.
(2)	Financial information was prepared in accordance with GAAP; therefore GAAP adjustments are not applicable.
(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(4)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions in connection with the acquisition of the property.
(5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

A-20

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2011.

(Dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
ARC Income Properties II, LLC:
PNC Bank Branch – New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch – New Jersey	November-08	January-11	79	502	—	—	581	502	178	680	1,305
			$467	$1,014	$—	$—	$1,481	$1,014	$365	$1,379	$2,340
ARC Growth Fund, LLC:
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—

A-21

(Dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
Seminole, FL	July-08	March-10	—	1,098			1,098	1,098	1,061	2,159	(48)
Port Richey, FL(1)	July-08	December-10	—	544	—	—	544	544	1,086	1,630	(71)
Punta Gorda, FL(1)	July-08	December-10	—	690	—	—	690	690	1,550	2,240	(72)
Lawrenceville, GA(1)	July-08	December-10	—	695	—	—	695	695	1,381	2,076	(73)
Norristown, PA(1)	July-08	December-10	—	471	—	—	471	471	943	1,414	(83)
			$43,243	$20,838	$—	$—	$64,081	$19,375	$47,850	$67,225	$(788)

(1)	Sale of property was to related party.
(2)	No purchase money mortgages were taken back by the program.
(3)	Financial information for programs was prepared in accordance with GAAP; therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on an installment basis.
(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions on connection with the acquisition of property.
(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

A-22

APPENDIX A-1: PRIOR PERFORMANCE OF AMERICAN FINANCIAL REALTY TRUST

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$253,485	$219,689	$148,695
Operating expense reimbursements	166,712	155,181	81,101
Interest and other income	6,425	5,202	3,143
Total revenues	426,622	380,072	232,939
Expenses:
Property operating expenses:
Ground rents and leasehold obligations	14,336	13,427	8,726
Real estate taxes	42,868	35,232	21,659
Property and leasehold impairments	5,500	144	446
Other property operating expenses	166,310	142,148	73,730
Total property operating expenses	229,014	190,951	104,561
Marketing, general and administrative	24,934	24,144	23,888
Broken deal costs	176	1,220	227
Repositioning	9,065	—	—
Amortization of deferred equity compensation	8,687	10,411	9,078
Outperformance plan – contingent restricted share component	—	—	(5,238)
Severance and related accelerated amortization of deferred compensation	21,917	4,503	1,857
Interest expense on mortgages and other debt	142,432	120,514	72,121
Depreciation and amortization	126,307	115,439	74,427
Total expenses	562,532	467,182	280,921
Loss before net gain on sale of land, equity in loss from joint venture, net loss on investments, minority interest and discontinued operations	(135,910)	(87,110)	(47,982)
Gain on sale of land	2,043	1,596	80
Equity in loss from joint venture	(1,397)	—	—
Net loss on investments	—	(530)	(409)
Loss from continuing operations before minority interest	(135,264)	(86,044)	(48,311)
Minority interest	2,686	1,984	1,835
Loss from continuing operations	(132,578)	(84,060)	(46,476)
Discontinued operations:
Loss from operations before yield maintenance fees, net of minority interest of $1,850, $3,062 and $114 for the years ended December 31, 2006, 2005 and 2004, respectively	(79,174)	(29,182)	(1,252)
Yield maintenance fees, net of minority interest of $15,564, $16 and $103 for the years ended December 31, 2006, 2005 and 2004, respectively	(46,402)	(567)	(3,060)
Net gains on disposals, net of minority interest of $74,046, $562 and $934 for the years ended December 31, 2006, 2005 and 2004 respectively	237,556	20,194	28,543
Income (loss) from discontinued operations	111,980	(9,555)	24,231
Net loss	$(20,598)	$(93,615)	$(22,245)
Basic and diluted income (loss) per share:
From continuing operations	$(1.04)	$(0.71)	$(0.45)
From discontinued operations	$0.87	$(0.07)	$0.23
Total basic and diluted loss per share	$(0.17)	$(0.78)	$(0.22)

A-23

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(20,598)	$(93,615)	$(22,245)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	137,420	138,990	93,241
Minority interest	53,946	(4,500)	(1,118)
Amortization of leasehold interests and intangible assets	36,351	38,887	18,145
Amortization of above- and below-market leases	1,160	(120)	1,539
Amortization of deferred financing costs	13,708	12,656	5,006
Amortization of deferred compensation	13,031	13,440	10,273
Amortization of discount on pledged treasury securities	(359)	—	—
Non-cash component of Outperformance Plan	—	—	(5,238)
Non-cash compensation charge	273	262	244
Impairment charges	65,116	3,581	4,060
Net equity in loss from joint venture	1,397	—	—
Net gain on sales of properties and lease terminations	(315,077)	(23,006)	(30,076)
Net loss on sales of investments	—	530	409
Increase in restricted cash	(3,792)	(17,646)	(21,246)
Leasing costs	(18,154)	(8,404)	(17,349)
Payments received from tenants for lease terminations	1,947	440	2,061
Decrease (increase) in operating assets:
Tenant and other receivables, net	(23,405)	(19,601)	(22,055)
Prepaid expenses and other assets	(2,777)	(81)	(16,466)
Increase (decrease) in operating liabilities:
Accounts payable	4,447	(709)	3,138
Accrued expenses and other liabilities	(3,034)	(10,469)	44,972
Deferred revenue and tenant security deposits	31,711	50,002	71,325
Net cash (used in) provided by operating activities	(26,689)	80,637	118,620
Cash flows from investing activities:
Payments for acquisitions of real estate investments, net of cash acquired	(192,669)	(806,951)	(2,006,703)
Capital expenditures	(50,043)	(41,559)	(15,786)
Proceeds from sales of real estate and non-real estate assets	1,421,613	125,583	245,990
(Increase) decrease in restricted cash	590	1,601	(10,461)
Investment in joint venture	(23,300)	—	—
Sales of investments	1,116	21,240	52,880
Purchases of investments	(33,082)	(659)	(10,032)
Net cash provided by (used in) investing activities	1,124,225	(700,745)	(1,744,112)
Cash flows from financing activities:
Repayments of mortgages, bridge notes payable and credit facilities	(1,207,580)	(594,063)	(274,398)
Proceeds from mortgages, bridge notes payable and credit facilities	327,878	1,108,652	1,531,425
Proceeds from issuance of convertible senior notes, net	—	—	434,030
Payments for deferred financing costs, net	(2,118)	(838)	(25,758)
Proceeds from common share issuances, net	1,185	244,442	7,552
Redemption of Operating Partnership units	—	(4,405)	(31,112)
Contributions by limited partners	—	353	—
Dividends and distributions	(221,140)	(134,395)	(116,799)
Net cash (used in) provided by financing activities	(1,101,775)	619,746	1,524,940
Decrease in cash and cash equivalents	(4,239)	(362)	(100,552)
Cash and cash equivalents, beginning of year	110,245	110,607	211,159
Cash and cash equivalents, end of year	$106,006	$110,245	$110,607
Supplemental cash flow and non-cash information:
Cash paid for interest	$248,170	$166,533	$76,582
Cash paid for income taxes	$687	$24	$1,693
Debt assumed in real estate acquisitions	$—	$78,645	$48,072
Operating Partnership units issued to acquire real estate	$—	$—	$35,867
Non-cash acquisition costs	$—	$2,367	$—

A-24

APPENDIX A-2: RESULTS OF NICHOLAS S. SCHORSCH’S COMPLETED PROGRAMS
(UNAUDITED)

Year	Number of Properties Acquired	Aggregate Purchase Price of Properties Acquired	Number of Properties Sold	Aggregate Gross Proceeds from Sale of Properties	Aggregate Net Gain on Sales	Number of Properties Sold to AFRT	Aggregate Gross Proceeds from Sale of Properties to AFRT	Aggregate Net Gain on Sales to AFRT
1998	105	$22,373,000	15	$8,054,000	$4,227,000	—	$—	$—
1999	33	18,825,000	16	8,418,000	4,468,000	—	—	—
2000	8	142,931,000	33	21,871,000	8,934,000	—	—	—
2001	71	24,126,000	45	22,921,000	4,107,000	—	—	—
2002	59	64,030,000	63	32,130,000	11,377,000	93	230,500,000	N/A	(1)
2003	—	—	11	54,347,000	2,567,000	—	—	—
Total	276	$272,285,000	183	$147,741,000	$35,680,000	93	$230,500,000	$—

(1)	The consideration received was principally limited partnership units in AFRT’s operating partnership and some cash. The net aggregate gain on the sale to AFRT cannot be determined since the registrant has no information as to what each investor did with his or her limited partnership units after the initial transfer to AFRT in 2002.

A-25

APPENDIX B

FORM OF SUBSCRIPTION AGREEMENT

INSTRUCTION PAGE

Subscription of shares may not be accepted until at least five business days after the date the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

Section 1:	Indicate investment amount
Section 2:	Choose Type of Ownership
Section 3:	All names, addresses, dates of birth, Social Security or tax I.D. numbers of all investors or trustees
Section 4:	Choose Electronic Delivery
Section 5:	Choose Dividend Allocation Option
Section 6:	Have ALL investors and joint owners initial and sign where indicated.
Section 7:	All investors must complete and sign the substitute W-9.
Section 8:	To be signed and completed by your Financial Advisor (be sure to include CRD number for FA and BD firm and the Branch Manager’s signature)

NON-CUSTODIAL OWNERSHIP

FOR NON CUSTODIAL OWNERSHIP ACCOUNTS, please mail properly completed and executed ORIGINAL documents, along with your check payable to “Phillips Edison – ARC Shopping Center REIT Inc.,” to the following address*:

Phillips Edison – ARC Shopping Center REIT Inc.
c/o DST Systems, Inc.

430 W. 7th Street

Kansas City, MO 64105-1407

Phone (888) 518-8073

Fax (877) 894-1127

Accounts with more than one owner must have ALL PARTIES SIGN where indicated in Section 6.

Be sure to attach copies of all plan documents for Pension Plans, Trusts, or Corporate Partnerships required in Section 2.

CUSTODIAL OWNERSHIP

Please complete any forms/application provided by your custodian of choice, in addition to this subscription document, and SEND COMPLETED AND EXECUTED FORMS AND ORIGINAL SUBSCRIPTION AGREEMENT TO THE CUSTODIAN.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522.

B-1

PHILLIPS EDISON - ARC SHOPPING CENTER REIT INC.
SUBSCRIPTION AGREEMENT

1. INITIAL INVESTMENT

Investment Amount $	☐ Initial Investment ☐ Additional Investment

The minimum initial investment is 250 shares ($2,500)

Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third-party checks, or traveler’s checks will not be accepted.

☐ I/WE AM/ARE EMPLOYEE(S) OF REALTY CAPITAL SECURITIES, LLC, AN AFFILIATE, BROKER AND/OR AN IMMEDIATE FAMILY MEMBER OF ONE OF THE ABOVE. I/WE ACKNOWLEDGE THAT I/WE WILL NOT BE PAID A COMMISSION FOR THIS PURCHASE, BUT WILL RECEIVE ADDITIONAL SHARES OR FRACTIONS THEREOF.

2. FORM OF OWNERSHIP ( Select only one)

Non-Custodial Ownership	Custodial Ownership

____ Individual

____ Joint Tenant w/ Right of Survivorship

____ Tenants in Common

____ TOD  –  Must complete Transfer on Death Registration Form. You may download the form at

www.americanrealtycap.com/materials

____ Trust (Include title and signature pages of Trust Documents)

____ Pension Plan (Include Plan Documents)

____ Corporation or Partnership (Include Corporate Resolution or Partnership Agreement, as applicable)

____ Other _______________________ (Include title and signature pages)

____ Uniform Gift/Transfer to Minors (UGMA/UTMA)

         Under the UGMA/UTMA of the State of _______________

Third Party Administered Custodial Plan

(new IRA accounts will require an additional application)

☐ IRA   ☐ ROTH/IRA

☐ SEP/IRA   ☐ SIMPLE

☐ OTHER

Name of Custodian

Mailing Address

City, State Zip

Custodian Information (To be completed by Custodian above)

Custodian Tax ID #

Custodian Account #

Custodian Phone

3. INVESTOR INFORMATION (Please print name(s) in which Shares are to be registered.)

A. Individual/Trust/Beneficial Owner

Full Legal Name:

Tax ID or SS #:

Date of Birth:  (mm/dd/yyyy) ____/____/________

Citizenship (If non-US citizen, must provide original W-8):

Street Address:       City:                       State:             Zip:

Mailing Address (if different from above):

Daytime Phone #:

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request.
Any such request will be subject to our verification.

B-2

B. Joint Owner/Co-Trustee/Minor

Full Legal Name:

Tax ID or SS #:

Date of Birth:  (mm/dd/yyyy) ____/____/________

Citizenship (If non-US citizen, must provide original W-8):

Street Address:       City:                       State:             Zip:

Mailing Address (if different from above):

Daytime Phone #:

C. Trust/Corporation/Partnership/Other (Trustee’s information must be provided in sections 3A and 3B)

Trust Name:

Date of Trust: ____/____/________

Tax ID Number:

4. ELECTRONIC DELIVERY ELECTION

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize Phillips Edison-ARC Shopping Center REIT Inc. to either (i) e-mail stockholder communications to you directly or (ii) make them available on www.phillipsedison-arc.com and notify you by e-mail when such documents are available.

You will not receive paper copies of these electronic materials unless specifically requested.

The stockholder communications we may offer electronically include annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. Account information may be accessed only via our website as described in option (ii) above.

JOINT ACCOUNTS: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

☐    Yes                    ☐    No                    I would like to receive shareholder communications electronically.

☐    Yes                    ☐    No                    I would like to receive my statement online.

My e-mail address is _____________________________________________.

Your e-mail address will be held in confidence and used only for matters relating to your Phillips Edison-ARC Shopping Center REIT Inc. investments.

5. DISTRIBUTIONS (Select only one)

Complete this section to elect how you wish to receive your dividend distributions or to enroll in the Dividend Reinvestment Plan.

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for Shares of Phillips Edison - ARC Shopping Center REIT Inc. and elect the distribution option indicated below:

A.	____ Dividend Reinvestment Plan (see the final prospectus for details)

B.	____ Mail Check to the address of record

C.	____ Credit Dividend to my IRA or Other Custodian Account

D.	____ Direct Deposit (Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize Phillips Edison - ARC Shopping Center REIT Inc. or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify Phillips Edison - ARC Shopping Center REIT Inc. in writing to cancel it. If Phillips Edison - ARC Shopping Center REIT Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.)

B-3

Name/Entity Name/Financial Institution:

Mailing Address:                                                                   City:                                    State:                          Zip:

Account Number:                                                                  Your Bank’s ABA/Routing Nbr:

Your Bank’s Account Number:                          Checking Acct:                          Savings Acct:

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK

*	The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature

6. SUBSCRIBER SIGNATURES

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

Owner	Co-Owner	a) I/We have a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 and estimate that (without regard to Phillips Edison - ARC Shopping Center REIT Inc.) I/we have a gross income due in the current year of at least $70,000; or I/we have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, and such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

Owner	Co-Owner	b) I/We have received the final prospectus of Phillips Edison - ARC Shopping Center REIT Inc.

Owner	Co-Owner	c) I/We am/are purchasing shares for my/our own account.

Owner	Co-Owner	d) I/We acknowledge that shares are not liquid.

Owner	Co-Owner	e) If an affiliate of Phillips Edison - ARC Shopping Center REIT Inc., I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.

Owner	Co-Owner	f) FOR KANSAS RESIDENTS ONLY. If I am a Kansas resident, I acknowledge that it is recommended that my aggregate investment in shares and similar direct participation investments should not exceed 10.0% of my “liquid net worth,” which is that portion of net worth that consists of cash, cash equivalents, and readily marketable securities.

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian, the investor hereby solicits the Custodian authorization below and authorizes Phillips Edison – ARC Shopping Center REIT Inc. to receive (on behalf of the investor) such authorization. These authorizations are intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature:	Date:

Co-Owner Signature:	Date:

B-4

Signature of Custodian(s) (if applicable). Current Custodian must sign if investment is for an IRA Account

By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of common stock of Phillips Edison – ARC Shopping Center REIT Inc. that are beneficially owned by the investor as reflected on the records of Phillips Edison – ARC Shopping Center REIT Inc. as of the applicable record date at any meeting of the stockholders of Phillips Edison – ARC Shopping Center REIT Inc. This authorization shall remain in place until revoked in writing by the Custodian. Phillips Edison – ARC Shopping Center REIT Inc. is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian):	Date:

7. SUBSTITUTE W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 3 is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. See the guidelines below for instructions on how to fill out the Substitute W-9.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“ TIN ”)	Part 1 – PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social security number OR Employer Identification Number
Part 2 – Certification – Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2) I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3) I am a U.S. person (including a U.S. resident alien)

CERTIFICATION INSTRUCTIONS – YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO BACKUP WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 4.

SIGNATURE:                                                   DATE:

Name (Please Print):

Address (Please Print):

Part 3 – Awaiting TIN ☐ Part 4 – Exempt TIN ☐

B-5

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION. YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me and that either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center for Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

SIGNATURE:                                                                                                       Date:

8. BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated at the investor’s legal residence.

BROKER DEALER	Financial Advisor Name/RIA

Advisor Mailing Address

City	State	Zip

Advisor No.	Branch No.	Telephone No.

Email Address	Fax No.

Broker Dealer CRD Number	Financial Advisor CRD Number

☐  AFFILIATED REGISTERED INVESTMENT ADVISOR (RIA): All sales of securities must be made through a Broker-Dealer. If an RIA introduces a sale, the sale must be conducted through the RIA in his or her capacity as a Registered Representative of Broker-Dealer.

I acknowledge that by checking the above box, I WILL NOT RECEIVE A COMMISSION.

The undersigned FINANCIAL ADVISOR further represents and certifies that in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and /or RIA Signature:	Date:
Branch Manager Signature:	Date:

B-6

ADDITIONAL INSTRUCTIONS TO INVESTORS

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10.0% of the Kentucky investor’s liquid net worth.

Maine, Massachusetts, Ohio, Iowa, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10.0% of the Maine, Massachusetts, Ohio, Iowa, Oregon, Pennsylvania or Washington resident’s net worth.

Michigan

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer cannot exceed 10.0% of the investor’s net worth.

Tennessee

•	Investors must have either (a) a minimum net worth of $500,000 (exclusive of home, home furnishings and automobiles) or (b) a minimum annual gross income of $100,000 and a minimum net worth of $100,000 (exclusive of home, home furnishings and automobiles). The investor’s maximum investment in our shares and our affiliates shall not exceed 10.0% of the resident’s net worth.

Nebraska

•	Investors must have either (a) a minimum net worth of $350,000 (exclusive of home, home furnishings and automobiles) or (b) a minimum annual gross income of $70,000 and a minimum net worth of $100,000 (exclusive of home, home furnishings and automobiles). The investor’s total investment in our shares should not exceed 10.0% of the investor’s net worth.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10.0% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the general suitability requirements described above, no more than 10.0% of any one Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares will be limited to 10.0% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents who represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

New Mexico

•	In addition to the general suitability requirements described above, shares will only be sold to New Mexico residents who represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program.

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

What Number to Give the Requester.  – Social Security numbers (“SSN”) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EIN”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service.

For this type of account:		Give the SSN of:
1.	An individual’s account	The individual
2.	Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4.	(a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee (1)
	(b) So-called trust account that is not a legal or valid trust under State law	The actual owner (1)
5.	Sole proprietorship or single-owner LLC	The owner (3)

For this type of account:		Give the EIN of:
6.	Sole proprietorship or single-owner LLC	The owner (3)
7.	A valid trust, estate, or pension trust	The legal entity (4)
8.	Corporate or LLC electing corporate status on Form 8832	The corporation
9.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10.	Partnership or multi-member LLC	The partnership or LLC
11.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12.	A broker or registered nominee	The broker or nominee

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s SSN.

(3)	You must show your individual name and you also may enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.

(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note. If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

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Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf . You also may get this form by calling 1-800-772-1213.

Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•	An organization exempt from tax under Section 501(a), an individual retirement account (“IRA”), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).

•	The United States or any of its agencies or instrumentalities.

•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

•	A foreign government or any of its political subdivisions, agencies or instrumentalities.

•	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•	A corporation.

•	A foreign central bank of issue.

•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A real estate investment trust.

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A common trust fund operated by a bank under Section 584(a).

•	A financial institution.

•	A middleman known in the investment community as a nominee or custodian.

•	A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. Check the “Exempt TIN” box in Part 4 of the attached Substitute Form W-9, furnish your TIN, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

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Penalties

•	Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

•	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.

•	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

•	Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

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APPENDIX C

DIVIDEND REINVESTMENT PLAN

Phillips Edison - ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), has adopted a Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.	Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 30,000,000.

2.	Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.

3.	Distribution Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. Such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.

4.	Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP promptly after the date that the Company makes a Distribution. Distributions will be paid monthly as authorized by the Company’s board of directors and declared by the Company.

5.	Purchase of Shares. Until the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering, Participants will acquire Common Stock at a price of $9.50 per share. Once the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering, Participants will acquire Common Stock at a price equal to the estimated value of the Company’s Common Stock, as estimated by the Company’s advisor or other firm chosen by the board of directors for that purpose. The Company expects to establish an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering after the completion of the Company’s offering stage. The Company’s offering stage will be complete when the Company is no longer offering equity securities – whether through its initial public offering or follow-on public offerings – and has not done so for 18 months. For the purpose of determining when the Company’s offering stage is complete, public equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in Phillips Edison - ARC Shopping Center Operating Partnership, L.P., the Company’s operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.

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6.	Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7.	Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

8.	Reinvestment in Subsequent Programs.

(a)	After the termination of the Company’s initial public offering of its Common Stock pursuant to the Company’s prospectus dated August 12, 2010 (the “Initial Offering”), the Company may determine, in its sole discretion, to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Company and, if applicable, the Participant) invested through the DRP in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or any of its affiliates (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the DRP only if the following conditions are satisfied:

(i)	prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii)	a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv)	the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;

(v)	the Participant qualifies under the applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and

(vi)	the Subsequent Program has accepted an aggregate amount of subscriptions in excess of its minimum offering amount.

(b)	The Company may determine, in its sole discretion, to allow a participant in a Subsequent Program or any previous publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or any of its affiliates (each, an “Affiliated Program”) to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in shares of Common Stock through this DRP, if the following conditions are satisfied:

(i)	prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Affiliated Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii)	a registration statement covering the interests in the Affiliated Program has been declared effective under the Securities Act;

(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;

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(iv)	the Participant executes the subscription agreement included with the prospectus for the Affiliated Program; and

(v)	the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Affiliated Program.

9.	Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.

10.	Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

11.	Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the month to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

12.	Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ written notice to the Participants. The Company may provide notice by including such information (a) in a current report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission, or (b) in a separate mailing to the participants.

13.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

14.	Governing Law. The DRP shall be governed by the laws of the State of Maryland.

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Phillips Edison - ARC Shopping Center REIT Inc.

Maximum Offering of
180,000,000 Shares
of Common Stock

__________________

PROSPECTUS

__________________

October 26, 2012

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Our shares are not FDIC insured, may lose value and are not bank guaranteed. See “Risk Factors” beginning on page 24, to read about risks you should consider before buying shares of our common stock.

PhiLLIPS EDISON – ARC sHOPPING cENTER reit INC.
SUPPLEMENT NO. 17 DATED July 16, 2013
TO THE PROSPECTUS DATED OCtober 26, 2012

This document supplements, and should be read in conjunction with, our prospectus dated October 26, 2012 relating to our offering of 180 million shares of common stock. Supplement No. 17 supersedes and replaces all prior supplements to the prospectus. Unless otherwise defined in this Supplement No. 17, capitalized terms used have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose, among other things, the following:

•	operating information, including the status of the offering, the filing of a registration statement for a follow-on public offering and the extension of this offering, portfolio data, information regarding our current borrowings, selected financial data, distribution information, dilution information, information about our share repurchase program, and compensation to our advisor, our sub-advisor, our dealer manager, and their affiliates;

•	updates to our Prospectus Summary;

•	updates to the risk factors related to this offering;

•	updates to the Market Opportunity section of this prospectus;

•	changes to our executive officers;

•	the amendment of our advisory agreement;

•	updates to our Compensation Table;

•	updated disclosure regarding our dealer manager;

•	updated information regarding the prior performance of programs operated by our sponsors, including prior performance tables, as of December 31, 2012;

•	updates to our Plan of Distribution;

•	“Experts” information; and

•	information incorporated by reference.

OPERATING INFORMATION

Status of the Offering

We commenced our initial public offering on August 12, 2010, pursuant to which we are offering up to 150,000,000 shares of our common stock in a primary offering at $10.00 per share, with discounts available for certain categories of purchasers, and up to 30,000,000 shares of our common stock pursuant to our dividend reinvestment plan at $9.50 per share. As of July 9, 2013, we had raised aggregate gross offering proceeds of approximately $580.3 million from the sale of approximately 58.6 million shares in our initial public offering, including shares sold under our dividend reinvestment plan, and incurred approximately $72.8 million of related organization and offering costs. As of July 9, 2013, approximately 92.0 million shares of our common stock remain available for sale in our primary offering, and approximately 29.4 million shares of our common stock remain available for issuance under our dividend reinvestment plan.

Follow-on Offering and Extension of Offering

On June 24, 2013, we filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission (the “SEC”) to register a follow-on public offering. Pursuant to the registration statement, we propose to register 25,000,000 shares of our common stock in the primary portion of such follow-on offering. We also propose to register 2,500,000 shares of common stock pursuant to our dividend reinvestment plan.

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In connection with the filing of a follow-on offering registration statement, we have determined to continue offering shares in this offering beyond August 12, 2013. We currently intend to continue offering shares of common stock in this offering until the earlier of (i) the sale of all $1,500,000,000 of shares in this primary offering, (ii) February 7, 2014, or (iii) the date the registration statement relating to our proposed follow-on offering is declared effective by the SEC.

Real Estate Investment Summary

Real Estate Portfolio

As of July 1, 2013, we owned fee simple interests in 46 grocery-anchored shopping centers acquired from third parties unaffiliated with us or our advisor. We own all of the interests in 26 of these properties. We own interests in 20 of these properties through a joint venture (the “Joint Venture”) formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and our wholly-owned subsidiary. We hold a 54% interest in the Joint Venture and the CBRE Global Investors hold the remaining 46% interest. The following is a summary of our real estate properties as of July 1, 2013:

Property Name	Location	Anchor Tenant	Ownership Interest	Date Acquired	Contract Purchase Price (1)	Rentable Square Footage	Annualized Effective Rent (2)	Annualized Effective Rent per Leased Square Foot	Average Remaining Lease Term in Years	% Leased
Lakeside Plaza	Salem, VA	Kroger	54%	12/10/10	$8.75 million	82,798	$818,992	$9.89	4.1 years	100.0%
Snow View Plaza	Parma, OH	Giant Eagle	54%	12/15/10	$12.30 million	100,460	$1,193,255	$12.24	6.0 years	97.0%
St. Charles Plaza	Haines City, FL	Publix	54%	6/10/11	$10.10 million	65,000	$903,563	$14.43	9.0 years	96.3%
Southampton Village	Tyrone, GA	Publix	54%	10/14/11	$8.35 million	77,956	$825,479	$11.01	8.0 years	96.2%
Centerpoint	Easley, SC	Publix	54%	10/14/11	$6.85 million	72,287	$771,493	$11.04	8.7 years	96.7%
Burwood Village Center	Glen Burnie, MD	Food Lion	54%	11/9/11	$16.60 million	105,834	$1,496,088	$14.14	5.9 years	100.0%
Cureton Town Center	Waxhaw, NC	Harris Teeter	54%	12/29/11	$13.95 million	84,357	$1,219,630	$14.46	9.4 years	100.0%
Tramway Crossing	Sanford, NC	Food Lion	54%	2/23/12	$5.50 million	62,382	$550,531	$9.20	2.9 years	95.9%
Westin Centre	Fayetteville, NC	Food Lion	54%	2/23/12	$6.05 million	66,890	$605,651	$9.45	2.5 years	95.8%
The Village at Glynn Place	Brunswick, GA	Publix	54%	4/27/12	$11.35 million	111,924	$985,247	$9.15	6.9 years	96.2%
Meadowthorpe	Lexington, KY	Kroger	54%	5/9/12	$8.55 million	87,384	$762,644	$8.96	3.1 years	97.4%
New Windsor	Windsor, CO	King Soopers(3)	54%	5/9/12	$5.55 million	95,877	$448,995	$5.10	6.7 years	91.8%
Vine Street Square	Kissimmee, FL	Walmart (4)	54%	6/4/12	$13.65 million	120,699	$1,199,820	$10.26	5.9 years	96.9%
Northtowne Square	Gibsonia, PA	Giant Eagle	54%	6/19/12	$10.58 million	113,372	$842,528	$7.43	7.9 years	100.0%
Brentwood Commons	Bensenville, IL	Dominick’s(5)	54%	7/5/12	$14.85 million	125,550	$1,336,518	$10.85	6.1 years	98.1%
Sidney Towne Center	Sidney, OH	Kroger	54%	8/2/12	$4.30 million	118,360	$478,407	$4.04	5.8 years	100.0%
Broadway Plaza	Tucson, AZ	Sprouts	54%	8/13/12	$12.68 million	83,612	$1,115,334	$13.92	4.8 years	95.9%
Richmond Plaza	Augusta, GA	Kroger	54%	8/30/12	$19.50 million	178,167	$1,582,932	$10.18	4.7 years	87.3%
Publix at Northridge	Sarasota, FL	Publix	54%	8/30/12	$11.50 million	65,320	$1,041,650	$17.33	8.8 years	92.0%
Baker Hill Center	Glen Ellyn, IL	Dominick’s(5)	100%	9/6/12	$21.60 million	135,355	$1,884,057	$14.53	4.3 years	95.8%
New Prague Commons	New Prague, MN	Coborn’s	54%	10/12/12	$10.15 million	59,948	$860,162	$14.35	7.8 years	100.0%
Brook Park Plaza	Brook Park, OH	Giant Eagle	100%	10/23/12	$10.14 million	157,459	$1,114,220	$8.06	5.6 years	87.8%
Heron Creek	North Port, FL	Publix	100%	12/17/12	$8.65 million	64,664	$680,708	$11.65	5.9 years	90.4%
Quartz Hill Towne Centre	Lancaster, CA	Vons (5)	100%	12/26/12	$20.97 million	110,306	$1,586,334	$14.66	3.6 years	98.1%
Village One Plaza	Modesto, CA	Raley’s	100%	12/28/12	$26.50 million	105,658	$2,089,845	$21.90	13.7 years	90.3%
Hilfiker Square	Salem, OR	Trader Joe’s	100%	12/28/12	$8.00 million	38,558	$648,138	$16.81	7.8 years	100.0%
The Shops at Westridge	McDonough, GA	Publix	100%	1/15/13	$7.55 million	66,297	$611,321	$12.35	9.8 years	74.7%
Mableton Crossing	Mableton, GA	Kroger	100%	1/15/13	$11.50 million	86,819	$918,721	$10.73	3.4 years	98.6%
Hamilton Ridge	Buford, GA	Kroger	100%	1/15/13	$11.80 million	90,996	$891,317	$11.41	6.5 years	85.9%
Grassland Crossing	Alpharetta, GA	Kroger	100%	1/15/13	$9.70 million	90,906	$790,196	$9.23	6.0 years	94.2%
Fairview Oaks	Ellenwood, GA	Kroger	100%	1/15/13	$9.30 million	77,052	$822,722	$11.16	3.2 years	95.7%
Butler Creek	Acworth, GA	Kroger	100%	1/15/13	$10.65 million	95,597	$870,474	$9.97	3.9 years	91.3%
Macland Pointe	Marietta, GA	Publix	100%	2/13/13	$9.15 million	79,699	$767,528	$10.37	3.3 years	92.8%
Fairlawn Town Centre	Fairlawn, OH	Giant Eagle	100%	1/30/13	$42.20 million	347,255	$4,187,137	$12.51	6.3 years	96.4%
Kleinwood Center	Spring, TX	H-E-B	100%	3/21/13	$32.54 million	148,963	$2,411,511	$17.57	7.5 years	92.1%
Murray Landing	Irmo, SC	Publix	100%	3/21/13	$9.92 million	64,359	$823,306	$12.79	7.0 years	100.0%
Vineyard Center	Tallahassee, FL	Publix	100%	3/21/13	$6.76 million	62,821	$577,735	$10.85	8.3 years	84.7%
Lutz Lake Crossing	Lutz, FL	Publix	100%	4/4/13	$9.80 million	64,986	$729,547	$11.94	6.6 years	94.1%
Publix at Seven Hills	Spring Hill, FL	Publix	100%	4/4/13	$8.50 million	72,590	$691,799	$10.52	2.8 years	90.6%
Hartville Centre	Hartville, OH	Giant Eagle	100%	4/23/13	$7.30 million	108,412	$907,118	$10.91	6.1 years	76.7%
Sunset Center	Corvallis, OR	Safeway	100%	5/31/13	$24.90 million	164,797	$1,851,109	$11.97	5.3 years	93.8%
Savage Town Square	Savage, MN	Cub Foods	100%	6/19/13	$14.90 million	87,181	$1,097,773	$12.59	7.8 years	100.0%
Northcross	Austin, TX	Walmart (4)	100%	6/24/13	$61.50 million	280,243	$4,096,021	$15.38	15.0 years	95.1%
Glenwood Crossings	Kenosha, WI	Pick’n Save	100%	6/27/13	$12.82 million	87,504	$967,737	$11.34	13.9 years	97.5%
Pavilions at San Mateo	Albuquerque, NM	Walmart (4)	100%	6/27/13	$28.35 million	151,451	$2,039,719	$15.63	9.6 years	86.2%
Shiloh Square	Kennesaw, GA	Kroger	100%	6/27/13	$14.50 million	139,720	$1,059,330	$9.42	3.5 years	80.5%

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(1)	The contract purchase price excludes closing costs and acquisition costs.
(2)	We calculate annualized effective rent as monthly contractual rent as of July 1, 2013 multiplied by 12 months, less any tenant concessions. Tenant concessions, consisting of free rent, on an annualized basis were $255,000 as of July 1, 2013.
(3)	King Soopers is an affiliate of Kroger.
(4)	The anchor tenant of Vine Street Square and Pavilions at San Manteo is a Walmart Neighborhood Market. The anchor tenant of Northcross is a Walmart Supercenter.
(5)	Dominick’s and Vons are affiliates of Safeway, Inc.

We believe that our real estate properties are suitable for their intended purposes and adequately covered by insurance. We do not intend to make significant renovations or improvements to our properties. Our properties are located in markets where there is competition for attracting new tenants and retaining current tenants.

Significant Tenants and Lease Expirations

The following table sets forth information regarding the two tenants occupying ten percent or more of the aggregate rentable square footage at our shopping centers as of July 1, 2013:

Tenant Name	Tenant Industry	Annualized Effective Rent(1)	% of Total Portfolio Annualized Effective Rent	Rentable Square Footage	% of Total Portfolio Square Footage	Lease Expiration
Publix Super Markets(2)	Retail – Grocery Store	$5,786,316	10.7%	566,769 sq. ft.	11.7%		(3)
Kroger(2)	Retail – Grocery Store	$4,254,611	7.9%	661,401 sq. ft.	13.6%		(4)

(1)	We calculate annualized effective rent as monthly contractual rent as of July 1, 2013 multiplied by 12 months, less any tenant concessions.
(2)	Includes non-grocery leases such as fuel stations and liquor stores.
(3)	Publix’s leases at St. Charles Plaza, Southampton Village, Centerpoint, The Village at Glynn Place, Publix at Northridge, Heron Creek, The Shops at Westridge, Macland Pointe, Murray Landing, Vineyard Center, Lutz Lake Crossing and Publix at Seven Hills expire in October 2027, December 2023, January 2023, December 2022, December 2023, August 2021, April 2026, December 2017, October 2023, November 2022, May 2022 and September 2016, respectively. Publix has seven options to extend the term of its lease at St. Charles Plaza by five years each. Publix has six options to extend the term of its lease at Southampton Village by five years each. Publix has six options to extend the term of its lease at Centerpoint by five years each. Publix has four options to extend the term of its lease at The Village at Glynn Place by five years each. Publix has seven options to extend the term of its lease at Publix at Northridge by five years each. Publix has six options to extend the term of its lease at Heron Creek by five years each. Publix has six options to extend the term of its lease at The Shops at Westridge by five years each. Publix has three options to extend the term of its lease at Macland Pointe by five years each. Publix has six options to extend the term of its lease at Murray Landing by five years each. Publix has six options to extend the term of its lease at Vineyard Center by five years each. Publix has six options to extend the term of its lease at Lutz Lake Crossing by five years each. Publix has three options to extend the term of its lease at Publix at Seven Hills by five years each.
(4)	Kroger’s leases at Lakeside Plaza, Meadowthorpe, New Windsor, Sidney Towne Center, Richmond Plaza, Mableton Crossing, Hamilton Ridge, Grassland Crossing, Fairview Oaks, Butler Creek, and Shiloh Square expire in January 2019, February 2017, October 2028, September 2021, December 2014, August 2017, November 2022, June 2021, September 2016, January 2018, and January 2016, respectively. Kroger has five options to extend the term of its lease at Lakeside Plaza by five years each. Kroger has four options to extend the term of its lease at Meadowthorpe by five years each. Kroger (King Soopers) has a ground lease with ten options to extend the term of its lease at New Windsor by five years each. Kroger has six options to extend the term of its lease at Sidney Towne Center by five years each. Kroger has five options to extend the term of its lease at Richmond Plaza by five years each. Kroger has six options to extend the term of its lease at Mableton Crossing by five years each. Kroger has six options to extend the term of its lease at Hamilton Ridge by five years each. Kroger has six options to extend the term of its lease at Grassland Crossing by five years each. Kroger has five options to extend the term of its lease at Fairview Oaks by five years each. Kroger has four options to extend the term of its lease at Butler Creek by five years each. Kroger has five options to extend the term of its lease at Shiloh Square by five years each.

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No material tenant credit issues have been identified at this time. As of July 1, 2013, we had no material current tenant rent balances outstanding over 90 days.

The following table lists, on an aggregate basis, all of the scheduled lease expirations after July 1, 2013 over each of the years ending December 31, 2013 and thereafter for our 46 shopping centers. The table shows the approximate rentable square feet and annualized effective rent represented by the applicable lease expirations:

Year	Number of Expiring Leases	Annualized Effective Rent(1)	% of Total Portfolio Annualized Effective Rent	Leased Rentable Square Feet Expiring(2)	% of Total Portfolio Rentable Square Feet Expiring
2013	69	$2,104,459	3.9%	125,494	2.8%
2014	121	$5,359,088	9.9%	405,156	8.9%
2015	96	$4,099,122	7.6%	280,724	6.2%
2016	103	$5,176,112	9.6%	469,574	10.3%
2017	100	$5,509,453	10.2%	414,141	9.1%
2018	86	$5,852,660	10.8%	463,344	10.2%
2019	30	$3,325,683	6.1%	305,719	6.7%
2020	17	$2,581,826	4.8%	227,292	5.0%
2021	22	$2,531,256	4.7%	281,727	6.2%
2022	13	$3,853,429	7.1%	364,948	8.0%
Thereafter	51	$13,761,254	25.3%	1,210,591	26.6%

(1)	We calculate annualized effective rent as monthly contractual rent as of July 1, 2013 multiplied by 12 months, less any tenant concessions.
(2)	Does not include tenants that have not begun to pay rent, as the expiration dates for such leases have not been determined as of the date of this supplement.

Portfolio Tenancy

Prior to the acquisition of a property, we assess the suitability of the grocery anchor tenant and other tenants in light of our investment objectives, namely, preserving capital and providing stable cash flows for distributions. Generally, we assess the strength of the tenant by consideration of company factors, such as its financial strength and market share in the geographic area of the shopping center, as well as location-specific factors, such as the store’s sales, local competition and demographics. When assessing the tenancy of the non-anchor space at the shopping center, we consider the tenant mix at each shopping center in light of our portfolio, the proportion of national and national franchise tenants, and credit-worthiness of specific tenants. When evaluating non-national tenancy, we attempt to obtain credit enhancements to leases, which typically come in the form of deposits and/or guarantees from one or more persons.

The following table presents the composition of our portfolio by tenant type as of July 1, 2013:

Tenant Type:	Leased Rentable Square Ft.	% of Total Portfolio Leased Rentable Square Ft.	Annualized Base Rent	% of Total Portfolio Annualized Base Rent
Grocery anchor	2,531,038	55.6%	$24,175,595	44.6%
National & regional	1,328,772	29.2%	$19,725,410	36.4%
Local	688,900	15.2%	$10,253,337	19.0%
Totals	4,548,710	100.0%	$54,154,342	100.0%

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Updated Pro Forma Financial Information

The following information provides on a pro forma basis selected financial information for our company for the three months ended March 31, 2013 as if those significant property acquisitions made in 2013 for which we previously provided pro forma financial information, consisting of The Shops at Westridge, Mableton Crossing, Hamilton Ridge, Grassland Crossing, Fairview Oaks, Butler Creek, Macland Pointe, Fairlawn Town Centre, Kleinwood Center, Murray Landing and Vineyard Center, had been made on January 1, 2012.

(dollars in thousands, except for per share amounts)
Operating Data:
Total revenues	$12,825
Property operating expenses	(2,211)
Real estate tax expense	(1,652)
General and administrative	(1,073)
Acquisition expenses	(113)
Depreciation and amortization	(5,652)
Operating income	2,124
Interest expense	(3,864)
Net loss	(1,740)
Net loss attributable to noncontrolling interests	63
Net loss attributable to shareholders	(1,677)
Per Share Data:
Net loss attributable to shareholders per share—basic and diluted	(0.09)
Weighted average distributions per share declared	0.164
Weighted average shares outstanding—basic and diluted	18,143,746

Investment Activity after July 1, 2013

On July 3, 2013, we, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 93,071 rentable square feet located on approximately 9.5 acres of land in Salinas, California (“Boronda Plaza”) for approximately $22.7 million, exclusive of closing costs. We funded the purchase price with proceeds from this offering. Boronda Plaza was purchased from Donahue Schriber Realty Group, L.P., a Delaware limited partnership, which is not affiliated with us, our advisor or our sub-advisor.

At the time of acquisition, Boronda Plaza was approximately 98.0% leased to 23 tenants, including a Food 4 Less grocery store, which occupies approximately 63.1% of the total rentable square feet of the shopping center. Based on the current condition of Boronda Plaza, we do not believe that it will be necessary to make significant renovations to the property. Our management believes Boronda Plaza is adequately insured.

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Debt Obligations

As of July 1, 2013, our debt-to-gross-real-estate-asset ratio, or the ratio of total debt to total purchase price of real estate assets, was approximately 31.7%. The following is a summary of all of our debt obligations as of July 1, 2013:

Property and Related Loan	Outstanding Principal Balance	Maximum Loan Capacity	Interest Rate	Loan Type	Payments	Maturity Date
St. Charles Loan(1)	$5.85 million	$5.85 million	One-month LIBOR plus 2.40% to 2.85%	Revolving credit facility	Monthly interest payments and possible monthly payments of principal(2)	September 9, 2013
Southampton Credit Facility(1)	$5.00 million	$5.99 million	Daily LIBOR plus 2.25% to 2.50%	Revolving credit facility	Monthly interest and principal payments(2)	November 1, 2013(3)
Centerpoint Credit Facility(1)	$4.00 million	$4.92 million	Daily LIBOR plus 2.25% to 2.50%	Revolving credit facility	Monthly interest and principal payments(2)	November 1, 2013(3)
Burwood Credit Facility(1)	$7.04 million	$11.91 million	Daily LIBOR plus 2.25% to 2.50%	Revolving credit facility	Monthly interest and principal payments(2)	November 1, 2013(3)
Cureton Credit Facility(1)	$8.00 million	$9.00 million	Daily LIBOR plus 2.25% to 2.50%	Revolving credit facility	Monthly interest only payments through July 31, 2013 followed by continued monthly interest payments and possible monthly payments of principal(2)	January 1, 2016
Tramway Credit Facility(1)	$3.00 million	$3.40 million	One-month LIBOR plus 2.40% to 2.60%	Revolving credit facility	Monthly interest only payments through October 31, 2013 followed by continued monthly interest payments and possible monthly payments of principal(2)	May 1, 2016
Westin Credit Facility(1)	$3.00 million	$3.74 million	One-month LIBOR plus 2.40% to 2.60%	Revolving credit facility	Monthly interest only payments through October 31, 2013 followed by continued monthly interest payments and possible monthly payments of principal(2)	May 1, 2016
Glynn Place Credit Facility(1)	$6.00 million	$7.01 million	One-month LIBOR plus 1.95% to 2.20%	Revolving credit facility	Monthly interest only payments through December 31, 2013 followed by continued monthly interest payments and possible monthly payments of principal(2)	June 1, 2017(4)
Meadowthorpe Loan I(5)	$2.99 million	$2.99 million	6.00%	First mortgage loan	Monthly interest and principal payments	July 1, 2014
Meadowthorpe Loan II(5)	$1.77 million	$1.77 million	6.61%	Second mortgage loan	Monthly interest and principal payments	July 1, 2014
Brentwood Loan(1)	$8.79 million	$8.79 million	One-month LIBOR plus 1.95% to 2.20%, depending upon debt yield	Revolving credit facility	Monthly interest and principal payments	July 15, 2017
Vine Street Square Loan(1)	$7.93 million	$7.93 million	One-month LIBOR plus 1.95% to 2.10%, depending upon debt yield	Revolving credit facility	Monthly interest only payments	August 10, 2017(6)
Broadway Plaza Loan(5)	$6.89 million	$6.89 million	5.85%	First mortgage loan	Monthly interest and principal payments	December 1, 2021
Richmond Plaza Credit Facility(7)	$13.00 million	$13.00 million	One-month LIBOR plus 1.95% to 2.20%, depending upon debt yield	Revolving credit facility	Monthly interest only payments through October 1, 2013 followed by continued monthly interest payments and possible monthly payments of principal(2)	September 7, 2017(8)
Northtowne Square Loan	$6.37 million	$6.37 million	3.25%	First mortgage loan	Monthly interest and principal payments	August 1, 2017
Northridge Loan(5)	$9.88 million	$9.88 million	5.97%	First mortgage loan	Monthly interest and principal payments	August 1, 2016
Baker Hill Loan(9)	$11.87 million	$11.87 million	8.00%	First mortgage loan	Monthly interest and principal payments	September 11, 2014
New Prague Loan(1)	$6.80 million	$6.80 million	One-month LIBOR plus 2.10%	First mortgage loan	Monthly interest only payments	October 1, 2018
Brook Park Loan(9)	$3.51 million	$3.51 million	7.68%	First mortgage loan	Monthly interest and principal payments	April 10, 2019
KeyBank Secured Credit Facility(10)	$30.00 million	$265.00 million	(11)	Revolving credit facility	Monthly payments of accrued unpaid interest	December 24, 2015(12)
Kleinwood Loan(9)	$23.64 million	$23.64 million	5.55%	First mortgage loan	Monthly interest only payments	January 11, 2017
Murray Loan(9)	$6.33 million	$6.33 million	5.55%	First mortgage loan	Monthly interest only payments	January 11, 2017
Vineyard Loan(9)	$6.60 million	$6.60 million	5.55%	First mortgage loan	Monthly interest only payments	January 11, 2017
Sunset Loan(9)	$17.80 million	$17.80 million	5.32%	First mortgage loan	Monthly interest and principal payments	October 1, 2015
Total	$206.06 million	$450.99 million

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(1)	A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under each of these debt obligations.
(2)	Beginning on a specified date and continuing through the maturity date, availability for each of these debt obligations will be reduced by a specified amount each month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under each respective debt obligation), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under each of these debt obligations at any time in whole or in part without premium or penalty.
(3)	We may extend the maturity date of each of these debt obligations for an additional year upon payment of an extension fee equal to 0.25% of the amount outstanding on each respective debt obligation’s original maturity date.
(4)	We may extend the maturity date of the Glynn Place Credit Facility for two additional one-year periods to June 1, 2018 and June 1, 2019, respectively, upon payment of an extension fee equal to 0.25% of the amount outstanding on the date of each extension.
(5)	The Meadowthorpe Loan I, the Meadowthorpe Loan II, the Broadway Plaza Loan and the Northridge Loan were all assumed by the Joint Venture from each property’s respective seller in conjunction with our acquisition of each of the properties securing each loan.
(6)	We may extend the maturity date of the Vine Street Square Loan to August 10, 2019 upon payment of an extension fee equal to 0.125% of the amount outstanding on August 10, 2017.
(7)	A wholly-owned subsidiary of the Joint Venture has guaranteed 50% of the Joint Venture’s obligations under each of these credit facilities.
(8)	We may extend the maturity date of the Richmond Plaza Credit Facility to September 17, 2019 upon payment of an extension fee equal to 0.20% of the amount outstanding on September 17, 2017.

(9)	The Baker Hill, Brook Park, Kleinwood, Murray, Vineyard and Sunset Loans were all assumed by our operating partnership from the properties’ sellers in conjunction with our acquisitions of Baker Hill, Brook Park, Kleinwood Center, Murray Landing, Vineyard Center and Sunset Center, respectively.

(10)	The KeyBank Secured Revolving Credit Facility includes a sublimit of $26.5 million for swing line loans and a sublimit of $26.5 million for letters of credit. The KeyBank Secured Revolving Credit Facility provides our operating partnership with the ability from time to time to increase the size of the KeyBank Secured Revolving Credit Facility up to a total of $300.0 million.

(11)	Amounts outstanding under the KeyBank Secured Revolving Credit Facility will bear interest at either (1) the sum of (a) the greater of (x) the prime rate announced by KeyBank from time to time or (y) the federal funds effective rate plus 0.50%, plus (b) 1.0% to 2.0% depending upon our then current leverage ratio (the “Base Rate”) or (2) LIBOR plus 2.0% to 3.0% depending upon our then current leverage ratio (the “Fixed Rate”). We have the option to elect whether advances will incur interest at either the Base Rate or the Fixed Rate. The variable interest rate of a portion of the amounts outstanding under the KeyBank Secured Revolving Credit Facility has been fixed pursuant to the Interest Rate Swap described below.

(12)	The KeyBank Secured Revolving Credit Facility contains two one-year extension options that we may exercise upon payment of extension fees equal to 0.20% and 0.30%, respectively, of the total commitment under the facility at the time of each applicable extension.

Interest Rate Swap

On March 27, 2013, we, through our operating partnership, entered into an interest rate swap agreement (the “Interest Rate Swap”) with PNC Bank, National Association to effectively fix the interest rate on $50.0 million (the “Hedged Portion”) of our variable rate debt under the Keybank Secured Credit Facility. The Interest Rate Swap became effective on April 2, 2013 and terminates on December 21, 2017, which is the maturity date of the Keybank Secured Credit Facility if we exercise the two one-year extension options available under the Keybank Secured Credit Facility. Based on the terms of the Interest Rate Swap, the interest rate on the Hedged Portion of the Keybank Secured Credit Facility is effectively fixed at 0.8%, plus a margin of 2.0% to 3.0%, based on our then current leverage ratio.

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Selected Financial Data

The following selected financial data should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, both incorporated by reference into this prospectus:

	As of March 31,	As of December 31,
	2013	2012	2011
(in thousands)
Balance Sheet Data:
Investment in real estate assets, net	$433,005	$283,858	$69,492
Acquired intangible lease assets, net	32,154	20,957	6,799
Cash and cash equivalents	8,152	7,654	6,969
Other assets	16,280	12,941	1,932
Total assets	$489,591	$325,410	$85,192
Mortgages and loans payable	$252,842	$159,007	$46,788
Accounts payable—affiliates	2,776	3,634	8,395
Other liabilities	15,064	10,498	2,824
Total liabilities	270,682	173,139	58,007
Equity	218,909	152,271	27,185
Total liabilities and equity	$489,591	$325,410	$85,192

	For the Three Months Ended March 31		For the Year Ended December 31,
	2013	2012	2012	2011
(in thousands, except share and per share data)
Operating Data:
Total revenues	$11,237	$2,215	$17,550	$3,529
Property operating expenses	(1,896)	(379)	(2,957)	(631)
Real estate tax expense	(1,512)	(242)	(2,055)	(507)
General and administrative	(892)	(324)	(1,717)	(845)
Acquisition expenses	(2,514)	(278)	(3,981)	(1,751)
Depreciation and amortization	(5,234)	(1,044)	(8,094)	(1,500)
Operating loss	$(811)	$(52)	$(1,254)	$(1,705)
Other income	—	—	1	—
Interest expense	(2,100)	(391)	(3,020)	(811)
Net loss	$(2,911)	$(443)	$(4,273)	$(2,516)
Net loss allocable to non-controlling interests	63	185	927	152
Net loss after allocation to non-controlling interests	$(2,848)	$(258)	$(3,346)	$(2,364)

Cash Flow Data:
Net cash provided by operating activities	$3,915	$(664)	$4,033	$593
Net cash used in investing activities	$(123,520)	$(11,439)	$(198,478)	$(56,149)
Net cash provided by financing activities	$120,103	$11,473	$195,130	$61,818
Per Share Data:
Net loss attributable to common shareholders per share—basic and diluted	$(0.16)	$(0.08)	$(0.51)	$(1.57)
Weighted average distributions per share declared	$0.164	$0.162	$0.65	$0.65
Weighted average shares outstanding—basic and diluted	17,448,804	3,124,334	6,509,470	1,503,477

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Distribution Information

During 2012, our board of directors authorized distributions based on daily record dates for each day during the period from January 1, 2012 through December 31, 2012. During 2013, our board of directors has authorized distributions based on daily record dates for each day during the period from January 1, 2013 through September 30, 2013. All authorized distributions for each month in 2012 and for January 2013 were equal to a daily amount of $0.00178082 (0.178082 cents) per share of common stock. If this rate were paid each day for a 365-day period, it would equal a 6.5% annualized rate based on a purchase price of $10.00 per share. The authorized distributions for February through September 2013 are equal to a daily amount of $0.00183562 (0.183562 cents) per share of common stock. If this rate were paid each day for a 365-day period, it would equal a 6.7% annualized rate based on a purchase price of $10.00 per share. A portion of each distribution may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare daily distributions at this rate. Distributions declared, distributions paid and cash flows provided by operating activities were as follows for the year ended December 31, 2012 and the three months ended March 31, 2013 (in thousands, except per share amounts):

	Distributions Paid				Distributions Declared		Sources of Distributions Paid
Period	Cash	Distributions Reinvested (via dividend reinvestment plan)	Total	Cash Provided by (used in) Operations	Total Distributions Declared	Distributions Declared Per Share	Amount Paid from Operations/ Percent of Total Distributions Paid	Amount Paid from Borrowings/ Percent of Total Distributions Paid
First Quarter 2012	$331	$124	$455	$(664)	$507	$0.1625	$0 / 0%	$455 / 100%
Second Quarter 2012	460	218	678	1,469	766	0.1625	678 / 100%	0 / 0%
Third Quarter 2012	635	351	986	2,308	1,135	0.1625	986 / 100%	0 / 0%
Fourth Quarter 2012	923	631	1,554	920	1,840	0.1625	1,554 / 100%	0 / 0%
First Quarter 2013	1,400	1,017	2,417	3,915	2,859	0.1638	2,417 / 100%	0 / 0%

For the year ended December 31, 2012, we paid aggregate distributions of $3,673,000, including $2,349,000 of distributions paid in cash and $1,324,000 of distributions reinvested through our dividend reinvestment plan. Our net loss and cash flow provided by operations for the year ended December 31, 2012 were $4,273,000 and $4,033,000, respectively. Excess cash flow carried over from the second and third quarters of 2012 was used to fund distribution payments in the fourth quarter of 2012 to the extent that distributions paid in the fourth quarter of 2012 exceeded cash flow provided by operations in the same period. For the three months ended March 31, 2013, we paid aggregate distributions of $2,417,000, including $1,400,000 of distributions paid in cash and $1,017,000 of distributions reinvested through our dividend reinvestment plan. Our net loss and cash flow provided by operations for the three months ended March 31, 2013 were $2,911,000 and $3,915,000, respectively.

For the period from our inception through March 31, 2013, we paid total distributions of approximately $7.0 million, which includes approximately $2.5 million reinvested through our dividend reinvestment plan, and our cumulative net loss and cash flow provided by operations during the same period were $10.4 million and $8.7 million, respectively. To the extent that we pay distributions from sources other than our cash flow provided by operations, we will have fewer funds available for investment in properties, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.

Net Tangible Book Value of our Shares

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value is a rough approximation of value calculated simply as gross book value of real estate assets minus total liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) fees paid in connection with our public offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers, and (iii) distributions paid. As of March 31, 2013, our net tangible book value per share was $7.53. To the extent we are able to raise substantial proceeds in this offering, the expenses that cause dilution of the net tangible value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. The offering price of shares under this primary offering (ignoring purchase price discounts for certain categories of purchasers) as of March 31, 2013 was $10.00 per share.

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Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Funds from Operations, Funds from Operations Adjusted for Acquisition Expenses and Modified Funds from Operations

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, impairment charges, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate and intangibles diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe FFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. In addition, FFO will be affected by the types of investments in our targeted portfolio which will consist of, but is not limited to, necessity-based neighborhood and community shopping centers, first- and second-priority mortgage loans, mezzanine loans, bridge and other loans, mortgage-backed securities, collateralized debt obligations, and debt securities of real estate companies. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, as impairments are based on estimated future undiscounted cash flows, investors are cautioned that we may not recover any impairment charges. FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

Since FFO was promulgated, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use both FFO adjusted for acquisition expenses and modified funds from operations (“MFFO”) as defined by the Investment Program Association (“IPA”). FFO adjusted for acquisition expenses excludes acquisition fees and expenses from FFO. In addition to excluding acquisition fees and expenses, MFFO also excludes from FFO the following items:

(1)	straight-line rent amounts, both income and expense;

(2)	amortization of above- or below-market intangible lease assets and liabilities;

(3)	amortization of discounts and premiums on debt investments;

(4)	gains or losses from the early extinguishment of debt;

(5)	gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(6)	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

(7)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;

(8)	gains or losses related to contingent purchase price adjustments; and

(9)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

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We believe that both FFO adjusted for acquisition expenses and MFFO are helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods and, in particular, after our offering and acquisition stages are complete, because both FFO adjusted for acquisition expenses and MFFO exclude acquisition expenses that affect property operations only in the period in which the property is acquired. Thus, FFO adjusted for acquisition expenses and MFFO provide helpful information relevant to evaluating our operating performance in periods in which there is no acquisition activity.

In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analyses differentiate costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for both of these types of investments were capitalized under GAAP; however, beginning in 2009, acquisition costs related to business combinations are expensed. Both of these acquisition-related costs have been and will continue to be funded from the proceeds of our offering and generally not from operations. We believe by excluding expensed acquisition costs, FFO adjusted for acquisition expenses and MFFO provide useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include those paid to AR Capital Advisor, Phillips Edison Sub-Advisor or third parties.

As explained below, management’s evaluation of our operating performance excludes the additional items considered in the calculation of MFFO based on the following economic considerations. Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, we explain below the reasons for each of the adjustments made in arriving at our MFFO definition.

•	Adjustments for straight-line rents and amortization of discounts and premiums on debt investments. In the proper application of GAAP, rental receipts and discounts and premiums on debt investments are allocated to periods using various systematic methodologies. This application may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance.

•	Adjustments for amortization of above or below market intangible lease assets. Similar to depreciation and amortization of other real estate related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over time and that these charges be recognized currently in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•	Gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting and gains or losses related to contingent purchase price adjustments. Each of these items relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated gains or losses.

•	Adjustment for gains or losses related to early extinguishment of hedges, debt, consolidation or deconsolidation and contingent purchase price. Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

By providing FFO adjusted for acquisition expenses and MFFO, we believe we are presenting useful information that also assists investors and analysts to better assess the sustainability of our operating performance after our offering and acquisition stages are completed. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisition stages are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. However, investors are cautioned that FFO adjusted for acquisition expenses and MFFO should only be used to assess the sustainability of our operating performance after our offering and acquisition stages are completed, as both measures exclude acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired. Acquisition costs also adversely affect our book value and equity.

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Each of FFO, FFO adjusted for acquisition expenses, and MFFO should not be considered as an alternative to net income (loss), or as an indication of our liquidity, nor are any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. In particular, as we are currently in the acquisition phase of our life cycle, acquisition-related costs and other adjustments that are increases to FFO adjusted for acquisition expenses and MFFO are, and may continue to be, a significant use of cash. Accordingly, FFO, FFO adjusted for acquisition expenses, and MFFO should be reviewed in connection with other GAAP measurements. Our FFO, FFO adjusted for acquisition expenses, and MFFO as presented may not be comparable to amounts calculated by other REITs.

The following section presents our calculation of FFO, FFO adjusted for acquisition expenses, and MFFO and provides additional information related to our operations (in thousands, except per share amounts). As a result of the timing of the commencement of this offering and our active real estate operations, FFO, FFO adjusted for acquisition expenses, and MFFO are not relevant to a discussion comparing operations for the two periods presented. We expect revenues and expenses to increase in future periods as we raise additional offering proceeds and use them to acquire additional investments.

NET LOSS TO FFO, FFO Adjusted for Acquisition Expenses, and MFFO RECONCILIATION

($000’s)

	Three Months Ended March 31,		Cumulative since
	2013	2012	Inception (1)
Net loss attributable to our shareholders	$(2,848)	$(258)	$(9,305)
Depreciation and amortization	5,234	1,044	14,909
Non-controlling interests	(1,311)	(480)	(4,967)
Funds from operations	$1,075	$306	$637
Acquisition expenses	2,514	278	8,713
FFO adjusted for acquisition expenses	$3,589	$584	$9,350
Net amortization of above and below market leases	151	154	875
Straight-line rental income	(282)	(56)	(801)
Amortization of market debt adjustment	(164)	—	(399)
Non-controlling interests	68	(168)	(671)
MFFO	$3,362	$514	$8,354

(1)	Inception was September 17, 2010

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the cash available for redemption on any particular date will generally be limited to the proceeds from our dividend reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for repurchases during the same period; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. These limitations do not apply to shares repurchased in conjunction with a stockholder’s death, “determination of incompetence” or “qualifying disability.” We may amend, suspend or terminate the program at any time upon 30 days’ notice.

During the three months ended March 31, 2013, we did not repurchase any shares, as there were no shares eligible for repurchase that were tendered for repurchase under the share repurchase program. During the year ended December 31, 2012, there were 3,749 shares repurchased for $35,089 under the share repurchase program (for an average redemption price of $9.36 per share). During the year ended December 31, 2011, there were 5,630 shares repurchased for $56,244 under the share repurchase program (for an average redemption price of $9.99 per share). There were no additional shares tendered for repurchase that we did not repurchase during the years ended December 31, 2012 and 2011. All share repurchases under the share repurchase program were funded by proceeds from our dividend reinvestment plan.

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Fees Earned by and Expenses Reimbursable to Our Advisor, Our Sub-Advisor, Our Dealer Manager and Their Affiliates

Summarized below are the fees earned by and expenses reimbursable to our advisor, our sub-advisor, our dealer manager and their affiliates for the three months ended March 31, 2013 and 2012 and any related amounts payable as of March 31, 2013 and December 31, 2012 (all amounts in thousands):

	Amount
	Incurred in the		Payable as of
	Three Months Ended March 31,		March 31,	December 31,
Form of Compensation	2013	2012	2013	2012
Selling commissions(1)	$5,599	$850	$—	$—
Dealer manager fee(2)	2,542	255	—	—
Reimbursement of organization and offering expenses	4,095	—	2,188	2,987
Acquisition fees	1,648	64	—	191
Debt financing fees	1,958	—	—	—
Asset management fees	253	99	253	248
Property management fees	458	113	184	112
Leasing commissions	188	45	69	96
Construction management fees	23	7	4	18
Reimbursement of other operating expenses	214	66	78	(18)

(1)	Our dealer manager reallows 100% of commissions earned to participating broker-dealers.
(2)	Our dealer manager reallows a portion of the dealer manager fee to participating broker-dealers.

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Prospectus Summary

The following disclosure replaces in its entirety the disclosure in this prospectus under the heading “Prospectus Summary - What is the ownership structure of the company and the entities that perform services for you?”

The following chart shows the ownership structure of the various entities that perform or are likely to perform important services for us.

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The following disclosure replaces in its entirety the section entitled “Acquisition Fees” in the table in this prospectus under the heading “Prospectus Summary – What are the fees that you pay to the advisor, its affiliates, the dealer manager and your directors?”

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Acquisition Fees	We pay to our Advisor Entities 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For properties acquired through a joint venture, we pay to our Advisor Entities 1.0% of our allocable portion of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of our allocable portion of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees, acquisition expenses and financing fees.

$13,144,000 (maximum offering and no debt)/$25,716,000 (maximum offering and target leverage of 50.0% of the cost of our investments)/$49,289,000 (maximum offering, assuming leverage of 75.0% of the cost of our investments)

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The following disclosure replaces in its entirety the section entitled “Asset Management Fee” in the table in this prospectus under the heading “Prospectus Summary – What are the fees that you pay to the advisor, its affiliates, the dealer manager and your directors?”

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Asset Management Subordinated Participation Interest

Within 60 days after the end of each calendar quarter (subject to the approval of the board of directors), our operating partnership will pay an asset management subordinated participation interest by issuing a number of restricted Class B Units to our Advisor Entities equal to: (i) the excess of the product of (x) the cost of our assets multiplied by (y) 0.25%; divided by (ii) the value of one share of common stock as of the last day of such calendar quarter net of the selling commissions and dealer manager fees payable on shares of our common stock.

Our Advisor Entities will be entitled to receive distributions on the vested and unvested Class B Units they receive in connection with the asset management subordinated participation at the same rate as distributions received on our common stock; such distributions will be in addition to the incentive fees the Advisor Entities may receive from us, including, without limitation, the subordinated participation in net sales proceeds, the subordinated incentive listing distribution or the subordinated distribution upon termination of the advisory agreement, as applicable. Class B Units are subject to forfeiture until such time as: (a) the value of the operating partnership's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon, or the “economic hurdle;” (b) any one of the following events occurs concurrently with or subsequent to the achievement of the economic hurdle described above: (1) the termination of the advisory agreement by an affirmative vote of a majority of our independent directors without cause; (2) a listing event; or (3) another liquidity event; and (z) our Advisor Entities are still providing advisory services to us immediately prior to the occurrence of an event of the type described in (b) above (the “service condition”). Such Class B units will be forfeited immediately if: (a) the advisory agreement is terminated for cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of our independent directors without cause before the economic hurdle has been met.

Actual amounts cannot be determined at the present time. Because the subordinated participation interests are based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of these participation interests.

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The following disclosure replaces in its entirety the section entitled “Other Operating Expenses” in the table in this prospectus under the heading “Prospectus Summary – What are the fees that you pay to the advisor, its affiliates, the dealer manager and your directors?”

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Other Operating Expenses	We reimburse the expenses incurred by our Advisor Entities in connection with their provision of services to us, including our allocable share of our Advisor Entities’ overhead, such as rent, personnel costs, utilities and IT costs. Such personnel costs include salaries and benefits, but do not include bonuses. Personnel costs are allocated to programs for reimbursement based generally on the percentage of time devoted by personnel to the program, except that we do not reimburse for the personnel costs of acquisition, financing or disposition personnel when such personnel attend to matters for which the Advisor Entities earn an acquisition fee, a financing fee or a disposition fee or for which acquisition expenses are incurred.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

The following disclosure replaces in their entirety the sections entitled “Subordinated Share of Cash Flows” and “Subordinated Incentive Fee” in the table in our prospectus under the heading “Prospectus Summary - What are the fees that you pay to the advisor, its affiliates, the dealer manager and your directors?”

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering

Subordinated Participation in Net Sales Proceeds (payable only if we are not listed on an exchange at the time of sale)	PE – ARC Special Limited Partner LLC, the special limited partner of our operating partnership (the “Special Limited Partner”), will receive from time to time, when available, 15.0% of remaining net sales proceeds from the sale of our investments after return of capital contributions plus payment to investors of an annual 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)	The Special Limited Partner will receive 15.0% of the amount by which the sum of the market value of our shares of common stock plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 7.0% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

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Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering

Subordinated Distribution Upon Termination of the Advisory Agreement	Upon termination or non-renewal of the advisory agreement, the Special Limited Partner will receive distributions from our operating partnership equal to 15.0% of the amount by which the value of our assets at the time of termination exceeds the amount needed to provide investors with an annual 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. These distributions will be paid in the form of a non-interest bearing promissory note. In addition, the Special Limited Partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

RISK FACTORS

The following risk factors supplement the risk factors included in this prospectus under the heading “Risk Factors – Risks Related to an Investment in Us.”

If we pay distributions from sources other than our cash flows from operations, we may not be able to sustain our distribution rate and we may have fewer funds available for investment in properties and other assets and your overall returns may be reduced.

Our organizational documents permit us to pay distributions from any source without limit. If we fund distributions from financings or the net proceeds from this offering, we will have fewer funds available for investment in real estate properties and other real estate-related assets, and your overall returns may be reduced. At times, we may be forced to borrow funds to pay distributions during unfavorable market conditions or during periods when funds from operations are needed to make capital expenditures and other expenses, which could increase our operating costs. We may also fund such distributions from advances or contributions from our sponsors or from any deferral or waiver of fees by our advisor and sub-advisor. Furthermore, if we cannot cover our distributions with cash flows from operations, we may be unable to sustain our distribution rate. For the three months ended March 31, 2013, we paid distributions of approximately $2,417,000, including distributions reinvested through our dividend reinvestment plan, and our GAAP cash flows from operations were approximately $3,915,000. For the year ended December 31, 2012, we paid distributions of approximately $3,673,000, including distributions reinvested through our dividend reinvestment plan, and our GAAP cash flows from operations were approximately $4,033,000.

Although our sponsors and their affiliates have previously paid, forgiven or deferred certain fees and expenses related to us, there is no obligation by our sponsors or their affiliates to do so in the future.

Our sponsors have provided $228,000 towards certain of our general and administrative expenses as capital contributions since our inception. Our sponsors have not received, and will not receive, additional equity securities or any reimbursement for these contributions. Our sponsors do not intend to continue to contribute monies to fund future distributions. Also, approximately $7.2 million of organization and offering costs have been incurred on our behalf by our sub-advisor that have not been charged to us. Organization and offering cost reimbursements may not exceed 1.5% of the gross proceeds raised through this offering. Whether these costs incurred by our sub-advisor will be billed is dependent upon the success of this offering and the discretion of our sub-advisor.

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The following risk factor supplements the risk factors included in this prospectus under the heading “Risk Factors – Risks Related to Conflicts of Interest.”

Our Advisor Entities face conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Under our advisory agreement, our Advisor Entities or their affiliates will be entitled to fees that are structured in a manner intended to provide incentives to our Advisor Entities to perform in our best interests and in the best interests of our stockholders. However, because neither our Advisor Entities nor any of their affiliates maintain a significant equity interest in us and are entitled to receive certain minimum compensation regardless of performance, the interests of our Advisor Entities are not wholly aligned with those of our stockholders. In that regard, our Advisor Entities could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our Advisor Entities to fees. In addition, our Advisor Entities’ entitlement to fees upon the sale of our assets and to participate in sale proceeds could result in our Advisor Entities recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle our Advisor Entities to compensation relating to such sales, even if continued ownership of those investments might be in our best long-term interest. Our advisory agreement will require us to pay a performance-based termination fee to our Advisor Entities or their affiliates if we terminate the advisory agreement prior to the listing of our shares for trading on an exchange or, absent such termination, in respect of their participation in net sales proceeds. To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the termination fee, termination of the advisory agreement would be in our best interest. In addition, the requirement to pay the fee to our Advisor Entities or their affiliates at termination could cause us to make different investment or disposition decisions than we would otherwise make, in order to satisfy our obligation to pay the fee to the terminated Advisor Entities. For a more detailed discussion of the fees payable to our Advisor Entities and their affiliates in connection with this offering and in connection with the management of our company, see “Compensation Table” in this prospectus.

The following risk factor supplements the risk factors included in this prospectus under the heading “Risk Factors – Risks Related to this Offering and Our Corporate Structure.”

A stockholder’s interest in us may be diluted to the extent that our operating partnership issues units to our Advisor Entities or to third-parties.

Holders of units of our operating partnership, including holders of Class B Units, will receive distributions per unit in the same amount as the distributions we pay per share to our stockholders and will generally have the right to exchange their units of our operating partnership for cash or shares of our stock (at our option), subject to certain conditions and restrictions. To the extent we issue units in our operating partnership in exchange for properties or as consideration for services rendered by our Advisor Entities, investors purchasing stock in our public offerings will experience potential dilution in their percentage ownership interest in us. Depending on the terms of such issuances, the value of our properties and the value of the properties we may acquire through the issuance of units of limited partnership interests in our operating partnership, investors in our public offerings might also experience a dilution in the book value per share of their stock.

The following risk factor supplements the risk factors included in this prospectus under the heading “Risk Factors – Risks Associated with Debt Financing.”

Increases in interest rates would increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.

As of March 31, 2013, we had $118.1 million of variable rate debt obligations. Because we have such variable rate debt obligations, increases in interest rates would increase our interest costs and would reduce our cash flows and our ability to pay distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.

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The following risk factor supplements the risk factors included in this prospectus under the heading “Risk Factors – Retirement Plan Risks.”

If you invest in our shares through an IRA or other retirement plan, you may be limited in your ability to withdraw required minimum distributions.

If you establish an IRA or other retirement plan through which you invest in our shares, federal law may require you to withdraw required minimum distributions (“RMDs”) from such plan in the future. Our share repurchase program limits the amount of repurchases (other than those repurchases as a result of a stockholder’s death or disability) that can be made in a given year. Additionally, you will not be eligible to have your shares repurchased until you have held your shares for at least one year. As a result, you may not be able to have your shares repurchased at a time in which you need liquidity to satisfy the RMD requirements under your IRA or other retirement plan. Even if you are able to have your shares repurchased, such repurchase may be at a price less than the price at which the shares were initially purchased, depending on how long you have held your shares. If you fail to withdraw RMDs from your IRA or other retirement plan, you may be subject to certain tax penalties.

Market Opportunity

The following disclosure replaces in its entirety the disclosure under the heading “The Opportunity” in the “Market Opportunity” section of this prospectus.

The Opportunity

We intend to invest primarily in well-occupied, grocery-anchored neighborhood and community shopping centers with a mix of national, regional, and local retailers that sell essential goods and services to customers living in the local trade area. These centers will be well-located in more densely populated neighborhoods in the United States, where there are few opportunities for competing shopping centers to enter the market. We will be selective and prudent in investing capital and focus on acquiring higher quality assets with strong anchors in established or growing markets.

We expect to acquire centers where significant opportunities exist to create value through leasing and intensive property management. We believe that careful selection and institutional quality management of the shopping centers will allow us to maintain and enhance each property’s financial performance. As of July 1, 2013, we owned 46 grocery-anchored shopping centers, 20 of which we owned through the Joint Venture.

We have a seasoned real estate team with an average of 20 years of experience in acquiring and managing retail properties through all market cycles. We believe that our team’s real estate experience and established network of owners and brokers, combined with what we believe will be an increase in the supply of available shopping center properties meeting our investment criteria, will allow us to acquire assets at a discount to replacement cost.

Established Sourcing Network

Our Phillips Edison sponsor is nationally recognized as one of the largest private owners of grocery-anchored shopping centers in the country. Over the last 20 years, they have acquired over 240 shopping centers through their national, regional and local network of relationships with real estate brokers and existing owners of shopping centers, including individuals, REITs, insurance companies, and other institutional direct owners of real estate. We believe this direct access to a continuous source of investment opportunities, not available to smaller, regional operators, allows us to see nearly all of the marketed opportunities available for sale, as well as a substantial number of off-market deals.

Our Phillips Edison sponsor’s reputation has been established through its acquisition history, consistent presence in the market and relationships with owners and brokers. Our Phillips Edison sponsor’s person-to-person marketing program provides continuous communication and market presence with owners and brokers. The program includes face-to-face meetings at owners’ and brokers’ offices, frequent telephone contact, networking at national and regional industry conferences, periodic e-blasts to over 30,000 shopping center professionals and e-postcards sent to our proprietary database of over 4,000 contacts.

Volume of Opportunities

We believe our investment strategy is well suited for the current real estate environment. We believe there is a window of opportunity that has been created as a result of events in the economy and the capital markets. This market dislocation is creating buying opportunities not seen since the early 1990s. As the economy and capital markets normalize, we expect a steady volume of acquisition opportunities meeting our investment criteria to appear. We believe several factors contribute to the anticipated volume of properties for acquisition, including:

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•	We believe many owners of retail real estate are in distress as a result of debt maturities, are unable to cover their debt service obligations or are incapable of refinancing due to lender demands to resize their loans and are facing increasing pressure to sell.

•	We believe commercial banks, lenders and loan servicers of commercial mortgage-backed securities are culling their portfolios of assets. We expect banks will need to realize the losses from the distressed commercial real estate mortgages on their balance sheets.

•	In 2012, the ownership of the more than 100,000 shopping centers in the United States was quite fragmented: only 9,503, or 8.5% were owned by the top 20 property owners (as illustrated in the chart below). This fragmentation of the retail shopping center industry has contributed to the long history of a healthy trading volume of shopping centers.

Source: ICSC Research (2012), Retail Traffic (2012)

According to the International Council of Shopping Centers (“ICSC”) Research, the retail shopping center industry is comprised of over 113,000 retail shopping centers making retail one of the largest industries in the United States. The retail shopping center industry generates 12.4 million jobs and accounts for approximately 9.2% of the entire U.S. workforce, which makes it an important segment of the economy and an important venue for retail commerce.

Executive Officers and Directors

On April 22, 2013, our board of directors of appointed John B. Bessey to the positions of Co-President and Chief Investment Officer.  Mr. Bessey had previously served as our President since December 2009.  Additionally, our board of directors appointed R. Mark Addy to the position of Co-President.  Mr. Addy will also continue to serve as our Chief Operating Officer, a position he has held since October 2010.

On June 3, 2013, Richard J. Smith resigned as our Chief Financial Officer, Treasurer and Secretary. Mr. Smith served as our Chief Financial Officer, Treasurer and Secretary since February 2010. Mr. Smith's decision to resign was not the result of any disagreement with us.

On May 31, 2013, our board of directors appointed Devin I. Murphy to serve as our Chief Financial Officer, Treasurer and Secretary, effective June 3, 2013.

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Mr. Murphy previously served as Vice Chairman of Investment Banking at Morgan Stanley from November 2009 to June 2013. He began his real estate career in 1986 when he joined the real estate group at Morgan Stanley as an Associate. Prior to rejoining Morgan Stanley in June 2009, Mr. Murphy was a Managing Partner of Coventry Real Estate Advisors (“Coventry”), a real estate private equity firm founded in 1998 which sponsors a series of institutional investment funds that acquire and develop retail properties. Since its inception, Coventry has invested over $2.5 billion in retail assets. Prior to joining Coventry in March 2008, Mr. Murphy served as Global Head of Real Estate Investment Banking for Deutsche Bank Securities, Inc. from February 2004 until November 2007. At Deutsche Bank, Mr. Murphy ran a team of over 100 professionals located in eight offices in the US, Europe, and Asia. Mr. Murphy’s Deutsche Bank team was recognized as an industry leader and under his management executed over 500 separate transactions on behalf of clients representing total transaction volume exceeding $400 billion. Prior to joining Deutsche Bank, Mr. Murphy was with Morgan Stanley for 15 years. He held a number of senior positions at Morgan Stanley including Co-Head of U.S. Real Estate Investment Banking and head of the private capital markets group (“PCM”). PCM is the team at Morgan Stanley responsible for raising equity capital for Morgan Stanley’s real estate private equity funds as well as private equity capital on behalf of clients. During the time that Mr. Murphy ran PCM, the team raised in excess of $5 billion of equity capital. Mr. Murphy served on the Investment Committee of the Morgan Stanley Real Estate Funds from 1994 until his departure in 2004. During his tenure on the Investment Committee the Morgan Stanley Real Estate Funds invested over $6.5 billion of equity capital globally in transactions with a total transaction value in excess of $35 billion. Mr. Murphy has served as an Advisory Director for Hawkeye Partners, a real estate private equity firm headquartered in Austin, Texas, since March 2005 and for Trigate Capital, a real estate private equity firm headquartered in Dallas, Texas, since September 2007. Mr. Murphy is a member of the Urban Land Institute, the Pension Real Estate Association, and the National Association of Real Estate Investment Trusts. He received a BA with Honors from the College of William and Mary and an MBA from the University of Michigan.

Advisory Agreement

On February 4, 2013, we and our operating partnership entered into an amended and restated advisory agreement (the “A&R Advisory Agreement”) with AR Capital Advisor. On June 19, 2013, we and our operating partnership entered into a second amended and restated advisory agreement (the “Second A&R Advisory Agreement”) with AR Capital Advisor. The A&R Advisory Agreement and the Second A&R Advisory Agreement contained certain changes to the compensation we may pay to AR Capital Advisor that are described below in the changes to our “Compensation Table.”

Compensation Table

The following disclosure replaces in its entirety the section entitled “Acquisition Fees” in the table in this prospectus under the heading “Compensation Table.”

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Acquisition Fees (4)	We pay to our Advisor Entities 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For properties acquired through a joint venture, we pay to our Advisor Entities 1.0% of our allocable portion of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of our allocable portion of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees, acquisition expenses and financing fees.	$13,144,000 (maximum offering and no debt)/$25,716,000 (maximum offering and target leverage of 50.0% of the cost of our investments)/$49,289,000 (maximum offering, assuming leverage of 75.0% of the cost of our investments)

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The following disclosure replaces in its entirety the section entitled “Asset Management Fee” in the table in this prospectus under the heading “Compensation Table.”

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Asset Management Subordinated Participation Interest(6)

Within 60 days after the end of each calendar quarter (subject to the approval of the board of directors), our operating partnership will pay an asset management subordinated participation interest by issuing a number of restricted Class B Units to our Advisor Entities equal to: (i) the excess of the product of (x) the cost of our assets multiplied by (y) 0.25%; divided by (ii) the value of one share of common stock as of the last day of such calendar quarter net of the selling commissions and dealer manager fees payable on shares of our common stock.

Our Advisor Entities will be entitled to receive distributions on the vested and unvested Class B Units they receive in connection with the asset management subordinated participation at the same rate as distributions received on our common stock; such distributions will be in addition to the incentive fees the Advisor Entities may receive from us, including, without limitation, the subordinated participation in net sales proceeds, the subordinated incentive listing distribution or the subordinated distribution upon termination of the advisory agreement, as applicable. Class B Units are subject to forfeiture until such time as: (a) the value of the operating partnership's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon, or the “economic hurdle;” (b) any one of the following events occurs concurrently with or subsequent to the achievement of the economic hurdle described above: (1) the termination of the advisory agreement by an affirmative vote of a majority of our independent directors without cause; (2) a listing event; or (3) another liquidity event; and (z) our Advisor Entities are still providing advisory services to us immediately prior to the occurrence of an event of the type described in (b) above (the “service condition”). Such Class B units will be forfeited immediately if: (a) the advisory agreement is terminated for cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of our independent directors without cause before the economic hurdle has been met.

Actual amounts cannot be determined at the present time. Because the subordinated participation interests are based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of these participation interests.

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The following disclosure replaces in its entirety the section entitled “Other Operating Expenses” in the table in this prospectus under the heading “Compensation Table.”

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering
Other Operating Expenses (6)	We reimburse the expenses incurred by our Advisor Entities in connection with their provision of services to us, including our allocable share of our Advisor Entities’ overhead, such as rent, personnel costs, utilities and IT costs. Such personnel costs include salaries and benefits, but do not include bonuses. Personnel costs are allocated to programs for reimbursement based generally on the percentage of time devoted by personnel to the program, except that we do not reimburse for the personnel costs of acquisition, financing or disposition personnel when such personnel attend to matters for which the Advisor Entities earn an acquisition fee, a financing fee or a disposition fee or for which acquisition expenses are incurred.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

The following disclosure replaces in their entirety the sections entitled “Subordinated Share of Cash Flows” and “Subordinated Incentive Fee” in the table in this prospectus under the heading “Compensation Table.”

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering

Subordinated Participation in Net Sales Proceeds (payable only if we are not listed on an exchange at the time of sale)(8)(9)	The Special Limited Partner will receive from time to time, when available, 15.0% of remaining net sales proceeds from the sale of our investments after the return of capital contributions plus payment to investors of an annual 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)(8)(10)	The Special Limited Partner will receive 15.0% of the amount by which the sum of the market value of our shares of common stock plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 7.0% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

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Subordinated Distribution Upon Termination of the Advisory Agreement(11)	Upon termination or non-renewal of the advisory agreement, the Special Limited Partner will receive distributions from our operating partnership equal to 15.0% of the amount by which the value of our assets at the time of termination exceeds the amount needed to provide investors with an annual 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. These distributions will be paid in the form of a non-interest bearing promissory note. In addition, the Special Limited Partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

The following disclosure replaces in their entirety footnote 8 through footnote 10 to the table in our prospectus under the heading “Compensation Table.”

(8)	Neither our Advisor Entities nor any of their affiliates (including the Special Limited Partner, in which AR Capital Advisor has a 15.0% interest and Phillips Edison Sub-advisor has an 85.0% interest) can earn both the subordinated participation in net sales proceeds and the subordinated incentive listing fee. The subordinated incentive listing fee will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sales proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash or a combination thereof. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any subordinated participation in net sales proceeds becoming due and payable to the Special Limited Partner or its assignees hereunder shall be reduced by the amount of any distribution made to the Special Limited Partner pursuant to the limited partnership agreement of our operating partnership. Any portion of the subordinated participation in net sales proceeds that the Special Limited Partner receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.

(9)	Upon an investment liquidity event, which means a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur, including through a merger or sale of stock or other interests in an entity), the Special Limited Partner will be entitled to receive, payable in one or more payments solely out of net sales proceeds, an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value of the investments owned as of the date of the liquidity event and the investments acquired after the termination date of the advisory agreement for which a contract to acquire such investment had been entered into as of the termination date, or collectively the included assets, or all issued and outstanding shares of our common stock, in each case as determined in good faith by us, as the sole member of the general partner of the operating partnership, as of the date the investment liquidity event is consummated, plus (y) total distributions paid through the date the investment liquidity event is consummated, exceeds (2) the sum of the gross proceeds raised in all offerings through the date the investment liquidity event is consummated (less amounts paid on or prior to such date to purchase or redeem any shares of our common stock purchased in an offering pursuant to our share repurchase program) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the date the investment liquidity event is consummated, would have provided such stockholders an annual 7.0% cumulative, non-compounded, pre-tax return on the gross proceeds raised in all offerings through the date the investment liquidity event is consummated, measured for the period from inception through the date the investment liquidity event is consummated, less (B) any prior payments to the Special Limited Partner of the subordinated participation in net sales proceeds or the subordinated incentive listing fee.

Under our charter, an interest in gain from the sale of assets may not exceed 15.0% of the balance of net sale proceeds remaining after investors have received a return of their net capital contributions and a 6.0% per year cumulative, non-compounded return. Our advisory agreement, in conjunction with our operating partnership agreement, sets a higher threshold for the payment of the subordinated participation in net sale proceeds than that required by our charter. Any lowering of the threshold set forth in the advisory agreement and operating partnership agreement would require the approval of a majority of the members of the conflicts committee.

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(10)	The subordinated incentive listing fee will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sales proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash or a combination thereof. The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. Any previous payments of the subordinated participation in net sales proceeds will offset the amounts due pursuant to the subordinated incentive listing fee. If the Special Limited Partner receives the subordinated incentive listing fee, neither it nor any of its affiliates would be entitled to receive any more of the subordinated distributions of net sales proceeds or the subordinated distribution upon termination.

(11)	The subordinated distribution upon termination, if any, will be payable in the form of a non-interest bearing promissory note equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the termination date) of our investments on the termination date, less (x) any loans secured by such investments, plus (y) total distributions paid through the termination date, less (z) any amounts distributable as of the termination date to limited partners who received operating partnership units in connection with the acquisition of any investments (including cash used to acquire investments) upon the liquidation or sale of such investments (assuming the liquidation or sale of such investments on the termination date), exceeds (2) the sum of the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the termination date to purchase or redeem any shares of our common stock pursuant to our share repurchase program) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 7.0% cumulative, non-compounded, pre-tax return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the termination date, less (B) any prior payments to the Special Limited Partner of the subordinated participation in net sales proceeds. In addition, at the time of termination, the Special Limited Partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing or another liquidity event occurs, including a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur, including through a merger or sale of stock or other interests in an entity). If the Special Limited Partner elects to defer its right to receive a subordinated distribution upon termination and there is a subsequent listing of the shares of our common stock on a national securities exchange, then the Special Limited Partner will be entitled to receive a subordinated distribution upon termination, payable in one or more payments solely out of net sales proceeds, in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the date of listing) of the included assets, less (x) any loans secured by the included assets, plus (y) total distributions paid through the date of listing on shares of our common stock issued through the termination date, less (z) any amounts distributable as of the date of listing to limited partners who received operating partnership units in connection with the acquisition of any included assets (including cash used to acquire the included assets) upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of listing), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of listing to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase program), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 7.0% cumulative, non-compounded, pre-tax return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of listing, less (B) any prior payments to the Special Limited Partner of the subordinated participation in net sales proceeds.

If the Special Limited Partner elects to defer its right to receive a subordinated distribution upon termination and there is a subsequent investment liquidity event, then the Special Limited Partner will be entitled to receive a subordinated distribution upon termination, payable in one or more payments solely out of net sales proceeds, in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the date of such other liquidity event) of the included assets, less (x) any loans secured by the included assets, plus (y) total distributions paid through the date of the other liquidity event on shares of our common stock issued in offerings through the termination date, less (z) any amounts distributable as of the date of the other liquidity event to limited partners who received operating partnership units in connection with the acquisition of any included assets (including cash used to acquire included assets) upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of the other liquidity event), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of the other liquidity event to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase program), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 7.0% cumulative, non-compounded, pre-tax return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of the other liquidity event, less (B) any prior payments to the Special Limited Partner of the subordinated participation in net sales proceeds.

If the Special Limited Partner receives the subordinated distribution upon termination, neither it nor any of its affiliates would be entitled to receive any more of the subordinated participation in net sales proceeds or the subordinated incentive listing distribution. There are many additional conditions and restrictions on the amount of compensation our advisor, our sub-advisor and their affiliates may receive.

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Conflicts of Interest

The following disclosure is inserted as the second paragraph under the heading “Conflicts of Interest – Affiliated Dealer Manager” in this prospectus.

In April 2013, our dealer manager received notice and a proposed Letter of Acceptance, Waiver and Consent, or AWC, from FINRA, the self-regulatory organization that oversees broker dealers, that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering. Without admitting or denying the findings, Realty Capital Securities submitted an AWC, which FINRA accepted on June 4, 2013. In connection with the AWC, our dealer manager consented to the imposition of a censure and a fine of $60,000. Our dealer manager believes that the matter will not have a material adverse effect on it or its business.

Prior Performance Summary

The following disclosure replaces in its entirety the disclosure in the “Prior Performance Summary” section of this prospectus.

The information presented in this section represents the historical experience of all real estate programs managed over the last ten years by Messrs. Phillips and Edison, our individual Phillips Edison sponsors, and Messrs. Schorsch and Kahane, our individual AR Capital sponsors. In assessing the relative importance of this information with respect to a decision to invest in this offering, you should keep in mind that we rely primarily on affiliates of our Phillips Edison sponsor to identify acquisitions and manage our portfolio and we rely primarily on affiliates of our AR Capital sponsor with respect to our capital-raising efforts, although both AR Capital Advisor and Phillips Edison Sub-Advisor jointly participate in major decisions as described in this prospectus at “Management – Our Advisor and Sub-Advisor.” You should also note that only programs sponsored by Phillips Edison have invested in our targeted portfolio of grocery-anchored neighborhood and community shopping centers.

Unless otherwise indicated, the information presented below with respect to the historical experience of Phillips Edison and the private real estate funds sponsored by Phillips Edison and of AR Capital and the prior programs sponsored by AR Capital is as of the 10-years ended December 31, 2012. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Phillips Edison and AR Capital and their respective affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Appendix A includes five tables with information about the public programs and private funds discussed in this section. They present information with respect to (1) the experience of our sponsors in raising and investing in funds, (2) the compensation paid by prior funds to the sponsor and its affiliates, (3) the operating results of prior funds, (4) sales or disposals of properties by prior funds, and (5) results of completed funds. Table VI located in Part II of the registration statement, which is not part of this prospectus, describes acquisitions of properties by prior programs and funds. We will provide a copy of Table VI to you upon written request and without charge. In all cases, the tables presenting information about the historical experience of programs sponsored by Phillips Edison appear first, followed by tables summarizing similar information for AR Capital.

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Private Programs Sponsored by Phillips Edison

Since 1991, Michael C. Phillips and Jeffrey S. Edison, have partnered to acquire, manage and reposition necessity-driven retail properties, primarily grocery-anchored neighborhood and community shopping centers across the United States. Phillips Edison has operated with financial partners through both property-specific and multi-asset discretionary funds, and to date, Phillips Edison has sponsored six private real estate funds and raised approximately $674 million of equity from high-net-worth individuals and institutional investors.

During the 10-year period ended December 31, 2012, Phillips Edison managed six private real estate funds, all of which were multi-investor, commingled funds. All of these private funds were limited partnerships for which affiliates of Messrs. Phillips and Edison act or acted as general partner. In all cases, affiliates of Messrs. Phillips and Edison had responsibility for acquiring, investing, managing, leasing, developing and selling the real estate and real estate-related assets of each of the funds.

Two of the six private real estate funds managed by Phillips Edison raised approximately $395 million of equity capital from 12 institutional investors during the 10-year period ended December 31, 2012. The institutional investors investing in the private funds include public pension funds, sovereign wealth funds, insurance companies, financial institutions, endowments and foundations. For more information regarding the experience of our sponsors in raising funds from investors, see Table I and Table II of the Prior Performance Tables contained in Appendix A of this supplement.

During the 10-year period ended December 31, 2012, Phillips Edison acquired 242 real estate investments and invested over $1.8 billion in these assets (purchase price) on behalf of the six private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these six private funds.

Four of the six private funds managed by Phillips Edison during the 10-year period ended December 31, 2012 have or had investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with stable returns, to preserve and return their capital contributions and to realize growth in the value of their investments. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. For each of the private funds, Phillips Edison has focused on acquiring a diverse portfolio of real estate investments. Phillips Edison has typically diversified the portfolios of the private funds by geographic region, investment size, and tenant mix. In constructing the portfolios of the six private funds, Phillips Edison specialized in acquiring a mix of value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value.

Phillips Edison has sought to diversify investments in its private funds by geographic region as illustrated by the chart below. The chart below outlines investments of the private funds by amounts invested (purchase price) during the 10-year period ended December 31, 2012. All were within the United States. The geographic dispersion of properties acquired during the 10-year period ended December 31, 2012 is as follows: 37.0% of the amount was invested in 95 properties located in the eastern United States, 30.0% of the amount was invested in 63 properties located in the southern United States, 15.0% of the amount was invested in 46 properties located in the western United States and 18.0% of the amount was invested in 38 properties located in the midwestern United States.

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PHILLIPS EDISON - PRIVATE PROGRAMS

INVESTMENT BY REGION

In addition to diversifying the private fund portfolios by geographic region, Phillips Edison has primarily focused on necessity-driven retail investments that include the following categories: grocery, general merchandise, discount, health and beauty, and office supply retailers. Unlike industries that are routinely affected by cyclical fluctuations in the economy, shopping centers anchored by these retailers have historically been more resistant to economic downturns. In general, the consistent consumer demand for items such as food, pharmaceutical goods, postal services, general retail and hardware is present in all cycles of the economy.

In seeking to diversify the portfolios of the private funds by investment risk, Phillips Edison has purchased a mix of low-risk, high-quality properties and high-quality but under-performing properties in need of repositioning. The majority of the properties purchased by the private funds had prior owners and operators. For more detailed information regarding acquisitions by the private funds in the three years ended December 31, 2012, see Table VI located in Part II of the registration statement, which is not part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

During the 10-year period ended December 31, 2012, Phillips Edison sold 57 properties on behalf of these six private funds. Phillips Edison continues to actively manage the remaining unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with Phillips Edison affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. For more information regarding the fees paid to Phillips Edison affiliates by these private funds and the operating results of these private funds, please see Tables II and III of the Prior Performance Tables in Appendix A of this supplement.

Two of the six private real estate funds managed by Phillips Edison (referred to as Fund I and Fund II) both experienced a liquidity event in 2004, at which time, investors in these funds were given the option to liquidate their investments or to convert their investments into shares of Phillips Edison Limited Partnership. Approximately 80.0% of the investors in Fund I and Fund II remained in the funds. The remaining four private real estate funds managed by Phillips Edison are fully invested, but have not yet had a liquidity event under the terms of their respective fund agreements. Note that an investment in this offering is substantially different than an investment in any of the Phillips Edison sponsored private offerings. Prior offerings have focused on purchasing value-add grocery-anchored shopping centers. We will invest the proceeds from this offering primarily in core and core plus grocery-anchored shopping centers that are well-occupied, have a higher ratio of national and regional retailers and are located in more heavily populated locations.

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Adverse Business Developments and Conditions

Market timing is a strategy of buying or selling assets based on predictions of future market price movements. Phillips Edison has not tried to time the sponsorship of real estate programs based on its predictions of the real estate market as a whole. For most of the last 10 years, sponsored programs have been raising capital in order to acquire a desirable portfolio of real estate. As the money has been raised, sponsored programs have sought to acquire real estate at favorable prices based on then-current market conditions. In other words, such programs have generally sought to put capital to use promptly if suitable investments are available rather than hold substantial amounts of cash for long periods. Although our Phillips Edison sponsor believes that this strategy has generally served the investors in Phillips Edison-sponsored programs well, some of the assets acquired by Phillips Edison-sponsored programs were acquired at times when real estate was generally more expensive than during the later stages of the life of the program. As a result, at any given time some acquired assets of a Phillips Edison-sponsored program might sell for prices that are lower than the prices paid for them if those assets had to be liquidated at that time. This can be true even if the property remains leased to creditworthy tenants with long-term leases such that the program continues to project strong income yields. This possibility is the primary reason why Phillips Edison-sponsored programs are sold as long-term investments. With a long-term investment horizon, Phillips Edison-sponsored programs have more flexibility to liquidate or list at a more favorable time during a real estate cycle. Nevertheless, we cannot make any assurances regarding our ability to liquidate or list at a time when real estate prices are attractive relative to the prices we will pay for our portfolio.

Fund III is one of the six private funds managed by Phillips Edison. Phillips Edison Limited Partnership owns 10.2% of Fund III. Fund III acquired all of its 116 properties from 2005 through 2007, during a market period characterized by historically low capitalization rates. Subsequent to these acquisitions, market conditions weakened and, as a result, real property values declined. The total occupancy of Fund III’s properties decreased from 86.6% in September 2007 to an overall low of 81.7% in March 2009. Due to the deterioration of overall market conditions, Fund III recognized impairments for accounting purposes during the period from 2008 to 2011. As of December 2012, the total occupancy of Fund III’s properties increased to 88.7%, reflecting an increase of 7.0% from the overall low total occupancy in March 2009.

Prior Investment Programs Sponsored by AR Capital

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane, the principals of our AR Capital sponsor and its affiliates. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and AR Capital Advisor may not be indicative of our future results. The information summarized below is current as of December 31, 2012 (unless specifically stated otherwise) and is set forth in greater detail in the Prior Performance Tables included in this supplement. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by AR Capital and its affiliates. To the extent that such entities have the same or similar investment strategies or objectives as ours, such entities may be in competition with us for the investments we make. We do not believe that any of our affiliated programs are in direct competition with this program. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2012, affiliates of AR Capital Advisor have sponsored ten public programs, all of which had raised funds as of December 31, 2012 and five non-public programs. From August 2007 (inception of the first public program) to December 31, 2012, AR Capital’s public programs, which include ARCT, NYRR, ARC RCA, ARC HT, ARC DNAV, ARCT III, ARCP, ARC Global and ARCT IV and the programs consolidated into ARCT, which were ARC Income Properties II and all of the Section 1031 Exchange Programs described below, had raised $4.7 billion from 70,663 investors in public offerings and an additional $37.5 million from 205 investors in a private offering by ARC Income Properties II and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 1,321 properties with an aggregate purchase price of $5.5 billion, including acquisition fees, in 49 states and U.S. territories and one property in the United Kingdom. The investment objectives of each of these public programs are substantially identical to our investment objectives of (1) paying attractive and stable cash distributions, (2) preserving and returning stockholders’ capital contributions and (3) realizing appreciation in the value of our investments.

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The following table details the percentage of properties located in the following U.S. states as well as the United Kingdom based on purchase price:

State/Possession/Country	Purchase Price %
Alabama	1.7%
Arizona	2.0%
Arkansas	1.2%
California	4.2%
Colorado	1.2%
Connecticut	0.4%
Delaware	0.1%
Florida	2.9%
Georgia	4.5%
Idaho	0.2%
Illinois	9.2%
Indiana	2.8%
Iowa	1.4%
Kansas	1.9%
Kentucky	2.1%
Louisiana	1.2%
Maine	0.2%
Maryland	1.2%
Massachusetts	1.2%
Michigan	3.7%
Minnesota	1.0%
Mississippi	1.9%
Missouri	4.2%
Montana	0.2%
Nebraska	0.6%
Nevada	1.6%
New Hampshire	0.5%
New Jersey	1.4%
New Mexico	0.1%
New York	13.7%
North Carolina	2.9%
North Dakota	0.2%
Ohio	5.1%
Oklahoma	0.7%
Oregon	0.2%
Pennsylvania	4.6%
Puerto Rico	0.2%
Rhode Island	0.3%
South Carolina	2.3%
South Dakota	0.1%
Tennessee	1.1%
Texas	8.8%
United Kingdom	0.0%
Utah	0.6%
Vermont	0.3%
Virginia	1.0%
Washington	0.8%
West Virginia	0.6%
Wisconsin	1.9%
Wyoming	0.1%
100%

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The properties are used by our tenants in the following industries based on purchase price.

Industry	Purchase Price %
Aerospace	0.9%
Auto Retail	1.5%
Auto Services	1.6%
Consumer Goods	0.7%
Consumer Products	6.7%
Discount Retail	7.4%
Financial Services	0.5%
Freight	10.6%
Gas/Convenience	2.4%
Government Services	2.7%
Healthcare	16.7%
Home Maintenance	1.5%
Insurance	2.7%
Manufacturing	2.2%
Office	2.1%
Parking	0.1%
Pharmacy	10.9%
Residential	0.6%
Restaurant	2.8%
Retail	11.2%
Retail Banking	7.7%
Specialty Retail	4.5%
Storage Facility	0.1%
Supermarket	1.1%
Technology	0.6%
Telecommunications	0.2%
100.0%

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The purchased properties were 26.7% new and 73.3% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2012, two properties had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2012, the non-public programs, which were ARC Income Properties, ARC Income Properties II, ARC Income Properties III, ARC Income Properties IV and ARC Growth Fund, LLC, had raised $54.4 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%
Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%
100%

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The properties are all commercial single tenant facilities with 81.0% retail banking, 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2012, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long-term notes payable issued in private placements.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our AR Capital Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, is a Maryland corporation that qualified as a REIT for federal income tax purposes. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single tenant properties net leased to creditworthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock, excluding 25.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. ARCT’s initial public offering closed in July 2011 having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and having incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCT became a self-administered REIT managed full-time by its own management team, or the Internalization. Concurrent with the Internalization, the ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT”, or the Listing. In connection with the Listing, ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer, or the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT had purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. On September 6, 2012, ARCT entered into an Agreement and Plan of Merger with Realty Income Corporation, a Maryland corporation and its subsidiary, which was subsequently amended on January 6, 2013. The merger was approved by both companies’ boards of directors and was subsequently approved by both companies’ stockholders on January 16, 2013. The merger closed on January 22, 2013, pursuant to which ARCT merged with and into a subsidiary of Realty Income Corporation and trading of ARCT’s shares was suspended at market close on that date. As of December 31, 2012, ARCT had total real estate investments, at cost, of $2.2 billion, comprised of 515 properties.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc., or NYRR, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRR was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. NYRR filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. NYRR had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRR exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of February 28, 2013, NYRR had received aggregate gross proceeds of $217.4 million which includes the sale of 21.4 million shares in its public offering and $4.7 million from its distribution reinvestment plan. As of February 28, 2013, there were 23.9 million shares of NYRR common stock outstanding, including restricted stock, converted preferred shares, and shares issued under its distribution reinvestment plan. As of February 28, 2013, NYRR had total real estate investments, at cost, of $350.7 million, comprised of 16 properties. As of December 31, 2012, NYRR had incurred, cumulatively to that date, $25.7 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $9.1 million for acquisition costs related to its portfolio of properties.

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American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and became effective on February 18, 2011. As of February 28, 2013, ARC HT had received aggregate gross offering proceeds of $816.5 million which includes the sale of 81.0 million shares in its public offering and $9.9 million from its distribution reinvestment plan. As of February 28, 2013, ARC HT had acquired 51 commercial properties, for a purchase price of $677.0 million. As of December 31, 2012, ARC HT had incurred, cumulatively to that date, $76.3 million in offering costs for the sale of its common stock and $12.8 million for acquisition costs related to its portfolio of properties.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was organized on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC RCA filed its registration statement with the SEC on September 14, 2010 and became effective on March 17, 2011. As of February 28, 2013, ARC RCA had received aggregate gross proceeds of $9.2 million from the sale of 0.9 million shares in its public offering, including proceeds from its distribution reinvestment plan. As of February 28, 2013, ARC RCA had acquired two properties for a purchase price of $54.2 million. As of December 31, 2012, ARC RCA has incurred, cumulatively to that date, $6.6 million in offering costs from the sale of its common stock and $1.0 million for acquisition costs related to its portfolio of properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC DNAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013, ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of February 28, 2013, ARC DNAV had received aggregate gross proceeds of $9.9 million from the sale of 1.0 million shares in its public offering. As of February 28, 2013, ARC DNAV had acquired eight properties with total real estate investments, at cost, of $27.4 million. As of December 31, 2012, ARC DNAV had incurred, cumulatively to that date, $3.9 million in offering costs from the sale of its common stock and $0.7 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, was the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and became effective on March 31, 2011. As of February 28, 2013, ARCT III had received aggregate gross proceeds of $1.8 billion which includes the sale of 174.0 million shares in its public offering and $31.9 million from its distribution reinvestment plan. As of February 28, 2013, immediately prior to the closing of the merger described below, ARCT III owned 533 single tenant, freestanding properties and had total real estate investments, at cost, of $1.7 billion. As of December 31, 2012, ARCT III had incurred, cumulatively to that date, $196.5 million in offering costs for the sale of its common stock and $40.8 million for acquisition costs related to its portfolio of properties. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all of the outstanding shares of ARCT III. The merger was approved by the independent members of both companies’ boards of directors and was subsequently approved by both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger. The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received their respective cash or stock consideration from ARCP, as elected, pursuant to terms of the Agreement and Plans of Merger on March 1, 2013.

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American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Stock Market under the symbol “ARCP.” On November 2, 2011, ARCP completed an underwritten follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock. On June 18, 2012 ARCP closed a second underwritten follow-on offering of 3.3 million shares of common stock. In addition, on July 9, 2012, ARCP closed on the underwriters’ overallotment option of an additional 0.5 million shares of common stock. In January 2013, ARCP commenced its “at the market” equity offering. In aggregate, ARCP has received $128.7 million of proceeds from the sale of common and convertible preferred stock. As of February 28, 2013, immediately prior to the closing of the merger described below, ARCP owned 158 single tenant, freestanding properties and real estate investments, at a purchase price of $307.7 million. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all of the outstanding shares of ARCT III. The merger has been approved by the independent members of both companies’ boards of directors and was subsequently approved by both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger. The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received pursuant to terms of the Agreement and Plan of Merger their respective cash or stock consideration from ARCP, as elected. On March 18, 2013, the closing price per share of common stock of ARCP was $13.93.

American Realty Capital Global Trust, Inc.

American Realty Capital Global Trust, Inc., or ARC Global, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global was incorporated on July 13, 2011 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC Global filed its registration statement with the SEC on October 27, 2011, which was declared effective by the SEC on April 20, 2012. As of February 28, 2013, ARC Global received aggregate gross proceeds of $3.9 million from the sale of 0.4 million shares in its public offering. As of February 28, 2013, ARC Global had acquired one property with a base purchase price of $2.6 million. As of December 31, 2012, ARC Global had incurred, cumulatively to that date, $2.6 million in offering costs for the sale of its common stock and $0.2 million for acquisition costs related to its property acquisition.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, is the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARCT IV filed its registration statement with the SEC on March 22, 2012, which was declared effective by the SEC on June 8, 2012. As of February 28, 2013, ARCT IV received aggregate gross proceeds of $671.5 million from the sale of 27.2 million shares in its public offering and $1.7 million under its distribution reinvestment plan. As of February 28, 2013, ARCT IV owned 74 freestanding properties at a purchase price of $154.2 million. As of December 31, 2012, ARCT IV had incurred, cumulatively to that date, $36.8 million in offering costs for the sale of its common stock and $2.3 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust II, Inc.

American Realty Capital Healthcare Trust II, Inc., or ARC HT II, a Maryland corporation, is the eleventh publicly offered REIT sponsored by American Realty Capital. ARC HT II was incorporated on October 15, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC HT II filed its registration statement with the SEC on October 31, 2012, which was declared effective by the SEC on February 14, 2013. As of February 28, 2013, ARC HT II received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of February 28, 2013, ARC HT II has not acquired any properties. As of December 31, 2012, ARC HT II had incurred, cumulatively to that date, $0.8 million in offering costs for the sale of its common stock.

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ARC Realty Finance Trust, Inc.

ARC Realty Finance Trust, Inc., or ARC RFT, a Maryland corporation, is the twelfth publicly offered REIT sponsored by American Realty Capital. ARC RFT was incorporated on November 15, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC RFT filed its registration statement publicly with the SEC on January 22, 2013, which was declared effective by the SEC on February 12, 2013. As of February 28, 2013, ARC RFT received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of February 28, 2013, ARC RFT has not made any investments. As of December 31, 2012, ARC RFT had incurred, cumulatively to that date, $0.9 million in offering costs for the sale of its common stock.

American Realty Capital Trust V, Inc.

American Realty Capital Trust V, Inc., or ARCT V, a Maryland corporation, is the thirteenth publicly offered REIT sponsored by American Realty Capital. ARCT V was incorporated on January 22, 2013 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARCT V filed its registration statement publicly with the SEC on March 6, 2013, which has yet to be declared effective. As of February 28, 2013, ARCT V received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of February 28, 2013, ARCT V has yet to make any investments. As of January 31, 2013, ARCT V had incurred, cumulatively to that date, $0.2 million in offering costs for the sale of its common stock.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of February 28, 2013, BDCA had raised gross proceeds of $204.7 million which includes the sale of 19.5 million shares in its public offering and $2.7 million from its distribution reinvestment program. As of February 28, 2013, BDCA’s investments, at original cost, were $290.9 million. As of December 31, 2012, BDCA had incurred, cumulatively to that date, $2.0 million in offering costs for the sale of its common stock.

Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor, which for this purpose excludes ARCP, a REIT that is and always has been listed on The NASDAQ Stock Market. American Realty Capital has sponsored the following other public programs (excluding ARCP): ARCT, NYRR, ARC HT, ARC RCA, ARC DNAV, ARCT III, ARC Global Trust, ARCT IV, ARC HT II, ARCT V and BDCA. ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of its shares of common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. On February 28, 2013, ARCT III and ARCP consummated an Agreement and Plan of Merger under which ARCP acquired all the outstanding shares of ARCT III. ARCT III was a non-traded REIT until February 28, 2013, when it merged with and into a subsidiary of ARCP. ARCT III’s prospectus for its initial public offering provided that it would seek to effect a sale or merger of ARCT III by the fifth anniversary of the termination of its initial public offering. By consummating the merger of itself with and into a subsidiary of ARCP, ARCT III achieved a sale or merger of ARCT III within the time that it contemplated to do so.

The prospectus for each of these other public programs states a date or time period by which it may be liquidated or engage in another liquidity event. Further, NYRR, ARC HT, ARC RCA, ARC DNAV, ARC Global Trust, ARC HT II, ARC RFT and BDCA are in their offering and acquisition stages. Other than ARCT and ARCT III none of these public programs have reached the stated date or time period by which they may be liquidated or engage in another liquidity event.

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Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by our AR Capital sponsor. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through soliciting dealers. On September 7, 2011, the note holders were repaid, the properties were contributed to ARCP as part of its formation transaction, and the mortgage loans were repaid.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through soliciting dealers. In May 2011, the notes were repaid in full including accrued interest and the program was closed.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of 20 years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through soliciting dealers. On September 7, 2011, the note holders were repaid and the property was contributed to ARCP as part of its formation transaction.

ARC Income Properties IV, LLC implemented a note program that raised gross proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six retail stores triple net leased to Tractor Supply stores for $21.2 million. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every five years. The notes issued under this program by ARC Income Properties IV, LLC were sold by our dealer manager through soliciting dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10.1 million.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party, a Section 1031 Exchange Program. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1.1 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In November 2012, the third party’s interest was purchased by American Realty Capital Operating Partnership, L.P.

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American Realty Capital Operating Partnership, L.P. previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2.6 million, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2.6 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In October through November 2012, the third party’s interests in the properties were purchased by American Realty Capital Operating Partnership, L.P.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $0.5 million, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $0.5 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In October 2012, the third party’s interests in the properties were purchased by American Realty Capital Operating Partnership, L.P.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3.1 million, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3.1 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In October 2012, the third party’s interests in the properties were purchased by American Realty Capital Operating Partnership, L.P.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7.3 million, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7.3 million had been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in- common structure with an affiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $0.6 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In October 2012, the third party’s interests in the properties were purchased by American Realty Capital Operating Partnership, L.P.

Adverse Business Developments and Conditions

The net losses incurred by public and non-public programs are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, AR Capital’s largest program to date, for the years ended December 31, 2012, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC was an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities were owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which did not occur), will be borne by Messrs. Schorsch and Kahane and their respective families. On September 7, 2011, the note holders in ARC Income Properties, LLC and ARC Income Properties III, LLC were repaid and the properties were contributed to ARCP as part of its formation transaction. Additionally, the mortgage loans in ARC Income Properties, LLC were repaid.

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ARC Growth Fund, LLC was different from AR Capital’s other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

From 2008 through 2012, the AR Capital programs referenced above have experienced a non-renewal of eight leases, five units of which were leased to new tenants. ARCP sold one of the related properties in 2012. Further, none of these programs have been subject to mortgage foreclosure or significant losses on the sales of properties during the same period of time.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

Plan of Distribution

The following disclosure replaces in its entirety the fourth paragraph under the heading “Compensation of Our Dealer Manager and Participating Broker-Dealers” in the “Plan of Distribution” section of this prospectus.

If an investor purchases shares through one of these channels in our primary offering, we sell the shares at a 7.0% discount, or at $9.30 per share, reflecting that selling commissions are not paid in connection with such purchases. We receive substantially the same net proceeds for sales of shares through these channels. Neither our dealer manager nor its affiliates compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us. If an investor purchases shares in our primary offering net of commissions through any of the channels described above in our primary offering and a separate broker-dealer acts as the broker-dealer of record for such purchases, the dealer manager may pay to such broker-dealer an annual servicing fee for the administration and servicing of accounts in which shares of our common stock are held. This annual servicing fee would be paid by the dealer manager out of its dealer manager fee.

Experts

The following information replaces the disclosure in the prospectus under the heading “Experts.”

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Phillips Edison-ARC Shopping Center REIT Inc.’s Annual Report for the year ended December 31, 2012 on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Statements of Revenues and Certain Operating Expenses of Lakeside Plaza and Snow View Plaza for the year ended December 31, 2009, of St. Charles Plaza, Southampton Village, Centerpoint, Burwood Village Center, and Cureton Town Center for the year ended December 31, 2010, of Tramway Crossing, Westin Centre, The Village at Glynn Place, Vine Street Square, and Richmond Plaza for the year ended December 31, 2011 and of The Shops at Westridge, Mableton Crossing, Hamilton Ridge, Grassland Crossing, Fairview Oaks, Butler Creek, Macland Pointe, Fairlawn Town Centre, Kleinwood Center, Murray Landing, and Vineyard Center for the year ended December 31, 2012, incorporated by reference in this prospectus from Phillips Edison – ARC Shopping Center REIT Inc.’s Current Reports on Form 8-K/A as filed with the SEC on February 22, 2011, on August 22, 2011, on December 27, 2011, on March 15, 2012, on May 4, 2012, on July 10, 2012, on August 8, 2012, on November 7, 2012, on April 3, 2013, and on May 8, 2013 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unmodified opinion and include an emphasis-of-matter paragraph referring to the purpose of the statement) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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Incorporation of Certain Information by Reference

We have elected to “incorporate by reference” certain information into this prospectus.  By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  You can access documents that are incorporated by reference into this prospectus at our website at http://www.PhillipsEdison-ARC.com (URL for documents: http://phx.corporate-ir.net/phoenix.zhtml?c=244048&p=irol-sec).  There is additional information about us, our advisor, our sub-advisor, and their affiliates at the website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-164313), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 7, 2013;

•	Amendment No. 1 to Annual Report on Form 10-K/A filed with the SEC on March 8, 2013;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed with the SEC on May 9, 2013;

•	Current Report on Form 8-K filed with the SEC on July 15, 2013;

•	Current Report on Form 8-K filed with the SEC on July 9, 2013;

•	Current Report on Form 8-K filed with the SEC on July 1, 2013;

•	Current Report on Form 8-K filed with the SEC on June 28, 2013;

•	Current Report on Form 8-K filed with the SEC on June 20, 2013;

•	Current Report on Form 8-K filed with the SEC on June 6, 2013;

•	Current Report on Form 8-K filed with the SEC on June 5, 2013;

•	Current Report on Form 8-K filed with the SEC on June 3, 2013;

•	Current Report on Form 8-K/A filed with the SEC on May 8, 2013;

•	Current Report on Form 8-K filed with the SEC on April 25, 2013;

•	Current Report on Form 8-K filed with the SEC on April 8, 2013;

•	Current Report on Form 8-K/A filed with the SEC on April 3, 2013;

•	Current Report on Form 8-K filed with the SEC on April 2, 2013;

•	Current Report on Form 8-K filed with the SEC on March 25, 2013;

•	Current Report on Form 8-K filed with the SEC on March 22, 2013;

•	Current Report on Form 8-K/A filed with the SEC on February 19, 2013;

•	Current Report on Form 8-K filed with the SEC on February 4, 2013;

41

•	Current Report on Form 8-K filed with the SEC on February 4, 2013;

•	Current Report on Form 8-K filed with the SEC on January 31, 2013;

•	Current Report on Form 8-K filed with the SEC on January 28, 2013;

•	Current Report on Form 8-K filed with the SEC on January 22, 2013;

•	Current Report on Form 8-K filed with the SEC on January 18, 2013;

•	Current Report on Form 8-K filed with the SEC on January 14, 2013;

•	Current Report on Form 8-K filed with the SEC on January 4, 2013;

•	Current Report on Form 8-K filed with the SEC on January 3, 2013;

•	Current Report on Form 8-K/A filed with the SEC on November 7, 2012;

•	Current Report on Form 8-K/A filed with the SEC on August 8, 2012;

•	Current Report on Form 8-K/A filed with the SEC on July 10, 2012;

•	Current Report on Form 8-K/A filed with the SEC on May 4, 2012;

•	Current Report on Form 8-K/A filed with the SEC on March 15, 2012;

•	Current Report on Form 8-K/A filed with the SEC on December 27, 2011;

•	Current Report on Form 8-K/A filed with the SEC on August 22, 2011;

•	Current Report on Form 8-K/A filed with the SEC on February 22, 2011;

•	Registration Statement on Form 8-A12G (Reg. No. 000-54691) filed with the SEC on April 30, 2012; and

•	Definitive Proxy Statement in respect of our 2013 meeting of stockholders filed with the SEC on April 23, 2013.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus.  To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write our dealer manager at:

Realty Capital Securities, LLC

Three Copley Place

Suite 3300

Boston, MA 02116

1-877-373-2522

www.rcsecurities.com

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

42

APPENDIX A

PRIOR PERFORMANCE TABLES

The following prior performance tables (the “Tables”) provide information relating to the real estate investment programs sponsored by Phillips Edison and programs sponsored by AR Capital. Each of Phillips Edison’s previous programs and investments and some of AR Capital’s prior programs and investments were conducted through privately held entities not subject to the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations to which we will be subject. In addition, we are Phillips Edison’s first publicly offered investment program and Phillips Edison has never before operated a public REIT. Because of these facts, our investors should not assume that the prior performance of programs sponsored by Phillips Edison or AR Capital will be indicative of our future performance. In assessing the relative importance of this information with respect to a decision to invest in this offering, you should keep in mind that we will rely primarily on affiliates of our Phillips Edison sponsor to identify acquisitions and manage our portfolio and we will rely primarily on affiliates of our AR Capital sponsor with respect to our capital-raising efforts, although both AR Capital Advisor and Phillips Edison Sub-Advisor will jointly participate in major decisions as described in the prospectus at “Management – Our Advisor and Sub-Advisor.” You should also note that only programs sponsored by Phillips Edison have invested in our targeted portfolio of grocery-anchored neighborhood and community shopping centers.

Generally, Phillips Edison’s prior programs described in the following tables have investment objectives similar to ours except that Phillips Edison Strategic Investment Fund LLC focuses on acquiring power and lifestyle centers. None of the AR Capital programs had or have investment objectives similar to ours. We consider programs invested primarily in neighborhood and community shopping centers to have investment objectives similar to ours.

The Tables below provide information on the performance of a number of private programs of Phillips Edison and public and private programs of AR Capital. This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus.

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the Tables. In addition, you may not experience any return on your investment. If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.

The following tables are included herein for each of Phillips Edison and AR Capital:

TABLE I Experience in Raising and Investing Funds

TABLE II Compensation to Sponsor

TABLE III Operating Results of Prior Programs

TABLE IV Results of Completed Programs

TABLE V Sales or Disposals of Properties

Additional information relating to the acquisition of properties by Phillips Edison’s and AR Capital’s prior programs is contained in Table VI, which is included in Part II of the registration statement of which this prospectus is a part, which we have filed with the Securities and Exchange Commission. Copies of any and all such information will be provided to prospective investors at no charge upon request.

A-1

Table I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table I provides a summary of the experience of Phillips Edison in raising and investing in funds for programs that have had an offering close during the three years ended December 31, 2012. Information is provided as to the manner in which the proceeds of the offering have been applied.

(in thousands)	Phillips Edison Strategic Investment Fund II LLC	Percentage of Total Dollar Amount Raised

Dollar amount offered	$75,000
Dollar amount raised	$57,150	100.0%

Less offering expenses:
Selling commissions and discounts	-	0.0%
Organizational and offering expenses	1,391	2.4%
Reserve for operations	-	0.0%
Other	-	0.0%

Available for investment	$55,759	97.6%

Acquisition costs:
Cash down Payment	$48,244	84.4%
Acquisition fees	350	0.6%
Other (1)	1,341	2.3%
Mortgage loan	20,343	35.6%

Total acquisition costs	$70,278	123.0%

Percent leveraged	29%

Date offering began	September 2010

Length of offering (in months)	12

Months to invest 90% available for investment (measured from date of offering)	N/A

(1)	Includes legal fees, the costs of environmental studies, title costs and other closing costs.
(2)	As of December 31, 2012, Phillips Edison Strategic Investment Fund II LLC was in its investment period and had not invested 90% of its committed capital. As assets are identified for investment, capital will be called to fund acquisitions throughout the remainder of the investment period.

A-2

Table II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table II provides the amount and type of compensation paid to Phillips Edison affiliates during the three years ended December 31, 2012 in connection with 1) each program sponsored by a Phillips Edison investment advisor that had offerings close during this period and 2) all other programs that have made payments to Phillips Edison affiliates during this period. All figures are as of December 31, 2012.

	Similar Programs		Other Programs
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Phillips Edison Shopping Center Fund IV, LP	Phillips Edison Strategic Investment Fund LLC	Phillips Edison Strategic Investment Fund II LLC

Date offering commenced	January 2005	September 2007	January 2007	September 2010
Dollar amount raised	$275,000	$119,910	$64,866	$57,150

Amount paid to sponsor from proceeds of offering:
Underwriting fees	-	-	-	-
Acquisition fees:
Real estate commissions	-	-	-	-
Advisory fees	-	-	-	-
Other	-	-	-	-
Total amount paid to sponsor	-	-	-	-

Dollar amount of cash generated from operations before deducting payments to sponsor	$86,917	$23,272	$21,113	$1,204

Amount paid to sponsor from operations:
Property management fees	13,193	1,701	1,385	188
Partnership management fees	12,063	3,480	2,794	1,429
Reimbursements	5,379	675	391	537
Leasing commissions	9,150	1,325	1,236	164
Acquisition fees	-	-	200	350
Financing fees	-	-	395	8
Construction management fees	1,861	412	503	115
Totals	$41,646	$7,593	$6,904	$2,791

Dollar amount of sales and refinancing before deducting payments to sponsor:
Cash	$5,587	$-	$-	$-
Notes	-	-	-	-

Amount paid to sponsor from sales and refinancing:
Selling commissions	$390	$124	$-	$-
Incentive fees	-	-	-	-
Other	-	-	-	-
Totals	$390	$124	$-	$-

A-3

Table III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table III summarizes the operating results of programs sponsored by Phillips Edison that have had offerings close during the five years ended December 31, 2012. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles ("GAAP")); the cash generated from operations, sales and refinancings; and information regarding cash distributions. All figures are as of or for the year ended December 31 of the year indicated.

A-4

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Limited Partnership(4)
(in thousands)	2005	2006		2007		2008		2009		2010		2011		2012

Gross revenues	$85,295		$113,282		$175,683		$210,681		$199,433		$190,016		$195,817		$212,769
Profit (loss) on sale of properties	6,104		7,889		3,620		264		(524)		54,254		13,913		5,312
Other income (loss)	(4,165)		(40)		(122)		(2,123)		9,551		(51,202)		(21,169)		(3,622)

Less: Operating expenses (1)	34,359		44,092		71,678		96,315		86,134		84,307		79,271		91,234
Interest expense	32,341		47,218		84,444		110,143		75,465		70,621		64,192		74,959
Depreciation and amortization	29,325		38,298		71,955		92,578		80,221		63,939		58,775		59,634

Net income (loss) before non-controlling interests	(8,791)		(8,477)		(48,896)		(90,214)		(33,360)		(25,799)		(13,677)		(11,368)

Net loss (income) allocated to non-controlling interests	−		9,817		31,802		55,112		19,511		58,275		12,678		14,118
Net income (loss) - GAAP basis	$(8,791)		$1,340		$(17,094)		$(35,102)		$(13,849)		$32,476		$(999)		$2,750

Taxable (Loss) Income: (2)
—from operations	$(1,377)		$4,182		$3,180		$(8,273)		$(3,293)		$(3,696)		$5,249		$5,407
—from gain on sale	−		476		2,043		379		2,361		35,889		2,520		4,589

Cash generated from operations	11,661		20,146		32,135		35,272		44,296		46,743		32,390		55,142
Cash generated from sales	22,011		35,614		27,603		20,497		30,770		126,187		119,771		15,492
Cash generated from financing / refinancing (3)	104,799		309,302		688,314		82,652		58,544		(19,935)		(81,602)		29,504
Total cash generated from operations, sales and refinancing	138,471		365,062		748,052		138,421		133,610		152,995		70,559		100,138

Less: Cash distributions to investors:
—from operating cash flow	11,661		16,735		17,675		18,617		10,857		8,853		15,643		12,954
—from sales and refinancing	3,890		−		−		−		−		−		−		−
—from other	−		−		−		−		−		−		−		−

Cash generated after cash distributions	122,920		348,327		730,377		119,804		122,753		144,142		54,916		87,184

Less: Special items (not including sales and refinancing)	−		−		−		−		−		−		−		−

Cash generated after cash distributions and special items	$122,920		$348,327		$730,377		$119,804		$122,753		$144,142		$54,916		$87,184

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
- from operations	$(6.18)		$18.79		$14.29		$(31.01)		$(12.34)		$(13.86)		$19.68		$20.27
- from recapture	−		−		−		−		−		−		−		−
Capital gain (loss)	−		2.14		9.18		1.42		8.85		134.54		9.45		17.20
Cash distributions to investors
Source (on a GAAP basis)
- from investment income	−		5.61		−		−		−		37.00		−		10.31
- from return of capital	65.00		64.39		74.00		74.00		37.00		−		48.50		38.25
Total distribution on GAAP basis	$65.00		$70.00		$74.00		$74.00		$37.00		$37.00		$48.50		$48.56
Source (on cash basis)
- from sales	$16.26	$	−	$	−	$	−	$	−	$	−	$	−	$	−
- from refinancings	−		−		−		−		−		−		−		−
- from operations	48.74		70.00		74.00		74.00		37.00		37.00		48.50		48.56
Total distributions on cash basis	$65.00		$70.00		$74.00		$74.00		$37.00		$37.00		$48.50		$48.56

Amounts (in percentage terms) remaining in program properties as of December 31, 2012															56%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program is comprised of partnerships, limited liability companies, real estate investment trusts and subchapter S corporations, which file tax returns for which the partners, members and stockholders are taxed on their respective shares of entity income, and accordingly, no provision for income taxes is included in the consolidated financial statements.
(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)	Consolidated financial statements of Phillips Edison Limited Partnership and its subsidiaries. As well as being the general partner in all Phillips Edison-sponsored programs, Phillips Edison Limited Partnership has limited partnership interests in the programs reported.

A-5

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund III, L.P.
(in thousands)	2006		2007		2008		2009		2010		2011		2012

Gross revenues		$20,293		$76,076		$106,147		$97,705		$82,810		$81,415		$82,993
Profit (loss) on sale of properties		−		−		264		(551)		3,077		6,535		−
Other loss		−		(30)		(2,186)		(1,694)		(49,249)		(10,235)		(10,001)

Less: Operating expenses (1)		11,415		29,115		40,062		36,476		33,237		31,669		34,089
Interest expense		9,653		42,131		62,297		38,563		35,366		31,291		34,111
Depreciation and amortization		9,161		38,015		56,106		49,444		32,638		26,978		23,818

Net loss - GAAP basis		$(9,936)		$(33,215)		$(54,240)		$(29,023)		$(64,603)		$(12,223)		$(19,026)

Taxable (Loss) Income: (2)
—from operations		$(422)		$8,549		$4,940		$(3,889)		$988		$(4,855)		$1,503
—from gain on sale		−		−		−		−		−		−		−

Cash generated (deficiency) from operations		(104)		14,939		21,792		14,250		18,324		5,046		22,007
Cash generated (deficiency) from sales		−		−		1,778		4,956		14,395		96,145		9,036
Cash generated from financing / refinancing (3)		275,355		605,075		(13,637)		(3,280)		(11,608)		(90,146)		(16,559)
Total cash generated from operations, sales and refinancing		275,251		620,014		9,933		15,926		21,111		11,045		14,484

Less: Cash distributions to investors:
—from operating cash flow		−		14,939		−		−		−		1,526		4,926
—from sales and refinancing		−		7,561		−		−		−		−		−
—from other		−		−		−		−		−		−		−

Cash generated after cash distributions		275,251		597,514		9,933		15,926		21,111		9,519		9,558

Less: Special items (not including sales and refinancing)		−		−		−		−		−		−		−

Cash generated after cash distributions and special items		$275,251		$597,514		$9,933		$15,926		$21,111		$9,519		$9,558

Tax and distribution Data per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
- from operations		$(3.47)		$31.09		$18.43		$(14.51)		$3.69		$(16.29)		$5.04
- from recapture		−		−		−		−		−		−		−
Capital gain (loss)		−		−		−		−		−		−		−
Cash distributions to investors
Source (on a GAAP basis)
- from investment income		−		56.55		−		−		−		5.12		16.53
- from return of capital		−		25.27		−		−		−		−		−
Total distribution on GAAP basis	$	−		$81.82	$	−	$	−	$	−		$5.12		$16.53
Source (on cash basis)
- from sales	$	−	$	−	$	−	$	−	$	−	$	−	$	−
- from refinancings		−		27.50		−		−		−		−		−
- from operations		−		54.32		−		−		−		5.12		16.53
Total distributions on cash basis	$	−		$81.82	$	−	$	−	$	−		$5.12		$16.53

Amounts (in percentage terms) remaining in program properties as of December 31, 2012														80%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program qualifies as a REIT under the Internal Revenue Code for federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.
(3)	Cash generated from financing / refinancing includes original mortgage proceeds and capital contributions when assets were acquired.

A-6

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund IV, L.P.
(in thousands)	2007		2008		2009		2010		2011		2012

Gross revenues	$	−		$2,950		$6,622		$9,490		$13,837		$14,517
Profit on sale of properties		−		−		−		8,431		−		−
Other income (loss)		−		−		(1,390)		(9,566)		−		−

Less: Operating expenses (1)		509		4,066		5,049		6,033		5,778		5,514
Interest expense		−		1,533		2,278		2,692		1,769		1,670
Depreciation and amortization		−		1,351		2,679		3,809		5,265		4,986

Net (loss) income - GAAP basis		$(509)		$(4,000)		$(4,774)		$(4,179)		$1,025		$2,347

Taxable (Loss) Income: (2)
—from operations	$	−		$(1,373)		$(87)		$(155)		$5,084		$6,979
—from gain on sale		−		−		−		−		−		−

Cash generated (deficiency) from operations		336		(1,473)		(730)		1,940		6,049		7,763
Cash generated (deficiency) from sales		−		−		−		1,884		−		−
Cash generated from financing / refinancing (3)		(217)		49,524		14,093		51,813		14,719		3,967
Total cash generated from operations, sales and refinancing		119		48,051		13,363		55,637		20,768		11,730

Less: Cash distributions to investors:
—from operating cash flow		−		−		−		−		6,049		7,763
—from sales and refinancing		−		913		−		−		10,951		3,467
—from other		−		−		−		−		−		−

Cash generated after cash distributions		119		47,138		13,363		55,637		3,768		500

Less: Special items (not including sales and refinancing)		−		−		−		−		−		−

Cash generated after cash distributions and special items		$119		$47,138		$13,363		$55,637		$3,768		$500

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary (loss) income
- from operations	$	−		$(62.33)		$(3.41)		$21.94		$92.91		$141.21
- from recapture		−		−		−		−		−		−
Capital gain (loss)		−		−		−		−		−		−
Cash distributions to investors
Source (on a GAAP basis)
- from investment income		−		−		−		−		171.24		120.05
- from return of capital		−		41.45		−		−		139.44		107.18
Total distribution on GAAP basis	$	−		$41.45	$	−	$	−		$310.68		$227.23
Source (on cash basis)
- from sales	$	−	$	−	$	−	$	−	$	−	$	−
- from refinancings		−		41.45		−		−		220.19		76.85
- from operations		−		−		−		−		90.49		150.38
Total distributions on cash basis	$	−		$41.45	$	−	$	−		$310.68		$227.23

Amounts (in percentage terms) remaining in program properties as of December 31, 2012												86%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.
(3)	Cash generated from financing / refinancing includes original mortgage financing and subsequent financings.

A-7

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Strategic Investment Fund
(in thousands)	2007		2008		2009		2010		2011		2012

Gross revenues	$	−	$	−		$1,743		$8,160		$11,441		$14,163
Profit on sale of properties		−		−		−		−		−		−
Other income (loss)		6		10		14,114		4,322		(2,089)		968

Less: Operating expenses (1)		99		1,840		2,718		4,943		5,551		4,858
Interest expense		−		9		468		1,498		1,718		6,097
Depreciation and amortization		−		−		742		2,947		4,312		5,342

Net income (loss) - GAAP Basis		$(93)		$(1,839)		$11,929		$3,094		$(2,229)		$(1,166)

Taxable (Loss) Income: (2)
—from operations	$	−	$	−		$(1,468)		$(258)		$682		$(1,663)
—from gain on sale		−		−		−		−		−		−

Cash generated (deficiency) from operations		(132)		(1,826)		1,318		5,639		5,597		3,768
Cash generated (deficiency) from sales		−		−		−		−		−		−
Cash generated from financing / refinancing (3)		7,204		2,783		60,261		41,238		16,171		46,870
Total cash generated from operations, sales and refinancing		7,072		957		61,579		46,877		21,768		50,638

Less: Cash distributions to investors:
—from operating cash flow		−		−		−		1,000		5,597		3,768
—from sales and refinancing		−		−		−		−		13,402		42,704
—from other		−		−		−		−		−		−

Cash generated after cash distributions		7,072		957		61,579		45,877		2,769		4,166

Less: Special items (not including sales and refinancing)		−		−		−		−		−		−

Cash generated after cash distributions and special items		$7,072		$957		$61,579		$45,877		$2,769		$4,166

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
- from operations	$	−	$	−		$(48.98)		$(3.99)		$12.57		$(146.97)
- from recapture		−		−		−		−		−		−
Capital gain (loss)		−		−		−		−		−		−
Cash distributions to investors
Source (on a GAAP basis)
- from investment income		−		−		−		15.46		154.81		64.84
- from return of capital		−		−		−		−		195.29		791.50
Total distribution on GAAP basis	$	−	$	−	$	−		$15.46		$350.10		$856.34
Source (on cash basis)
- from sales	$	−	$	−	$	−	$	−	$	−	$	−
- from refinancings		−		−		−		−		260.08		792.62
- from operations		−		−		−		15.46		90.02		63.72
Total distributions on cash basis	$	−	$	−	$	−		$15.46		$350.10		$856.34

Amounts (in percentage terms) remaining in program properties as of December 31, 2012												96%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program is organized as a partnership, which files tax returns for which the partners are taxed on their respective shares of entity income, and accordingly, no provision for income taxes is included in the consolidated financial statements.
(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.

A-8

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Strategic Investment Fund II
(in thousands)	2011		2012

Gross revenues		$600		$5,053
Profit on sale of properties		−		−
Other income (loss)		−		7,513

Less: Operating expenses (1)		884		6,461
Interest expense		91		501
Depreciation and amortization		255		1,826

Net income (loss) - GAAP Basis		$(630)		$3,778

Taxable income: (2)
—from operations		$200		$(2,072)
—from gain on sale		−		−

Cash generated (deficiency) from operations		542		(1,445)
Cash generated (deficiency) from sales		−		−
Cash generated from financing / refinancing (3)		20,054		57,129
Total cash generated from operations, sales and refinancing		20,596		55,684

Less: Cash distributions to investors:
—from operating cash flow		−		−
—from sales and refinancing		−		4
—from other		−		−

Cash generated after cash distributions		20,596		55,680

Less: Special items (not including sales and refinancing)		−		−

Cash generated after cash distributions and special items		$20,596		$55,680

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income
- from operations		$17.64		$(37.86)
- from recapture		−		−
Capital gain (loss)		−		−
Cash distributions to investors (4)
Source (on a GAAP basis)
- from investment income		−		−
- from return of capital		−		0.07
Total distribution on GAAP basis	$	−		$0.07
Source (on cash basis)
- from sales	$	−	$	−
- from refinancings		−		0.07
- from operations		−		−
Total distributions on cash basis	$	−		$0.07

Amounts (in percentage terms) remaining in program properties as of December 31, 2012				100%

(1)	Operating expenses include all general and administrative expenses.
(2)	Program is organized as a partnership, which files tax returns for which the partners are taxed on their respective shares of entity income, and accordingly, no provision for income taxes is included in the consolidated financial statements.
(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)	As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment, capital will be called to fund the acquisition throughout the remainder of the investment period.

A-9

Table IV

RESULTS OF COMPLETED PROGRAMS

NOT APPLICABLE

A-10

Table V

SALES AND DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by Phillips Edison during the three years ended December 31, 2012. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table has or had investment objectives similar to ours.

				Selling Price, Net of Closing costs and GAAP Adjustments					Costs of Properties Including Closing and Soft Costs
	Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total(1)	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures total
Phillips Edison Shopping Center Fund III, LP
	Tops Plaza-Canandaaigua	8/20/2007	3/17/2010	$4,094,538	$4,171,783	$-	$-	$8,266,321	$5,102,233	$161,393	$5,263,626	$1,073,218
	Family Station	6/27/2007	2/23/2010	115,099	4,496,054	-	-	4,611,153	3,705,000	2,028,206	5,733,206	399,858
	Forestdale Plaza	6/27/2007	4/28/2011	422,847	4,960,000	-	-	5,382,847	5,167,500	2,929,129	8,096,629	11,612
	Genito	6/27/2007	4/28/2011	504,182	4,640,000	-	-	5,144,182	5,167,500	3,128,701	8,296,201	357,862
	Stella Station	12/20/2006	4/30/2011	1,390,488	5,181,930	-	-	6,572,418	4,725,396	3,796,652	8,522,048	1,025,778
	Liberty Station	5/15/2006	4/30/2011	722,614	2,531,180	-	-	3,253,794	2,076,027	1,458,557	3,534,584	688,650
	Western Lights Station	9/19/2005	5/1/2011	8,819,545	12,629,067	-	-	21,448,612	9,182,570	15,787,913	24,970,483	6,178,195
	Northgate	11/1/2007	5/3/2011	-	13,170,505	-	-	13,170,505	13,822,517	2,820,071	16,642,588	(943,966)
	Monroe Shopping Ctr	6/27/2007	5/27/2011	129,767	711,644	-	-	841,411	2,015,000	1,119,030	3,134,030	1,594,860
	Horizon Park	6/27/2007	7/15/2011	3,188,431	15,200,000	-	-	18,388,431	18,915,000	11,465,207	30,380,207	(93,341)
	Bear Road Plaza	6/27/2007	8/23/2011	1,193,670	2,160,000	-	-	3,353,670	3,380,000	1,958,321	5,338,321	487,209
	Riverchase Station	6/6/2006	9/15/2011	2,696,392	10,400,000	-	-	13,096,392	10,520,534	6,695,991	17,216,525	3,573,418
	Del-Ton Plaza	6/27/2007	10/11/2011	526,817	3,680,000	-	-	4,206,817	3,770,000	2,136,602	5,906,602	591,302
	Hannaford	6/27/2007	12/20/2011	2,572,419	10,960,000	-	-	13,532,419	12,350,000	6,830,482	19,180,482	2,359,450
	Athens	9/14/2007	6/22/2012	161,300	7,966,609	-	-	8,127,909	8,540,976	5,054,072	13,595,048	350,190
	CVS Center	6/27/2007	9/26/2012	165,365	728,000	-	-	893,365	650,000	1,019,922	1,669,922	66,369
				$26,703,474	$103,586,772	$-	$-	$130,290,246	$109,090,253	$68,390,249	$177,480,502	$17,720,664
Phillips Edison Shopping Center Fund IV, LP
	Village Shoppes at East Cherokee	8/22/2008	9/7/2010	$-	$15,784,000	$-	$-	$15,784,000	$15,784,000	$2,971,188	$18,755,188	$(30,314)
				$-	$15,784,000	$-	$-	$15,784,000	$15,784,000	$2,971,188	$18,755,188	$(30,314)

Phillips Edison Limited Partnership
	Unser & McMahon Walgreen’s	6/27/2008	1/6/2010	$297,246	$4,896,106	$-	$-	$5,193,352	$5,057,379	$364,621	$5,422,000	$69,148
	Renton	3/3/2008	3/12/2010	160,579	6,684,119	-	-	6,844,698	6,678,540	501,472	7,180,012	404,995
	Cape Henry Station	3/1/2003	6/15/2010	2,811,053	3,410,873	-	-	6,221,926	3,800,000	722,313	4,522,313	2,078,442
	Knollview	6/5/2005	7/16/2010	(410,815)	2,104,083	-	-	1,693,268	2,100,000	162,645	2,262,645	(133,782)
	Pablo Plaza Station	3/1/2003	8/31/2010	11,379,033	7,515,335	-	-	18,894,368	8,400,000	6,453,217	14,853,217	5,227,204
	Westbird Station	3/1/2003	8/31/2010	8,539,772	8,454,779	-	-	16,994,551	9,450,000	2,066,318	11,516,318	4,286,095
	Gunston Station	8/1/2001	11/22/2010	11,574,886	16,113,422	-	-	27,688,308	9,801,617	7,149,196	16,950,813	11,567,339
	Applewood Station	3/1/2003	11/2/2010	3,486,025	5,261,235	-	-	8,747,260	5,900,000	1,379,569	7,279,569	3,296,550
	Milford Station	9/1/1997	12/8/2010	531,990	-	-	-	531,990	2,142,566	267,849	2,410,415	(247,472)
	Lake Stevens Northwest Walgreens	6/13/2008	10/19/2010	670,804	6,221,367	-	-	6,892,171	2,590,708	7,896,115	10,486,823	382,209
	River Road Northwest Retail	1/5/2009	10/15/2010	1,342,443	937,970	-	-	2,280,413	-	1,942,068	1,942,068	782,803
	Old Bridge & Smoketown Walgreens	12/27/2006	12/17/2010	1,771,878	3,132,513	-	-	4,904,391	-	4,395,801	4,395,801	22,182
	Springdale	9/22/1997	2/22/2011	1,244,667	-	-	-	1,244,667	1,012,500	2,252,884	3,265,384	1,875,652
	Fond du Lac	4/29/2005	4/13/2011	-	5,054,917	-	-	5,054,917	3,630,750	1,196,298	4,827,048	(191,817)
	Queensbury	11/17/1998	8/12/2011	-	1,284,206	-	-	1,284,206	1,566,000	(86,274)	1,479,726	(625,561)
	Southern Hills	8/6/2007	12/1/2011	3,957,823	7,380,000	-	-	11,337,823	7,828,469	5,284,902	13,113,371	2,790,846
	Town West Station	3/26/2003	12/6/2012	-	5,348,887	-	-	5,348,887	3,100,000	3,055,239	6,155,239	(196,656)
	Blue Ash Station	9/22/1997	12/20/2012	4,226,552	-	-	-	4,226,552	3,725,424	844,772	4,570,196	2,440,513
				$51,583,936	$83,799,812	$-	$-	$135,383,748	$76,783,953	$45,849,005	$122,632,958	$33,828,690

(1)	Phillips Edison Limited Partnership recognized capital gain on the properties that it sold; Phillips Edison Shopping Center Fund III, L.P. recognized ordinary gain on the properties that it sold.

A-11

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table I provides a summary of the experience of the parent of our AR Capital sponsor and its affiliates in raising and investing funds for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, its last year before termination, and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its last year before termination. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

	American Realty Capital Trust, Inc.			American Realty Capital Trust III, Inc.
			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised
(dollars in thousands)	Dollar Amount Raised			Dollar Amount Raised
Dollar amount offered	$1,500,000			$1,500,000
Dollar amount raised	1,695,813			1,750,291
Dollar amount raised from non-public program and private investments	37,460	(1)		—
Total dollar amount raised	$1,733,273		100.00%	$1,750,291		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$168,269		9.71%	$170,433		9.74%
Organizational expenses	29,692	(2)	1.71%	26,052		1.49%
Other	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%
Available for investment	$1,535,312		88.58%	$1,553,806		88.77%
Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—		0.00%
Cash down payment	2,157,713	(3)	124.49%	1,529,812		87.40%
Acquisition fees	41,320		2.38%	38,646		2.21%
Other	—		0.00%	—		0.00%
Total acquisition costs	$2,199,033		126.87%	$1,568,458		89.61%
Percentage leverage (mortgage financing divided by total acquisition costs)	32.8 0%			14.60%
Date offering began	3/18/2008			3/31/2011
Number of offerings in the year	1			1
Length of offerings (in months)	39	(4)		18	(5)
Months to invest 90% of amount available for investment (from beginning of the offering)	39			18

A-12

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, Inc. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, Inc is also included as a stand-alone program and is included separately in information about private programs.

(2)	Excludes offering costs from proceeds assumed from the distribution reinvestment plan.

(3)	Includes $12.0 million investment made in joint venture with American Realty Capital New York Recovery REIT, Inc. for the purchase of real estate and $17.3 million of other investments in common stock.

(4)	American Realty Capital Trust, Inc. completed its offering in July 2011. The data above includes uses of offering proceeds through December 31, 2011.

(5)	American Realty Capital Trust III, Inc. completed its offering in September 2012. The data above includes uses of offering proceeds through December 31, 2012.

A-13

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table I provides a summary of the experience of our AR Capital sponsor and its affiliates as a sponsor in raising and investing funds in ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2011 and ARC Growth Fund, LLC from its inception on July 24, 2008 to its termination on December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC			ARC Growth Fund, LLC
(dollars in thousands)	Dollar Amount Raised		Percentage of Total Dollar Amount Raised	Dollar Amount Raised		Percentage of Total Dollar Amount Raised	Dollar Amount Raised		Percentage of Total Dollar Amount Raised	Dollar Amount Raised		Percentage of Total Dollar Amount Raised	Dollar Amount Raised		Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537			$13,000			$11,243			$5,350			$7,850
Dollar amount raised	19,537			13,000			11,243			5,215			5,275
Dollar amount contributed from sponsor and affiliates(1)	1,975			—			—			—			2,575
Total dollar amount raised	$21,512		100.00%	$13,000		100.00%	$11,243		100.00%	$5,215		100.00%	$7,850		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323		2.48%	$666		5.92%	$397		7.61%	$—		0.00%
Organizational expenses	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Available for investment	$20,316		94.44%	$12,677		97.52%	$10,577		94.08%	$4,818		92.39%	$7,850		100.00%
Acquisition costs:
Prepaid items and fees related to purchased property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	11,302		52.54%	9,086		69.89%	9,895		88.01%	4,780		91.66%	5,440		69.30%
Acquisition fees	7,693		35.76%	2,328		17.91%	682		6.07%	—		0.00%	2,410		30.70%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Total acquisition costs	$18,995	(2)	88.30%	$11,414	(3)	87.80%	$10,577	(4)	94.08%	$4,780	(5)	91.66%	$7,850	(6)	100.00%
Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%			292.61%			141.19%			344.35%			253.20%
Date offering began	6/09/2008			9/17/2008			9/29/2009			6/23/2011			7/24/2008
Number of offerings in the year	1			1			1			1			1
Length of offerings (in months)	7			4			3			4			1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7			4			3			4			1

A-14

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.

(2)	Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.

(3)	Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010. This program ended when the notes were repaid on May 16, 2011. The related properties were owned by American Realty Capital Trust, Inc. on December 31, 2012.

(4)	Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.

(5)	Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2011.

(6)	Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded at December 31, 2010.

A-15

TABLE II
 COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table II summarizes the amount and type of compensation paid to the parent of our AR Capital sponsor and its affiliates for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, the year before termination and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its year before termination.

(dollars in thousands)	American Realty Capital Trust, Inc.	American Realty Capital Trust III, Inc.
Date offering commenced	3/18/2008	3/31/2011
Dollar amount raised	$1,733,273	$1,750,291
Amount paid to sponsor from proceeds of offering
Underwriting fees	$168,269	$170,433
Acquisition fees:
Real estate commissions	$—	$—
Advisory fees – acquisition fees	21,281	15,298
Other – organizational and offering costs	15,944	20,464
Other – financing coordination fees	9,257	3,029
Other – acquisition expense reimbursements	11,921	10,779
Dollar amount of cash generated from operations before deducting payments to sponsor	$60,876	$4,365
Actual amount paid to sponsor from operations:
Property management fees	$—	$—
Partnership management fees	—	—
Reimbursements	—	—
Leasing commissions	—	—
Other (asset management fees)	7,071	212
Total amount paid to sponsor from operations	$7,071	$212
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$1,485	$—
Notes	—	—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$45	$—
Incentive fees	—	—
Other – Financing coordination fees	$—	$—

A-16

TABLE II
 COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table II summarizes the amount and type of compensation paid to our AR Capital sponsor and its affiliates for ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011. ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2011 and ARC Growth Fund, LLC. from its inception on July 24, 2008 to its termination on December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/05/2008		8/12/2008		9/29/2009		6/23/2011		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		$666		$397		$—
Acquisition fees
Real estate commissions	$—		$—		$—		$—		$—
Advisory fees – acquisition fees	$2,959		$423		$662		$—		$1,316
Other – organizational and offering costs	$—		$—		$—		$—		$—
Other – financing coordination fees	$939		$333		$149		$—		$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)		$2,291		$(724)		$(691)		$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—		$—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—		$—		$—		$—		$13,560
Notes	—		—		—		—		18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—		—
Incentive fees	—		—		—		—		—
Other (disposition fees)	—		—		—		—		1,169
Other (refinancing fees)	—		—		—		—		39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

A-17

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table III summarizes the operating results of American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, its last year before termination and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its last year before termination. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

	American Realty Capital Trust, Inc.				American Realty Capital Trust III, Inc.
(dollars in thousands)	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2012	Year Ended December 31, 2011	Period From October 15, 2010 (Date of Inception) to December 31, 2010
Gross revenues	$129,982	$45,233	$15,511	$5,549	$49,971	$795	$—
Profit (loss) on sales of properties	(44)	143	—	—	—	—	—
Less:
Operating expenses	45,041	15,265	1,158	2,002	44,202	2,385	—
Interest expense	39,912	18,109	10,352	4,774	6,542	35	—
Depreciation	54,764	17,280	6,581	2,534	25,524	414	—
Amortization	14,176	4,374	1,735	522	5,854	85	—
Net loss before noncontrolling interests – GAAP Basis	(23,955)	(9,652)	(4,315)	(4,283)	(32,151)	(2,124)	—
Loss from discontinued operations	—	—	—	—	—	—	—
Net income (loss) attributable to noncontrolling interests – GAAP Basis	(1,121)	(181)	49	—	30	—	—
Net loss GAAP basis	$(25,076)	$(9,833)	$(4,266)	$(4,283)	$(32,121)	$(2,124)	$—
Taxable income (loss)
From operations	$(25,032)	$(9,976)	$(4,266)	$(4,283)	$(32,121)	$(2,124)	$—
From gain (loss) on sale	(44)	143	—	—	—	—	—
Cash generated (deficiency) from (used by) operations(1)	49,525	9,864	(2,526)	4,013	5,542	(1,177)	—
Cash generated from sales	581	900	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	224,300	5,060	—
Cash generated (deficiency) from operations, sales and refinancing	$50,106	$10,764	$(2,526)	$4,013	$229,842	$3,883	$—
Less: Cash distribution to investors
From operating cash flow	$47,524	$9,864	$1,818	$296	$5,542	$—	$—
From sales and refinancing	—	900	—	—	23,285	294	—
From other(2)	—	647	70	—	26,784	271	—
Cash generated (deficiency) after cash distributions	$2,582	$(647)	$(4,414)	$3,717	$174,231	$3,318	$—
Less: Special items
Cash generated (deficiency) after cash distributions and special items	$2,582	$(647)	$(4,414)	$3,717	$174,231	$3,318	$—
Tax and distribution data per $1,000 invested
Federal income tax results:(3)(4)
Ordinary income (loss)
from operations	$(19.00)	$(23.55)	$(22.75)	$(0.33)	$(13.96)	$(4.04)	$—
from recapture	—	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	$—	$1.44	$—	$—	$—	$—	$—
Return of capital	43.51	16.78	(13.06)	1.22	31.77	5.52	—
Source (on GAAP basis)
Sales	$—	$1.44	$—	$—	$—	$—	$—
Refinancing	—	—	—	—	13.30	2.87	—
Operations	43.51	15.75	12.57	1.22	3.17	—	—
Other	—	—	—	—	15.30	2.65	—

A-18

(1)	Includes cash paid for interest and acquisition costs

(2)	Distributions paid from proceeds from the sale of common stock and through distribution reinvestment plan.

(3)	Based on amounts raised as of the end of each period.

(4)	Federal tax results for the year ended December 31, 2012 are not available as of the date of this filing. Extensions of time to file tax returns of the year ended December 31, 2012 have been filed for each program, and estimated information is provided for all programs based on preliminary tax returns by outside accountants.

A-19

TABLE III
 OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table III summarizes the consolidated operating results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC, and ARC Growth Fund, LLC as of the dates indicated.

(dollars in thousands)	ARC Income Properties, LLC				ARC Income Properties II, LLC				ARC Income Properties III, LLC			ARC Income Properties IV, LLC		ARC Growth Fund, LLC
	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Five Months ended May 16, 2011(2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Year Ended December 31, 2011	June 24, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
Gross revenues	$4,652	$7,008	$5,347	$1,341	$1,383	$3,507	$3,423	$337	$1,548	$2,237	$341	$1,549	$94	$—	$95	$185	$8
Profit (loss) on sales of properties	—	—	—	—	(44)	143	—	—	—	—	—	—	—	—	(251)	(4,682)	9,746
Less:
Operating expenses	122	320	2,847	5	45	113	7	—	51	36	918	86	489	—	234	528	2,004
Interest expense	4,504	6,525	4,993	688	1,690	2,151	2,161	162	1,434	1,359	186	1,134	100	—	—	1,494	597
Interest expense – investors notes	1,323	1,935	1,583	381	430	1,167	1,024	11	671	986	201	446	90	—	—	—	—
Depreciation	2,346	3,519	2,676	909	710	1,748	1,758	200	495	642	127	642	54	—	195	592	344
Amortization	527	976	886	—	268	663	670	—	187	249	42	218	18	—	—	—	—
Net income (loss) – GAAP Basis	$(4,170)	$(6,267)	$(7,638)	$(642)	$(1,804)	$(2,192)	$(2,197)	$(36)	$(1,290)	$(1,035)	$(1,133)	$(977)	$(657)	$—	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	(4,170)	(6,267)	(7,638)	(642)	(1,760)	(2,335)	(2,197)	(36)	(1,290)	(1,035)	(1,133)	(977)	(443)	—	(334)	(2,429)	(2,937)
From gain (loss) on sale	—	—	—	—	(44)	143	—	—	—	—	—	—	—	—	(251)	(4,682)	9,746
Cash generated from (used by) operations(3)	(1,297)	(1,896)	(2,349)	1,154	(782)	560	(2,282)	4,013	(608)	(33)	(691)	(117)	(691)	—	(330)	(1,769)	(3,226)
Cash generated from sales	—	—	—	—	—	246	—	—	—	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from (used by) operations, sales and refinancing	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$(691)	$—	$(330)	$(2,216)	$7,932
Less: Cash interest payments made to investors
From operating cash flow	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
From sales and refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
From other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated after cash distributions	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$—	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$—	$(691)	$(330)	$(2,216)	$7,932

A-20

(1)	On September 6, 2011, the real estate assets and certain liabilities of ARC Income Properties, LLC and ARC Income Properties III, LLC were contributed in the formation transaction of ARC Properties, Inc.

(2)	The program ended on May 16, 2011, when the notes were repaid. These properties were owned by American Realty Capital Trust, Inc. on December 31, 2012.

(3)	Includes cash paid for interest, including interest payments to investors

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

A-21

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

(UNAUDITED)

Table IV includes the operations of American Realty Capital Trust, Inc., which completed its operations on March 1, 2012 when it listed its common stock on The NASDAQ Global Select Market and internalized its management.

Program name	American Realty Capital Trust, Inc.
Dollar amount raised	$1,733,273,000
Number of properties purchased	487
Date of closing of offering	7/18/2011
Date of first sale of property	3/1/2012
Date of final sale of property	3/1/2012
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss)
– from operations	$(46.96)
– from recapture	—
Capital gain (loss)	0.02
Deferred gain	—
Capital	—
Ordinary	—
Cash distributions to investors
Source (on GAAP Basis)
– Investment income	$1.44
– Return of capital	47.74
Source (on cash basis)
– Sales	$1.44
– Refinancing	—
– Operations	47.74
–Other(1)	10.49
Receivable on net purchase money financing	—

(1)	American Realty Capital Trust, Inc.'s price per share was $10.49 on March 1, 2012, at the end of its first day of trading on the NASDAQ Global Select Market.

A-22

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

(UNAUDITED)

Table IV summarizes the results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Growth Fund, LLC, each a completed program of affiliates of our sponsor as of December 31, 2011.

(dollars in thousands) Program name	ARC Income Properties, LLC	ARC Income Properties II, LLC	ARC Income Properties III, LLC	ARC Growth Fund, LLC
Dollar amount raised	$21,512	$13,000	$11,243	$7,850
Number of properties purchased	62	50	1	52
Date of closing of offering	June 2008	September 2008	September 2009	July 2008
Date of first sale of property	September 2011(2)	May 2011(3)	September 2011(2)	July 2008
Date of final sale of property	September 2011(2)	May 2011(3)	September 2011(2)	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010(1)
Federal income tax results:
Ordinary income (loss)
- From operations	$—	$—	$—	$—
- From recapture	$—	$—	$—	$—
Capital gain (loss)	$—	$—	$—	$—
Deferred gain	$—	$—	$—	$—
Capital	$—	$—	$—	$—
Ordinary	$—	$—	$—	$—
Cash distributions to investors
Source (on GAAP basis)
- Investment income	$—	$—	$—	$—
- Return of capital	$19,537	$13,000	$11,243	$7,226
Source (on cash basis)
- Sales	$19,537	$13,000	$11,243	$7,226
- Refinancing	$—	$—	$—	$—
- Operations	$—	$—	$—	$—
- Other	$—	$—	$—	$—
Receivable on net purchase money financing	$—	$—	$—	$—

(1)	Programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program is not presented.

(2)	The real estate assets and certain liabilities of these programs were contributed to ARC Properties, Inc. as part of its formation transaction.

(3)	The notes used to purchase these properties were paid off in May 2011, these properties were owned by American Realty Capital Trust, Inc. on December 31, 2012.

A-23

TABLE V
  SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table V summarizes the sales or disposals of properties by American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, its last year before termination and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its last year before termination. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

(dollars in thousands)

			Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP(2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total	(deficiency) of Property Operating Cash Receipts Over Cash Expenditures(5)
American Realty Capital Trust, Inc.:
PNC Bank Branch – New Jersey	November 2008	September 2010	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch – New Jersey	November 2008	January 2011	$79	$502	$—	$—	$581	$502	$178	$680	$1,305

American Realty Capital Trust III, Inc.: Not applicable

(1)	No purchase money mortgages were taken back by the program.

(2)	Financial information was prepared in accordance with GAAP; therefore GAAP adjustments are not applicable.

(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.

(4)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions in connection with the acquisition of the property.

(5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

A-24

TABLE V
SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs. All figures below are through December 31, 2012.

			Selling Price Net of Closing Costs and GAAP Adjustments (dollars in thousands)					Costs of properties Including Closing Costs and Soft Costs (dollars in thousands)
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
ARC Income Properties, LLC:
Citizens Bank branches(1)	July to August-09	September-11	$23,300	$82,622	$—	$—	$105,922	$96,883	$4,734	$101,617	$6,815
ARC Income Properties II, LLC:
PNC Bank Branch – New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch – New Jersey	November-08	January-11	79	502	—	—	581	502	178	680	1,305
			$467	$1,014	$—	$—	$1,481	$1,014	$365	$1,379	$2,340
ARC Income Properties III, LLC:
Home Depot(1)	November-09	September-11	$11,325	$13,850	$—	$—	$25,175	$25,925	$20	$25,945	$2,288
ARC Growth Fund, LLC:
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)

Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
Seminole, FL	July-08	March-10	—	1,098			1,098	1,098	1,061	2,159	(48)
Port Richey, FL(1)	July-08	December-10	—	544	—	—	544	544	1,086	1,630	(71)
Punta Gorda, FL(1)	July-08	December-10	—	690	—	—	690	690	1,550	2,240	(72)
Lawrenceville, GA(1)	July-08	December-10	—	695	—	—	695	695	1,381	2,076	(73)
Norristown, PA(1)	July-08	December-10	—	471	—	—	471	471	943	1,414	(83)
			$43,243	$20,838	$—	$—	$64,081	$19,375	$47,850	$67,225	$(788)

A-25

(1)	Sale of property was to related party.

(2)	No purchase money mortgages were taken back by the program.

(3)	Financial information for programs was prepared in accordance with GAAP; therefore GAAP adjustments are not applicable.

(4)	All taxable gains were categorized as capital gains. None of these sales were reported on an installment basis.

(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions on connection with the acquisition of property.

(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

A-26

SUPPLEMENTAL INFORMATION – The prospectus of Phillips Edison – ARC Shopping Center REIT Inc. consists of this sticker, the Prospectus dated October 26, 2012 and Supplement No. 17 dated July 16, 2013.

Supplement No. 17 includes:

•	operating information, including the status of the offering, the filing of a registration statement for a follow-on public offering and the extension of this offering, portfolio data, information regarding our current borrowings, selected financial data, distribution information, dilution information, information about our share repurchase program, and compensation to our advisor, our sub-advisor, our dealer manager, and their affiliates;
•	updates to our Prospectus Summary;
•	updates to the risk factors related to this offering;
•	updates to the Market Opportunity Section of this prospectus;
•	changes to our executive officers;
•	the amendment of our advisory agreement;
•	updates to our Compensation Table;
•	updated disclosure regarding our dealer manager;
•	updated information regarding the prior performance of programs operated by our sponsors, including prior performance tables, as of December 31, 2012;
•	updates to our Plan of Distribution;
•	“Experts” information; and
•	information incorporated by reference.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Phillips Edison - ARC Shopping Center REIT Inc. (the “Company”) in connection with the distribution of the securities being registered other than selling commissions and the dealer manager fee.

Item	Amount

SEC registration fee	$127,271
FINRA filing fee	75,500
Legal fees and expenses	2,260,000
Blue sky fees and expenses	200,000
Accounting fees and expenses	600,000
Sales and advertising expenses	4,500,000
Issuer costs regarding bona fide training and education meetings and retail seminars	900,000
Printing	3,000,000
Shareholder relations, transfer agent and fulfillment costs	5,325,500
Due diligence expenses (retailing)	1,990,050
Legal fees—underwriter portion	200,000
Telephone and Internet	378,000
Miscellaneous expenses	3,143,679

Total	$22,700,000

Item 32. Sales to Special Parties

The Company’s directors and officers and (to the extent consistent with applicable laws and regulations) the employees of the Company’s advisor, sub-advisor and their respective affiliated entities, business associates and others purchasing pursuant to the Company’s “friends and family” program, participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and qualified plans of their representatives will be allowed to purchase shares in the Company’s primary offering at a discount from the public offering price. The Company expects to sell up to approximately $50.0 million in shares of our common stock in its primary offering pursuant to the Company’s “friends and family” program. The purchase price for such shares will be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and the dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. The net proceeds to the Company from such sales made net of commissions will be substantially the same as the net proceeds the Company receives from other sales of share in the primary offering.

Item 33. Recent Sales of Unregistered Securities

Not applicable.

Item 34. Indemnification of Directors and Officers

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Except as restricted by Maryland law or the conditions set forth below, the Company’s charter limits the liability of the Company’s directors and officers to the Company and its stockholders for money damages.

Except as restricted by Maryland law or the conditions set forth below, the charter also requires that the Company (a) indemnify a director, an officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity and (b) pay or reimburse their reasonable expenses in advance of the final disposition of a proceeding.

However, under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it hold an Indemnitee harmless for any loss or liability suffered by the Company, unless all of the following conditions are met: (1) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (2) the Indemnitee was acting on behalf of or performing services for the Company; (3) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (4) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (1) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular Indemnitee; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (3) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority of a jurisdiction in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The charter further provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (2) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (3) the Indemnitee provides the Company with written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.

It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

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Item 35. Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36. Financial Statements and Exhibits

(a) Financial Statements.

The following financial information is filed as part of this registration statement:

▪	The consolidated financial statements of the Company and the notes thereto as of December 31, 2012 (included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference);

▪	The consolidated financial statements of the Company (unaudited) and the notes thereto as of March 31, 2013 (included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 and incorporated herein by reference);

▪	The financial statements of Lakeside Plaza and Snow View Plaza and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on February 22, 2011 and incorporated herein by reference);

▪	The financial statement of St. Charles Plaza and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on August 22, 2011 and incorporated herein by reference);

▪	The financial statements of Southampton Village, Centerpoint, and Burwood Village Center and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on December 27, 2011 and incorporated herein by reference);

▪	The financial statement of Cureton Town Center and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on March 15, 2012 and incorporated herein by reference);

▪	The financial statements of Tramway Crossing and Westin Centre and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on May 4, 2012 and incorporated herein by reference);

▪	The financial statement of The Village at Glynn Place and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on July 10, 2012 and incorporated herein by reference);

▪	The financial statement of Vine Street Square and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on August 8, 2012 and incorporated herein by reference);

▪	The financial statement of Richmond Plaza and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on November 7, 2012 and incorporated herein by reference);

▪	The financial statements of The Shops at Westridge, Mableton Crossing, Hamilton Ridge, Grassland Crossing, Fairview Oaks, Butler Creek, Macland Pointe, and Fairlawn Town Centre and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on April 3, 2013 and incorporated herein by reference);

▪	The financial statements of Kleinwood Center, Murray Landing, and Vineyard Center and the related pro forma financial statements of the Company (included in the Company’s Current Report on Form 8-K/A filed with the SEC on May 8, 2013 and incorporated herein by reference); and

▪	Prior performance tables (unaudited) as of the year ended December 31, 2012 (included in Supplement No. 17).

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(b)	Exhibits. The following exhibits are filed as part of this registration statement:

Ex.	Description
1.1	Second Amended and Restated Exclusive Dealer Manager Agreement by and between the Company and Realty Capital Securities, LLC dated September 17, 2010 (incorporated by reference to Exhibit 1.1 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed September 17, 2010)
3.1	Third Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed September 17, 2010)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 2, 2010)
4.1	Form of Subscription Agreement, included as Appendix B to prospectus
4.2	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 1, 2010)
4.3	Dividend Reinvestment Plan, included as Appendix C to prospectus
4.4	Subscription Escrow Agreement by and between the Company and Wells Fargo Bank, N.A. dated July 28, 2010 (incorporated by reference to Exhibit 4.5 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed September 17, 2010)
4.5	First Amendment to Subscription Escrow Agreement by and between the Company and Wells Fargo Bank, N.A. dated September 17, 2010 (incorporated by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q filed September 24, 2010)
4.6	Amended and Restated Agreement of Limited Partnership of Phillips Edison – ARC Shopping Center Operating Partnership, L.P. dated February 4, 2013 (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
5.1	Opinion of DLA Piper LLP (US) re legality (incorporated by reference to Exhibit No. 5.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 2, 2010)
8.1	Opinion of DLA Piper LLP (US) re tax matters (incorporated by reference to Exhibit No. 8.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 2, 2010)
10.1	Second Amended and Restated Advisory Agreement by and between the Company, Phillips Edison – ARC Shopping Center Operating Partnership, L.P. and American Realty Capital II Advisors, LLC dated June 19, 2013 (incorporated by reference to Exhibit No. 10.1 to the Company’s Registration Statement on Form S-11 (No. 333-189548) filed June 24, 2013)
10.2	Master Property Management, Leasing and Construction Management Agreement (incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 28, 2010)
10.3	Amended and Restated 2010 Independent Director Stock Plan (incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed August 11, 2010)
10.4	Fourth Amended and Restated Sub-Advisory Agreement by and between American Realty Capital II Advisors, LLC and Phillips Edison NTR LLC dated January 28, 2013 (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.5	2010 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed August 11, 2010)
10.6	Shopping Center Purchase Agreement by and between Phillips Edison Group, LLC and EIG Snow View Plaza dated August 26, 2010 (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed November 12, 2010)
10.7	First Amendment to Shopping Center Purchase Agreement by and between Phillips Edison Group, LLC and EIG Snow View Plaza dated October 4, 2010 (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed November 12, 2010)

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10.8	Assignment and Assumption of Rights under Shopping Center Purchase Agreement by and between Phillips Edison Group, LLC and Snowview Station LLC dated October 11, 2010 (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed November 12, 2010)
10.9	Shopping Center Purchase Agreement by and between Phillips Edison Group, LLC and Lakeside Plaza, LLC dated September 14, 2010 (incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 10, 2011)
10.10	Amendment to Shopping Center Purchase Agreement by and between Phillips Edison Group, LLC and Lakeside Plaza, LLC dated October 20, 2010 (incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 10, 2011)
10.11	Assignment and Assumption of Rights under Shopping Center Purchase Agreement by and between Phillips Edison Group, LLC and Lakeside (Salem) Station LLC dated October 28, 2010 (incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 10, 2011)
10.12	Loan Agreement by and between Lakeside (Salem) Station LLC and Wells Fargo Bank, N.A. dated December 10, 2010 (incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 10, 2011)
10.13	Promissory Note by Lakeside (Salem) Station LLC in favor of Wells Fargo Bank, N.A. dated December 10, 2010 (incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 10, 2011)
10.14	Promissory Note by the Company in favor of Phillips Edison NTR LLC dated December 13, 2010 (incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 10, 2011)
10.15	Loan Agreement by and between Snowview Station LLC and Wells Fargo Bank, N.A. dated December 15, 2010 (incorporated by reference to Exhibit 10.15 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 10, 2011)
10.16	Promissory Note by Snowview Station LLC in favor of Wells Fargo Bank, N.A. dated December 15, 2010 (incorporated by reference to Exhibit 10.16 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 10, 2011)
10.17	Purchase Agreement by and between Odyssey (III) DP XVII, LLC and Phillips Edison Group LLC dated May 16, 2011 (incorporated by reference to Exhibit 10.17 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 29, 2011)
10.18	Addendum to Purchase Agreement by and between Odyssey (III) DP XVII, LLC and Phillips Edison Group LLC dated June 9, 2011 (incorporated by reference to Exhibit 10.18 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 29, 2011)
10.19	Loan Agreement by and between St. Charles Station LLC and Wells Fargo Bank, National Association dated June 10, 2011 (incorporated by reference to Exhibit 10.19 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 29, 2011)
10.20	Promissory Note by St. Charles Station LLC in favor of Wells Fargo Bank, National Association dated June 10, 2011 (incorporated by reference to Exhibit 10.20 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 29, 2011)
10.21	Shopping Center Purchase Agreement by and between Phillips Edison Group, LLC, DDRM Southampton Village LLC, DDRM Centerpoint Plaza I LLC, and DDRM Centerpoint Plaza II LLC dated September 23, 2011 (incorporated by reference to Exhibit 10.23 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 31, 2011)
10.22	Assignment and Assumption of Rights under Purchase Agreement by and between Phillips Edison Group, LLC, Southampton Station LLC, and Centerpoint Station LLC dated October 14, 2011 (incorporated by reference to Exhibit 10.24 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 31, 2011)
10.23	Loan Agreement by and between Southampton Station LLC and PNC Bank, N.A. dated October 14, 2011 (incorporated by reference to Exhibit 10.25 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 31, 2011)
10.24	Promissory Note by Southampton Station LLC in favor of PNC Bank, N.A. dated October 14, 2011 (incorporated by reference to Exhibit 10.26 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 31, 2011)

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10.25	Loan Agreement by and between Centerpoint Station LLC and PNC Bank, N.A. dated October 14, 2011 (incorporated by reference to Exhibit 10.27 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 31, 2011)
10.26	Promissory Note by Centerpoint Station LLC in favor of PNC Bank, N.A. dated October 14, 2011 (incorporated by reference to Exhibit 10.28 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 31, 2011)
10.27	Limited Partnership Agreement of PECO-ARC Institutional Joint Venture I, L.P. dated September 20, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2011)
10.28	Amended and Restated Limited Partnership Agreement of PECO-ARC Institutional Joint Venture I, L.P. dated November 11, 2011 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2011)
10.29	Shopping Center Purchase Agreement by and between Burwood Village MZL LLC and Phillips Edison Group LLC dated August 11, 2011 (incorporated by reference to Exhibit 10.31 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.30	Fourth Amendment to Shopping Center Purchase and Sale Agreement by and between Burwood Village MZL LLC and Phillips Edison Group LLC dated October 6, 2011 (incorporated by reference to Exhibit 10.32 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.31	Assignment and Assumption of Rights Under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Burwood Station LLC dated November 9, 2011 (incorporated by reference to Exhibit 10.33 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.32	Loan Agreement by and between Burwood Station LLC and PNC Bank, N.A. dated November 9, 2011 (incorporated by reference to Exhibit 10.34 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.33	Promissory Note by Burwood Station LLC in favor of PNC Bank, N.A. dated November 9, 2011 (incorporated by reference to Exhibit 10.35 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.34	Limited Guaranty Agreement by PECO-ARC Institutional REIT LLC in favor of PNC Bank, N.A. dated November 21, 2011 (incorporated by reference to Exhibit 10.36 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.35	Contribution Agreement by and among PAI GP LLC, PECO-ARC Institutional Joint Venture I, L.P., and Phillips Edison – ARC Shopping Center Operating Partnership, L.P. dated November 23, 2011 (incorporated by reference to Exhibit 10.37 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.36	Contribution Agreement by and among PAI GP LLC, PECO-ARC Institutional Joint Venture I, L.P., and Phillips Edison – ARC Shopping Center Operating Partnership, L.P. dated December 21, 2011 (incorporated by reference to Exhibit 10.38 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.37	Purchase Contract by and between Wells Fargo Bank, National Association and Phillips Edison Group LLC dated November 28, 2011 (incorporated by reference to Exhibit 10.39 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.38	Assignment and Assumption of Rights under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Cureton Station LLC dated December 29, 2011 (incorporated by reference to Exhibit 10.40 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.39	Loan Agreement by and between Cureton Station LLC and PNC Bank, N.A. dated December 29, 2011 (incorporated by reference to Exhibit 10.41 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.40	Promissory Note by Cureton Station LLC in favor of PNC Bank, N.A. dated December 29, 2011 (incorporated by reference to Exhibit 10.42 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)

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10.41	Limited Guaranty Agreement by PECO-ARC Institutional REIT LLC in favor of PNC Bank, N.A. dated December 29, 2011 (incorporated by reference to Exhibit 10.43 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed February 1, 2012)
10.42	Shopping Center Purchase Agreement by and between Tramway Crossing, LLC and Phillips Edison Group LLC dated January 27, 2012 (incorporated by reference to Exhibit 10.44 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 17, 2012)
10.43	Shopping Center Purchase Agreement by and between Westin Centre, LLC and Phillips Edison Group LLC dated January 27, 2012 (incorporated by reference to Exhibit 10.45 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 17, 2012)
10.44	Assignment and Assumption of Rights Under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Tramway Station LLC dated February 21, 2012 (incorporated by reference to Exhibit 10.46 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 17, 2012)
10.45	Assignment and Assumption of Rights Under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Westin Station LLC dated February 21, 2012 (incorporated by reference to Exhibit 10.47 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 17, 2012)
10.46	Shopping Center Purchase and Sale Agreement by and between Phillips Edison Group LLC and CRP II – Glynn Place, LLC dated March 26, 2012 (incorporated by reference to Exhibit 10.48 to Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 17, 2012)
10.47	First Amendment to Shopping Center Purchase and Sale Agreement by and between Phillips Edison Group LLC and CRP II – Glynn Place, LLC dated April 27, 2012 (incorporated by reference to Exhibit 10.49 to Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 17, 2012)
10.48	Assignment and Assumption of Rights Under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Glynn Place Station LLC dated April 27, 2012 (incorporated by reference to Exhibit 10.50 to Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 17, 2012)
10.49	Agreement of Sale between Kimco Kissimmee 613, Inc. and Phillips Edison Group LLC dated April 24, 2012 (incorporated by reference to Exhibit 10.51 to Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 17, 2012)
10.50	Second Amendment to Agreement of Sale between Kimco Kissimmee 613, Inc. and Phillips Edison Group LLC dated May 29, 2012 (incorporated by reference to Exhibit 10.52 to Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 17, 2012)
10.51	Assignment and Assumption of Rights Under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Vine Street Station LLC dated June 4, 2012 (incorporated by reference to Exhibit 10.53 to Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 17, 2012)
10.52	Agreement for Sale and Purchase of Property by and between Richmond Plaza Investors, L.P. and Phillips Edison Group LLC dated June 28, 2012 (incorporated by reference to Exhibit 10.54 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 17, 2012)
10.53	Fourth Amendment to, and Reinstatement of, Agreement for Sale and Purchase of Property by and between Richmond Plaza Investors, L.P. and Phillips Edison Group LLC dated August 24, 2012 (incorporated by reference to Exhibit 10.55 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 17, 2012)
10.54	Assignment and Assumption of Rights Under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Richmond Station LLC dated August 30, 2012 (incorporated by reference to Exhibit 10.56 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed October 17, 2012)
10.55	Revolving Loan Agreement among Phillips Edison – ARC Shopping Center Operating Partnership, L.P., KeyBank National Association, and KeyBank Capital Markets dated December 24, 2012 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed March 7, 2013)

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10.56	Guaranty of Payment and Performance by Phillips Edison Shopping Center OP GP LLC and Heron Creek Station LLC in favor of KeyBank National Association dated December 21, 2012 (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.57	First Amendment to Revolving Loan Agreement and Other Loan Documents by and among Phillips Edison – ARC Shopping Center Operating Partnership, L.P., Phillips Edison – ARC Shopping Center REIT Inc., Phillips Edison Shopping Center OP GP LLC, and KeyBank National Association dated January 15, 2013 (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.58	Shopping Centers Purchase and Sale Agreement by and among Equity One, Inc., Equity One (Southeast Portfolio) Inc., Equity One (Florida Portfolio), Inc. and Phillips Edison Group LLC dated November 30, 2012 (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.59	Reinstatement and First Amendment to Shopping Centers Purchase and Sale Agreement by and among Equity One, Inc., Equity One (Southeast Portfolio) Inc., Equity One (Florida Portfolio), Inc. and Phillips Edison Group LLC dated December 27, 2012 (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.60	Second Amendment to Shopping Centers Purchase and Sale Agreement by and among Equity One, Inc., Equity One (Southeast Portfolio) Inc., Equity One (Florida Portfolio), Inc. and Phillips Edison Group LLC dated January 11, 2013 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.61	Reinstatement and Third Amendment to Shopping Centers Purchase and Sale Agreement by and among Equity One, Inc., Equity One (Southeast Portfolio) Inc., Equity One (Florida Portfolio), Inc. and Phillips Edison Group LLC dated February 13, 2013 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.62	Assignment and Assumption of Rights under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Butler Creek Station LLC dated January 15, 2013 with schedule disclosing other substantially identical Assignment and Assumption of Rights under Shopping Center Purchase Agreements omitted (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.63	Sale-Purchase Agreement between AG/WP Fairlawn Owner, LLC and Phillips Edison Group LLC dated December 13, 2012 (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.64	Reinstatement and Second Amendment to Sale-Purchase Agreement between AG/WP Fairlawn Owner, LLC and Phillips Edison Group LLC dated December 21, 2012 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.65	Assignment and Assumption of Rights under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Fairlawn Station LLC dated January 30, 2013 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed March 7, 2013)
10.66	Third Amendment to Revolving Loan Agreement among Phillips Edison – ARC Shopping Center Operating Partnership, L.P., Phillips Edison – ARC Shopping Center REIT Inc., Phillips Edison Shopping Center OP GP LLC, and KeyBank National Association dated March 20, 2013 (incorporated by reference to Exhibit 10.66 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 16, 2013)
10.67	Real Estate Sale Agreement by and between Phillips Edison Group LLC and MCW-RC Murray Landing, LLC, MCW-RC III Kleinwood Center, L.P., and MCW-RC III Vineyard Shopping Center, LLC dated October 4, 2012 (incorporated by reference to Exhibit 10.67 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 16, 2013)
10.68	First Amendment to Real Estate Sale Agreement by and between Phillips Edison Group LLC and MCW-RC Murray Landing, LLC, MCW-RC III Kleinwood Center, L.P., MCW-RC III Vineyard Shopping Center, LLC, and Regency Realty Group, Inc. dated October 12, 2012 (incorporated by reference to Exhibit 10.68 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 16, 2013)

II-8

10.69	Second Amendment to Real Estate Sale Agreement by and between Phillips Edison Group LLC and MCW-RC Murray Landing, LLC, MCW-RC III Kleinwood Center, L.P., MCW-RC III Vineyard Shopping Center, LLC, Regency Realty Group, Inc., and Regency Centers, L.P. dated November, 2012 (incorporated by reference to Exhibit 10.69 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 16, 2013)
10.70	Fifth Amendment to Real Estate Sale Agreement by and between Phillips Edison Group LLC and MCW-RC Murray Landing, LLC, MCW-RC III Kleinwood Center, L.P., MCW-RC III Vineyard Shopping Center, LLC, Regency Realty Group, Inc., and Regency Centers, L.P. dated November 8, 2012 (incorporated by reference to Exhibit 10.70 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 16, 2013)
10.71	Ninth Amendment to Real Estate Sale Agreement by and between Phillips Edison Group LLC and MCW-RC Murray Landing, LLC, MCW-RC III Kleinwood Center, L.P., MCW-RC III Vineyard Shopping Center, LLC, Regency Realty Group, Inc., and Regency Centers, L.P. dated February, 2013 (incorporated by reference to Exhibit 10.71 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 16, 2013)
10.72	Tenth Amendment and Reinstatement to Real Estate Sale Agreement by and between Phillips Edison Group LLC and MCW-RC Murray Landing, LLC, MCW-RC III Kleinwood Center, L.P., MCW-RC III Vineyard Shopping Center, LLC, Regency Realty Group, Inc., and Regency Centers, L.P. dated March 1, 2013 (incorporated by reference to Exhibit 10.72 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 16, 2013)
10.73	Assignment and Assumption of Rights under Real Estate Sale Agreement by and between Phillips Edison Group LLC and Kleinwood Station LLC dated January 15, 2013 with schedule disclosing other substantially identical Assignment and Assumption of Rights under Real Estate Sale Agreement omitted (incorporated by reference to Exhibit 10.73 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 16, 2013)
10.74	Letter Agreement confirming the terms and conditions of the Interest Rate Swap transaction between Phillips Edison – ARC Shopping Center Operating Partnership, L.P. and PNC Bank, National Association dated March 27, 2013 (incorporated by reference to Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q filed May 9, 2013)
10.75	Purchase and Sale Agreement between Northcross Property, LLC and Phillips Edison Group LLC dated May 6, 2013
10.76	Assignment and Assumption of Rights under Shopping Center Purchase Agreement by and between Phillips Edison Group LLC and Northcross Station LLC dated June 24, 2013
21.1	Subsidiaries of the Company
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.3	Consent of CoStar Group, Inc. (incorporated by reference to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 12, 2010)
23.4	Consent of International Council of Shopping Centers Inc. (incorporated by reference to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed April 12, 2010)
23.5	Consent of Deloitte & Touche LLP relating to the audits of certain Statements of Revenues and Certain Operating Expenses
24.1	Power of Attorney, included on the signature page hereto for Mr. Murphy (incorporated by reference to the filings of the Company’s Registration Statement on Form S-11 (No. 333-164313) as follows: for Mr. Addy, to the signature page to Post-Effective Amendment No. 2 filed March 10, 2011; for Messrs. Chao, Hershman, Kirk, and Massey, to the signature page to Pre-Effective Amendment No. 3 filed July 2, 2010; for Messrs. Edison, Kahane, and Phillips, to the signature page to the Company’s initial Registration Statement filed January 13, 2010)
99.1	Amended Share Repurchase Program (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed October 5, 2011)

II-9

Item 37. Undertakings

(a) The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The Company undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Company undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) For the purpose of determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company, and (iv) any other communication that is an offer in the offering made by the Company to the purchaser.

(e) The Company undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f) The Company undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for the significant properties acquired during the distribution period if such financial statements have been filed or would be due under Items 2.01 and 9.01 of Form 8-K.

(g) The Company undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10.0% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

II-10

(h) The Company undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.

(i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j) The Company undertakes to provide to the dealer manager at the closings specified in the dealer manager agreement the following: (i) if the securities are certificated, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser or (ii) if the securities are not certificated, a written statement of the information required on certificates that is required to be delivered to stockholders to permit prompt delivery to each purchaser.

II-11

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2012. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core properties and other real estate-related assets. We intend to allocate at least 90.0% of our portfolio to investments primarily in grocery-anchored neighborhood and community shopping centers throughout the United States with a focus on well-located shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million. We intend to allocate no more than 10.0% of our assets to enhanced return and other real estate-related assets. Although this is our current targeted portfolio, we may make adjustments to our targeted portfolio based on real estate market conditions and investment opportunities.

II-12

Table VI

ACQUISITIONS OF PROPERTIES (continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing	Cash Down Payment (1)	Cash Purchase Price plus Acquisition Fee	Other Cash Expenditures Capitalized (2)	Total Costs
Phillips Edison Shopping Center Fund IV, LP
	Prairie Point	IL	Retail	91,535	1/28/10	$7,833,307	$3,451,693	$11,285,000	$17,330	$11,302,330
	Johnson Creek	OR	Retail	106,079	6/15/10	13,685,304	6,997,196	20,682,500	21,056	20,703,556
	Independence	MO	Retail	241,682	11/2/10	6,400,000	3,600,000	10,000,000	27,223	10,027,223
	Glidden	IL	Retail	99,091	12/28/10	–	10,500,000	10,500,000	–	10,500,000
						$27,918,611	$24,548,889	$52,467,500	$65,609	$52,533,109

(1)	For operating properties acquired, cash down payment equals purchase price per the closing statement less total financing. For single tenant development properties, cash down payment equals purchase price less financing at the time of purchase.
(2)	Other capitalized costs equal costs that were capitalized (i.e. loan closing costs).

II-13

TABLE VI

ACQUISITIONS OF PROPERTIES BY PUBLIC PROGRAMS

(UNAUDITED)

Table VI below presents information concerning the acquisition of properties for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2012, its last year before termination, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2009 to December 31, 2012, American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its last year before termination, American Realty Capital Daily Net Asset Value Trust, Inc. from its inception on September 10, 2010 to December 31, 2012, American Realty Capital — Retail Centers of America, Inc. from its inception on July 29, 2010 to December 31, 2012, American Realty Capital Trust IV, Inc. from its inception on February 14, 2012 to December 31, 2012, and American Realty Capital Global Trust, Inc. from its inception on July 13, 2011 to December 31, 2012 sponsored by our AR Capital sponsor and its predecessor entities and affiliates.

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
American Realty Capital Trust, Inc.:
Federal Express	Pennsylvania	Distribution facility	1	55,440	March 2008	$6,965	$3,243	$9,791	$—	$417	$10,208
First Niagaria (formerly Harleysville National Bank)	Pennsylvania	Bank Branches	15	177,774	March 2008	31,000	10,676	41,386	29	290	41,676
Rockland Trust Company	Massachusetts	Bank Branches	18	121,057	May 2008	24,413	8,704	32,510	—	607	33,117
PNC Bank (formerly National City Bank)	Florida	Bank Branches	2	8,403	September and October 2008	4,500	2,353	6,731	—	122	6,853
Rite Aid	Pennsylvania and Ohio	Pharmacies	6	74,919	September 2008	12,808	6,031	18,762	—	77	18,839
PNC Bank	New Jersey, Ohio, Pennsylvania	Bank Branches	50	275,436	November 2008	33,399	11,414	42,709	—	2,104	44,813
Federal Express Distribution Center	Texas	Distribution facility	1	152,640	July 2009	16,250	15,530	31,692	88	—	31,780
Walgreens	Texas	Pharmacies	1	14,820	July 2009	1,550	2,377	3,818	109	—	3,927
CVS	Various	Pharmacies	10	131,105	September 2009 & September 2010	23,750	20,821	44,371	200	—	44,571
CVS II	Various	Pharmacies	15	198,729	November 2009	33,068	26,810	59,788	90	—	59,878
Home Depot	Kansas	Distribution facility	1	465,600	December 2009	12,150	11,399	23,532	17	—	23,549
BSFS	Florida, Oklahoma	Retail	6	57,336	December 2009 & January 2010	3,832	11,266	15,042	56	—	15,098
Advance Auto	Michigan	Retail	1	7,000	December 2009	(2)	1,741	1,730	11	—	1,741
Fresenius	California	Healthcare	2	140,000	January 2010	6,090	6,344	12,305	129	—	12,434
Reckit Benkieser	Utah	Distribution facility	1	574,106	February 2010	15,000	16,708	31,411	297	—	31,708
Jack in the box	Various	Restaurant	5	12,253	February & April 2010	5,366	4,669	9,853	182	—	10,035
BSFS II	Various	Retail	12	93,599	February & March 2010	(2)	26,238	26,161	77	—	26,238
Fed Ex – Sacramento	California	Distribution facility	1	118,796	April 2010	15,000	19,095	33,835	260	—	34,095
Jared Jewelry	New York	Retail	3	19,534	May 2010	—	5,479	5,395	84	—	5,479
Walgreens II	Mississippi	Pharmacies	1	14,820	May 2010	3,000	2,688	5,649	39	—	5,688
IHOP	South Carolina	Restaurant	1	5,172	May 2010	(2)	2,449	2,422	27	—	2,449
Advance Auto II	Various	Retail	3	19,253	June 2010	—	3,683	3,619	64	—	3,683
Super Stop & Shop	New York	Retail	1	59,032	June 2010	10,800	13,009	23,584	225	—	23,809

II-14

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
IHOP II	Georgia	Restaurant	1	4,139	June 2010	(2)	2,307	2,278	29	—	2,307
IHOP III	Ohio	Restaurant	1	5,111	June 2010	(2)	3,334	3,287	47	—	3,334
Jared Jewelry II	Massachusetts	Retail	1	6,157	June 2010	—	1,643	1,605	38	—	1,643
Jack in the box II	Texas	Restaurant	6	14,975	June 2010	(2)	11,416	11,262	154	—	11,416
Walgreens III	New York	Pharmacies	1	13,386	June 2010	(2)	5,072	5,018	54	—	5,072
Dollar General	Florida	Retail	1	8,988	July 2010	(2)	1,234	1,212	22	—	1,234
Tractor Supply	Various	Retail	4	76,038	July & August 2010	(2)	11,225	11,001	224	—	11,225
Advance Auto – III	Louisiana	Retail	3	19,752	July 2010	(2)	4,400	4,330	70	—	4,400
CSAA/CVS	Georgia	Pharmacies	1	15,214	August 2010	(2)	4,917	4,908	9	—	4,917
CSAA/First Fifth Bank	Illinois	Bank Branches	2	8,252	August 2010	(2)	6,274	6,261	13	—	6,274
CSAA/Walgreens	Various	Pharmacies	5	84,263	August 2010	(2)	27,187	27,133	54	—	27,187
CSAA/Chase Bank	Illinois	Bank Branches	2	8,030	August 2010	(2)	6,574	6,561	13	—	6,574
CSAA/Home Depot	Georgia	Retail	1	107,965	September 2010	3,900	4,925	8,807	18	—	8,825
IHOP IV	Various	Restaurant	19	87,009	September 2010	(2)	30,890	30,300	590	—	30,890
O'Reilly Auto	Illinois	Retail	1	9,500	September 2010	(2)	2,514	2,475	39	—	2,514
Walgreens IV	Minnesota	Pharmacies	1	14,477	September 2010	(2)	6,552	6,503	49	—	6,552
Walgreens V	Michigan	Pharmacies	1	13,580	September 2010	(2)	4,855	4,815	40	—	4,855
Kum & Go	Missouri	Gas/ Convenience	14	67,310	September 2010	—	23,098	22,740	358	—	23,098
FedEx IV	South Dakota	Distribution facility	1	43,762	September 2010	(2)	3,654	3,612	42	—	3,654
Auto Zone	Puerto Rico	Retail	4	28,880	September 2010	(2)	10,445	10,330	115	—	10,445
Brownshoe/ Payless	Various	Retail	2	1,153,374	October 2010	28,200	41,732	69,461	471	—	69,932
Saint Joseph's Mercy Medical	Arkansas	Healthcare	3	46,706	October 2010	(2)	10,035	9,936	99	—	10,035
Advance Auto IV	New York	Retail	1	6,124	November 2010	(2)	1,306	1,283	23	—	1,306
Kum and Go II	Indiana	Gas/Convenience	2	8,008	November 2010	—	2,972	2,924	48	—	2,972
Tractor Supply II	Various	Retail	3	57,368	November 2010 & March 2011	(2)	7,665	7,566	99	—	7,665
FedEx V	North Dakota	Distribution facility	1	29,410	November 2010	(2)	2,869	2,828	41	—	2,869
Walgreens VI	Various	Pharmacies	7	102,930	December 2010	22,900	17,807	40,472	235	—	40,707
FedEx VI	Kentucky	Distribution facility	1	142,160	December 2010	(2)	29,117	28,886	231	—	29,117
Dollar General II	Florida	Retail	1	9,100	December 2010	(2)	1,317	1,294	23	—	1,317
FedEx VII	Missouri	Distribution facility	1	101,350	December 2010	(2)	19,111	18,988	123	—	19,111
FedEx VIII	Various	Distribution facility	4	116,689	December 2010	(2)	11,143	11,000	143	—	11,143
BB&T	Florida	Bank Branches	1	3,635	December 2010	(2)	3,856	3,819	37	—	3,856
Walgreen's VII	South Carolina	Pharmacies	1	14,490	December 2010	(2)	3,018	2,980	38	—	3,018
FedEx IX	Nebraska	Distribution facility	1	64,556	December 2010	(2)	6,127	6,072	55	—	6,127
Dollar General III	Illinois	Retail	3	27,128	December 2010	(2)	2,963	2,896	67	—	2,963
Tractor Supply III	California	Retail	1	18,860	December 2010	(2)	4,923	4,873	50	—	4,923
DaVita Dialysis	Nebraska	Healthcare	1	12,990	December 2010	(2)	2,913	2,876	37	—	2,913
Dollar General IV	Florida	Retail	1	9,167	December 2010	—	1,273	1,248	25	—	1,273
Lowe's	Tennessee	Home Maintenance	1	141,393	January 2011	(2)	10,028	10,018	10	—	10,028

II-15

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Citizens	Illinois	Retail Banking	2	14,307	January 2011	3,011	894	3,849	56	—	3,905
QuickTrip	Georgia	Gas/Convenience	1	4,555	January 2011	(2)	3,409	3,363	46	—	3,409
Dillons	Kansas	Supermarket	1	56,451	January 2011	(2)	5,177	5,126	51	—	5,177
Wawa	Various	Gas/Convenience	2	12,433	January 2011	(2)	17,521	17,381	140	—	17,521
Walgreens VIII	New York	Pharmacy	9	122,963	January 2011	(2)	55,779	55,115	664	—	55,779
DaVita Dialysis II	Various	Healthcare	4	23,154	February 2011	(2)	8,241	8,093	148	—	8,241
CVS III	Virginia	Pharmacy	1	13,338	February 2011	(2)	5,323	5,251	72	—	5,323
Citigroup, Inc.	South Carolina	Financial Services	1	64,036	February 2011	13,800	13,936	27,548	188	—	27,736
Coats & Clark	Georgia	Manufacturing	1	401,512	February 2011	—	9,737	9,618	119	—	9,737
Walgreens IX	Virginia	Pharmacy	1	13,569	February 2011	—	5,567	5,515	52	—	5,567
Express Scripts	Missouri	Healthcare	2	416,141	March 2011	28,710	23,495	51,794	411	—	52,205
DaVita Dialysis III	North Carolina	Healthcare	1	18,185	March 2011	(2)	6,684	6,631	53	—	6,684
Dollar General V	Michigan	Discount Retail	6	55,363	March 2011	—	5,382	5,247	135	—	5,382
Wal-Mart	Arkansas	Discount Retail	1	183,442	March 2011	—	12,852	12,759	93	—	12,852
Kohl's	Kentucky	Discount Retail	1	88,408	March 2011	—	10,360	10,284	76	—	10,360
Texas Instruments	Arizona	Technology	1	125,000	March 2011	15,000	17,526	32,320	206	—	32,526
Sam's Club	Georgia	Discount Retail	1	141,583	March 2011	(2)	12,827	12,821	6	—	12,827
CVS IV	Michigan	Pharmacy	1	13,225	March 2011	(2)	5,433	5,383	50	—	5,433
Walgreens X	Various	Pharmacy	2	27,760	March 2011	(2)	9,194	9,090	104	—	9,194
CVS Stony Point	New York	Pharmacy	1	12,900	March 2011	(2)	5,856	5,817	39	—	5,856
Provident Bank	New York	Retail Banking	1	2,950	March 2011	(2)	2,633	2,615	18	—	2,633
Dillons II	Kansas	Supermarket	1	63,858	March 2011	—	6,538	6,484	54	—	6,538
FedEx X	Various	Freight	2	204,157	March & May 2011	18,321	14,857	32,522	656	—	33,178
3M	Illinois	Consumer Products	1	650,760	March 2011	20,500	25,020	45,248	272	—	45,520
Bojangles	Various	Restaurant	13	47,865	March 2011	—	25,458	25,037	421	—	25,458
Dollar General VI	Louisiana	Discount Retail	2	18,428	April 2011	—	1,922	1,875	47	—	1,922
Dollar General VII	Louisiana	Discount Retail	2	18,340	April 2011	—	2,162	2,114	48	—	2,162
O'Reilly Auto II	Michigan	Auto Retail	1	8,154	April 2011	—	1,942	1,913	29	—	1,942
Walgreens XI	Louisiana	Pharmacy	1	14,550	April 2011	(2)	5,104	5,043	61	—	5,104
DaVita Dialysis IV	Idaho	Healthcare	1	6,020	April 2011	—	2,124	2,082	42	—	2,124
Whirlpool	Iowa	Manufacturing	1	750,000	April 2011	(2)	20,208	20,035	173	—	20,208
Wrangler	Texas	Manufacturing	1	316,800	April 2011	(2)	17,632	17,459	173	—	17,632
Walgreens XII	Mississippi	Pharmacy	1	13,605	April 2011	—	4,468	4,424	44	—	4,468
7-Eleven	Florida	Gas/Convenience	1	3,074	May 2011	—	3,019	2,980	40	—	3,019
BSFS III	Wisconsin	Auto Services	1	7,864	May 2011	—	2,729	2,688	41	—	2,729
Kohls II	Illinois	Discount Retail	1	64,250	May 2011	—	6,525	6,462	63	—	6,525
National Tire & Battery	Georgia	Auto Services	3	33,920	May 2011	—	6,067	5,980	87	—	6,067
CVS V	Florida	Pharmacy	1	13,224	May 2011	—	9,301	9,201	100	—	9,301
BSFS IV	Various	Auto Services	3	22,904	May 2011	—	8,772	8,624	148	—	8,772
FedEx XI	Maryland	Freight	1	125,502	May 2011	—	40,178	39,390	788	—	40,178
Pep Boys	Various	Auto Services	3	60,140	May 2011	—	13,281	13,081	200	—	13,281
Tops Market	New York	Supermarket	1	57,833	May 2011	—	11,183	11,066	117	—	11,183
7-Eleven Bradenton	Florida	Gas/Convenience	1	2,940	May 2011	—	2,159	2,126	33	—	2,159
General Electric	Wisconsin	Manufacturing	1	484,348	May 2011	(2)	24,074	23,925	149	—	24,074
Wal-Mart II	Pennsylvania	Discount Retail	1	151,925	May 2011	—	12,782	12,539	243	—	12,782
USPS	Minnesota	Government Services	1	39,297	May 2011	—	7,392	7,333	59	—	7,392
Walgreens XIII	Georgia	Pharmacy	2	27,195	May 2011	—	10,026	9,917	109	—	10,026
Walgreens XIV	Louisiana	Pharmacy	1	14,820	June 2011	—	4,079	4,026	53	—	4,079

II-16

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Mrs. Bairds	Various	Consumer Goods	2	30,120	June 2011	—	3,258	3,201	57	—	3,258
Walgreens XV	Indiana	Pharmacy	1	14,480	June 2011	—	5,016	4,961	55	—	5,016
O'Reilly's III	Michigan	Auto Retail	1	8,160	June 2011	—	2,050	2,020	30	—	2,050
FedEx XII	Ohio	Freight	1	182,326	June 2011	—	35,619	35,350	269	—	35,619
Walgreens XVI	New York	Pharmacy	6	52,400	June 2011	—	52,599	51,672	927	—	52,599
VA Clinic	Idaho	Government Services	1	10,768	June 2011	—	3,263	3,222	41	—	3,263
BSFS V	Arkansas	Auto Services	1	159,797	June 2011	—	9,214	9,130	84	—	9,214
Tractor Supply IV	Michigan	Specialty Retail	1	19,097	June 2011	—	1,796	1,768	29	—	1,796
O'Reilly's IV	Michigan	Auto Retail	2	16,000	June 2011	—	3,820	3,761	59	—	3,820
Trader Joe's	Maine	Supermarket	1	31,920	June 2011	—	5,669	5,606	64	—	5,669
Dollar General VIII	Illinois	Discount Retail	3	27,152	July & August 2011	—	2,943	2,879	65	—	2,943
Dollar General IX	Louisiana	Discount Retail	1	9,348	July 2011	—	918	894	24	—	918
GSA I	Texas	Government Services	1	10,784	July 2011	—	6,242	6,085	157	—	6,242
Lockeed Martin	Texas	Aerospace	1	125,880	July 2011 & August 2012	(2)	13,290	13,193	97	—	13,290
FedEx XIII	Michigan	Freight	4	274,602	July 2011	(2)	28,282	27,891	391	—	28,282
GSA II	Texas	Government Services	1	10,803	August 2011	—	4,713	4,591	122	—	4,713
Dollar General X	Michigan	Discount Retail	6	55,200	August & September 2011	—	5,617	5,472	145	—	5,617
PetSmart	Illinois	Specialty Retail	1	1,000,375	August 2011	—	49,416	49,134	282	—	49,416
GSA III	Iowa	Government Services	1	11,190	August 2011	—	4,519	4,399	120	—	4,519
Verizon	Maryland	Telecommunications	1	40,000	August 2011	—	12,950	12,726	224	—	12,950
CVS VI	North Carolina	Pharmacy	1	11,945	August 2011	—	2,871	2,833	38	—	2,871
Renal Advantage	Various	Healthcare	9	74,457	August 2011	—	19,473	19,200	273	—	19,473
GSA IV	Arizona	Government Services	1	23,485	August 2011	—	7,684	7,498	186	—	7,684
Lowes II	Georgia	Home Maintenance	1	135,197	August 2011	—	15,255	15,150	105	—	15,255
GSA V	Colorado	Government Services	1	64,455	August 2011	—	7,500	7,323	178	—	7,500
CVS VII	New York	Pharmacy	1	10,885	September 2011	—	2,883	2,848	35	—	2,883
Sealy	New York	Manufacturing	1	257,000	September 2011	10,528	7,791	18,123	196	—	18,319
GSA VI	Florida	Government Services	1	34,285	September 2011	—	8,885	8,676	209	—	8,885
GSA VII	Tennessee	Government Services	1	25,508	September 2011	—	7,222	6,708	514	—	7,222
GSA VIII	Texas	Government Services	1	29,150	October 2011	—	4,938	4,823	115	—	4,938
GSA IX	Texas	Government Services	1	17,626	October 2011	—	6,981	6,818	164	—	6,981
GSA X	California	Government Services	1	43,596	October 2011	—	13,458	13,130	328	—	13,458
Reliant Rehab	Texas	Healthcare	1	65,141	October 2011	16,150	16,677	32,623	204	—	32,827
ConAgra	Nebraska	Consumer Goods	1	65,000	October 2011	—	20,339	20,200	139	—	20,339
GSA XI	New York	Government Services	1	30,762	October 2011	—	9,288	9,090	198	—	9,288
Dollar General XI	Michigan	Discount Retail	2	18,225	October 2011	—	1,996	1,945	51	—	1,996
Dollar General XII	Various	Discount Retail	42	387,104	October, November, & December 2011	—	44,492	43,434	1,058	—	44,492
Whirlpool II	Ohio	Manufacturing	1	700,350	November 2011	—	23,910	23,379	531	—	23,910
Dollar General XIII	Ohio	Discount Retail	1	9,234	November 2011	—	965	941	24	—	965

II-17

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment		Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Fed Ex XIV	Ohio	Freight	1	94,812	November 2011 & June 2012	—	6,383		6,311	72	—	6,383
Fed Ex XV	New York	Freight	1	252,505	November 2011	—	57,019		56,560	459	—	57,019
Fed Ex XVI	Arizona	Freight	1	194,262	November 2011	—	20,323		20,200	123	—	20,323
Auto Zone II	South Carolina	Auto Retail	1	6,816	November 2011	—	1,365		1,338	27	—	1,365
Aaron's	Various	Specialty Retail	18	214,739	December 2011	—	26,529		26,064	465	—	26,529
GSA XII	West Virginia	Government Services	1	67,217	December 2011	—	9,924		9,615	309	—	9,924
Danfoss	Illinois	Manufacturing	1	99,823	December 2011	—	7,618		7,562	56	—	7,618
DaVita Dialysis V	Pennsylvania	Healthcare	1	6,502	December 2011	—	3,431		3,394	37	—	3,431
Tractor Supply V	Connecticut	Specialty Retail	1	19,097	January 2012	—	4,375		4,323	52	—	4,375
Tractor Supply VI	Various	Specialty Retail	2	41,767	January 2012	—	6,432		6,354	78	—	6,432
Multi-Tenant mortgages						281,645	(281,645)		—	—	—	—
			487	15,623,445		$721,606	$1,447,802	(3)	$2,143,563	$22,257	$3,617	$2,169,408

American Realty Capital New York Recovery REIT, Inc.:
Interior Design Building	New York	Interior Designer Showroom	1	81,082	June 2010	$21,300	$11,270		$32,570	$—	$—	$32,570
Bleecker Street Condominiums	New York	Retail	3	9,724	December 2010	21,300	13,607		34,340	567	—	34,907
Foot Locker	New York	Retail	1	6,118	April 2011	3,250	3,113		6,229	134	—	6,363
Regal Parking Garage	New York	Parking	1	12,856	June 2011	3,000	2,626		5,454	172	—	5,626
Duane Reed	New York	Pharmacy	1	9,767	October 2011	8,400	5,876		14,140	136	—	14,276
416 Washington Street	New York	Retail	1	22,306	November 2011	5,000	5,165		9,959	206	—	10,165
One Jackson Square	New York	Retail	1	7,080	November 2011	13,000	9,996		22,725	271	—	22,996
350 West 42nd Street	New York	Retail	1	42,774	March 2012	11,365	9,835		20,907	293	—	21,200
1100 Kings Highway	New York	Retail & Office	1	61,318	May 2012	20,200	17,667		37,094	773	—	37,867
163 Washington Avenue	New York	Residential	1	41,613	September 2012	—	32,750		31,815	935	—	32,750
1623 Kings Highway	New York	Office	1	19,960	October 2012	7,288	6,236		13,383	142	—	13,524
256 West 38th Street	New York	Office	1	118,815	December 2012	26,900	23,055		49,086	869	—	49,955
229 West 36th Street	New York	Office	1	148,894	December 2012	45,000	21,006		65,499	508	—	66,006
350 Bleecker Street	New York	Retail	1	14,511	December 2012	—	11,158		11,009	149	—	11,158
			16	596,818		$186,003	$173,360	(4)	$354,209	$5,154	$—	$359,363

American Realty Capital Healthcare Trust, Inc.:
Texarkana, TX	Texas	Healthcare	1	18,268	June 2011	$2,250	$2,385		$4,545	$90	$—	$4,635
DaVita, Marked Tree	Arkansas	Healthcare	1	4,596	June 2011	—	1,488		1,458	30	—	1,488
Davita Rockford	Illinois	Healthcare	1	7,032	July 2011	—	2,100		2,071	30	—	2,100
Carson Tahoe Specialty Medical Plaza	Nevada	Healthcare	1	154,622	September 2011	21,751	7,755		29,280	226	—	29,506
Durango Medical Plaza	Nevada	Healthcare	1	73,094	September 2011	17,172	6,128		23,115	185	—	23,300
CareMeridian Rehabilitation Facility	Arizona	Healthcare	1	13,500	September 2011	6,936	2,294		9,106	124	—	9,230
Reliant Rehabilitation Hospital – Dallas	Texas	Healthcare	1	64,600	November 2011	24,850	9,503		34,136	217	—	34,353
Global Rehabilitation Hospital	Texas	Healthcare	1	40,828	November 2011	12,714	4,098		16,691	121	—	16,812
Spring Creek Medical Plaza	Texas	Healthcare	1	22,345	November 2011	7,477	2,675		10,066	86	—	10,152
Odessa Regional Medical Center	Texas	Healthcare	1	39,220	December 2011	4,047	3,457		7,433	71	—	7,504
Methodist North Medical Office Building	Illinois	Healthcare	1	73,302	December 2011	13,544	11,488		24,871	161	—	25,032

II-18

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Cooper Health	New Jersey	Healthcare	1	11,000	December 2011	—	3,440	3,358	82	—	3,440
Village Healthcare Center	California	Healthcare	1	7,750	January 2012	1,906	2,686	4,527	65	—	4,592
Biolife Plasma Services	Texas	Healthcare	1	15,000	January 2012		5,862	5,804	58	—	5,862
University of Wisconsin Medical Center	Wisconsin	Healthcare	1	31,374	March 2012	5,039	4,285	9,253	71	—	9,324
Carson Tahoe Medical Office Building	Nevada	Healthcare	1	38,426	March 2012	4,675	3,975	8,585	65	—	8,650
Henry Ford Dialysis Center	Michigan	Healthcare	1	10,100	March 2012		2,942	2,907	35	—	2,942
Mercy Health Plaza	Missouri	Healthcare	1	42,430	April 2012	5,500	5,743	11,155	88	—	11,243
East Pointe Medical Office Building	Florida	Healthcare	1	34,500	April 2012	5,260	5,505	10,621	144	—	10,765
DaVita Dialysis III – Paoli, IN	Indiana	Healthcare	1	5,725	May 2012		1,921	1,893	28	—	1,921
Reliant Rehabilitation Hospital – Houston	Texas	Healthcare	1	65,000	May 2012	13,437	18,651	31,909	179	—	32,088
PAPP Clinic	Georgia	Healthcare	1	31,213	May 2012		5,500	5,454	46	—	5,500
Unitron	Minnesota	Healthcare	1	81,927	May 2012	4,000	5,564	9,484	80	—	9,564
Cooper Health Medical Office Building	New Jersey	Healthcare	1	16,314	May 2012	—	4,720	4,666	54	—	4,720
Fresenius Medical – Metairie LA	Louisiana	Healthcare	1	18,149	May 2012	—	3,816	3,776	40	—	3,816
Sunnyvale Med. Plaza	Texas	Healthcare	1	48,910	May 2012	—	12,510	12,423	87	—	12,510
Texas Clinic at Arlington	Texas	Healthcare	1	66,824	May 2012	—	21,648	21,513	135	—	21,648
Pinnacle Health	Pennsylvania	Healthcare	1	52,600	June 2012	—	13,280	13,029	251	—	13,280
Cancer Care Partners, LLC	Indiana	Healthcare	1	63,000	June 2012	—	27,239	27,068	171	—	27,239
Aurora Health Care	Wisconsin	Healthcare	3	226,046	July 2012	49,600	14,409	63,630	379	—	64,009
Baylor Institute for Rehabilitation at Fort Worth	Texas	Healthcare	1	40,000	August 2012	—	16,269	16,160	109	—	16,269
Bronson LakeView	Michigan	Healthcare	1	100,321	September 2012	—	30,914	30,734	180	—	30,914
Benton House	Florida & Georgia	Healthcare	5	317,802	November & December 2012	—	87,409	86,608	802	—	87,409
Beverly Center	Illinois	Healthcare	1	59,345	November 2012	—	16,891	16,665	226	—	16,891
Rush Copley Building I	Illinois	Healthcare	1	79,344	November 2012	—	26,221	26,058	163	—	26,221
CareMeridian La Mesa	California	Healthcare	1	9,000	December 2012	—	6,115	6,060	55	—	6,115
Blue Ridge Medical Building	Tennessee	Healthcare	1	23,277	December 2012	—	4,944	4,899	46	—	4,944
16 N. Scotland Ave.-Northeast MOB	New York	Healthcare	1	53,229	December 2012	—	15,299	15,150	149	—	15,299
Michiana – Mishawaka	Indiana	Healthcare	1	49,410	December 2012	—	22,119	21,957	162	—	22,119
Cancer Center at Metro Health Village	Michigan	Healthcare	1	21,502	December 2012	—	6,366	6,305	61	—	6,366
Rush Copley Building II	Illinois	Healthcare	1	80,744	December 2012	—	25,962	25,806	157	—	25,962
North Valley Orthopedic	Arizona	Healthcare	1	17,608	December 2012	—	9,246	9,090	156	—	9,246
			50	2,229,277		$200,158	$484,822	$679,318	$5,661	$—	$684,980

American Realty Capital Trust III, Inc.:
FedEx	Montana	Freight	1	45,832	September 2011	$5,060	$4,040	$9,028	$72	$—	$9,100
Advance Auto	Texas	Auto Retail	2	13,471	September 2011	(2)	3,229	3,175	54	—	3,229
Walgreens	Various	Pharmacy	2	23,527	October & November 2011	(2)	13,081	12,931	150	—	13,081
Walgreens II	California	Pharmacy	1	14,820	October 2011	(2)	4,692	4,649	43	—	4,692
Dollar General	Various	Discount Retail	11	109,349	November 2011	(2)	12,857	12,577	280	—	12,857
Dollar General II	Missouri	Discount Retail	5	45,156	November 2011	(2)	4,666	4,548	118	—	4,666

II-19

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Walgreens III	Michigan	Pharmacy	1	14,820	November 2011	(2)	5,042	4,981	61	—	5,042
Dollar General III	Alabama	Discount Retail	1	10,714	December 2011	(2)	1,351	1,324	27	—	1,351
GSA	Florida	Government Services	1	6,255	December 2011	(2)	2,060	1,993	67	—	2,060
Dollar General IV	Various	Discount Retail	3	27,063	December 2011, February & March 2012	(2)	3,412	3,335	77	—	3,412
FedEx II	New Hampshire	Freight	3	221,837	December 2011, February & March 2012	(2)	46,792	46,305	487	—	46,792
Family Dollar	Various	Discount Retail	7	59,960	December 2011 & January 2012	(2)	7,122	6,958	164	—	7,122
Dollar General V	Various	Discount Retail	9	85,366	December 2011 & February 2012	(2)	9,456	9,231	225	—	9,456
Dollar General VI	Mississippi	Discount Retail	3	27,439	December 2011	(2)	2,789	2,719	70	—	2,789
GSA II	Colorado	Government Services	1	4,328	December 2011	(2)	1,641	1,586	55	—	1,641
Express Scripts	Missouri	Healthcare	1	227,467	January 2012	(2)	43,289	43,068	221	—	43,289
Tractor Supply	New Jersey	Specialty Retail	1	19,097	Jan 2012	(2)	5,480	5,366	114	—	5,480
Dollar General VII	Various	Discount Retail	12	109,750	February & March 2012	(2)	13,346	13,051	295	—	13,346
Dollar General VIII	Various	Discount Retail	4	37,870	February 2012	(2)	4,157	4,060	97	—	4,157
Walgreens IV	Various	Pharmacy	6	87,659	February 2012	(2)	28,535	28,270	265	—	28,535
FedEx III	Various	Freight	2	227,962	February 2012	(2)	18,707	18,553	154	—	18,707
GSA III	Idaho	Government Services	1	35,311	March 2012	(2)	7,561	7,373	188	—	7,561
Family Dollar II	Texas	Discount Retail	1	8,000	February 2012	(2)	894	869	25	—	894
Dollar General IX	Missouri	Discount Retail	2	19,592	February 2012	(2)	2,309	2,259	50	—	2,309
GSA IV	Florida	Government Services	1	18,712	March 2012	—	5,397	5,266	131	—	5,397
Dollar General X	Various	Discount Retail	2	19,740	March 2012	(2)	2,370	2,320	50	—	2,370
Advance Auto II	South Carolina	Auto Retail	1	8,075	March 2012	(2)	1,004	980	24	—	1,004
Dollar General XI	Michigan	Discount Retail	4	36,154	March & May 2012	(2)	4,347	4,247	100	—	4,347
FedEx IV	Indiana	Freight	1	63,092	March 2012	—	4,258	4,217	41	—	4,258
CVS	Indiana	Pharmacy	1	10,125	March 2012	—	3,485	3,448	37	—	3,485
Advance Auto III	Indiana	Auto Retail	1	7,000	March 2012	(2)	1,937	1,909	28	—	1,937
Family Dollar III	Mississippi	Discount Retail	4	32,960	March & May 2012	(2)	4,102	4,007	95	—	4,102
Family Dollar IV	Various	Discount Retail	8	66,398	March, April, May & July 2012	—	7,775	7,580	195	—	7,775
Dollar General XII	Missouri	Discount Retail	1	10,566	March 2012	(2)	1,022	998	24	—	1,022
FedEx V	New York	Freight	1	142,139	April 2012	—	47,407	46,990	417	—	47,407
Dollar General XIII	Various	Discount Retail	4	36,567	March, April, July & August 2012	(2)	3,780	3,685	95	—	3,780
Dollar General XIV	Texas	Discount Retail	2	18,052	April 2012	(2)	1,881	1,833	48	—	1,881

II-20

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Dollar General XV	Various	Discount Retail	22	215,905	April & September 2012	—	28,309	27,736	573	—	28,309
Dollar General XVI	Various	Discount Retail	3	27,226	April 2012	(2)	3,227	3,154	73	—	3,227
Advanced Auto IV	Ohio	Auto Retail	1	7,000	April 2012	(2)	988	965	23	—	988
Shaw’s Supermarkets	Massachusetts	Supermarket	1	59,766	April 2012	—	5,879	5,808	72	—	5,879
Rubbermaid	Kansas	Consumer Products	1	660,820	April 2012	12,725	10,775	23,356	144	—	23,500
Citizens Bank	Various	Retail Banking	30	83,642	April & May 2012	—	28,354	27,663	691	—	28,354
Tire Kingdom	Ohio	Auto Services	1	6,656	April 2012	—	1,735	1,708	27	—	1,735
Circle K	Arizona	Gas/Convenience	1	2,680	May 2012	—	1,961	1,930	31	—	1,961
Family Dollar V	Various	Discount Retail	4	32,306	May 2012	(2)	4,069	3,973	96	—	4,069
GSA V	Texas	Government Services	1	15,915	May 2012	—	5,711	5,555	156	—	5,711
GSA VI	Missouri	Government Services	1	12,187	May 2012	—	3,221	3,156	65	—	3,221
General Mills	Illinois	Consumer Products	1	359,499	May 2012	—	33,633	33,439	194	—	33,633
Walgreens V	Nevada	Pharmacy	1	14,736	May 2012	—	8,842	8,754	88	—	8,842
NTW & Big O Tires	Various	Auto Services	2	17,159	June 2012	—	4,124	4,065	59	—	4,124
Fresenius Medical	Various	Medical Office	4	27,307	June 2012	—	8,117	7,999	118	—	8,117
Tractor Supply II	Michigan	Specialty Retail	1	15,097	June 2012	—	2,851	2,817	34	—	2,851
Dollar General XVII	Mississippi	Discount Retail	1	9,234	June 2012	—	1,011	988	23	—	1,011
FedEx VI	Various	Freight	5	307,887	June, September, October & November 2012	—	34,116	33,826	290	—	34,116
Advance Auto V	Various	Auto Retail	2	14,000	June 2012	—	4,105	4,035	70	—	4,105
Walgreens VI	Various	Pharmacy	4	58,410	June 2012	—	21,294	21,109	185	—	21,294
Advance Auto VI	South Carolina	Auto Retail	1	5,000	June 2012	—	1,031	1,007	24	—	1,031
GSA VII	Arizona	Government Services	1	21,000	July 2012	—	3,640	3,555	85	—	3,640
Dollar General XVIII	Mississippi	Discount Retail	3	27,530	July 2012	—	2,801	2,730	71	—	2,801
Advance Auto VII	Texas	Auto Retail	1	6,759	July 2012	—	1,774	1,741	33	—	1,774
Dollar General XIX	Michigan	Discount Retail	3	27,078	July 2012	—	3,146	3,073	73	—	3,146
FedEx VII	Tennessee	Freight	1	74,707	July 2012	—	5,427	5,380	47	—	5,427
Dollar General XX	Tennessee	Discount Retail	3	27,355	July & August 2012	—	2,819	2,748	71	—	2,819
Fresenius Medical II	Illinois	Medical Office	1	9,304	July 2012	—	3,315	3,279	36	—	3,315
Family Dollar VI	Various	Discount Retail	2	16,000	July 2012	—	2,309	2,259	50	—	2,309
Dollar General XXI	Various	Discount Retail	7	63,134	July, September, & October 2012	—	8,226	8,046	180	—	8,226
Dollar General XXII	Louisiana	Discount Retail	2	18,114	July & September 2012	—	2,030	1,981	49	—	2,030
Bojangles	Various	Restaurant	9	33,111	July & August 2012	—	16,189	15,869	320	—	16,189
Scotts Company	Ohio	Consumer Products	3	551,249	July & September 2012	—	19,407	19,241	167	—	19,407
Walgreens VII	Michigan	Pharmacy	1	14,820	July 2012	—	7,987	7,926	61	—	7,987
Walgreens VIII	Indiana	Pharmacy	1	14,490	July 2012	—	4,617	4,574	43	—	4,617
West Marine	Virginia	Specialty Retail	1	15,404	July 2012	—	3,278	3,242	36	—	3,278
Fresenius Medical III	Illinois	Medical Office	2	14,792	July 2012	—	4,922	4,859	63	—	4,922
O’Reilly Auto	Alabama	Auto Retail	1	5,084	August 2012	—	652	629	23	—	652
Tractor Supply III	Louisiana	Specialty Retail	1	19,097	August 2012	—	3,192	3,154	38	—	3,192
CVS II	Pennsylvania	Pharmacy	1	8,193	August 2012	—	1,503	1,474	29	—	1,503
Advance Auto B	Various	Auto Retail	5	32,155	August 2012	—	8,800	8,566	234	—	8,800
Williams Sonoma	Mississippi	Consumer Products	1	1,106,876	August 2012	28,350	24,997	52,948	399	—	53,347
Dollar General XXIII	North Carolina	Discount Retail	2	18,126	August 2012	—	2,212	2,163	49	—	2,212
Bed Bath & Beyond	California	Consumer Products	1	1,035,840	August 2012	—	66,702	63,630	3,072	—	66,702

II-21

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Advance Auto VIII	Texas	Auto Retail	1	6,779	August 2012	—	1,758	1,729	29	—	1,758
CVS III	Nevada	Pharmacy	1	12,941	August 2012	—	5,177	5,123	54	—	5,177
Dollar General XXIV	Various	Discount Retail	38	350,756	August, September, October & December 2012	—	44,496	42,904	1,592	—	44,496
Circle K II	Georgia	Gas/Convenience	1	3,745	August 2012	—	1,336	1,310	26	—	1,336
Dollar General XXV	Michigan	Discount Retail	5	45,994	August & October 2012	—	5,226	5,106	120	—	5,226
Dollar General XXVI	Various	Discount Retail	24	220,490	August 2012	—	25,954	25,447	507	—	25,954
Dollar General XXVII	Various	Discount Retail	3	28,618	August & September 2012	—	3,521	3,447	74	—	3,521
Family Dollar VII	Various	Discount Retail	3	25,500	September & October 2012	—	4,523	4,441	82	—	4,523
Dollar General XXVIII	Mississippi	Discount Retail	3	27,078	September 2012	—	3,201	3,129	72	—	3,201
Family Dollar VIII	Various	Discount Retail	2	16,033	September 2012	—	2,127	2,077	50	—	2,127
FedEx VIII	West Virginia	Freight	1	13,334	September 2012	—	4,417	4,369	48	—	4,417
Family Dollar IX	Mississippi	Discount Retail	2	16,640	September 2012	—	2,122	2,074	48	—	2,122
Krystal	Various	Restaurant	22	47,874	September 2012	—	28,487	27,889	598	—	28,487
Mattress Firm I	Texas	Specialty Retail	1	24,000	September 2012	—	1,901	1,871	30	—	1,901
Price Rite I	New York	Supermarket	1	42,100	September 2012	—	4,660	4,601	59	—	4,660
Circle K III	Ohio	Gas/Convenience	1	3,035	September 2012	—	2,182	2,152	30	—	2,182
FedEx IX	Various	Freight	3	53,263	September 2012	—	7,755	7,652	103	—	7,755
Citizens Bank II	Various	Retail Banking	34	150,854	September & December 2012	—	56,610	55,665	945	—	56,610
Kum & Go	Various	Gas/Convenience	3	14,867	September & November 2012	—	9,805	9,696	109	—	9,805
Mattress Firm II	North Carolina	Specialty Retail	1	7,295	September 2012	—	2,495	2,463	32	—	2,495
Mattress Firm III	North Carolina	Specialty Retail	1	4,200	September 2012	—	1,231	1,206	25	—	1,231
Walgreens IX	Tennessee	Pharmacy	1	14,092	October 2012	—	4,111	4,070	41	—	4,111
O’Reilly Auto II	Wyoming	Auto Retail	1	7,000	October 2012	—	1,677	1,649	28	—	1,677
General Mills II	Indiana	Consumer Products	1	1,512,613	October 2012	16,555	40,101	56,333	323	—	56,656
Family Dollar X	Texas	Discount Retail	1	8,000	October 2012	—	971	946	25	—	971
Krystal II	Georgia	Restaurant	1	2,573	October 2012	—	1,060	1,035	25	—	1,060
NTB I	Missouri	Auto Services	1	12,244	October 2012	—	1,959	1,930	29	—	1,959
Rite Aid I	Ohio	Pharmacy	1	14,564	October 2012	—	4,595	4,552	43	—	4,595
Mattress Firm IV	Indiana	Specialty Retail	1	4,446	November 2012	—	1,217	1,192	25	—	1,217
CVS IV	New York	Pharmacy	1	10,153	November 2012	—	2,485	2,433	52	—	2,485
Walgreens X	Tennessee	Pharmacy	1	14,418	November 2012	—	3,841	3,795	46	—	3,841
Cracker Barrel I	Various	Restaurant	5	50,479	November 2012	—	19,183	18,960	223	—	19,183

II-22

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Rite Aid II	Ohio	Pharmacy	1	14,564	November 2012	—	4,022	3,982	40	—	4,022
Rite Aid III	Ohio	Pharmacy	1	14,564	November 2012	—	3,441	3,404	37	—	3,441
Walgreens XI	Michigan	Pharmacy	1	15,120	November 2012	—	5,560	5,512	48	—	5,560
Family Dollar XI	Mississippi	Discount Retail	1	8,320	November 2012	—	921	898	23	—	921
AON Corporation	Illinois	Insurance	1	818,686	November 2012	—	150,490	149,480	1,010	—	150,490
7-Eleven I	Florida	Gas/Convenience	1	3,179	November 2012	—	3,000	2,853	147	—	3,000
Kum & Go II	Various	Gas/Convenience	4	15,760	November 2012	—	9,566	9,437	129	—	9,566
DaVita Dialysis I	Washington	Healthcare	1	187,612	November 2012	—	28,179	27,950	229	—	28,179
GE Aviation	Alabama	Aerospace	1	303,035	November 2012	—	36,446	36,233	213	—	36,446
Dollar General XXIX	Louisiana	Discount Retail	1	9,026	November 2012	—	1,066	1,041	25	—	1,066
Rubbermaid II	Kansas	Consumer Products	1	500,000	November & December 2012	—	18,501	18,381	120	—	18,501
Advance Auto IX	Various	Auto Retail	2	13,124	November 2012	—	3,040	2,933	107	—	3,040
Bojangles II	Various	Restaurant	3	10,921	November 2012	—	5,420	5,306	114	—	5,420
Tractor Supply IV	New Hampshire	Specialty Retail	1	19,097	November 2012	—	3,384	3,291	93	—	3,384
CVS V	Pennsylvania	Pharmacy	1	13,225	November 2012	—	5,475	5,353	122	—	5,475
Rite Aid IV	Various	Pharmacy	7	98,541	November 2012	—	24,427	24,096	331	—	24,427
Dollar General XXX	Arkansas	Discount Retail	2	18,126	December 2012	—	1,770	1,723	47	—	1,770
Mattress Firm V	South Carolina	Specialty Retail	1	4,000	December 2012	—	1,535	1,506	29	—	1,535
Family Dollar XII	Texas	Discount Retail	1	8,000	December 2012	—	1,197	1,169	28	—	1,197
Family Dollar XIII	Texas	Discount Retail	1	8,000	December 2012	—	878	852	26	—	878
Citizens Bank III	Various	Retail Banking	30	160,672	December 2012	15,000	30,746	44,842	904	—	45,746
Hanesbrands I	North Carolina	Consumer Products	1	758,463	December 2012	—	28,972	28,785	187	—	28,972
Walgreens XII	Mississippi	Pharmacy	1	13,650	December 2012	—	5,252	5,204	48	—	5,252
Kum & Go III	Various	Gas/Convenience	3	14,874	December 2012	—	9,516	9,393	123	—	9,516
7-Eleven II	Virginia	Gas/Convenience	3	7,347	December 2012	—	2,581	2,484	97	—	2,581
Advance Auto X	Alabama	Auto Retail	1	7,000	December 2012	—	1,661	1,631	30	—	1,661
Advance Auto XI	West Virginia	Auto Retail	1	7,000	December 2012	—	1,436	1,408	28	—	1,436
Kum & Go IV	Iowa	Gas/Convenience	1	4,598	December 2012	—	3,071	3,030	41	—	3,071
Academy Sports I	Arkansas	Specialty Retail	1	71,680	December 2012	—	11,066	10,986	80	—	11,066
DaVita Dialysis II	Michigan	Healthcare	1	9,310	December 2012	—	2,455	2,414	41	—	2,455
Pantry G&C I	Various	Gas/Convenience	11	32,393	December 2012	—	34,645	34,235	410	—	34,645
DaVita Dialysis III	Texas	Healthcare	1	8,621	December 2012	—	2,294	2,253	41	—	2,294
Multi-Tenant mortgages						151,670	(151,670)
			507	13,009,361		$229,360	$1,339,098	$1,545,110	$23,348	$—	$1,568,458

American Realty Capital Daily Net Asset Value Trust, Inc.:
Family Dollar	Mississippi	Discount Retail	2	16,000	January 2012	(2)	$1,512	$1,468	$44	$—	$1,512

II-23

Name	Location	Type of Property	No. of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Dollar General	Illinois	Discount Retail	1	9,013	January 2012	(2)	1,008	985	23	—	1,008
Family Dollar II	Oklahoma	Discount Retail	1	8,320	January 2012	(2)	1,024	1,001	23	—	1,024
FedEx	New York	Freight	1	111,865	March 2012	14,625	5,504	19,937	192	—	20,129
Circle K	Arizona	Gas/Convenience	1	3,050	May 2012	—	2,096	2,065	31	—	2,096
Dollar General II	Indiana	Discount Retail	1	9,002	October 2012	—	1,223	1,182	41	—	1,223
Dollar General III	Texas	Discount Retail	1	9,014	December 2012	—	1,102	1,071	31	—	1,102
Multi-Tenant mortgages						1,530	(1,530)
			8	166,264		$16,155	$11,939	$27,708	$386	$—	$28,094

American Realty Capital – Retail Centers of America Inc.:
Liberty Crossing	Texas	Power Center	1	105,970	June 2012	$16,200	$5,768	$21,798	$170	$—	$21,968
San Pedro Crossing	Texas	Power Center	1	201,965	December 2012	31,065	2,135	32,926	274	—	33,200
			2	307,935		$47,265	$7,903	$54,724	$444	$—	$55,168

American Realty Capital Trust IV, Inc.:
Dollar General	Texas	Discount Retail	1	9,026	September 2012	$—	$1,180	$1,136	$44	$—	$1,180
FedEx-4 Pack	Various	Freight	3	73,828	October & December 2012	—	9,086	8,976	110	—	9,086
CVS	Pennsylvania	Pharmacy	1	10,125	October 2012	—	3,192	3,156	36	—	3,192
Dollar General II	Texas	Discount Retail	3	27,226	November 2012	—	3,489	3,357	132	—	3,489
Mattress Firm I	North Carolina	Specialty Retail	1	4,500	December 2012	—	2,729	2,694	35	—	2,729
Citizens Bank	Various	Retail Banking	29	140,502	December 2012	—	46,131	45,252	879	—	46,131
Family Dollar I	Mississippi	Discount Retail	2	16,000	December 2012	—	1,605	1,553	52	—	1,605
Dollar General III	Mississippi	Discount Retail	1	9,100	December 2012	—	1,086	1,057	29	—	1,086
Dollar General IV	Various	Discount Retail	5	48,536	December 2012	—	6,353	6,215	138	—	6,353
Family Dollar II	Texas	Discount Retail	1	8,000	December 2012	—	1,050	1,023	27	—	1,050
Family Dollar III	Illinois	Discount Retail	1	8,320	December 2012	—	770	744	26	—	770
Mattress Firm II	Utah	Specialty Retail	1	5,057	December 2012	—	2,415	2,382	33	—	2,415
			49	360,220		$—	$79,086	$77,546	$1,540	$—	$79,086

American Realty Capital Global Trust, Inc.:
McDonalds	UK	Restaurant	1	9,094	October 2012	$1,219	$1,575	$2,592	$202	$—	$2,794
			1	9,094		$1,219	$1,575	$2,592	$202	$—	$2,794

(1)	Includes mortgage financing obtained subsequent to purchase.
(2)	Financed by multi-tenant mortgages.
(3)	Excludes $12.0 million investment made in joint venture with American Realty Capital New York Recovery REIT, Inc. for the purchase of real estate.
(4)	Includes $8.9 million of short-term financing.

II-24

TABLE VI

ACQUISITIONS OF PROPERTIES BY NON-PUBLIC PROGRAMS

(UNAUDITED)

The table below presents information concerning the acquisition of properties from non-public programs from their inception to December 31, 2012, sponsored by AR Capital, LLC and its predecessor entities and affiliates.

(dollars in thousands)

Name	Location	Type of Property	Number of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase		Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost

ARC Income Properties, LLC – Citizens Bank	Various	Bank Branches	62	303,130	July to August 2009	$82,622		$18,995	$96,883	$2,802	$1,932	$101,617
ARC Income Properties II, LLC – PNC Bank	New Jersey, Ohio, Pennsylvania	Bank Branches	50	275,436	November 2008	33,399		11,414	42,709	—	2,104	$44,813
ARC Income Properties III, LLC – Home Depot	South Carolina	Distribution facility	1	465,600	November 2009	14,934	(2)	11,011	25,925	20	—	$25,945
ARC Income Properties IV, LLC – Tractor Supply Stores	Louisiana, Texas	Retail	6	129,452	December 2010	16,460	(3)	4,780	21,240	—	—	$21,240
ARC Growth Fund, LLC – Wachovia Bank(1)	Various	Bank Branches	52	229,544	July to December 2008	19,876		43,717	61,124	—	2,469	$63,593
			171	1,403,162		$167,291		$89,917	$247,881	$2,822	$6,505	$257,208

(1)	ARC Growth Fund, LLC mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination.
(2)	Includes short-term financing from sponsor and affiliates of $0.4 million.
(3)	Includes short-term financing from sponsor and affiliates of $0.7 million.

II-25

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, State of Ohio, on July 16, 2013.

Phillips Edison - ARC Shopping Center REIT Inc.

By:	/s/ John B. Bessey
John B. Bessey
Co-President and Chief Investment Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Co-Chairman of the Board	July 16, 2013
Michael C. Phillips

*	Co-Chairman of the Board and	July 16, 2013
Jeffrey S. Edison	Chief Executive Officer
(Principal Executive Officer)

/s/ John B. Bessey	Co-President and Chief Investment Officer	July 16, 2013
John B. Bessey

*	Co-President and Chief Operating Officer	July 16, 2013
R. Mark Addy

/s/ Devin I. Murphy	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 16, 2013
Devin I. Murphy

*	Director	July 16, 2013
William M. Kahane

*	Director	July 16, 2013
Leslie T. Chao

*	Director	July 16, 2013
Ethan Hershman

	Name	Title	Date

	*	Director	July 16, 2013
Ronald K. Kirk

	*	Director	July 16, 2013
Paul Massey

*By:	/s/ John B. Bessey		July 16, 2013
John B. Bessey
Attorney-in-fact

The undersigned, the Chief Financial Officer, Secretary and Treasurer of Phillips Edison – ARC Shopping Center REIT Inc., hereby constitutes and appoints Michael C. Phillips, Jeffrey S. Edison, John Bessey and R. Mark Addy, and each of them singly, as his true and lawful attorneys with full power to them, and each of them singly, to sign for him and in his name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in his name and in his capacity as an officer to enable Phillips Edison – ARC Shopping Center REIT Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming his signature as it may be signed by his said attorneys, or any of them, to said registration statement and any and all amendments thereto.

/s/ Devin I. Murphy	Chief Financial Officer, Secretary and Treasurer	July 16, 2013
Devin I. Murphy